$325,000,000

CREDIT AND GUARANTEE AGREEMENT

among

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
as Holdings,

IEA INTERMEDIATE HOLDCO, LLC,
as Intermediate Holdings,

IEA ENERGY SERVICES LLC,
as the Borrower,
The Subsidiary Guarantors from Time to Time Parties Hereto, The Several Lenders from Time to Time Parties Hereto, JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent,

KEYBANK NATIONAL ASSOCIATION,
as Revolving Agent,

Dated as of September 25, 2018

JEFFERIES FINANCE LLC and KEYBANC CAPITAL MARKETS INC.,
as Term Lead Arrangers

KEYBANK NATIONAL ASSOCIATION and FIFTH THIRD BANK,
as Revolving Lead Arrangers

CREDIT AND GUARANTEE AGREEMENT, dated as of September 25, 2018, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party hereto, Jefferies Finance LLC (“Jefferies”), as the Administrative Agent, KeyBank National Association (“KeyBank”), as the Revolving Agent, Jefferies, as the Collateral Agent and each of the Lenders from time to time party hereto.
W I T N E S S E T H:
WHEREAS, on the Closing Date, pursuant to that certain Purchase and Sale Agreement, dated as of August 9, 2018 (as in effect on and delivered to the Administrative Agent as of such date and, subject to Section 6.01(d), with such amendments, restatements, supplements, consents, waivers and other modifications thereof, together with the exhibits and disclosure schedules thereto, the “Closing Date Acquisition Agreement”), by and among the Borrower, as buyer, Consolidated Construction Solutions I LLC, a Delaware limited liability company, as the company (the “Target”) and Consolidated Construction Investment Holdings LLC, a Delaware limited liability company, as the seller, the Borrower will purchase 100% of the issued and outstanding limited liability company membership interests in the Target (together with its Subsidiaries, the “Acquired Business”) (the “Closing Date Acquisition”);
WHEREAS, the Borrower has requested the Term Lenders to extend credit in the form of Initial Term Loans on the Closing Date in an aggregate principal amount equal to $200,000,000 to fund the Closing Date Acquisition;
WHEREAS, the Borrower has requested the Term Lenders to extend credit in the form of Delayed Draw Term Loan Commitments in an aggregate principal amount equal to $75,000,000; and
WHEREAS, the Borrower has requested the Revolving Lenders to provide an Initial Revolving Commitment of $50,000,000.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree to as follows:
ARTICLE I
DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“Acceptable Auditor” shall have the meaning set forth in Section 7.01(a).
“Acceptable Price” shall have the meaning set forth in the definition of “Dutch Auction.”
“Acquisition” shall mean any consensual transaction or series of related transactions, whether, by purchase, merger, consolidation, contribution or otherwise, for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business, product line, unit or division of any person, (b) acquisition of in excess of 50% of the Capital Stock of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, in each case, including as a result of any Investment in any Subsidiary that serves to increase the equity ownership of the Borrower or any Restricted Subsidiary therein.

“Additional Incremental Lender” shall have the meaning set forth in Section 2.15(c); provided that if such Additional Incremental Lender is an Affiliated Lender, such Additional Incremental Lender must comply with the limitations and restrictions set forth in Section 12.04(a)(iv).
“Additional Refinancing Lender” shall have the meaning set forth in Section 2.17; provided that if such Additional Refinancing Lender is an Affiliated Lender, such Additional Refinancing Lender must comply with the limitations and restrictions set forth in Section 12.04(a)(iv).
“Additional Real Property” shall have the meaning set forth in Section 7.08(b).
“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests, if any, and Mortgages in such assets and Real Property of Holdings and such other Loan Party required to be pledged pursuant to the Loan Documents as are not covered by the original Security Documents.
“Adjusted Net Worth” shall have the meaning set forth in Section 9.09.
“Administrative Agent” shall mean Jefferies, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.
“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided that for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” shall have the meaning set forth in Section 8.08.
“Affiliated Investment Fund” shall mean an Affiliate of Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P. (other than Holdings, the Borrower or any of their respective Subsidiaries) that is a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business.
“Affiliated Lender” shall mean, at any time, any Lender (not a natural person) that is the Sponsor or an Affiliate thereof (including Affiliated Investment Funds) other than Holdings, the Borrower or any of their respective Subsidiaries.
“Agent” shall mean the Administrative Agent and Collateral Agent.
“Aggregate Deficit Amount” shall have the meaning set forth in Section 9.09.
“Aggregate Excess Amount” shall have the meaning set forth in Section 9.09.
“Agreement” shall mean this Credit and Guarantee Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time in accordance with the terms hereof.

“Alternative Interest Rate Election Event” shall have the meaning set forth in Section 2.11(f).
“Anti-Bribery Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act and all other similar laws applicable to Holdings or its subsidiaries.
“Anti-Terrorism Law” shall have the meaning set forth in Section 7.16(a).
“Applicable Discount Price” shall have the meaning set forth in the definition of “Dutch Auction.”
“Applicable Margin” shall mean, at any date:
(a)with respect to Initial Term Loans and Delayed Draw Term Loans, initially, a percentage per annum equal to (i) for LIBOR Loans, 5.25% and (ii) for Base Rate Loans, 4.25%; and
(b)with respect to Revolving Loans or Swing Line Loans, initially, a percentage per annum equal to (i) for LIBOR Loans, 4.25% and (ii) for Base Rate Loans, 3.25%;
provided that from and after the first Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 7.02(b) calculating the First Lien Net Leverage Ratio in respect of the first Measurement Period ended after the Closing Date, the “Applicable Margin” for Initial Term Loans, Revolving Loans and Swing Line Loans shall be the applicable margin set forth below under the caption “LIBOR Margin” or “Base Rate Margin”, respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Measurement Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Level	First Lien Net Leverage Ratio		Initial Term Loans and Delayed Draw Term Loans		Revolving Loans and Swing Line Loans
	(if the Specified Acquisition has not been consummated)	(if the Specified Acquisition has been consummated)	LIBOR Margin	Base Rate Margin	LIBOR Margin	Base Rate Margin
I	Greater than 1.81:1.00	Greater than 2.08:1.00	5.25%	4.25%	4.25%	3.25%
II	Equal to or below 1.81:1.00	Equal to or below 2.08:1.00	5.00%	4.00%	4.00%	3.00%

No change in the Applicable Margin for the Loans shall be effective until one (1) Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 7.02(b) calculating the First Lien Net Leverage Ratio as of the last day of the applicable Measurement Period. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 7.02(b) or at any time a Significant Event of Default has occurred and is continuing, the Applicable Margin shall be set at Pricing Level I. Within one (1) Business Day of receipt of the applicable information under Section 7.02(b), the Administrative Agent shall give each Lender electronic or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 7.02(b) is determined to be inaccurate and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 7.02(b) for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such corrected financial statements and certificates and (z) the Borrower shall promptly (and in any event within ten (10) Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. The Applicable Margin with respect to any Class created after the Closing Date shall be as agreed with the respective Lenders (and notified to the Administrative Agent) at the time of the establishment thereof.
“Applicable Other Indebtedness” shall have the meaning set forth in Section 4.02(g).
“Applicable Prepayment Percentage” shall mean with respect to a Repricing Transaction occurring on or prior to the date that is six months after the Closing Date, 1.00%, and thereafter, 0%.
“Approved Fund” shall have the meaning set forth in Section 12.04.
“Asset Sale” shall mean any Disposition by Holdings or any of its Restricted Subsidiaries of property pursuant to Section 8.04(r), (u), (v), or (ee); provided that (subject to the next proviso) there shall be excluded as an Asset Sale any Disposition otherwise described above that yields aggregate consideration to Holdings and its Subsidiaries (valued at the initial principal amount thereof in the case of non‑cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non‑cash proceeds) equal to or less than $2,500,000 with respect to any such single Disposition or series of related Dispositions (if such Disposition is part of a series of related Dispositions).
“Asset Sale Sweep Percentage” shall have the meaning set forth in Section 4.02(c).
“Assignee” shall have the meaning set forth in Section 12.04(a)(i).
“Assignment and Assumption” shall mean an assignment and assumption agreement, substantially in the form of Exhibit A or other form reasonably acceptable to the Administrative Agent or, in the case of the Revolving Facility, the Revolving Agent and the Administrative Agent.
“Attributable Debt” shall mean, in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Loan Party that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Auction Manager” shall mean any financial institution or advisor agreed by the Borrower and Administrative Agent (whether or not an affiliate of Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 12.04(a)(iii) or 12.04(a)(iv).
“Auction Purchase” shall mean a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 12.04(a)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 12.04(a)(iv).
“Authorized Officer” shall mean the chief executive officer, president, chief financial officer, any vice president, controller, treasurer or assistant treasurer, secretary or assistant secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Authorized Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Auto-Extension Letter of Credit” shall have the meaning set forth in Section 2.01(f)(iii)(B).
“Available Amount” shall mean, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication):
(a)    the greater of (i) $25,000,000 and (ii) 20% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period, plus
(b)    50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first Fiscal Quarter in which the Closing Date occurs to the end of the most recently completed Measurement Period (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit), plus
(c)    (i) the cumulative amount of cash and Cash Equivalent proceeds (net of reasonable transaction costs associated with any of the events described in clauses (A) or (B) below) from (A) the issuance of Qualified Capital Stock of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options), and (B) contributions to the equity capital of Holdings after the Closing Date and on or prior to such time, (ii) the fair market value (as reasonably determined in good faith by Holdings) of marketable securities or other property contributed to the Qualified Capital Stock of Holdings or any Parent Company from and after the Closing Date from any Person other than a Restricted Subsidiary and (iii) the fair market value (as reasonably determined in good faith by Holdings) of the Qualified Capital Stock of Holdings or any Parent Company issued upon conversion of Indebtedness Incurred or Disqualified Capital Stock issued after the Closing Date of Holdings or any of its Restricted Subsidiaries owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party; provided, that in each case the proceeds of such transaction have been contributed as, or issued in exchange for, common equity to the capital of the Borrower; provided, further such amount shall not include (I) any such contribution by Holdings or any of its Subsidiaries, (II) Specified Equity Contributions, (III) issuances of Capital Stock applied pursuant to Section 8.05(d) or (IV) any amounts designated as Contribution Amounts and Not Otherwise Applied, plus
(d)    100% of the aggregate amount received by the Borrower and/or its Restricted Subsidiaries in cash and Cash Equivalents (after taking into account the payment of fees, costs or other transactions expenses relating thereto) from:
(i)        the sale (other than to Holdings or any such Restricted Subsidiary) of any Capital Stock of an Unrestricted Subsidiary, or
(ii)        any dividend or other distribution by an Unrestricted Subsidiary, or
(iii)        any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary, plus
(e)    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value (as determined in good faith by the board of directors of the Borrower) of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re designation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments (i) correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 7.11, (ii) were originally made using the Available Amount pursuant to Section 8.06(q) and (iii) do not exceed the amount of such original Investment, plus

(f)    the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries after the Closing Date and on or prior to such time from the Disposition of any Investments made pursuant to Section 8.06(q), up to a maximum amount of such original Investment, plus
(g)    the Net Cash Proceeds from returns, profits, distributions and similar amounts on Investments made pursuant to Section 8.06(q) actually received by the Borrower and its Restricted Subsidiaries in cash or Cash Equivalents after the Closing Date and on or prior to such time, up to a maximum amount of such original Investment, plus
(h)    the aggregate amount of Remaining Declined Proceeds Not Otherwise Applied on or prior to such time, plus
(i)    without duplication of clause (h), the aggregate amount of Net Cash Proceeds of any Asset Sale by Holdings or any of its Restricted Subsidiaries that is not required to be prepaid and is not otherwise reinvested in accordance with Section 4.02(c), minus
(i)    any amount of the Available Amount used to make Investments pursuant to Section 8.06(q) after the Closing Date and prior to such time, minus
(j)    any amount of the Available Amount used to make Restricted Payments pursuant to Section 8.05(b) after the Closing Date and prior to such time, minus
(k)    the aggregate amount of Restricted Payments made pursuant to Section 8.05(k) after the Closing Date and prior to such time (without duplication of the reduction of the Available Amount pursuant to Section 8.05(l)), minus
(l)    any amount of the Available Amount used to make payments or redemptions pursuant to Section 8.07(d) after the Closing Date and prior to such time, minus
(m)     any amount of the Available Amount used to make Investments in a Subsidiary following the re-designation of such Subsidiary from an Unrestricted Subsidiary into a Restricted Subsidiary or the merger, consolidation or amalgamation of such Unrestricted Subsidiary with or into, or transfers or conveyance of assets by such Unrestricted Subsidiary to, or the liquidation of such Unrestricted Subsidiary into, the Borrower or a Restricted Subsidiary in accordance with clause (e) above, if such Restricted Subsidiary is subsequently re designated as an Unrestricted Subsidiary (including the merger, consolidation or amalgamation thereof).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.
“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time; provided, that to the extent the Base Rate would be less than zero, the Base Rate shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Lending Rate or the Federal Funds Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate or the Federal Funds Rate, respectively.
“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Bona Fide Lending Affiliate” shall mean, with respect to any competitor of the Borrower or its Subsidiaries or any other Person identified in name pursuant to the definition of “Disqualified Lender”, a debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person that is separately identified pursuant to clause (a) (to the extent identified prior to the Closing Date) or clause (b) of the definition of “Disqualified Lender”) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such competitor or other Person, as applicable, but only to the extent that no personnel involved with the investment in such competitor or other Person, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions for such entity or (y) has access to any information (other than information that is publicly available) relating to Holdings or the Borrower or any entity that forms a part of Holdings’ or the Borrower’s business (including Subsidiaries thereof).
“Borrower” shall have the meaning set forth in the preamble hereto.
“Borrowing” shall mean the borrowing of (i) one Loan of the same Class and Type, made or continued on the same date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans, the same Interest Period or (ii) a Swing Line Loan; provided that Base Rate Loans incurred pursuant to Section 2.11(b) shall be considered part of the related Borrowing of LIBOR Loans.
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in the state of New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.
“Cancellation” or “Cancelled” shall mean the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Loans (including any Open Market Purchase), which cancellation shall be consummated as described in Section 12.04(a)(iii)(D), the definition of “Dutch Auction” and the definition of “Eligible Assignee.”
“Capital Lease Obligations” shall mean, with respect to any Person for any period, all rental obligations of such Person which, under GAAP as calculated in accordance with Section 12.07, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such capital stock).
“Cash Collateralized” shall have the meaning assigned to such term in the definition of “Letter of Credit Expiration Date”, and the terms “Cash Collateral,” “Cash Collateralize” and “Cash Collateralizing” shall have the meanings correlative thereto.
“Cash Equivalents” shall mean, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or any agency or instrumentality thereof or (b) issued by any agency of the United States in each case maturing within thirteen months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirteen months after such date and having, at the time of the acquisition thereof, a rating of at least A‑2 from S&P or at least P‑2 from Moody’s; (iii) (a) commercial paper maturing no more than thirteen months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A‑2 from S&P or at least P‑2 from Moody’s and (b) other corporate obligations maturing no more than thirteen months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least AA from S&P or at least Aa2 from Moody’s; (iv) variable rate demand notes and auction rate securities maturing no more than thirteen months from the date of creation thereof; (v) certificates of deposit or bankers’ acceptances maturing within thirteen months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s and (vii) solely with respect to any Foreign Subsidiary, substantially similar investments to those outlined in clauses of (i) through (vi) above, of reasonably comparable credit quality (taking into account the jurisdiction where such Foreign Subsidiary conducts business) in any jurisdiction in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).
“Cash Management Agreement” shall mean any agreement for the provision of Cash Management Services.
“Cash Management Obligations” shall mean any and all obligations, including guarantees thereof, of any Loan Party to a bank or other financial institution providing Cash Management Services.
“Cash Management Services” shall mean (i) cash management services, including disbursement services, treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit or debit card and merchant card services, in each case, provided to any Loan Party by the Administrative Agent, a Lender or any of their respective Affiliates.
“Certificated Securities” shall have the meaning set forth in Section 5.19(a).

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or official interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.
“Change of Control” shall mean, at any time (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Permitted Holders, beneficially own, directly or indirectly, Capital Stock of Holdings representing more than 35% of the aggregate ordinary voting power of Holding’s Capital Stock and the percentage of the aggregate ordinary voting power represented by such Capital Stock beneficially owned, directly or indirectly, by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then beneficially owned by the Permitted Holders or (b) at any time, and for any reason, Holdings shall fail to own, directly or indirectly, 100% of the Capital Stock of the Borrower.
For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Securities Exchange Act of 1934, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934 (excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) and (ii) the phrase “person” or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans, Revolving Loans, Swing Line Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans, Other Revolving Loans, Extended Term Loans or Extended Revolving Loans; when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Revolving Commitment, Commitment with respect to any Incremental Term Facility, Extended Revolving Commitments, Other Term Commitment or Other Revolving Commitment; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans, Extended Term Loans and Other Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes. Incremental Revolving Loans, Extended Revolving Loans and Other Revolving Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes. For the avoidance of doubt, (x) after a Delayed Draw Funding Date, the Initial Term Loans and the Delayed Draw Term Loans that have been funded hereunder shall be treated as a single Class under this Agreement for all purposes and (y) the Initial Term Loan Commitment and Delayed Draw Term Loan Commitment shall be treated as a single Class for all purposes under this Agreement.
“Closing Date” shall have the meaning set forth in Section 12.10.
“Closing Date Acquisition” shall have the meaning set forth in the recitals hereto.
“Closing Date Acquisition Agreement” shall have the meaning set forth in the recitals hereto.
“Closing Date Refinancing” shall mean the refinancing, repayment or redemption, as applicable, in full of (i) that certain Credit Agreement, dated as of March 26, 2018, by and among Wind Merger Sub I, Inc., IEA Energy Services LLC, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time) and (ii) each of (y) that certain Loan and Security Agreement, dated as of January 27, 2015, by and among the parties thereto as borrowers, the financial institutions party thereto as lenders and SJC DLF II-E, LLC as agent and (z) that certain Loan and Security Agreement, dated as of January 27, 2015, by and among the Target as initial borrower, the financial institutions party thereto as lenders and LBC Credit Partners II, L.P. as agent (as amended, restated, supplemented or otherwise modified from time to time), the termination or release of all commitments and guarantees in respect thereof and the termination of any and all liens on the assets of the Loan Parties securing the foregoing obligations, in each case, on or prior to the Closing Date.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“Collateral” shall mean all property and assets (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document; provided that the Collateral shall not include any Excluded Assets.
“Collateral Agent” shall mean Jefferies, in its capacity as collateral agent for the Secured Parties under the Loan Documents, together with its permitted successors and assigns.
“Commercial Letter of Credit” shall mean any documentary letter of credit or similar instrument.
“Commitment” shall mean, for each Lender, the sum of its Revolving Commitment and/or Term Loan Commitment and, if applicable, any commitment with respect to an Incremental Term Facility, Other Term Commitment, any commitment with respect to an Incremental Revolving Facility, Other Revolving Commitment or any other commitments created pursuant to an Extension or any combination thereof.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).
“Compliance Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.
“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).
“Consolidated Capital Expenditures” shall mean, as of any date for the applicable period then ended, all capital expenditures of Holdings and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.
“Consolidated Current Assets” shall mean, at any date, all amounts (other than (a) cash and Cash Equivalents, (b) any tax assets, (c) any deferred tax assets, (d) deferred bank fees, (e) derivative financial instruments and (f) the effects of any purchase accounting adjustments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding, without duplication, (a) the current portion of any Funded Debt of Holdings and its Restricted Subsidiaries, (b) all Indebtedness consisting of the Loans and other long term liabilities permitted to be Incurred pursuant to this Agreement and accrued interest thereon to the extent otherwise included therein, (c) the current portion of interest, (d) accruals for current or deferred taxes based on income or profits, (e) accruals of any costs or expenses relating to restructuring reserves, (f) derivative financial instruments, (g) current liabilities consisting of deferred revenue and (h) the effects of any purchase accounting adjustments.
“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated depreciation from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).
“Consolidated EBITDA” shall mean, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus
(a)    the following (without duplication) to the extent deducted and not added back or excluded in calculating Consolidated Net Income (other than with respect to clause (a)(xv) and (a)(xx) below) for the most recently completed Measurement Period:
(i)    Consolidated Interest Expense;
(ii)    the provision for federal, state, local and foreign income Taxes, taxes on profit or capital, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (and, without duplication, any dividends or other distributions made pursuant to Section 8.05(g)(ii) to the extent the amount so distributed correlates (on a dollar-for-dollar basis) with amounts that reduced Consolidated Net Income during such period);
(iii)    Consolidated Amortization Expense;
(iv)    Consolidated Depreciation Expense;
(v)    all non‑cash charges, expenses, items and losses, including, without limitation (A) non‑cash items for any management equity plan, supplemental executive retirement plan or stock option plan, warrants or other type of compensatory plan for the benefit of officers, directors or employees, (B) non‑cash restructuring charges or non‑cash reserves in connection with the Closing Date Acquisition or in connection with any Permitted Acquisition or similar Investment under Section 8.06 consummated after the Closing Date, (C) all non‑cash losses (minus any non‑cash gains) from Dispositions (but for clarity excluding write‑offs or write‑downs of inventory), (D) any non‑cash purchase or recapitalization accounting adjustments, (E) non‑cash losses (minus any non‑cash gains) with respect to Swap Agreements, (F) non‑cash charges attributable to any post‑employment benefits offered to former employees, (G) non‑cash asset impairments (but for clarity excluding impairments of inventory) and (H) the non‑cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Closing Date Acquisition or any Permitted Acquisitions or similar Investments permitted under Section 8.06;
(vi)    other accruals, payments, costs, fees and expenses (including rationalization, legal, third party consulting, tax, structuring, transition and other costs, fees and expenses) incurred in connection with (i)

Acquisitions prior to the Closing Date (including, but not limited to charges and losses on account of purchase price adjustments and earn-out payments), (ii) the Transactions, or (iii) Permitted Acquisitions (including, but not limited to, charges and losses on account of purchase price adjustments and earn-out payments), Investments, Dispositions, consolidations, recapitalizations, restructurings, equity issuances and financings (including any amendments, waivers, other modifications, repayments or any incurrence thereof) after the Closing Date, whether or not consummated;
(vii)    indemnification amounts and reasonable out‑of‑pocket expenses paid in cash or accrued (plus any indemnification amounts and reasonable out‑of‑pocket expenses accrued in any prior period but not added back in any such prior period) and all other fees, costs, compensation and other expenses of the board of directors of the Loan Parties (or any direct or indirect parent company thereof);
(viii)    compensation expenses resulting from (i) the repurchase of equity interests of Holdings from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) to the extent such expenses are non-cash, any management equity plan or stock option plan, warrants or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (iii) payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments,
(ix)    cash proceeds of business interruption insurance to the extent such proceeds are received by Holdings or any Restricted Subsidiary during such period or Holdings or any Restricted Subsidiary reasonably expects such proceeds will be received by Holdings or any Restricted Subsidiary in a subsequent period; provided that amounts included in Consolidated EBITDA that were reasonably expected to be received and not yet received shall not also be included in Consolidated EBITDA when and to the extent they are actually received,
(x)    charges, losses or expenses to the extent indemnified, insured or reimbursed by a third-party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period (or reasonably expected to be so paid or reimbursed in a subsequent period);
(xi)    (i) extraordinary, unusual or non‑recurring charges, expenses or losses and (ii) restructuring costs, integration costs, business optimization expenses or costs (including charges related to the implementation of cost-savings initiatives, operating expense reductions and other similar initiatives), reserve, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, contract termination costs, severance costs, transaction fees and expenses, including, without limitation, any one time expense relating to the implementation of operational and reporting systems and technology initiatives, enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company; provided, that the aggregate amount pursuant to this clause (xi)(ii), together with amounts in clause (xv) below, shall not, in any consecutive four Fiscal Quarter period exceed 25% of Consolidated EBITDA (determined after giving effect to the adjustments in this clause (xi)(ii) and clause (xv) below for such period);
(xii)    (A) any net gain or loss from disposed or discontinued operations (and any costs and expenses related to such disposal or discontinuation) and (B) gains, losses, charges and expenses attributable to asset Dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business;
(xiii)    fees, costs and expenses associated with litigation and any settlements thereof;

(xiv)    (A) retention, contract termination, recruiting, relocation, severance, reduction in work force and signing bonuses and expenses and (B) one-time costs related to enhanced accounting functions associated with becoming a public company;
(xv)    the amount of cost savings, operating expense reductions, workforce reductions, other operating improvements and other initiatives and synergies or operational changes (net of the amount of actual amounts realized) that are (A) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty four (24) months after the date the Specified Transaction is initiated or a plan for realization thereof shall have been established, and (B) related to a Specified Transaction, in each case, which will be added to Consolidated EBITDA as so projected or determined until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period; provided, that the aggregate amount pursuant to this clause (xv), together with amounts in clause (xi)(ii) above, shall not, in any consecutive four Fiscal Quarter period exceed 25% of Consolidated EBITDA (determined after giving effect to the adjustments in this clause (xv) and clause (xi)(ii) above for such period);
(xvi)    gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any unrealized exchange, translation or performance losses relating to any foreign currency hedging transactions for such period;
(xvii)    unrealized losses with respect to obligations under Swap Agreements designed to provide protections against fluctuations in interest rates or embedded derivatives that require similar accounting treatment and any costs, expenses or fees in connection with the entry into or execution of Swap Agreements;
(xviii)     losses resulting from the early extinguishment of debt;
(xix)    (i) royalty expenses and (ii) bonuses to members of management of the Acquired Business, in each case, prior to the Closing Date;
(xx)    other adjustments (including projected cost savings, operating expense reductions, other operating improvements and initiatives and synergies) consistent with Article 11 of Regulation S-X promulgated under the Securities Exchange Act of 1934 and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), or as set forth or of the type set forth in each of the Sponsor Model or the quality of earnings report delivered to the Lead Arrangers prior to the Closing Date, and
(xxi) for any entity, division, operation or line of business commenced or started within the twelve (12) months prior to the last day of the Measurement Period, the amount by which expenses exceed revenues in an amount not to exceed $7,500,000 in the aggregate for such period, minus
(b)    the following (without duplication) to the extent included in calculating such Consolidated Net Income for the most recently completed Measurement Period, without duplication:
(i)    federal, state, local and foreign income tax credits;
(ii)    non‑cash items increasing Consolidated Net Income (in each case of or by Holdings and its Restricted Subsidiaries for such Measurement Period) (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item which reduced Consolidated EBITDA in any prior period) (other than the accrual of revenue in the ordinary course);

(iii)    any gain from extraordinary, unusual or non‑recurring items;
(iv)    any aggregate net gain from the sale of property (other than accounts and inventory (as defined in the applicable UCC)) out of the ordinary course of business by such Person;
(v)    any other non‑cash gain;
(vi)    any gains due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any exchange, translation or performance gains relating to any foreign currency hedging transactions for such period; and
(vii)    any addition to Consolidated EBITDA from the immediately preceding four Fiscal Quarter period in respect of expenses that were expected to be reimbursed pursuant to a written contract or insurance policy that were not so reimbursed within 365 days of such period or which contract or pursuant to an insurance policy has been disclaimed by the unaffiliated third party that is a party thereto.
Notwithstanding the foregoing or anything herein to the contrary, it is understood and agreed that, for all purposes hereunder and under any other Loan Document, Consolidated EBITDA for the Fiscal Quarter ended (i) September 30, 2017 shall be deemed to be $37,964,000 (or, if the Specified Acquisition has been consummated, $45,396,000), (ii) December 31, 2017 shall be deemed to be $24,241,000 (or, if the Specified Acquisition has been consummated, $30,887,000), (iii) March 31, 2018 shall be deemed to be $6,944,000 (or, if the Specified Acquisition has been consummated, $8,670,000), and (iv) June 30, 2018 shall be deemed to be $30,179,000 (or, if the Specified Acquisition has been consummated, Consolidated EBITDA shall be deemed to be $36,247,000, reflecting the sum of (a) Consolidated EBITDA for the Fiscal Quarter ended June 30, 2018 for Holdings and its Subsidiaries prior to the consummation of the Specified Acquisition and (b) Consolidated EBITDA for the months ended April 30, 2018 and May 31, 2018 for the target which is the subject of the Specified Acquisition); provided that Consolidated EBITDA may be further adjusted with respect to the foregoing periods in accordance with the definition of Pro Forma Basis or to give effect to any addbacks pursuant to clause (a)(xiv) above.

“Consolidated Interest Expense” shall mean, without duplication, for any Measurement Period, the result of (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Indebtedness for borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements (but excluding any unrealized costs and losses) and (ii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, minus (b) the sum of (i) consolidated net gains of such Person and its Subsidiaries under Swap Agreements (but excluding any unrealized gains) and (ii) consolidated interest income, in each case of or by Holdings and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” shall mean, as of any date of determination, with respect to Holdings and its Subsidiaries, for any Measurement Period, the net income (or loss) of Holdings and its Subsidiaries for such Measurement Period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) except as otherwise provided in the Loan Documents with respect to calculations to be made on a pro forma basis, the net income (or loss) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries, (b) the net income (or loss) of any Person that is an

Unrestricted Subsidiary or in which such Person has a minority ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions, (c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income and (d) the income (or loss) attributable to the early extinguishment of Indebtedness.
“Consolidated Total Assets” shall mean, as of any date of determination, the total property and assets in each case of Holdings and its Restricted Subsidiaries as at the end of the most recently ended Fiscal Quarter of Holdings for which financial statements have been made available (or were required to be made available) pursuant to Section 6.01(e), Section 7.01(a) or Section 7.01(b), determined on a consolidated basis in conformity with GAAP.
“Consolidated Total Debt” shall mean, at any date, an amount equal to the aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness)) of all Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding (i) any liabilities referred to in clause (g) of the definition of “Indebtedness”, (ii) the undrawn portion of any letters of credit, bankers’ acceptances, surety bonds or similar arrangements, and (iii) any Guarantee Obligations in respect of any such liabilities described in the preceding clauses (i) and (ii).
“Consolidated Working Capital” shall mean, at any date, Consolidated Current Assets on such date less Consolidated Current Liabilities on such date.
“Consolidated Working Capital Adjustment” shall mean, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period. For purposes of calculating Consolidated Working Capital for any period in which a Permitted Acquisition or similar Investment permitted hereunder occurs, the “consolidated current assets” and “consolidated current liabilities” of any Person acquired in such Permitted Acquisition or such similar Investment (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) as of the date such Permitted Acquisition or such similar Investment is consummated shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition or such similar Investment.
“Contractual Obligation” shall mean, with respect to any Person, any provision of any agreement, instrument or other undertaking (other than a Loan Document, document evidence Permitted Incremental Equivalent Debt or any document evidencing any Permitted Refinancing thereof) to which such Person is a party or by which it or any of its property is bound.
“Contribution Amounts” shall mean the Net Cash Proceeds of cash contributions Not Otherwise Applied (other than (x) Specified Equity Contributions and (y) from the issuance of Disqualified Capital Stock or contributions by Holdings or any Restricted Subsidiary) made to the capital of Holdings (which Net Cash Proceeds are in turn contributed to the Borrower in the form of common equity) after the Closing Date (whether through the issuance or sale of Qualified Capital Stock or otherwise).
“Contribution Indebtedness” shall mean Indebtedness of any Loan Party so long as the aggregate principal amount of all such Indebtedness Incurred by such Loan Party shall not exceed the aggregate Contribution Amount at the time of such Incurrence; provided that such Contribution Indebtedness (i) is not guaranteed by any Person other than the Borrower and the Subsidiary Guarantors, (ii) is Incurred within 180 days after the making of the related Contribution Amount and (iii) is so designated as Contribution

Indebtedness pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent on the date of Incurrence thereof.
“Contribution Percentage” shall have the meaning set forth in Section 9.09.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any person Controlling such person) primarily for making equity or debt investments, directly or indirectly, in Holdings or other portfolio companies of such Person.
“Credit Agreement Refinancing Indebtedness” shall mean Other Term Loans or Other Revolving Commitments (including the corresponding Other Revolving Loans incurred pursuant to such Other Revolving Commitments) obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, any or all Classes of then existing Term Loans, Revolving Loans or Revolving Commitments (in each case (including any successive Credit Agreement Refinancing Indebtedness) (the “Refinanced Debt”); provided that (x) such Credit Agreement Refinancing Indebtedness (including, if such Credit Agreement Refinancing Indebtedness includes any Other Revolving Commitments, such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (including, in the case of Refinanced Debt consisting, in whole or in part, of Revolving Commitments or Other Revolving Commitments, the amount thereof) plus any Term Loans and/or Revolving Commitments plus other Indebtedness that could otherwise be incurred under Section 2.15 (subject to the conditions to such incurrence set forth in Section 2.15) or Section 8.01(d) (subject to the conditions to such incurrence set forth in Section 8.01(d)) or as Permitted Incremental Equivalent Debt (subject to the conditions to the incurrence of Permitted Incremental Equivalent Debt), plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Credit Agreement Refinancing Indebtedness, (y) such Credit Agreement Refinancing Indebtedness does not mature prior to the maturity date of and, except in the case of Other Revolving Commitments, has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity at such time of the corresponding Class of Credit Agreement Refinancing Indebtedness (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Refinanced Debt), and (z) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued and unpaid interest, fees then due and premiums (if any) in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness. For the avoidance of doubt, (x) Credit Agreement Refinancing Indebtedness shall be subject to the requirements set forth in Section 2.17, and (y) to the extent that such Credit Agreement Refinancing Indebtedness consists, in whole or in part, of (i) Revolving Commitments or Other Revolving Commitments, such Revolving Commitments or Other Revolving Commitments or (ii) Revolving Loans, Other Revolving Loans or Swing Line Loans, the corresponding Revolving Commitments or Other Revolving Commitments, in each case, shall be terminated, and all accrued fees in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness.
“Credit Extension” shall have the meaning set forth in Section 6.02.
“Cure Period” shall have the meaning set forth in Section 10.04(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” shall have the meaning set forth in Section 4.02(h).
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies Administrative Agent, the Revolving Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Revolving Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Issuing Bank, the Swing Line Lender, the Revolving Agent or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Revolving Agent, the Issuing Bank or the Borrower, to confirm in writing to Administrative Agent, the Revolving Agent, the Issuing Bank or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Revolving Agent, the Issuing Bank and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Undisclosed Administration, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Revolving Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent or the Revolving Agent, as applicable, in a written notice of such determination, which shall be delivered by the Administrative Agent or Revolving Agent, as applicable, to the Borrower, the Issuing Bank, the Swing Line Lender and each other Lender promptly following such determination.
“Delayed Draw Funding Date” shall mean the date on which Delayed Draw Term Loans are made and the conditions set forth in Section 6.03 are satisfied on such date.

“Delayed Draw Term Loan” shall mean the Loans made by the Lenders with Delayed Draw Term Loan Commitments to the Borrower pursuant to Section 2.01(b).
“Delayed Draw Term Loan Commitment” shall mean, with respect to any Lender, its obligation to make Delayed Draw Term Loans to the Borrower on the Delayed Draw Funding Date pursuant to Section 2.01(b) in an aggregate amount set forth opposite such Lender’s name on Schedule I. The aggregate amount of the Delayed Draw Term Loan Commitments on the Closing Date is $75,000,000.00.
“Delayed Draw Term Note” shall have the meaning set forth in Section 2.06(a).
“Delayed Draw Termination Date” shall mean the earlier to occur of (a) the date on which the Delayed Draw Term Loan Commitments have been fully drawn and reduced to zero in accordance with Section 2.01(b) and (b) December 25, 2018.
“Delayed Draw Ticking Fee” shall have the meaning set forth in Section 3.01(c).
“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition made pursuant to Section 8.04(r) that is designated as “Designated Non‑Cash Consideration” on the date received pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent (with the amount of Designated Non‑Cash Consideration in respect of any Disposition being reduced for purposes of Section 8.04(r) to the extent the Borrower or any Restricted Subsidiary converts the same to cash or Cash Equivalents within 180 days following the consummation of the applicable Disposition).
“Disposition” shall mean, with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Restricted Subsidiaries), any sale, Sale Leaseback Transactions, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of Holdings’ Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, the terms Disposition, Dispose and Disposed of do not refer to the issuance, sale or transfer of Capital Stock by Holdings.
“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be exercisable only after the prior repayment in full of the Obligations), in each case, prior to the date that is ninety‑one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, prior to the date that is ninety‑one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, except as a result of a change in control or an asset sale or, in case of Capital Stock issued to an employee or director of Holdings or a Restricted Subsidiary, the death, disability, retirement, severance or termination of employment or service of such holder, in each case so long as any such right of the holder is exercisable only after the prior repayment in full of the Obligations, (c) requires the payment of any cash dividend or any other scheduled cash payment, in each case, prior to the date that is ninety‑one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety‑one days after the

Latest Maturity Date at the time of issuance of the respective Capital Stock; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Holdings or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock or portion thereof, plus accrued dividends.
“Disqualified Lender” shall mean (a) any financial institution or other Person identified by name in writing, prior to the date of the Fee Letter, by the Borrower to the Administrative Agent as not constituting an “Eligible Assignee” and any Subsidiary or Affiliate thereof reasonably identifiable on the basis of its name as a Subsidiary or Affiliate of a Disqualified Lender and (b) any competitor of the Borrower or its Subsidiaries identified by name in writing by the Borrower to the Administrative Agent from time to time and any Subsidiary or Affiliate thereof reasonably identifiable on the basis of its name as a Subsidiary or Affiliate of a Disqualified Lender (other than any Affiliates of a Disqualified Lender that are Bona Fide Lending Affiliates). The Borrower may from time to time update the list of Disqualified Lenders provided to the Administrative Agent prior to the date hereof to include competitors or Affiliates of competitors (in each case other than Affiliates that are Bona Fide Lending Affiliates); provided that such updates shall not apply retroactively to disqualify parties that have previously acquired an assignment or participation interest in the Loans and Commitments.
“Division/Series Transaction”: with respect to any Loan Party and/or any of its Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.
“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.
“Dutch Auction” shall mean one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Loans; provided that, each such Purchase is made on the following basis:
(a)    (i) the Purchaser will notify the Auction Manager in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lenders) that such Purchaser wishes to make an offer to purchase from (x) each Lender with respect to any Class or Tranche of Loans, in an aggregate principal amount as is specified by such Purchaser (the “Loan Purchase Amount”) with respect to each applicable Class and/or Tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Loans to be purchased (it being understood that different Offer Prices and/or Loan Purchase Amounts, as applicable, may be offered with respect to different Classes and/or Tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice (or such other time as the Auction Manager shall agree); and (ii) the Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Auction Manager shall not be less than $5,000,000 in the aggregate;
(b)    such Purchaser will allow each Lender holding the Class and/or Tranche of Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s Class and/or Tranche or Classes and/or Tranches of Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s Class and Tranches of Loans at which such Lender is willing to permit a purchase of all or a portion of its Loans to occur at each such Acceptable Price (the “Reply Amount”);
(c)    based on the Acceptable Prices and Reply Amounts of the Loans as are specified by the Lenders, the Auction Manager in consultation with such Purchaser, will determine the lowest purchase price (the “Applicable Discount Price”) within the range of the Offer Price for such Purchase that would allow the Purchaser to complete the Purchase by purchasing the full Loan Purchase Amount (or such lesser amount of Loans for which the Purchaser has received a Qualifying Loan (as defined below);
(d)    such Purchaser shall purchase Loans from each Lender whose Return Bid is equal to or less than the Applicable Discount Price (each, a “Qualifying Loan” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below. All Qualifying Loans (including multiple component Qualifying Loans contained in a single Return Bid) received at an Acceptable Price lower than the Applicable Discount Price will be purchased at such applicable Acceptable Price and shall not be subject to proration;
(e)    if the aggregate principal amount of all Qualifying Loans submitted in any Purchase would exceed the remaining Loan Purchase Amount (after deducting all Loans to be purchased at prices below the Applicable Discount Price) such Purchaser shall purchase Qualifying Loans at the Applicable Discount Price ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender in an aggregate amount necessary to complete the purchase of the Loan Purchase Amount;
(f)    the Purchase shall be consummated pursuant to and in accordance with Section 12.04 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Auction Manager and Purchaser (provided that, subject to the proviso of subsection (g) of this definition, such Purchase shall be required to be consummated no later than ten Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice (the “Expiration Date”); provided, that such Expiration Date may be extended for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager not less than 24 hours before the original Expiration Date);
(g)    upon submission by a Lender of a Qualifying Bid (defined below), subject to the foregoing clauses (e) and (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount Price plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 12.04 and as otherwise provided herein; provided that as long as no Return Bids which contains an Acceptable Price that is equal to or less than the Applicable Discount Price have been submitted (a “Qualifying Bid”), each Purchaser may rescind its Purchase Notice by notice to the Auction Manager; and

(h)    purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.
“ECF Percentage” shall mean 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the First Lien Net Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 1.31:1.00 (or 1.58:1.00 if the Specified Acquisition has been consummated) but greater than 0.81:1.00 (or 1.08:1.00 if the Specified Acquisition has been consummated) and (ii) 0% if the First Lien Net Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 0.81:1.00 (or 1.08:1.00 if the Specified Acquisition has been consummated).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that “Eligible Assignee” shall (x) include Permitted Auction Purchasers, subject to the provisions of Section 12.04(a)(iii), but solely to the extent that any such Person purchases or acquires Loans and effects a Cancellation immediately upon such contribution, purchase or acquisition and (y) include Affiliated Investment Funds and Affiliated Lenders, subject to the limitations set forth in the provisions of Section 12.04(a)(iv) and (z) exclude (i) any natural person, or the Sponsor, the Borrower, or any of Holdings or the Sponsor’s or the Borrower’s Affiliates (in each case except as set forth in clauses (x) or (y) above) and (ii) any Disqualified Lender.
“Embargoed Person” shall have the meaning set forth in Section 7.16(c).
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating to any noncompliance with, or liability arising under, Environmental Law or any permit issued by any Governmental Authority under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other corrective actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health and safety with respect to exposure to, or the environment due to the presence of, Materials of Environmental Concern.
“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal Requirements of Law, including common law, concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, pollution, or protection or restoration of the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“ERISA Event” shall mean (a) a Reportable Event with respect to a Single Employer Plan; (b) the withdrawal of the Borrower or any Commonly Controlled Entity from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Single Employer Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Single Employer Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan; (g) the determination that any Single Employer Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Commonly Controlled Entity; or (i) a failure by the Borrower or any Commonly Controlled Entity to make any required contribution to a Single Employer Plan or Multiemployer Plan.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 10.01.
“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, an amount (not less than zero) equal to the excess, if any, of
(a)    the sum, without duplication, of
(i)    Consolidated Net Income for such Excess Cash Flow Period;
(ii)    the amount of all non‑cash charges (such as depreciation, amortization, and impairment) deducted in arriving at such Consolidated Net Income;
(iii)    the Consolidated Working Capital Adjustment for such Excess Cash Flow Period;
(iv)    the aggregate net amount of non-cash losses on the Disposition of property by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income;
(v)    the amount of tax expense in excess of the amount of taxes paid in cash during such Excess Cash Flow Period to the extent such tax expense was deducted in determining Consolidated Net Income for such period;
(vi)    the amount of expenses in respect of pension and other post-employment benefits in excess of the amount of pension and other post-employment benefits paid in cash during such Excess Cash Flow

Period to the extent such expenses in respect of pension and other post-employment benefits were deducted in determining Consolidated Net Income for such period;
(vii)    the amount of cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not included in determining Consolidated Net Income for such period; minus
(b)    the sum, without duplication, of
(i)    the amount of all non‑cash gains or credits included in arriving at such Consolidated Net Income;
(ii)    the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash on account of Consolidated Capital Expenditures, other than to the extent financed with proceeds from Indebtedness (other than a revolving line of credit) or equity during such Excess Cash Flow Period;
(iii)    the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash on account of Permitted Acquisitions (including on account of earn-out payment obligations in connection with Permitted Acquisitions) (other than to the extent financed with proceeds of Indebtedness (other than revolving lines of credit) or equity) during such Excess Cash Flow Period;
(iv)    the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt (including the Term Loans) made in respect of such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income) (other than (x) prepayments described in Section 4.02(b) and (y) repayments to the extent financed with Indebtedness (other than revolving lines of credit) or equity);
(v)    the aggregate net amount of gains on the Disposition of property (including any Sale Leaseback Transaction permitted under Section 8.09) by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;
(vi)    (A) the aggregate amount of all Investments made in cash during such Excess Cash Flow Period pursuant to clauses (d), (e), (w) and (hh) of Section 8.06 (other than (x) intercompany Investments among or between Holdings and its Restricted Subsidiaries and (y) to the extent financed with Indebtedness (other than revolving lines of credit) or equity) or (B) the aggregate amount reasonably expected by Holdings or any of its Restricted Subsidiaries during such Excess Cash Flow Period to be paid in cash on account of the consummation of Investments pursuant to clauses (d), (e), (w) and (hh) of Section 8.06 (other than intercompany Investments among or between Holdings and its Restricted Subsidiaries), in each case, prior to the date on which a prepayment of Term Loans would be required pursuant to Section 4.02(b) with respect to such Excess Cash Flow Period (but not actually paid during such Excess Cash Flow Period); provided that (x) if any amounts on account of such Investments are deducted from Excess Cash Flow during such Excess Cash Flow Period pursuant to (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if (I) the amount is not actually paid in cash or such Investment in respect of such payment is not actually consummated, in either case, prior to the date on which a prepayment of Term Loans would be required pursuant to Section 4.02(b) with respect to such Excess Cash Flow Period or (II) the amount paid is financed with Indebtedness (other than revolving lines of credit) or equity and (y) to the extent clause (x) is not applicable, no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are actually paid;

(vii)    (A) the amount of taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and (B) the amount of taxes accrued for such period that have not been paid but are payable within 180 days after the end of such period (provided that (i) such amount was not deducted from Excess Cash Flow in any prior Excess Cash Flow Period and (ii) to the extent the amount of taxes paid during such period is less than the amount subtracted for such Excess Cash Flow Period under this clause (vii)(B), the amount of such shortfall shall be added to Excess Cash Flow for the succeeding Excess Cash Flow Period);
(viii)    Restricted Payments made in cash by Holdings during such Excess Cash Flow Period under clauses (d) (other than Restricted Payments made in reliance on clause (y) in the second proviso therein), (e), (f), (g), (l) and (o) of Section 8.05 (other than to the extent financed with Indebtedness (other than revolving lines of credit) or equity), in each case, to the extent not deducted in arriving at such Consolidated Net Income;
(ix)    the aggregate amount of all principal prepayments or repurchases of Indebtedness (other than (x) prepayments or repurchases of the Loans made during such Excess Cash Flow Period (except for any prepayment in connection with a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase), (y) to the extent such prepayments or repurchases are financed with Indebtedness (other than revolving lines of credit) or equity), and (z) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder;
(x)    the aggregate amount of any premium, make‑whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness (other than to the extent financed with Indebtedness (other than revolving lines of credit) or equity) to the extent that the amount so prepaid, satisfied or discharged has not already been deducted (whether in determining Consolidated Net Income or otherwise) in determining Excess Cash Flow for that, or any prior, Excess Cash Flow Period;
(xi)    cash payments made in satisfaction of non‑current liabilities (excluding payments of Indebtedness) (other than to the extent financed with Indebtedness (other than revolving lines of credit) or equity) to the extent such non‑current liability has not already been deducted (whether in determining Consolidated Net Income or otherwise) in determining Excess Cash Flow for that, or any prior, Excess Cash Flow Period;
(xii)    to the extent not deducted in arriving at Consolidated Net Income, fees, expenses and purchase price adjustments incurred in connection with the Transactions, or, to the extent permitted hereunder, any Investment permitted under Section 8.06 and any equity issuance or debt issuance, in each case (whether or not consummated), to the extent paid in cash by Holdings or any of its Restricted Subsidiaries during such Excess Cash Flow Period;
(xiii)    the amount of pension and other post-employment benefits paid in cash during such Excess Cash Flow Period to the extent such payments exceed the amount of expenses in respect to pension and other post-employment benefits deducted in determining Consolidated Net Income for such period;
(xiv)    the amount of cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in determining Consolidated Net Income for such period;
(xv)    to the extent included in clause (a) of this definition, the Excess Cash Flow of any Foreign Subsidiary or non‑wholly owned Subsidiary that is not distributed, repatriated or otherwise returned to Holdings or a Wholly Owned Domestic Subsidiary of Holdings during such Excess Cash Flow Period but only to the extent that such distribution, repatriation or otherwise would reasonably be expected to result in adverse tax consequences that are not de minimis to Holdings or such Wholly Owned Domestic Subsidiary of Holdings as reasonably determined by the Borrower;
(xvi)    the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period to the extent that such expenditures are not expensed during such period;
(xvii)    any payment of cash (not constituting Consolidated Capital Expenditures, payments in respective Permitted Acquisitions or similar Investments) made during such Excess Cash Flow Period, other than to the extent financed with proceeds from Indebtedness (other than a revolving line of credit) or equity during such Excess Cash Flow Period, to be amortized or expensed over a future Excess Cash Flow Period and recorded as a long-term asset;
(xviii)  reimbursable or insured expenses incurred for such Excess Cash Flow Period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income; and
(xix) without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by Holdings or any of the Restricted Subsidiaries pursuant to binding contracts or commitments (the “Contract Consideration”), in each case, entered into prior to or during such period and (2) the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by Holdings or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Consolidated Capital Expenditures, Permitted Acquisitions and similar Investments (other than intercompany Investments) to be consummated or made, or planned to be made, during the period of four consecutive Fiscal Quarters of Holdings following the end of such period (other than to the extent (1) financed with proceeds from Indebtedness (other than a revolving line of credit) or equity or (2) deducted from the amount of Term Loans required to be prepaid in respect of the preceding Excess Cash Flow Period pursuant to Section 4.02(b)(ii)(z)); provided, that to the extent the aggregate amount of cash actually utilized to finance such Consolidated Capital Expenditures, Permitted Acquisitions or Investments during such period of four consecutive Fiscal Quarters is less than the Contract Consideration or Planned Expenditures, as the case may be, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters.
For the purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, Consolidated Net Income shall not be calculated on a Pro Forma Basis and the Consolidated Net Income of a target of any Permitted Acquisition or any similar Investment permitted under Section 8.06 shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition or such Investment.
“Excess Cash Flow Application Date” shall have the meaning set forth in Section 4.02(b).
“Excess Cash Flow Period” shall mean, with respect to any Excess Cash Flow Application Date, the immediately preceding Fiscal Year, commencing with the Fiscal Year ending December 31, 2019.
“Excluded Accounts” shall mean payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non-affiliated third parties, worker’s compensation, customs accounts, trust and tax withholding which are funded by the Loan Parties in the ordinary course of business or as required by any Requirement of Law and cash collateral accounts subject to Liens permitted under the Loan Documents.

“Excluded Assets” shall mean (i) any fee‑owned Real Property with a fair market value of less than $1,000,000 and all Real Property constituting Leaseholds, (ii) (a) any motor vehicles, airplanes and other assets subject to certificates of title and (b) any letter of credit rights (other than letter of credit rights a security interest in which can be perfected by the filing of a UCC financing statement) or commercial tort claims, in each case, with a value of less than $1,000,000 (iii) any assets in which the grant of a pledge or security interest is prohibited by law, rule, regulation or would reasonably be expected to result in an adverse tax consequence that is not de minimis (as determined in good faith by the Borrower in consultation with Collateral Agent), (iv) Capital Stock or interests (a) in any entity that is not a Wholly Owned Subsidiary (including, for the avoidance of doubt, joint ventures) if the granting of a security interest in such Capital Stock would be prohibited by the Organizational Documents of such entity or otherwise require third party (other than Holdings or any of its Subsidiaries) consent (after giving effect to the applicable anti-assignment provisions of the UCC, the Bankruptcy Code or other applicable law), (b) that is voting Capital Stock of any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary in excess of 65% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary, (c) of any Excluded Foreign Subsidiary described in clauses (ii) and (iii) of the definition of Excluded Foreign Subsidiary, (d) of any Unrestricted Subsidiary, (e) of any Immaterial Subsidiary, (f) of any Subsidiary of the type described in clauses (v), (viii) and (ix) of the first parenthetical in the definition of “Subsidiary Guarantor” and (g) that is Margin Stock, except in the case of clause (e) above, a security interest therein can be perfected by the filing of a Uniform Commercial Code financing statement, (v) any assets of any Excluded Foreign Subsidiary, (vi) any governmental licenses or state or local franchises, charter and authorization, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (vii) assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (viii) licenses, instruments, leases and agreements or any property subject to such license, instrument, lease or agreement to the extent, and so long as, such a grant of security interest therein or pledge thereof would (a) violate or invalidate the terms of such license, instrument, lease or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC, the Bankruptcy Code or other applicable law), other than the proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition) or (b) violate any law, rule or regulation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law, (ix) any property or assets subject to a Lien with respect to any purchase money Indebtedness or Capital Lease Obligations permitted under the Loan Documents if the grant of a security interest therein would violate, invalidate or create a right of a right of termination in favor of any other party (other than a Loan Party) pursuant to the contract, agreement or document to which such Lien is granted, (x) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (xi) any foreign Intellectual Property and (xii) any Excluded Accounts; provided that (I) notwithstanding the above, Excluded Assets shall not include any Capital Stock of a Loan Party (other than Holdings) and (II) in the case of clause (vi), such exclusion shall not apply (a) to the extent the prohibition is ineffective under applicable anti‑nonassignment provisions of the UCC or other law or (b) to proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti‑nonassignment provisions of the UCC or other law notwithstanding such prohibition.

“Excluded Foreign Subsidiary” shall mean any (i) FSHCO, (ii) Subsidiary, the Capital Stock of which is directly or indirectly owned by any Excluded Foreign Subsidiary, and (iii) Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap then such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, the Revolving Agent, any Lender or any other recipient (including, for the avoidance of doubt, an Assignee or Participant) of any payment to be made by or on behalf of the Borrower or any Guarantor hereunder and under any Note, (i) any Tax imposed on or measured by its net income or net profits, and any franchise taxes imposed on it (in lieu of net income taxes), in each case imposed pursuant to the laws of the jurisdiction (or any subdivision thereof or therein) in which it is organized or in which it has its principal office or applicable lending office, or with which it otherwise has or had a connection (other than a connection resulting solely from the Loan Documents), (ii) any branch profits taxes or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (iii) any withholding Tax imposed under FATCA, (iv) any United States federal withholding tax imposed under the law applicable as of the date such Person becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.14) or designates a new lending office (other than a change of lending office pursuant to Section 2.13), except in each case to the extent that its assignor was entitled, at the time of such assignment, or a Lender was entitled, immediately before it changed its lending office, to receive additional or indemnified amounts from the Borrower or Guarantor with respect to such Tax pursuant to Section 4.04(a), and (v) any tax that is attributable to such Person’s failure, inability or ineligibility at any time during which it is a party to this Agreement to deliver the IRS forms and other documentation described in Sections 4.04(b), (c), or (d) (and the Non-Bank Certificate, as applicable), except to the extent that such failure, inability or ineligibility is due to a Change in Tax Law occurring after the date on which it became a party to this Agreement or designates a new lending office.
“Executive Order” shall have the meaning set forth in Section 5.21(b)(i).
“Extended Revolving Commitment” shall have the meaning given to that term in Section 2.16(a)(i).
“Extended Revolving Loans” shall have the meaning given to that term in Section 2.16(a)(i).
“Extended Term Loans” shall have the meaning given to that term in Section 2.16(a)(ii).
“Extending Revolving Loan Lender” shall have the meaning given to that term in Section 2.16(a)(i).

“Extending Term Lender” shall have the meaning given to that term in Section 2.16(a)(ii).
“Extension” shall have the meaning set forth in Section 2.16(a).
“Extension Amendment” shall have the meaning set forth in Section 2.16(c).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” shall mean that certain confidential Amended and Restated Fee Letter, dated September 12, 2018, by and between the Lead Arrangers and the Borrower.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.
“First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt that, as at such date, is secured by a Lien on any asset of property of Holdings or any of its Restricted Subsidiaries that is not expressly subordinated to the lien securing the Obligations over (ii) Net Cash as at such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for the most recently completed Measurement Period.
“Fiscal Quarter” shall mean any fiscal quarter of any Fiscal Year, as determined in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Year” shall mean any period of twelve consecutive months ending in December of any calendar year on the Sunday closest to December 31st of such calendar year; provided that if the Fiscal Year of Holdings is changed in accordance with provisions of Section 8.10, “Fiscal Year” shall thereafter mean the respective fiscal year of Holdings as so changed.
“Fixed Incremental Amount” shall have the meaning set forth in the definition of Maximum Incremental Term Facilities Amount.
“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004, and (v) the Biggert - Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.
“Foreign Asset Sale” shall have the meaning set forth in Section 4.02(j).

“Foreign Lender” shall have the meaning set forth in Section 4.04(b).
“Foreign Subsidiary” shall mean any Subsidiary of a Loan Party that is not a Domestic Subsidiary.
“Free and Clear Incremental Amount” shall have the meaning set forth in the definition of Maximum Incremental Term Facilities Amount.
“Fronting Fee” shall have the meaning set forth in Section 3.01(f).
“FSHCO” shall mean any entity that (i) is directly owned by Holdings, the Borrower or any Domestic Subsidiary of Holdings or the Borrower and (ii) has no material assets other than Capital Stock and, if any, Indebtedness of one or more FSHCOs, Foreign Subsidiaries or controlled foreign corporations within the meaning of Section 957 of the Code.
“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, shall in any event include all Indebtedness in respect of the Loans and any Permitted Incremental Equivalent Debt.
“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).
“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” shall have the meaning set forth in Section 9.02.
“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (v) any Excluded Swap Obligations, (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement, (y) product warranties given in the ordinary course of business or (z) ordinary course performance guarantees by Holdings or any of its Subsidiaries of the obligations (other than for the payment of Indebtedness) of Holdings or any of its Subsidiaries. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith; provided that, in the case of any Guarantee Obligations where the recourse to such Person for such Indebtedness is limited to the assets subject to the Lien granted to secure such Indebtedness, then the amount of any Guarantee Obligation of any guaranteeing person shall be the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.
“Guaranteed Obligations” shall have the meaning set forth in Section 9.01.
“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.
“Guarantors” shall mean, collectively, Holdings, Intermediate Holdings, the Subsidiary Guarantors and, in the case of Guaranteed Obligations incurred directly by Holdings, Intermediate Holdings or any Subsidiary Guarantor, the Borrower.
“Holdings” shall have the meaning set forth in the preamble hereto.
“Immaterial Subsidiary” shall mean each Restricted Subsidiary of the Borrower (i) which, as of the most recent Fiscal Quarter of Holdings, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been (or were required to be) delivered pursuant to Section 7.01, contributed less than 5.0% of consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period or (ii) which had assets with a net book value of less than 5.0% of the Consolidated Total Assets as of such date; provided that, if as of the last day of any Fiscal Quarter (tested at the time of delivery of the relevant financial statements) the aggregate amount of consolidated gross revenues of Holdings and its Restricted Subsidiaries or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 5.0% of consolidated gross revenues of Holdings and its Restricted Subsidiaries for any such period or 5.0% of Consolidated Total Assets as of the end of any such Fiscal Quarter, the Borrower (or, in the event the Borrower has failed to do so within 20 Business Days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as no longer being Immaterial Subsidiaries to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement; provided, however, that no Restricted Subsidiary of the Borrower shall be an “Immaterial Subsidiary” if such Restricted Subsidiary is not an “Immaterial Subsidiary” (or comparable term) for purposes of the documents governing Indebtedness incurred pursuant to Section 8.01(d) or any Permitted Incremental Equivalent Debt Documents.
“Incremental Amendment” shall have the meaning set forth in Section 2.15(c).

“Incremental Facility” shall have the meaning set forth in Section 2.15(a).
“Incremental Loans” shall mean the Incremental Term Loans and Incremental Revolving Loans.
“Incremental Maturity Exception” shall have the meaning set forth in Section 2.15(b).
“Incremental Revolving Facility” shall have the meaning set forth in Section 2.15(a).
“Incremental Revolving Loan Maturity Date” shall mean the date on which an Incremental Revolving Loan matures as set forth on the Incremental Amendment relating to such Incremental Revolving Loan.
“Incremental Revolving Loans” shall have the meaning set forth in Section 2.15(a).
“Incremental Term Facility” shall have the meaning set forth in Section 2.15(a).
“Incremental Term Loan Maturity Date” shall mean the date on which an Incremental Term Loan matures as set forth on the Incremental Amendment relating to such Incremental Term Loan.
“Incremental Term Loans” shall have the meaning set forth in Section 2.15(a).
“Incur” shall mean issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that (i) any Indebtedness or Capital Stock of any of Holdings or its Restricted Subsidiaries existing on the Closing Date (after giving effect to the Transactions) shall be deemed to be Incurred by Holdings or such Restricted Subsidiary, as the case may be, on the Closing Date and (ii) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services which purchase is (i) due more than six months from the date of incurrence of the obligation in respect thereof unless being contested in good faith or (ii) evidenced by a note or similar written instrument, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person (excluding, for the avoidance of doubt, lease payments under operating leases), (f) all outstanding obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (except to the extent such obligations are cash collateralized), (g) all indebtedness of such Person created or arising under any Swap Agreement, (h) all obligations of such Person (including the stated liquidation preference) with respect to Disqualified Capital Stock, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above and (j) all obligations (excluding prepaid interest thereon) of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but only to the extent of the lowest of (i) the fair market value of such property subject to such Lien and (ii) the amount of Indebtedness secured by such Lien and (iii) all net obligations of such Person on a mark‑to‑market basis in respect of Swap Agreements. Notwithstanding the foregoing or anything else herein to the contrary, “Indebtedness” shall not include (i) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (ii) obligations or liabilities of any Person in respect of any of its Qualified Capital Stock nor the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date (whether or not such lease exists on the Closing Date or hereafter arises), (iii) the preferred Capital Stock issued pursuant to the Certificate of Designations of Series A Preferred Stock of Holdings, (iv) customary obligations under employment agreements and deferred compensation, (v) deferred tax liabilities, (vi) purchase price adjustments, earn‑outs and any sums for which such Person is obligated pursuant to noncompetition arrangements entered into in connection with any Acquisition (including Permitted Acquisitions) until such obligations shall become earned, due and payable, (vii) royalty payments made in the ordinary course of business in respect of exclusive and non‑exclusive licenses, (viii) any accruals for (A) payroll and (B) other non‑interest bearing (or accreting) liabilities (which have been or will be expensed) accrued in the ordinary course of business, (ix) employee commitments, (x) accrued licensing fees and owed under licenses or sublicenses (including Intellectual Property licenses and sublicenses), (xi) deferred rent obligations in respect of real property leases incurred in the ordinary course of business and (xii) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Person” shall have the meaning set forth in Section 12.01.
“Indemnified Taxes” shall mean Taxes imposed on or in respect of any payment made by or on account of any Loan Document, other than Excluded Taxes.
“Initial Mortgaged Property” shall have the meaning set forth in Section 7.08(b).
“Initial Rejection Notice Deadline” shall have the meaning set forth in Section 4.02(h).
“Initial Revolving Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Revolving Commitment” as terminated or increased in accordance with the terms hereof. The aggregate amount of the Initial Revolving Commitments as of the Closing Date is $50,000,000.
“Initial Revolving Facility” shall have the meaning set forth in the recitals hereto.
“Initial Revolving Loan” shall have the meaning set forth in Section 2.01(c).
“Initial Revolving Loan Maturity Date” shall mean September 25, 2023.
“Initial Term Loan” shall mean a Loan made by Lenders to the Borrower pursuant to Section 2.01(a).
“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Term Loan Commitment” as terminated in accordance with the terms hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $200,000,000.
“Initial Term Loan Maturity Date” shall mean September 25, 2024.
“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent” shall mean pertaining to a condition of Insolvency.
“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including all copyrights, trademarks, and service marks, including all associated goodwill, in each case whether registered or applied for with a Governmental Authority, patents, technology, know‑how and processes, trade secrets, and any trade dress including logos, designs, and other indicia of origin, internet domain names, intangible rights in software and databases not otherwise included in the foregoing, but not including any of the foregoing in the public domain. Intellectual Property includes all issuances, registrations and applications relating to any of the foregoing.
“Intercompany Note” shall mean a promissory note evidencing intercompany Indebtedness, duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.
“Intercreditor Agreement” shall mean a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as the context may require.
“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan, as the case may be.
“Interest Period” shall have the meaning set forth in Section 2.10.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Intermediate Holdings” shall have the meaning set forth in the preamble hereto.
“Investments” shall have the meaning set forth in Section 8.06. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and net of actual cash dividends or other payments received by the Person making such Investment on account of such Investment.
“Investor” shall mean (i) the Sponsor and certain other investors designated by the Sponsor on or before the Closing Date, (ii) any Controlled Investment Affiliate of any of any Person identified in clause (i) above, (iii) any managing director, general partner, limited partner, director, officer or employee of any Person identified in clause (i) above or any of their respective Affiliates (collectively, the “Investor Associates”), (iv) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Investor Associate and (v) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only an Investor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants.

“IRS” shall mean the U.S. Internal Revenue Service.
“Issuing Bank” shall mean, as the context may require, (a) any Lender that (i) has customary operational capacity to issue or arrange to be issued Letters of Credit, (ii) is reasonably acceptable to the Borrower and the other Revolving Lenders and (iii) agrees to issue Letters of Credit hereunder, in each case with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.01(f)(x) and 2.01(e)(xi) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing. Any Issuing Bank may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and each such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.
“Jefferies” shall have the meaning set forth in the preamble hereto.
“Junior Indebtedness” shall mean any Indebtedness which is (i) unsecured or (ii) Subordinated Indebtedness (and any debt that is pari passu thereto) or secured only by the Collateral on a junior lien basis to the Secured Parties and which is subject to the terms of a Junior Lien Intercreditor Agreement and/or subordination agreement, as applicable.
“Junior Lien Intercreditor Agreement” shall mean a customary intercreditor agreement substantially in the form annexed hereto as Exhibit K-2, together with any changes thereto to the extent approved by the Collateral Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“KeyBank” shall have the meaning set forth in the preamble hereto.
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment at such time under this Agreement, any Incremental Amendment, Extension or Refinancing Amendment.
“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.
“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
“LC Extension” shall have the meaning assigned to such term in Section 2.01(f)(iii)(A).
“LC Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations.
“LC Participation Fee” shall have the meaning assigned to such term in Section 3.01(f).
“LC Request” shall mean a request by the Borrowers in accordance with the terms of Section 2.01(f)(ii) and substantially in the form of Exhibit L, or such other form as shall be approved by the Revolving Agent.

“LCA Election” shall mean the Borrower’s election to treat an Acquisition as a Limited Condition Acquisition.
“LCA Test Date” shall have the meaning given to that term in Section 1.02(p).
“Lead Arrangers” shall mean, collectively, the Term Lead Arrangers and the Revolving Lead Arrangers.
“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” shall mean each financial institution listed on Schedule I, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Amendment, an Extension or a Refinancing Amendment, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” shall mean (i) any Standby Letter of Credit, and (ii) any Commercial Letter of Credit, in each case issued or to be issued by an Issuing Bank for the account of the Borrower or any Restricted Subsidiary thereof pursuant to Section 2.01(f).
“Letter of Credit Expiration Date” shall mean, in respect of a Letter of Credit, (a) the date which is five (5) Business Days prior to the Initial Revolving Loan Maturity Date unless otherwise extended with respect to the Extending Revolving Loan Lenders pursuant to Section 2.16, or (b) such later date as the applicable Issuing Bank and the Borrower shall have agreed if such Letter of Credit has been either (i) cash collateralized in an amount equal to 103% of the LC Exposure (giving effect to any scheduled increases in the amount of such Letter of Credit, whether or not any conditions to such scheduled increases have been satisfied) in a manner, and pursuant to security arrangements and related documentation, in form and substance reasonably satisfactory to the applicable Issuing Bank (which Letter of Credit may be referred to as “Cash Collateralized”) or (ii) backstopped with one or more other letters of credit in an aggregate amount equal to 103% of the LC Exposure (giving effect to any scheduled increases in the amount of such Letter of Credit, whether or not any conditions to such scheduled increases have been satisfied) and in form and substance, and issued by an issuing bank, reasonably satisfactory to the applicable Issuing Bank (which Letter of Credit may be referred to as “backstopped”), in each case for the period after the Maturity Date applicable to the applicable Revolving Commitments.
“LIBOR Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
“LIBOR Rate” shall mean (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then-stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law)

applicable to any member bank of the Federal Reserve System in respect of LIBOR Rate funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, to the extent the LIBOR Rate would be less than zero, the LIBOR Rate shall be deemed to be zero.
“Lien” shall mean any Mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
“Limited Condition Acquisition” shall mean any Permitted Acquisition or similar Investment by Holdings or one or more of its Restricted Subsidiaries of assets, business or persons permitted to be acquired pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan Documents” shall mean this Agreement, the Fee Letter, the Security Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note, each Delayed Draw Term Note (if any), each other Security Document, each Intercreditor Agreement, each Incremental Amendment, each Refinancing Amendment and each Extension, and any other agreement entered into, now or in the future, by any Loan Party or Subsidiary thereof and Administrative Agent, Revolving Agent or any Lender in connection with this Agreement. For the avoidance of doubt, Secured Swap Agreements, Cash Management Agreements and other documents evidencing Cash Management Obligations do not constitute Loan Documents hereunder.
“Loan Modification Offer” shall have the meaning set forth in Section 2.16(a).
“Loan Parties” shall mean Holdings, Intermediate Holdings, the Borrower and each Subsidiary Guarantor.
“Loan Party Insolvency” shall have the meaning set forth in Section 12.04(b)(H).
“Loan Party Plan of Reorganization” shall have the meaning set forth in Section 12.04(b)(H).
“Loan Purchase Amount” shall have the meaning set forth in the definition of “Dutch Auction.”
“Loans” shall mean the Term Loans, the Other Term Loans, the Revolving Loans, the Other Revolving Loans, the Swing Line Loans and any other loans created pursuant to an Extension.
“Majority Lenders” of any Tranche shall mean those Non‑Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Mandatory Prepayment Date” shall have the meaning set forth in Section 4.02(h).
“Margin Stock” shall have the meaning set forth in Regulation U of the Board.
“Material Adverse Effect” shall mean any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (a) on the Closing Date, a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) and (b) after the Closing Date (i) a material adverse effect on the business, assets, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the material rights and remedies of the Administrative Agent, the Revolving Agent or the Collateral Agent under the Loan Documents or (iii) a material and adverse effect on the ability of the Borrower and Guarantors to perform their payment obligations under the Loan Documents.
“Material Indebtedness” shall have the meaning set forth in Section 7.07(b).
“Material Restricted Subsidiary” shall mean any Restricted Subsidiary other than an Immaterial Subsidiary.
“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, friable asbestos, polychlorinated biphenyls, lead or lead based paints or materials, radon, urea formaldehyde insulation, toxic molds and fungi, mycotoxins, radioactive materials or radiation, defined or regulated under any Environmental Law.
“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Term Loan Maturity Date, the Initial Revolving Loan Maturity Date, the Incremental Term Loan Maturity Date, the Incremental Revolving Loan Maturity Date, the final maturity date in any Extension or the final maturity date in any Refinancing Amendment, as the case may be.
“Maximum Incremental Term Facilities Amount” shall mean, at any date of determination (subject to the reclassification rights set forth in the last paragraph of this definition), the sum of:
(a)    (i) (x) the greater of $122,500,000 and 100% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period (the “Free and Clear Incremental Amount”) less (y) the principal amount of any Permitted Incremental Equivalent Debt incurred in reliance on the Free and Clear Incremental Amount; plus
(ii) the amount of any voluntary prepayments of the Loans, any voluntary prepayment of any Permitted Incremental Equivalent Debt that is pari passu in right of payment and with respect to security with the Loans and any repurchases (not to exceed the actual purchase price paid in cash) of Term Loans offered to all applicable Lenders on a pro rata basis pursuant to a Dutch Auction or other Open Market Purchase and otherwise in accordance with Section 12.04(a)(iii) (it being understood that any such voluntary prepayment or repurchase financed with the proceeds of incurrences of Indebtedness (other than revolving Indebtedness) shall not increase the calculation of the amount under this clause (a)(ii)), less the principal amount of any Permitted Incremental Equivalent Debt incurred in reliance on this clause (a)(ii) (the amount set forth in this clause (a), the “Fixed Incremental Amount”); plus
(b)     an unlimited amount if after giving effect to the incurrence of such Permitted Incremental Equivalent Debt or Incremental Term Facility and the application of the proceeds therefrom,
(i) if such Incremental Facility or Permitted Incremental Equivalent Debt is secured on a pari passu basis with the Obligations and is not subordinated in right of payment to the Obligations (including as a result of being “last out” in any waterfall), the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis as of the most recently completed Measurement Period (x) is no greater than 2.31:1.00 (or 2.58:1.00 if the Specified Acquisition has been consummated) or (y) if such Indebtedness is incurred in connection with a Permitted Acquisition or other permitted similar Investment, is no greater than the First Lien Net Leverage Ratio in effect immediately prior to the applicable Permitted Acquisition or other permitted similar Investment, and

(ii) if such Incremental Facility or Permitted Incremental Equivalent Debt is (I) secured on a junior lien basis to the Obligations, (II) is secured on a pari passu basis to the Obligations but is subordinated in right of payment to the Obligations (including as a result of being “last out” in any waterfall) or (III) unsecured, the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the most recently completed Measurement Period, either (x) is no greater than 2.31:1.00 (or 2.58:1.00 if the Specified Acquisition has been consummated) or (y) if such Indebtedness is incurred in connection with a Permitted Acquisition or other permitted similar Investment, is no greater than the Total Net Leverage Ratio in effect on such applicable date of determination immediately prior to such Permitted Acquisition or other permitted similar Investment, provided, that (i) to the extent the proceeds of any Permitted Incremental Equivalent Debt or Incremental Term Facility are intended to be applied to finance a Limited Condition Acquisition, at the election of the Borrower, the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as the case may be, shall instead be tested in accordance with Section 1.02(p); (ii) all Permitted Incremental Equivalent Debt and Incremental Term Facilities in each case established on or prior to such date shall be assumed to be fully drawn for purposes of the calculation of “First Lien Net Leverage Ratio” or “Total Net Leverage Ratio”, (iii) the proceeds of such Permitted Incremental Equivalent Debt and Incremental Term Facilities are not included as Net Cash for the purposes of any calculation required above; provided that to the extent the proceeds of such Incremental Term Loans or Permitted Incremental Equivalent Debt are to be used to prepay Indebtedness, the use of such proceeds for the prepayment of such Indebtedness may be calculated on a Pro Forma Basis; (iv) all commitments under any Permitted Incremental Equivalent Debt in the form of revolving indebtedness shall be assumed to be fully drawn, (v) Permitted Incremental Equivalent Debt and Incremental Term Facilities, shall be incurred pursuant to clause (b) above prior to utilization of amounts set forth in clause (a) above and (vi) amounts incurred in reliance on the Fixed Incremental Amount concurrently with amounts incurred in reliance on clause (b) above shall not be included as Indebtedness in the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable, for purposes of calculating any amounts that may be incurred pursuant to clause (b) above on the same day.
In determining the Maximum Incremental Term Facilities Amount, if all or any portion of any Permitted Incremental Equivalent Debt or Incremental Term Facility was incurred or issued in reliance on the Fixed Incremental Amount and thereafter such amount could have been incurred pursuant to the applicable subclause of clause (b) of this definition, such Permitted Incremental Equivalent Debt or Incremental Term Facility shall automatically be reclassified as having been incurred pursuant to clause (b) of this definition and thereafter shall not count as utilization of the Fixed Incremental Amount.
“Maximum Rate” shall have the meaning set forth in Section 12.18.
“Measurement Period” shall mean, at any date of determination, the most recently completed trailing four (4) Fiscal Quarters of Holdings (including, for periods prior to the Closing Date, fiscal quarters as if same had occurred (and consistent with Holdings’ Fiscal Year) for periods prior to the Closing Date) for which financial statements have been delivered.
“MFN Adjustment” shall have the meaning set forth in Section 2.15(a).
“Minimum Borrowing Amount” shall mean $250,000.
“Minimum Extension Condition” shall have the meaning set forth in Section 2.16(b).
“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.
“Mortgaged Property” shall mean any Real Property owned by any Loan Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof, including the Initial Mortgaged Properties and the Additional Real Property, if any.
“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or has within any of the preceding five years made or accrued an obligation to make contributions if liability to the Borrower remains.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash” shall mean (i) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries and (ii) cash and Cash Equivalents of Holdings and its Restricted Subsidiaries Restricted in favor of the Collateral Agent or any Lender (which cash and Cash Equivalents may also secure other Indebtedness together with the Obligations).
“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and cash equivalents (including Cash Equivalents) (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts (including the principal amount, any premium, penalty or interest) required to be applied (or to establish an escrow for the future repayment thereof) to the repayment of Indebtedness (including repayments of Indebtedness under any Permitted Incremental Equivalent Debt but only to the extent such repayment is required pursuant to the terms thereof) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets, (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Holdings, the Borrower or any Restricted Subsidiary in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness or Capital Stock, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith, and any taxes paid or reasonably estimated to be actually paid in connection therewith.
“Net Worth” shall have the meaning set forth in Section 9.09.

“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“Non‑Bank Certificate” shall have the meaning set forth in Section 4.04(b)(iv).
“Non-Core Asset Sale” shall mean a Disposition for cash of assets by any Loan Party or Subsidiary of a Loan Party to a Person (other than a Loan Party or any Subsidiary thereof) in accordance with the terms of Section 8.04(u), provided that such Loan Party or Subsidiary is not (in the opinion of the Borrower (acting reasonably)) reliant on such assets to conduct its business as conducted as of the date of such sale.
“Non‑Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.
“Non‑Guarantor Subsidiary” shall mean any Restricted Subsidiary that is not a Subsidiary Guarantor; provided, that no Restricted Subsidiary of Holdings or the Borrower shall be a “Non‑Guarantor Subsidiary” if such Restricted Subsidiary is not a “Non‑Guarantor Subsidiary” (or comparable term) for purposes of the documents governing Indebtedness incurred pursuant to Section 8.01(d) or any Permitted Incremental Equivalent Debt.
“Non‑Restricted Persons” shall have the meaning set forth in Section 12.04(a)(iv)(H).
“Non‑U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (other than any plan maintained or required to be contributed to by a Governmental Authority).
“Not Otherwise Applied” shall mean, with reference to any proceeds of any transaction or event or of Excess Cash Flow or the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 4.02 and (b) has not previously been (and is not simultaneous being) applied or committed to be applied pursuant to clause (i), (j), (k), (l), (m) or (n) of the definition of Available Amount.
“Notes” shall mean Term Notes, Delayed Draw Term Notes, Revolving Notes, Swing Line Notes and any other promissory notes evidencing any other Loans hereunder.
“Notice of Borrowing” shall have the meaning set forth in Section 2.03(a).
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.07.
“Notice Office” shall mean the office of, as applicable, the Administrative Agent located at 520 Madison Avenue, New York, New York 10023, Attn: Account Officer - IEA (Fax: 212 284-3444) or the Revolving Agent located at Agency Services, OH-01-49-0362, 4900 Tiedeman Road, Brooklyn, OH 44144-2302 (Fax: 216-370-5733), or, in each case, such other office or person as the Administrative Agent or Revolving Agent, as applicable, may hereafter designate in writing as such to the other parties hereto.
“Obligations” shall mean (i) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any

Guarantor, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) the Loans, (ii) each payment required to be made by the Borrowers or any Guarantor under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations with respect to Letters of Credit, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or like proceeding, regardless of whether allowed in such proceeding) and obligations to provide Cash Collateral with respect thereto, and (iii) all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, the Revolving Agent, the Issuing Bank, the Swing Line Lender, any Lender, any other Secured Party or any Qualified Counterparty party to a Secured Swap Agreement or a Secured Party providing Secured Cash Management Obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Secured Swap Agreement or any document relating to Secured Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Revolving Agent, the Issuing Bank, the Swing Line Loan or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise. Notwithstanding anything to the contrary herein, Obligations shall not include any Excluded Swap Obligation.
“OFAC” shall have the meaning set forth in Section 5.21(b)(v).
“Offer Price” shall have the meaning set forth in the definition of “Dutch Auction.”
“Open Market Purchase” shall have the meaning set forth in Section 12.04(a)(iii).
“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by‑laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.
“Other Revolving Commitments” shall mean, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Revolving Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Revolving Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be reduced or increased from time to time in accordance with this Agreement.
“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Commitment.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible recording, filing or similar Taxes (excluding, for the avoidance of doubt, any Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed on a Lender, the Administrative Agent, the Revolving Agent, or the Collateral Agent by a jurisdiction with which it has or had a connection (other than a connection resulting solely from the Loan Documents) with respect to an assignment, other than an assignment made pursuant to Section 2.14.
“Other Term Commitments” shall mean, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Term Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Term Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be reduced or increased from time to time in accordance with this Agreement.
“Other Term Loans” shall mean one or more Classes of Term Loans made pursuant to or that result from a Refinancing Amendment.
“Parent Company” shall mean any direct or indirect parent company of which Holdings is a Wholly Owned Subsidiary (other than investment funds that are Affiliates of the Sponsor).
“Pari Passu Intercreditor Agreement” shall mean a customary intercreditor agreement substantially in the form annexed hereto as Exhibit K-1 together with any changes thereto to the extent approved by the Collateral Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“Participant” shall have the meaning set forth in Section 12.04(b).
“Participant Register” shall have the meaning set forth in Section 12.04(b).
“Patriot Act” shall mean the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).
“Payment Office” shall mean the office of, as applicable, the Administrative Agent located at 520 Madison Avenue, New York, New York 10023, Attn: Account Officer - IEA (Fax: 212 284-3444) or the Revolving Agent located at Agency Services, OH-01-49-0362, 4900 Tiedeman Road, Brooklyn, OH 44144-2302 (Fax: 216-370-5733), or, in each case, such other office or person as the Administrative Agent or Revolving Agent, as applicable, may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit N.
“Permitted Acquisition” shall have the meaning set forth in Section 8.06(e).
“Permitted Auction Purchaser” shall mean the Borrower, Holdings and any of their Subsidiaries.
“Permitted Holders” shall mean (1) the Investors and management and their respective Affiliates (other than any portfolio companies of any Investor), and (2) any Person with which the Persons described in clause (1) form a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 or any successor provision); provided that, in the case of such “group” under clause (2), the Investors have beneficial ownership of more than 50% of the economic interests and total voting power of such “group”.

“Permitted Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by the Borrower, any Guarantor or any Restricted Subsidiary in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), junior lien or unsecured (but not senior secured first lien) loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on an equal priority or a junior priority basis with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of Incremental Term Facilities; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Maximum Incremental Term Facilities Amount at such time, (ii) such Permitted Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of any Person other than any asset constituting Collateral, except to the extent permitted by clause (v) below, (iv) if such Permitted Incremental Equivalent Debt is secured by Collateral, such Permitted Incremental Equivalent Debt shall be subject to an Intercreditor Agreement, (v) the aggregate principal amount of Permitted Incremental Equivalent Debt incurred by non-Loan Parties (together with any Indebtedness incurred under Section 8.01(aa)) shall not exceed the greater of $30,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time, (vi) at the time of Incurrence, such Permitted Incremental Equivalent Debt has a final maturity date equal to or later than the Latest Maturity Date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the latest maturing class of Term Loans (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof); provided that, this clause (vi), when aggregated with the Incremental Maturity Exception shall not apply to up to $25,000,000 in Permitted Incremental Equivalent Debt as selected by the Borrower, (vii) immediately before and after giving effect to such Permitted Incremental Equivalent Debt, no Default or Event of Default has occurred and is continuing or would result therefrom and the representations and warranties in Article V shall be true and correct in all material respects; provided that to the extent the proceeds of any such Permitted Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Acquisition, if agreed to by the holders providing such Permitted Incremental Equivalent Debt, (x) the only representations and warranties that will be required to be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of the applicable closing date for such Permitted Incremental Equivalent Debt shall be (A) customary “specified representations” with respect to the applicable acquired company or business and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the holders, but only to the extent that Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement, and (y) the only condition with respect to absence of a Default or Event of Default shall be the absence of a Default or Event of Default at the time such acquisition agreement is entered into, (viii) such Permitted Incremental Equivalent Debt is on market terms and such terms shall not provide for any mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Permitted Incremental Equivalent Debt, other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow, customary acceleration rights upon an event of default or to the extent such prepayment, repurchase or redemption or offer is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans and (ix) such Permitted Incremental Equivalent Debt that is in the form of term loans and is pari passu in right of payment and security with the Term Loans hereunder shall be subject to the MFN Adjustment to the same extent as if such Permitted Incremental Equivalent Debt was incurred as an Incremental Term Facility hereunder.

“Permitted Incremental Equivalent Debt Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Incremental Equivalent Debt by any Loan Party.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus original issue discount and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, except that the outstanding principal amount (or accreted value, if applicable) thereof may be increased so long as the entire increase is Incurred, and permitted to be Incurred, pursuant to Section 8.01 (subject to any applicable conditions to the incurrence of such Indebtedness under Section 8.01), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (c) the terms of such modification, refinancing, refunding, renewal or extension do not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date in effect at the time of Incurrence, issuance or obtainment of such Permitted Refinancing, other than (X) customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans), customary acceleration rights upon an event of default or, (Y) in the case of the Permitted Refinancing of Term Loans, any prepayment that is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 8.01(d), (e), (g), (i), (p), (r) or (aa) or Permitted Incremental Equivalent Debt, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to, or (but only if, and to the extent, the Indebtedness being modified, refinanced, refunded, renewed or extended was secured equally and ratably with the Obligations) secured equally and ratably with, Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are secured equally and ratably with, the Liens securing the Obligations, and the holders of such Indebtedness or the Representative acting on behalf of the holders of such Indebtedness shall have, unless the respective Permitted Refinancing is unsecured, entered into such subordination and/or intercreditor agreements as are consistent with those which applied to the Indebtedness being modified, refinanced, refunded, renewed or extended (with such changes as may be reasonably satisfactory to the Administrative Agent) such Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding and (iv)

the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are either (I) substantially identical to the Indebtedness being refinanced, (II) (taken as a whole) not materially more favorable (as determined by the Borrower) to the providers of such Permitted Refinancing than those applicable to the Indebtedness being refinanced or (III) on market terms and conditions customary for Indebtedness of the type being Incurred pursuant to such Permitted Refinancing as of the time of Incurrence of such Indebtedness (as determined by the Borrower), except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Plan” shall mean, at a particular time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning set forth in Section 7.02(a).
“Prepayment Fees” shall have the meaning set forth in Section 4.01(c).
“Prime Lending Rate” shall mean, at any time, the rate of interest publicly quoted from time to time by The Wall Street Journal as the U.S. “Prime Rate”; provided that if the Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Lending Rate” shall mean the prime lending rate set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates). Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The Prime Lending Rate is not necessarily the lowest rate charged by any financial institution to its customers.
“Private Lender Information” shall mean any information and documentation that is not Public Lender Information.
“Pro Forma Basis” shall mean, with respect to the calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the amount of Consolidated EBITDA or Consolidated Total Assets or for any other specified purpose hereunder, and for purposes of determining compliance with the covenant under Section 8.13, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Specified Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and, except as set forth in the proviso below, during the period immediately following the applicable date of determination therefor and prior to or simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to the Transactions or the proposed Specified Transaction, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Holdings and/or any of the Restricted Subsidiaries, calculated as if the Transactions or such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and

Consolidated Total Assets shall be calculated after giving effect thereto; provided that, notwithstanding anything in this definition to the contrary, when calculating the First Lien Net Leverage Ratio for purposes of the definition of “Applicable Margin” and the definition of “Required Percentage” and when calculating the First Lien Net Leverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with Section 8.13, in each case, the events described in this definition that occurred after the applicable date of determination shall not be given pro forma effect.
Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a financial officer of the Borrower (including adjustments for costs and charges arising out of the Transactions or the proposed Specified Transaction and the “run rate” cost savings and synergies resulting from the Transactions or such Specified Transaction that have been or are reasonably anticipated to be realizable (“run rate” shall mean the full recurring benefit for a Measurement Period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such Measurement Period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Measurement Periods in which the effects thereof are expected to be realizable); provided that (A) such amounts are (i) projected by the Borrower in good faith to result from actions taken, or with respect to which substantial steps are reasonably expected to have been taken, within twenty-four (24) months after, without duplication, the end of the Measurement Period in which the Transactions or applicable Specified Transaction is initiated or a plan for realization thereof shall have been established, (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Exchange Act of 1934 and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) or (iii) set forth in a quality of earnings report provided to the Administrative Agent and prepared by financial advisors that are reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable to the Administrative Agent) and (B) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Measurement Period or would not be permitted to be added as a result of any cap.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire Measurement Period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a financial officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the applicable Borrower or the applicable Restricted Subsidiary may designate.
“Pro Forma Financial Information” shall have the meaning set forth in Section 5.01(a).
“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.14(c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its LC Exposure and Swing Line Exposure is reallocated to the Non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata

Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.
“Projections” shall mean the projections that are contained in the Lender Presentation dated August 22, 2018 and that were prepared by or on behalf of Holdings in connection with the Transactions and delivered to the Administrative Agent and the Lenders prior to the Closing Date.
“Properties” shall have the meaning set forth in Section 5.17(a).
“Public Lender Information” shall mean information and documentation that is either exclusively (i) of a type that would be publicly available if the Borrower, Holdings and their respective Subsidiaries were public reporting companies or (ii) not material with respect to any of the Borrower, Holdings or any of their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.
“Purchase” shall have the meaning set forth in the definition of “Dutch Auction.”
“Purchase Notice” shall have the meaning set forth in the definition of “Dutch Auction.”
“Purchaser” shall have the meaning set forth in the definition of “Dutch Auction.”
“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.
“Qualified Counterparty” shall mean, with respect to any Secured Swap Agreement, any counterparty thereto that, at the time such Secured Swap Agreement was entered into was the Administrative Agent, the Revolving Agent, a Lead Arranger or a Lender at such time or an Affiliate of the Administrative Agent, the Revolving Agent, a Lead Arranger or a Lender at such time.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Bid” shall have the meaning set forth in the definition of “Dutch Auction.”
“Qualifying Lenders” shall have the meaning set forth in the definition of “Dutch Auction.”
“Qualifying Loans” shall have the meaning set forth in the definition of “Dutch Auction.”
“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December after the Closing Date.
“RCF Register” shall have the meaning set forth in Section 12.15(b).
“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recovery Event” shall mean any settlement of or payment in excess of an amount equal to $2,500,000 in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings or any of its Restricted Subsidiaries.
“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, or convert any Indebtedness into any other, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinanced Debt” shall have the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.
“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.
“Refund” shall have the meaning set forth in Section 4.04(e).
“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation D” shall mean Regulation D of the Board.
“Reimbursement Obligations” shall mean the Borrower’s obligations under Section 2.01(f)(v) and applicable law to reimburse LC Disbursements.
“Rejection Notice” shall have the meaning set forth in Section 4.02(h).
“Related Party” shall have the meaning set forth in Section 10.01(i).
“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon the environment, including any land, water or air.
“Remaining Declined Proceeds” shall have the meaning set forth in Section 4.02(h).
“Replaced Lender” shall have the meaning set forth in Section 2.14.
“Replacement Lender” shall have the meaning set forth in Section 2.14.
“Reply Amount” shall have the meaning set forth in the definition of “Dutch Auction.”
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty day notice period is waived by regulation.
“Representative” shall mean, with respect to any series of Indebtedness permitted under Section 8.01(d) or Permitted Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, collateral trustee, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Repricing Transaction” shall mean, other than in the context of a transaction involving a Change of Control, sale of all or substantially all of the assets of Holdings and its Restricted Subsidiaries or a Transformative Acquisition, the prepayment, refinancing, conversion, substitution or replacement of all or a portion of the Term Loans with the incurrence by Holdings, the Borrower or any Subsidiary (or which occurs substantially concurrently with the receipt by Holdings and its Subsidiaries) of any term loans having an effective interest rate or weighted average yield at the time of incurrence thereof (with the comparative determinations to be made by the Administrative Agent in good faith in consultation with the Borrower in a manner consistent with the definition of “Yield”) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans at the time of incurrence thereof, including, without limitation, as may be effected through any amendment to this Agreement the primary purpose of which is to, directly or indirectly, reduce the interest rate for, or weighted average yield of, such Term Loans.
“Required Delayed Draw Term Loan Lenders” shall mean, at any time, Non‑Defaulting Lenders holding at least a majority of the sum of all outstanding Delayed Draw Term Loans and Delayed Draw Term Loan Commitments; provided that if at any time there are only two Lenders holding all outstanding Delayed Draw Term Loans and Delayed Draw Term Loan Commitments, then Required Delayed Draw Term Loan Lenders shall consist of both such Lenders.
“Required Lenders” shall mean, at any time, Non‑Defaulting Lenders holding at least a majority of the sum of all outstanding Loans, LC Exposure and unused Commitments; provided, that for any Required Lenders’ vote, (x) Affiliated Lenders may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver and (y) Term Loans held by Restricted Affiliated Lenders shall be treated in accordance with Section 12.04(a)(iv)(B).
“Required Revolving Lenders” shall mean, at any time, Non-Defaulting Lenders holding at least a majority of the sum of all Revolving Commitments or, after the Revolving Commitments have terminated, at least a majority of the Revolving Exposure.
“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings and its Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Holdings (unless such appearance is related to the Liens created under the Loan Documents or any Permitted Incremental Equivalent Debt to the extent permitted hereunder).
“Restricted Affiliated Lender” shall mean any Affiliated Lender (excluding any Affiliated Investment Fund and any natural person).
“Restricted Affiliated Lender Amendment” shall have the meaning set forth in Section 12.04(iv)(B).
“Restricted Payments” shall have the meaning set forth in Section 8.05.
“Restricted Subsidiary” shall mean any Subsidiary of Holdings (other than any Unrestricted Subsidiary). For the avoidance of doubt, the Borrower shall at all times constitute a Restricted Subsidiary.
“Return Bid” shall have the meaning set forth in the definition of “Dutch Auction.”

“Revolving Agent” shall mean KeyBank, in its capacity as administrative agent for the Revolving Lenders hereunder and under the other Loan Documents, and shall include any successor to the Revolving Agent appointed pursuant to Section 11.09.
“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Initial Revolving Loan Maturity Date and (ii) the date of termination of the Revolving Commitments.
“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Commitment” shall mean, with respect to each Lender, (i) the Initial Revolving Commitment, (ii) the commitment hereunder to acquire participations in Letters of Credit, (iii) the commitments in connection with the Incremental Revolving Facility, if any, issued after the Closing Date pursuant to Section 2.15 or (iv) the Other Revolving Commitments, if any, issued after the Closing Date pursuant to Section 2.17, as each may be modified pursuant to Section 2.16 or terminated or reduced in accordance with the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $50,000,000.
“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.
“Revolving Facility” shall have mean the Initial Revolving Facility and any Incremental Revolving Facility.
“Revolving Lead Arrangers” shall mean the Revolving Lead Arrangers listed on the cover page hereof.
“Revolving Lender” shall mean a Lender with a Revolving Commitment or who holds a Revolving Loan.
“Revolving Loan” shall mean a Loan made by Lenders to the Borrower pursuant to Section 2.01(c), including, unless the context shall otherwise require, any Incremental Revolving Loans made pursuant to Section 2.15 after the Closing Date and Other Revolving Loans, if any, made pursuant to Section 2.17 after the Closing Date.
“Revolving Note” shall have the meaning set forth in Section 2.06(a).
“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw‑Hill, Inc.
“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.
“Sanctions” shall have the meaning set forth in Section 5.21(b)(iv).
“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Cash Management Agreement” shall have the meaning set forth in Section 12.19.

“Secured Cash Management Obligations” shall mean the Cash Management Obligations with respect to any Secured Cash Management Agreement.
“Secured Parties” shall mean the collective reference to the Administrative Agent, the Revolving Agent, the Collateral Agent, the Lenders, each Issuing Bank, any Qualified Counterparties, the Lead Arrangers or a Lender or an Affiliate of the Administrative Agent, the Revolving Agent, the Lead Arrangers or a Lender providing Secured Cash Management Obligations and each co-agent or sub-agent appointed by the Administrative Agent or Revolving Agent from time to time pursuant to Article XI.
“Secured Swap Agreement” shall have the meaning set forth in Section 12.19.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” shall mean the Security Agreement in the form of Exhibit E, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.
“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and each Intercreditor Agreement (if any).
“Significant Event of Default” shall mean an Event of Default under Section 10.01(a) or (f).
“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or could reasonably be expected to have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.
“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (i) the sum of the Indebtedness (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of such Person and its Subsidiaries, on a consolidated and going concern basis; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated and going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course; (iii) the capital of such Person and its Subsidiaries, on a consolidated and going concern basis, is not unreasonably small in relation to the business of such Person and its Subsidiaries, on a consolidated basis, contemplated on the date hereof; and (iv) such Person and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Acquisition” shall mean the Acquisition by the Borrower of the target identified to the Lead Arrangers prior to the date hereof.
“Specified Acquisition Agreement” shall mean the acquisition agreement pursuant to which the Specified Acquisition shall be consummated.

“Specified Acquisition Agreement Representations and Warranties” shall mean the representations made by or on behalf of the Acquired Business in the Closing Date Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or the Borrower’s applicable affiliate has the right, pursuant to the Closing Date Acquisition Agreement, to terminate its obligations under the Closing Date Acquisition Agreement or to decline to consummate the Closing Date Acquisition as a result of a breach of such representations and warranties in the Closing Date Acquisition Agreement.
“Specified Equity Contribution” shall have the meaning set forth in Section 10.04(a).
“Specified Representations” shall mean the representations and warranties set forth in Section 5.03(a), Section 5.04, Section 5.06(iii), Section 5.12(f), Section 5.15, Section 5.19(a), Section 5.20 and Section 5.21(a), (c) and (d).
“Specified Transactions” shall mean (a) any acquisition or other Investment or the sale, transfer or other disposition of all or substantially all equity interests in or assets of any Restricted Subsidiary of Holdings or any division, business unit, line of business or facility used for operations of Holdings or any of its Subsidiaries (in each case, to a Person other than Holdings or any Subsidiary), consolidations, recapitalizations, equity issuances, operating improvements, business optimization projects, restructurings, cost saving initiatives and other similar initiatives and specified transactions and (b) any incurrence or retirement, extinguishment or repayment of Indebtedness, restricted payment or other event, that by the terms hereof requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“Sponsor” shall mean, collectively, Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P. and its Controlled Investment Affiliates and associated funds.
“Sponsor Model” shall mean the model delivered to the Lead Arrangers on August 2, 2018.
“Standby Letter of Credit” shall mean any standby letter of credit.
“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guarantee).
“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
“Subsidiary Designation” shall have the meaning set forth in Section 7.11.
“Subsidiary Guarantor” shall mean each Wholly Owned Domestic Subsidiary of Holdings (other than (i) the Borrower, (ii) any Unrestricted Subsidiaries, (iii) any FSHCO, (iv) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, (v) any Subsidiary which is a corporation which is exempt from U.S. federal income tax described in Section 501(c) of the Code, (vi) any Subsidiary of the Borrower acquired or formed after the Closing Date pursuant to an Investment permitted under this Agreement which, at the time of such acquisition, is not a Wholly Owned Subsidiary; provided that such Subsidiary shall become a Subsidiary Guarantor at the time such Subsidiary becomes a Wholly Owned Domestic Subsidiary, (vii) any

Immaterial Subsidiary that has not entered into a Guarantee, (viii) any Subsidiary which is a captive insurance company and (ix) any Subsidiary which is a special purpose vehicle) and each other Domestic Subsidiary designated as a “Subsidiary Guarantor” by the Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement; provided, that “Subsidiary Guarantor” shall not include (i) any Subsidiary prohibited from guaranteeing the Obligations (x) by applicable law, rule regulation or by any contractual obligation (to the extent not created for such purpose) existing on the Closing Date or (y) by applicable law, rule, regulation or by any contractual obligation (to the extent not created for such purpose) existing at the time of acquisition of such Subsidiary after the Closing Date, for so long as such prohibition exists, (ii) any Subsidiary which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received, (iii) any Subsidiary to the extent such guarantee could reasonably be expected to result in adverse tax consequences that are not de minimis (as reasonably determined by the Borrower) and (iv) any Subsidiary where the cost and/or burden of providing such guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Borrower and the Administrative Agent), it being understood and agreed that if a Subsidiary executes this Agreement as a “Subsidiary Guarantor” then it shall constitute a “Subsidiary Guarantor”; provided further, notwithstanding the above, no Subsidiary shall be excluded as a “Subsidiary Guarantor” if such Subsidiary enters into, or is required to enter into, a guarantee of (or becomes, or is required to become, a borrower or other obligor under) any Indebtedness incurred pursuant to Section 8.01(c) or any Permitted Incremental Equivalent Debt (solely to the extent such “Subsidiary” is a Domestic Subsidiary).
“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement).
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” shall mean, in respect of any one or more Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Agreement, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Agreement (which may include a Lender or any Affiliate of a Lender).
“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make loans pursuant to Section 2.01(e), as the same may be reduced from time to time pursuant to Section 3.02. The aggregate principal amount of the Swing Line Commitment shall be $20,000,000 on the Closing Date, and the Swing Line Commitment shall in no event exceed the Revolving Commitment. The Swing Line Commitment is part of, and not in addition to, the Revolving Commitment.
“Swing Line Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” shall mean, in its capacity as Swing Line Lender hereunder, KeyBank or, upon the resignation of KeyBank as Revolving Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Revolving Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swing Line Lender hereunder.
“Swing Line Loan” shall mean any loan made by the Swing Line Lender pursuant to Section 2.01(e)(i).
“Swing Line Note” shall have the meaning given to that term in Section 2.06(a).
“Syndication Amendment” shall have the meaning given to that term in Section 7.17.
“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under a so‑called synthetic, off‑balance sheet or tax retention lease.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings (including backup withholding) or other charges in the nature of taxation now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.
“Term Facility” shall mean any Tranche (or all Tranches) of Term Loans, as the context may require.
“Term Lead Arrangers” shall mean the Term Lead Arrangers listed on the cover page hereof.
“Term Lender” shall mean a Lender with a Term Loan Commitment or who holds a Term Loan.
“Term Loan Commitment” shall mean, for each Lender, (i) the Initial Term Loan Commitment, (ii) the Delayed Draw Term Loan Commitment, (iii) the commitments in respect of Incremental Term Loans, if any, issued after the Closing Date pursuant to Section 2.15 or (iv) the Other Term Commitments, if any, issued after the Closing Date pursuant to Section 2.17, as each may be modified pursuant to Section 2.16 or terminated or reduced in accordance with the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $275,000,000.
“Term Loans” shall mean, collectively, the Initial Term Loans, the Delayed Draw Term Loans and, unless the context otherwise requires, any Incremental Term Loans and any Other Term Loans.
“Term Loan Register” shall have the meaning set forth in Section 12.15(a).
“Term Note” shall have the meaning set forth in Section 2.06(a).
“Termination Date” shall mean the first date on which each of the following conditions are satisfied:
(a)    the full cash payment of the Obligations under the Loan Documents (other than unasserted contingent indemnification and reimbursement obligations and other than obligations in respect of Letters of Credit which have been Cash Collateralized or backstopped);
(b)    the termination or expiration of all Commitments; and
(c)    the full cash payment of the Obligations under the Secured Swap Agreements, to the extent due and payable or that would be due and payable pursuant to the Secured Swap Agreement upon the release of the pledge and security interests granted under the Security Documents (other than any Obligations relating to Swap Agreements that, at such time, are allowed by the applicable provider of such Swap Agreements to remain outstanding without being required to be repaid).
“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.
“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as at such date (after giving effect to any Incurrence, repayment, repurchase, redemption, defeasance, retirement or discharge of Indebtedness on such date) over (ii) Net Cash as at such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for the most recently completed Measurement Period.
“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.
“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three Tranches of Commitments on the Closing Date, i.e., Initial Term Loan Commitments, Delayed Draw Term Loan Commitments and Initial Revolving Commitments. Each Class of Loans or Commitments shall constitute a separate Tranche hereunder. Additional Tranches may be added after the Closing Date pursuant to Section 2.15, 2.16 or 2.17.
“Transactions” shall mean the Closing Date Acquisition, the Incurrence of the Initial Term Loans, the Delayed Draw Term Loan Commitments and the Initial Revolving Commitments, the Closing Date Refinancing and the payment of all fees (including any original issue discount), costs and expenses in connection with the foregoing (such fees, costs and expenses being, the “Transaction Costs”) and all of the transactions to occur on the Closing Date related to the foregoing.
“Transaction Costs” has the meaning set forth in the definition of Transactions.
“Transformative Acquisition” shall mean any acquisition (a) with a purchase price in excess of $200,000,000, (b) that is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (c) that if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide Holdings and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Undisclosed Administration” shall mean, in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.
“Unrestricted Subsidiary” shall mean:
(a)    any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.11 subsequent to the Closing Date but only to the extent that such Subsidiary:
(i)    is not, after giving effect to such designation, a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;
(ii)    is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (I) to subscribe for additional Capital Stock or (II) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
(iii)    has not guaranteed or otherwise directly or indirectly provided credit support for any then outstanding Indebtedness of Holdings or any of its Restricted Subsidiaries; and
(iv)    does not own or have any rights to any material Intellectual Property; and
(b)    any Subsidiary of an Unrestricted Subsidiary.
“Unused Commitment Fee” shall have the meaning given to that term in Section 3.01(e).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one‑twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.
“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” shall mean, with respect to any Loan, Commitment, or other applicable transaction, as the case may be, on any date of determination as calculated by the Administrative Agent, (a) any interest rate margin, (b) increases in interest rate floors (but only to the extent that an increase in the interest rate floor with respect to the Term Loans would cause an increase in the interest rate then in effect with respect thereto at the time of determination hereunder, and, in such case, then the interest rate floor (but not the interest rate margin solely for determinations under this clause (b)) applicable to such Term Loans shall be increased to the extent of such differential between interest rate floors), (c) original issue discount and (d) upfront fees paid to any Person, (with original issue discount and upfront fees being equated to interest based on assumed four-year life to maturity or, if less, the remaining life to maturity), but exclusive of any arrangement, commitment structuring, underwriting or similar fee paid to any Person in connection therewith that are not paid to all of the Lenders providing such Loans and Commitments.

Section 1.02    Other Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP (but subject to the terms of Section 12.07, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Loan Party shall be construed to include Holdings, the Borrower or such Loan Party as debtor and debtor‑in‑possession and any receiver or trustee for Holdings, the Borrower or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.
(b)The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to the Articles, Sections and Schedules of and Exhibits to this Agreement unless otherwise specified.
(c)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(d)Notwithstanding anything herein or any other Loan Document to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered, or subject to Section 2.10(d), payment is required to be made, on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.
(e)Any reference herein and in the other Loan Documents to the “payment in full” of the Obligations and words of similar import shall mean the occurrence of the Termination Date.
(f)Any financial ratios required to be maintained by Holdings or the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g)Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments herein or in the Loan Documents shall be deemed to include all subsequent amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications are not prohibited hereby; (b) all references to leases and licenses herein or in the Loan Documents will include sub-leases and sub-licenses, as applicable, and (c) references to any law or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law or regulation and, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(h)All references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof mean the actual knowledge of an Authorized Officer of a Loan Party or such Restricted Subsidiary.
(i)The word “or” is not exclusive.
(j)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including pro forma compliance with Section 8.13 hereof, any First Lien Net Leverage Ratio test, or Total Net Leverage Ratio test) (any such amounts, the "Fixed Amounts") substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the "Incurrence-Based Amounts"), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence and shall be calculated for the most recent twelve consecutive month period ending prior to the date of such determination for which consolidated financial statements of Holdings have been (or were required to be) delivered. In the event that any transaction permitted pursuant to Article VIII (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof) meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Article VIII (within the same negative covenant), the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such transaction and shall only be required to include the amount and type of such transaction in one of such clauses.
(k)All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by any such Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
(l)If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.
(m)For purposes of determining compliance with Section 8.01, 8.02, 8.04, 8.05, 8.06, or 8.07, in the event that any Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness is in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time the Borrower or one of its Subsidiaries is contractually obligated to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness (so long as, at the time of entering into the contract to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, it was permitted hereunder) and once contractually obligated to be incurred, made or acquired, the amount of such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.
(n)With respect to any period during which the Transactions or any Specified Transaction occurs, the calculation of the Total Net Leverage Ratio, First Lien Net Leverage Ratio, Consolidated EBITDA, Consolidated Net Income and Consolidated Total Assets or for any other purpose hereunder, with respect to such period shall be made on a Pro Forma Basis. For the avoidance of doubt, Excess Cash Flow shall not be calculated on a Pro Forma Basis.
(o)Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.
(p)Notwithstanding anything herein to the contrary, for purposes of (i) measuring the relevant ratios and baskets with respect to the incurrence of any Indebtedness or Liens or the making of any acquisitions or other Investments, Restricted Payments, prepayments of subordinated or junior Indebtedness, Asset Sales or fundamental changes or the designation of any Restricted Subsidiaries or (ii) determining compliance with representations and warranties or the occurrence of any default or Event of Default, in each case, in connection with a Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder, shall at Borrower’s option be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, basket, representation or warranty, such ratio, basket, representation or warranty shall be deemed to have been complied with. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket with respect to a transaction described in clause (i) of the previous sentence, on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated and tested both on (A) a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) has been consummated and (B) on a standalone basis assuming such Limited Condition Acquisition, and the other transactions in connection therewith, have not been consummated, until such time as such Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated or expires.
(q)Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Facility, Credit Agreement Refinancing Indebtedness or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE II
AMOUNT AND TERMS OF CREDIT

Section 2.01    Amounts and Terms of The Commitments.

(a)Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make an Initial Term Loan on the Closing Date in the aggregate principal amount of its Initial Term Loan Commitment; provided that, Initial Term Loans (A) will be incurred pursuant to a single drawing on the Closing Date, (B) are denominated in Dollars, and (C) except as hereinafter provided, shall, at the option of the Borrower, be maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.11(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type.
(b)Subject to and upon the terms and conditions set forth herein, each Lender with a Delayed Draw Term Loan Commitment severally agrees to make a Delayed Draw Term Loan on the Delayed Draw Funding Date, in the principal amount of its Delayed Draw Term Loan Commitment; provided that Delayed Draw Term Loans (A) will be incurred pursuant to a single drawing on the Delayed Draw Funding Date, (B) will be denominated in Dollars, (C) will initially be of the same Type and will have the same Interest Period as the Initial Term Loans outstanding immediately prior to the Borrowing of such Delayed Draw Term Loans and (D) bear interest, until the last day of such initial Interest Period, at the same rate as the Initial Term Loans outstanding immediately prior to the Borrowing of such Delayed Draw Term Loans. The Initial Term Loans and the Delayed Draw Term Loans (if and when funded) shall have the same terms and shall be treated as a single Class for all purposes, except that interest on the Delayed Draw Term Loans shall commence to accrue from the applicable Delayed Draw Funding Date thereof. Notwithstanding anything to the contrary herein, at its option and in its sole discretion, the Administrative Agent may fund the Delayed Draw Term Loans on the Delayed Draw Funding Date on behalf of each Lender having a Delayed Draw Term Loan Commitment immediately prior to the Delayed Draw Funding Date. To the extent the Administrative Agent funds the Delayed Draw Term Loans on behalf of such Lenders, each Lender with a Delayed Draw Term Loan Commitment immediately prior to the Delayed Draw Funding Date severally agree to repay to the Administrative Agent within one Business Day after the Administrative Agent has funded the Delayed Draw Term Loans, and the Borrower agrees to repay to the Administrative Agent any such amount not so funded by any Lender within three (3) Business Days after the Administrative Agent has funded the Delayed Draw Term Loans, the amount of Delayed Draw Term Loans corresponding to such Lender’s Delayed Draw Term Loan Commitment immediately prior to the Delayed Draw Funding Date together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount (other than, for the avoidance of doubt, interest paid pursuant to clause (ii) above), such amount shall constitute such Lender’s Delayed Draw Term Loan as part of such Borrowing for purposes of this Agreement. The Borrower and the Sponsor each agree to assist the Lead Arrangers in starting retail syndication of the Initial Term Loans and the Delayed Draw Term Loans by not later than September 28, 2018. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in no event shall the Delayed Draw Term Loans be required to be funded unless the Lead Arrangers have had a reasonable opportunity to syndicate the Delayed Draw Term Loan Facility.
(c)Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Commitment severally agrees to make a revolving loan or revolving loans (each, an “Initial Revolving Loan” and, collectively, the “Initial Revolving Loans”) to the Borrower, at any time and from time to time on or after the Closing Date until the earlier of the applicable Latest Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.
(d)After the Closing Date, subject to and upon the terms and conditions set forth herein and in the Incremental Amendment or Refinancing Amendment applicable to the Tranche of Loans then being made pursuant to this clause (d), each Lender with a Commitment with respect to such Tranche of Loans (other than an Initial Term Loan Commitment or a Delayed Draw Term Loan Commitment) severally agrees to make a Loan under such Tranche to the Borrower, which Loans under such Tranche (i) shall be incurred pursuant to a single drawing on the date set forth for such incurrence in the Incremental Amendment or Refinancing Amendment, as the case may be, (ii) shall be denominated in Dollars, and (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.11(b), all Term Loans under a Tranche comprising the same Borrowing shall at all times be of the same Type. Once repaid, Term Loans incurred hereunder may not be reborrowed. Within the limits set forth in this clause (d) above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.
(e)Swing Line Loans.
(i)Swing Line Commitment. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.01(e), agrees to make swing line loans in Dollars (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to the Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swing Line Loans, the Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, or (ii) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance, in whole or in part, an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby, irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Percentage times the amount of such Swing Line Loan.
(ii)Swing Line Loans. To request a Swing Line Loan, the Borrowers shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Swing Line Lender), a duly completed and executed Notice of Borrowing to the Swing Line Lender, not later than 12:00 noon, New York City time (or such later time as the Revolving Agent may agree in its sole discretion), on the Business Day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swing Line Loan. Each Swing Line Loan shall be a Base Rate Loan.

The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swing Line Lender, if any, or otherwise to an account as directed by the Borrower in the applicable Notice of Borrowing (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement, by remittance to the Issuing Bank). The Swing Line Lender shall endeavor to fund each Swing Line Loan by 3:00 p.m., New York City time and shall in all events fund each Swing Line Loan by no later than 5:00 p.m., New York City time, on the requested date of such Swing Line Loan. The Borrower shall not request a Swing Line Loan unless the conditions set forth in Section 6.02 shall have been satisfied. Swing Line Loans shall be made in minimum amounts of $100,000.
(iii)Prepayment. The Borrower shall have the right at any time and from time to time to repay, without prepayment or penalty, any Swing Line Loan, in whole or in part, upon giving written notice to the Swing Line Lender and the Revolving Agent before 1:00 p.m., New York City time, on the proposed date of repayment.
(iv)Participations. The Swing Line Lender (x) may at any time in its discretion and (y) shall, no less frequently than weekly when any Swing Line Loan is outstanding, by written notice given to the Revolving Agent (provided such notice requirement shall not apply if the Swing Line Lender and the Revolving Agent are the same entity) not later than 12:00 noon, New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans then outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Revolving Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Revolving Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Revolving Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Lenders; provided, that the Revolving Lender who is the Swing Line Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Revolving Agent shall notify the Borrower of any participations in any Swing Line Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Revolving Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Revolving Agent. Any such amounts received by the Revolving Agent shall be promptly remitted by the Revolving Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a

Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(v)Resignation or Removal of the Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Revolving Agent and the Borrower. Following such notice of resignation from the Swing Line Lender, the Swing Line Lender may be replaced at any time by written agreement among the Borrower (with the Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Revolving Agent and the successor Swing Line Lender. The Revolving Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees and interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender shall have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lenders, or to such successor and all previous Swing Line Lenders, as the context shall require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swing Line Loans.
(vi)Payments of Principal and Interest. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(f)Letters of Credit.
(i)General. Subject to the terms and conditions set forth herein, the Borrower may request the Issuing Banks, and the Issuing Banks agree, to issue Letters of Credit in Dollars for the account of the Borrower or any other Loan Party in a form reasonably acceptable to the Issuing Bank and the Revolving Agent, at any time and from time to time prior to the Letter of Credit Expiration Date (provided that the Borrower shall be a co-applicant, and be jointly and severally liable hereunder, with respect to each Letter of Credit issued for the account of any Loan Party). The Issuing Bank shall have no obligation to issue, and the Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance the total of the Revolving Exposures of the Lenders would exceed the Total Revolving Commitment or the LC Exposure of any Issuing Bank would exceed the Revolving Commitments of such Issuing Bank (or its applicable affiliate that is a Revolving Lender). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any LC Request or other agreement submitted by or on behalf of the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)Request for Issuance, Amendment, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment or extension of an outstanding Letter of Credit, the Borrowers shall deliver (or request by facsimile) by hand, or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Revolving Agent not later than 12:00 noon New York City time on the third Business Day preceding the requested date of issuance, amendment or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the Issuing Bank:
(A)the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
(B)the stated or “face” amount thereof;
(C)the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
(D)the name and address of the beneficiary thereof;
(E)whether the Letter of Credit is to be issued for the account of the Borrower or for the account of one of the other Loan Parties (provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of any Loan Party);
(F)the documents to be presented by such beneficiary in connection with any drawing thereunder;
(G)the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
(H)such other matters as the Issuing Bank may reasonably require.
A request for an amendment or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:
(I)the Letter of Credit to be amended or extended;
(J)the proposed date of amendment or extension thereof (which shall be a Business Day);
(K)the nature of the proposed amendment or extension; and
(L)such other matters as the Issuing Bank reasonably may require.
If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance of a Letter of Credit or any amendment thereto. A Letter of Credit shall be issued, amended or extended only if (and, upon issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the total of the Revolving Exposures of the Lenders shall not exceed the Total Revolving Commitment and (ii) the conditions set forth in Section 6.02 in respect of such issuance, amendment or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit.
Upon the issuance, amendment or extension of any Letter of Credit, the Issuing Bank shall promptly notify the Revolving Agent (and in the case of an issuance of a Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the Revolving Agent shall promptly notify each Revolving Lender, thereof) (and in the case of an issuance of a Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the notice to each Revolving Lender shall include a copy of such Letter of Credit and shall set forth the amount of each such Revolving Lender’s respective participation in such Letter of Credit pursuant to Section 2.01(f)(iv)).
(iii)Expiration Date.
(A)Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (y) five (5) Business Days prior to the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any extension thereof, 180 days after such extension) and (y) the Letter of Credit Expiration Date; provided, however, the Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond such date (the “LC Extension”) upon the Borrower either (i) Cash Collateralizing such Letter of Credit or (ii) backstopping such Letter of Credit, in each case unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days (or such longer period as may be specified in such Letter of Credit) prior to the then applicable expiration date that such Letter of Credit will not be extended.
(B)If the Borrower so request in any LC Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank in such Auto-Extension Letter of Credit, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such extension and (ii) the Letter of Credit Expiration Date, unless otherwise extended pursuant to the LC Extension; provided that the Issuing Bank shall not permit any such extension if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.01(f)(xiii) or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso to the first sentence of this paragraph, (1) from the Revolving Agent that any Revolving Lender directly affected thereby has elected not to permit such extension or (2) from the Revolving Agent, any Lender or, if no Default or Event of Default has occurred and is continuing, the Borrower that one or more of the applicable conditions specified in Section 6.02 are not then satisfied.
(iv)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Revolving Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.01(f)(v), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any defense, offset, abatement, withholding or reduction whatsoever.
(v)Reimbursement.

(A)If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if the Borrowers shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrowers receive such notice; provided that the Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with Revolving Loans bearing interest at the Base Rate in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loans bearing interest at the Base Rate.
(B)If the Borrower fails to make any such payment when due, the Issuing Bank shall notify the Revolving Agent and the Revolving Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Revolving Agent not later than 3:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Revolving Lender, and the Revolving Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Revolving Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Revolving Agent from the Borrower thereafter will be promptly remitted by the Revolving Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.
(C)If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Revolving Agent as provided above, each of such Revolving Lender and the Borrower agrees to pay interest on such amount, for each day from and including the date such LC Disbursement was made to but excluding the date such LC Disbursement is reimbursed, to the Revolving Agent for the account of the Issuing Bank at (i) in the case of the Borrower, the rate per annum set forth in (viii) below and (ii) in the case of such Lender, at a rate determined by the Revolving Agent in accordance with banking industry rules then in effect or practices on interbank compensation.
(vi)Obligations Absolute. The Reimbursement Obligation of the Borrower as provided in Section 2.01(f)(v) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement, or any other Loan Document, or any term or provision therein or herein; (ii) whether any other Person shall at any time have guaranteed or otherwise agreed to be liable for any of the Obligations or granted any security therefor, and if so, regardless of the termination of or any other change in the time, manner or place of payment of or any other term of any such guarantee or other obligations of such other Person, (iii) any exchange, change, waiver or release of, or failure of perfection of any Lien on, any Collateral for, or any other Person’s guarantee of or other liability for, any of the Obligations, (iv) the existence of any claim, setoff, defense or other right that the Borrower or any other Person may at any time have against any beneficiary of any Letter of Credit, any assignee of proceeds of any Letter of Credit, the Issuing Bank, or any other Person, (v) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (vi) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (vii) the fact that a Default or Event of Default shall have occurred and be continuing; (viii) any material adverse change in the business, property, results of operations, prospects or conditions, financial or otherwise, of the Borrower and its Restricted Subsidiaries, (ix) any merger, amalgamation, consolidation, sale of assets, or any other transaction involving any Loan Party, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.01(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder. None of the Revolving Agent, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, special, indirect, exemplary, incidental or punitive damages, claims in respect of which are hereby waived by the Borrower to the fullest extent permitted by applicable Requirements of Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction (which is not subject to appeal)), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(vii)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Revolving Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of their Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of payment of such Reimbursement Obligation set forth in Section 2.01(f)(v)).
(viii)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburse such LC Disbursement, at the Base Rate plus the Applicable Margin for a period of three (3) Business Days from the date of such LC Disbursement, and at the rate per annum determined pursuant to Section 2.09(d) thereafter. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.01(f)(v) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(ix)Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Revolving Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, (2) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding or (3) there shall exist a Defaulting Lender, then the Borrower shall immediately (or, in the case of clause (3), upon the reasonable request of the Revolving Agent) deposit on terms and in accounts satisfactory to the Revolving Agent and the Issuing Bank, in the name of the Collateral Agent and for the benefit of the Revolving Lenders and the Issuing Bank, an amount in cash equal to 103% of the LC Exposure as of such date (giving effect to any scheduled increases in the amount of such Letter of Credit, whether or not any conditions to such scheduled increases have been satisfied) plus any accrued and unpaid interest thereon and any other amounts due in connection therewith; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default under Section 10.01(f). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and pay accrued interest thereon and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the existence and continuance of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(x)Additional Issuing Banks. The Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an Issuing Bank hereunder. Any Revolving Lender consenting in writing to such designation shall have all the rights and obligations of the Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as the Issuing Bank, as the context shall require. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit. The Borrower shall promptly notify the Revolving Agent of the addition of an Issuing Bank pursuant to this paragraph (x) and the Revolving Agent shall promptly notify each other Issuing Bank and the Lenders thereof.
(xi)Resignation or Removal of the Issuing Bank. Each Issuing Bank may resign as an Issuing Bank hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Revolving Agent and the Borrower. An Issuing Bank may be replaced at any time by the Borrower. The Borrower shall promptly notify the Revolving Agent and the Revolving Agent shall promptly notify the Issuing Banks and the Lenders of any such replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.01(b) and, if an to the extent requested by the replaced Issuing Bank (and as a condition to the effectiveness of such resignation or replacement), any Letter of Credit issued by such replaced Issuing Bank shall have expired in accordance with its terms or shall have been cancelled at the request of the beneficiary(ies) thereof, in each case without any pending drawing thereon, or shall have been Cash Collateralized or backstopped, as so requested. From and after the effective date of any such resignation or replacement, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such additional or to any previous Issuing Bank, or to such successor or such additional and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue, amend or extend any Letter of Credit.
(xii)Issuing Bank. The Issuing Bank shall have all of the benefits and immunities (A) provided to the Revolving Agent in Section 11.06 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Revolving Agent” as used in Article IX included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(xiii)Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or
(B)the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank now or hereafter in effect. The Issuing Bank shall be under no obligation to amend any Letter of Credit if (1) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (2) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(xiv)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party other than the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit and shall be obligated to pay to the Issuing Bank any interest, fees or other amounts due and payable in connection with such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Loan Party inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the issuance of such Letters of Credit and the businesses of such Loan Party.

Section 2.02    Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount applicable to such Class. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (or such greater number as may be agreed by the Administrative Agent or, with respect to the Revolving Loans only, the Revolving Agent) Borrowings of LIBOR Loans in the aggregate for all Classes of Loans.

Section 2.03    Notice of Borrowing.

(a)If the Borrower desires to incur the Loans (or portions thereof) as (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent (and, with respect to Revolving Loans only, the Revolving Agent) at the Notice Office at least three Business Days (or, with respect to LIBOR Loans to be made on the Closing Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the LIBOR Loans to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s (or, with respect to Base Rate Loans to be made on the Closing Date, such shorter period as shall be acceptable to the Administrative Agent) prior notice of the Base Rate Loans to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) on such day. Each such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit F, appropriately completed to specify: (i) the aggregate principal amount of such Borrowing and whether it is to be a Borrowing of Revolving Loans or Term Loans, (ii) the Class of the Loans to be incurred pursuant to such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (v) the applicable account details for the Borrower. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Class specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(b)Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(c)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Latest Maturity Date.

Section 2.04    Repayment of Loans.

(a)The principal amount of the Loans of each Lender shall be repaid (i) in the case of the Initial Term Loans, (X) on each Quarterly Payment Date, commencing with the last Business Day of the first full Fiscal Quarter of the Borrower and its Subsidiaries following the Closing Date, in an amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans incurred on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with this Section 2.04, Section 4.01, Section 4.02 or purchases in accordance with Section 12.04(a)(iv) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.15) and (Y) on the Initial Term Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, (ii) in the case of Initial Revolving Loans, on the Initial Revolving Loan Maturity Date and (iii) in the case of Swing Line Loans, on the earlier of (x) the Initial Revolving Loan Maturity Date and (y) the first date after such Swing Line Loan is made that is the 15th or last Business Day of a calendar month and is at least two Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swing Line Loans that were outstanding on the date such Revolving Borrowing was requested.
(b)The principal amount of Delayed Draw Term Loans of each Lender shall be repaid on each Quarterly Payment Date, commencing with the last Business Day of the first full Fiscal Quarter of the Borrower and its Subsidiaries following the Delayed Draw Funding Date, in an amount equal to 0.25% of the aggregate principal amount of such Delayed Draw Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with this Section 2.04, Section 4.01, Section 4.02 or purchases in accordance with Section 12.04(a)(iv)). To the extent not previously paid, each Delayed Draw Term Loan shall be due and payable on the Initial Term Loan Maturity Date.
(c)The principal amount of Incremental Term Loans of each Additional Incremental Lender shall be repaid as provided in the respective Incremental Amendment, subject to the requirements of Section 2.15. To the extent not previously paid, each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan.
(d)The principal amount of any Loans extended pursuant to an Extension shall be repaid as provided in the respective Extension, subject to the requirements of Section 2.16. To the extent not previously paid, each Loan under a Tranche extended pursuant to an Extension shall be due and payable on the Maturity Date applicable to such Loan as provided in the respective Extension, subject to the requirements of Section 2.16.
(e)The principal amount of any Other Term Loans or Other Revolving Loans, as applicable, shall be repaid as provided in the respective Refinancing Amendment, subject to the requirements of Section 2.17. To the extent not previously paid, each Other Term Loan or Other Revolving Loan, as applicable, shall be due and payable on the Maturity Date applicable to such Other Term Loan or Other Revolving Loan, as applicable, as provided in the respective Refinancing Amendment, subject to the requirements of Section 2.17.

Section 2.05    Disbursement of Funds. No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.08) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.09. Nothing in this Section 2.05 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.

Section 2.06    Promissory Notes.

(a)The Borrower’s obligation to pay the principal of, and interest on, the Loans of any Class under a Tranche made by each Lender shall be evidenced in the Term Loan Register maintained by the Administrative Agent pursuant to Section 12.15(a) or the RCF Register maintained by the Revolving Agent pursuant to Section 12.15(b), as applicable, and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and promptly delivered by the Borrower substantially in the form of Exhibit G-1 (each, a “Term Note” and, collectively, the “Term Notes”), Exhibit G-2 (each, a “Delayed Draw Term Note” and, collectively, the “Delayed Draw Term Notes”), Exhibit G-3 (each, a “Revolving Note” and, collectively, the “Revolving Notes”) or Exhibit G-4 (each, a “Swing Line Note” and, collectively, the “Swing Line Notes”), as the case may be.
(b)Each Lender will note on its internal records the amount of each Loan of any Class under a Tranche made by it and each payment in respect thereof and prior to any transfer of any of its Notes with respect to such Loans will endorse on the reverse side thereof the outstanding principal amount of such Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.
(c)Notwithstanding anything to the contrary contained above in this Section 2.06 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans under a Tranche to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans under such Tranche (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans under a Tranche, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

Section 2.07    Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.11(b) or unless the Borrower complies with the provisions of Section 2.12, LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Significant Event of Default, Base Rate Loans may not be converted into LIBOR Loans, and (iii) no conversion pursuant to this Section 2.07 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower giving the Administrative Agent at the Notice Office prior to 1:00 p.m. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit H, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.

Section 2.8    Pro Rata Borrowings. Except in the case of a Borrowing comprised of Swing Line Loans and subject to the reallocation rules set forth in Section 2.14(c), all Borrowings of any Tranche of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments applicable to such Tranche of Loans. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.09    Interest.

(a)The Borrower agrees to pay interest in respect of the unpaid principal amount of each Initial Term Loan, Delayed Draw Term Loan and/or Initial Revolving Loan maintained as a Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.07 or 2.10, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.
(b)The Borrower agrees to pay interest in respect of the unpaid principal amount of each Initial Term Loan, Delayed Draw Term Loan and/or Initial Revolving Loan maintained as a LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.07, 2.10 or 2.11, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBOR Rate for such Interest Period.
(c) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Incremental Loan as provided in the respective Incremental Amendment, subject to the requirements of Section 2.15. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan extended pursuant to an Extension as provided in the respective Extension, subject to the requirements of Section 2.16. The Borrower agrees to pay interest in respect of the unpaid principal amount of any Credit Agreement Refinancing Indebtedness as provided in the respective Refinancing Amendment, subject to the requirements of Section 2.17.
(d)Upon the occurrence and during the continuance of a Significant Event of Default, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and all other overdue amounts shall, in each case, bear interest at a rate per annum equal to (x) in the case of overdue principal, the rate which is 2.00% in excess of the rate then borne by such Loans, (y) in the case of unreimbursed LC Disbursements, the Base Rate plus the Applicable Margin plus 2%, or (z) in the case of all other overdue amounts (including, to the extent permitted by law, overdue interest) payable hereunder and under any other Loan Document, the rate which is 2.00% in excess of the rate applicable to Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.09(d) shall be payable on written demand.
(e)Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand
(f)Upon each Interest Determination Date, the Administrative Agent shall determine the LIBOR Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders of such LIBOR Loans thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

Section 2.10    Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, if approved by each Lender of such LIBOR Loan, twelve month period or any period shorter than one month, provided that (in each case):
(a)all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
(c)if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(d)if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(e)upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Significant Event of Default, no Interest Period may be selected; and
(f)no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

If by 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one month effective as of the expiration date of such current Interest Period; provided that, if the Borrower is not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

Section 2.11    Increased Costs, Illegality, etc.

(a)In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (A) below, may be made only by the Administrative Agent):
(A)on any Interest Determination Date that, by reason of any changes in any Requirement of Law arising after the Closing Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
(B)at any time, that such Lender shall incur increased costs, Taxes (other than Excluded Taxes and Indemnified Taxes which are otherwise provided for in Section 4.04) or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate and/or (y) other circumstances arising since the Closing Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the

LIBOR Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or
(C)at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the London interbank market; then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (A) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (A) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (A) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (B) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (C) above, the Borrower shall take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by law.
(b)At any time that any LIBOR Loan is affected by the circumstances described in Section 2.11(a)(B), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.11(a)(C), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.11(a)(B) or (C) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.11(b).
(c)If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Loans or Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts, will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(c) upon the subsequent receipt of such notice.
(d)Notwithstanding anything in this Agreement to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.11).
(e)For the avoidance of doubt, this Section 2.11 shall not apply to any Excluded Taxes, or to any Indemnified Taxes, which are otherwise provided for in Section 4.04.
(f)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (A) the circumstances set forth in subsection (a) of this Section 2.11 have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in subsection (a) of this Section 2.11 have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (A) or (B), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 12.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention and contain a 0% floor; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective, and (y) if any Notice of Borrowing requests a LIBOR Loan, such Borrowing shall be made as an Base Rate Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (B) above in this subparagraph (f), then clauses (x) and (y) of this sentence shall apply during such period only if the LIBOR Rate for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this subparagraph (f) is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.12    Compensation.
(a)The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all actual losses, reasonable and documented out‑of‑pocket expenses and liabilities (including, without limitation, any actual loss, reasonable and documented out‑of‑pocket expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent (or, if applicable the Revolving Agent)) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.11(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Article X) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.11(b).
(b)With respect to any Lender’s claim for compensation under Section 2.11 or 2.12, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)The Borrower shall make such compensation under Section 2.11 or 2.12 within 30 days after receipt of written request therefor.

Section 2.13    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.11 and 4.04.

Section 2.14    Replacement of Lenders; Defaulting Lenders.

(a)(x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires the consent of each Lender or each directly and adversely affected Lender which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(a), the Borrower shall have the right, if no Event of Default then exists or would exist after giving effect to such replacement, by written notice, (I) to terminate all Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (II) in accordance with Section 12.04 to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent and/or Revolving Agent (to the extent the consent of the Administrative Agent and/or Revolving Agent would be required under Section 12.04); provided that in the case of this clause (II):
(i)at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 12.04 (and with all fees payable pursuant to said Section 12.04 to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments, outstanding Loans and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender; and
(ii)all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.12) shall be paid in full to such Replaced Lender concurrently with such replacement.
(b)Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.14, the Administrative Agent or the Borrower shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.14 and Section 12.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above (and, if so required by the Administrative Agent, the assignment fee referred to in Section 12.04 (which shall be payable by the Borrower or the Replacement Lender)), recordation of the assignment on the Term Loan Register by the Administrative Agent pursuant to Section 12.15(a) or the RCF Register by the Revolving Agent pursuant to Section 12.15(b) and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Section 2.11, 2.12, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender. In the case of the substitution of a Lender pursuant to this Section, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the Replacement Lender executed and delivers such Assignment and Assumption and/or such other documentation and (y) the date as of which all obligations of the Borrower required to be paid to the Replaced Lender pursuant to this Section, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Administrative Agent and the Borrower shall each be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(c)If any Swing Line Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)all or any part of such Defaulting Lender’s participation in Swing Line Exposure and LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, but only (y) to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment and (z) if requested in writing by the Revolving Agent, the Borrower shall have confirmed that the conditions set forth in Section 6.02 are satisfied at the time of such reallocation and if the Borrower cannot confirm such conditions have been satisfied (which shall not constitute a Default or an Event of Default) and such conditions have not otherwise been waived by the Required Revolving Lenders, then clause (ii) below shall apply;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Revolving Agent, (a) prepay such Swing Line Exposure of such Defaulting Lender and (b) Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.01(f)(ix) for so long as such LC Exposure is outstanding;
(iii)if any portion of such Defaulting Lender’s LC Exposure is Cash Collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is Cash Collateralized;
(iv)if any portion of such Defaulting Lender’s LC Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Pro Rata Percentages;
(v)if any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.14(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the fee that otherwise would have been payable to such Defaulting Lender pursuant to Section 3.01(c) (with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated;
(vi)so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure will be at least 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or Cash Collateralized in accordance with this Section 2.14(c), and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and
(vii)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Section 2.14) may, in lieu of being distributed to such Defaulting Lender, be retained by the Collateral Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Collateral Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Collateral Agent and Revolving Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Revolving Agent, (iv) fourth, if so determined by the Revolving Agent and the Borrower, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower, the Issuing Bank, the Swing Line Lender or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, the Issuing Bank, the Swing Line Lender, the Revolving Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded in respect of its participation obligations and (y) made at a time when the conditions set forth in Section 6.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
(d)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Unused Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender and such Defaulting Lender shall not be entitled to receive any Unused Commitment Fee pursuant to Section 3.01(e). If the Borrower, the Administrative Agent, the Revolving Agent, each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Revolving Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Revolving Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.14(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.15    Incremental Loan Commitments.

(a)At any time and from time to time after the Closing Date and prior to the Latest Maturity Date, subject to the terms and conditions set forth herein, the Borrower may by prior notice to the Administrative Agent, request to add one or more new credit facilities (each, an “Incremental Facility”) denominated in Dollars and consisting of (x) one or more additional tranches of term loans (each, an “Incremental Term Facility” and the term loans extended thereunder, the “Incremental Term Loans”) or (y) one or more additional tranches of revolving loans or an increase in Commitments under the then existing Revolving Facility (each, an “Incremental Revolving Facility” and the revolving loans extended thereunder, the “Incremental Revolving Loans”) in an aggregate amount not to exceed $25,000,000 for all such Incremental Revolving Loans, or a combination thereof, provided that (i) immediately before and after giving effect to each Incremental Amendment and the applicable Incremental Facility, no Default or Event of Default has occurred and is continuing or would result therefrom and the representations and warranties in Article V shall be true and correct in all material respects; provided that to the extent the proceeds of any Incremental Facility are intended to be applied to finance a Limited Condition Acquisition, if agreed to by the Additional Incremental Lenders providing such Incremental Facility, (x) the only representations and warranties that will be required to be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of the applicable closing date for such Incremental Facility shall be (A) customary “specified representations” with respect to the applicable acquired company or business and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Additional Incremental Lenders, but only to the extent that Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement, and (y) the only condition with respect to absence of a Default or Event of Default shall be the absence of a Default or Event of Default at the time such acquisition agreement is entered into, (ii) the amount of Incremental Term Facilities and Permitted Incremental Equivalent Debt as of such date shall not be greater than the Maximum Incremental Term Facilities Amount permitted to be incurred on such date, (iii) no Incremental Loans shall benefit from any Guarantees or Collateral that do not ratably benefit the Loans and (iv) in the event that the Yield for any Incremental Term Loans incurred in reliance on clause (b)(i) of the definition of Maximum Incremental Term Facilities Amount that are pari passu in right of payment and with respect to security with the then existing Term Loans is higher than the Yield for the then existing Term Loans by more than 50 basis points, then the Applicable Margin for the then existing Term Loans shall be increased to the extent necessary so that the Yield for such then existing Term Loans is equal to the Yield for such Incremental Term Loans minus 50 basis points (the “MFN Adjustment”); provided that the MFN Adjustment shall not be applicable to (x) any Incremental Term Loans that are incurred more than 12 months after the Closing Date, (y) any Incremental Term Loans that have a maturity date more than one year after the Latest Maturity Date or (z) any Incremental Term Loans incurred in connection with a Permitted Acquisition or other similar Investment. Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above. Any Lenders participating in an Incremental Revolving Facility, unless then a Revolving Lender, shall be reasonably acceptable to the Swing Line Lender and the Issuing Bank, in each case under such Incremental Revolving Facility set forth above.
(b)Each Incremental Facility (i) shall rank (A) pari passu in right of payment and in respect of the Collateral with the Obligations in respect of the Revolving Commitments and the Term Loans made available to the Borrower (subject to the applicable Intercreditor Agreement if incurred under documentation outside of the Loan Documents) or (B) junior in right of payment and in respect of the Collateral with the Obligations in respect of the Revolving Commitments and the Term Loans made available to the Borrower or unsecured (and if secured, subject to the applicable Intercreditor Agreement, and if unsecured, shall be established as a separate facility under documentation outside of the Loan Documents), (ii) for purposes of prepayments, shall be treated no more favorably than the Initial Term Loans, in the case of an Incremental Term Facility, or the Initial Revolving Loans, in the case of an Incremental Revolving Facility, in each case except those that only apply after the then existing Latest Maturity Date, (iii) except as otherwise required or permitted in this Section 2.15, shall have such terms, if not consistent with the terms of the Initial Term Loans, in the case of an Incremental Term Facility, or Revolving Loans, in the case of an Incremental Revolving Facility, as shall be agreed by the Borrower and the Additional Incremental Lenders providing such Incremental Term Facility or Incremental Revolving Facility; provided that to the extent such terms and documentation are not consistent with the then existing Term Loans or Revolving Loans (except to the extent relating to maturity, yield, use of proceeds or availability), they shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the Latest Maturity Date of any then existing Term Loans or Incremental Term Loans or Revolving Loans or Incremental Revolving Loans) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loans or Incremental Revolving Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Term Loans or Revolving Loans, as applicable, or if such financial maintenance covenant applies only after the payment in full of any then existing Term Loans); provided further that (A) no Incremental Term Facility shall have a final maturity date earlier than the Latest Maturity Date, (B) no Incremental Term Facility shall have a weighted average life that is shorter than the weighted average life of the latest maturing class of then-existing Term Loans (provided that, the immediately foregoing proviso shall not apply to up to $25,000,000 in Incremental Term Loans as selected by the Borrower (the “Incremental Maturity Exception”)) and (C) no Incremental Revolving Facility shall have a final maturity date earlier than the Initial Revolving Loan Maturity Date; provided, further, that to the extent any Incremental Facility is not pari passu in right of payment and in respect of the Collateral with the Obligations, it shall (except in the case of any Incremental Term Facility that is incurred as a last-out tranche) be documented pursuant to documentation other than the Loan Documents.
(c)Each notice from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Any additional bank, financial institution, existing Lender or other Person that elects to provide Commitments under an Incremental Facility shall be reasonably satisfactory to (i) the Borrower and, (ii) if Administrative Agent, the Revolving Agent or the Issuing Bank would have consent rights with respect to such new lender under Section 12.04 herein were such new lender to take an assignment of Loans hereunder, the Administrative Agent, the Revolving Agent or the Issuing Bank, as applicable (such consent of the Administrative Agent, the Revolving Agent or the Issuing Bank, as applicable, not to be unreasonably withheld) (any such bank, financial institution, existing Lender or other Person being called an “Additional Incremental Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Incremental Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) and (to the extent it affects the rights or increases the obligations of the Administrative Agent or Revolving Agent), the Administrative Agent or Revolving Agent, as applicable). No Lender shall be obligated to provide any Commitments under an Incremental Facility, unless it so agrees (and any Lender that does not respond shall be conclusively presumed not to agree to provide additional Commitments). Commitments in respect of any Incremental Facilities shall become Commitments under this Agreement. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Incremental Lenders comparable to the provisions of Section 12.12 or any changes to Section 2.04 necessary to ensure such Incremental Term Facilities are fungible with the existing Term Loans if such Incremental Term Facility is intended to be of the same Class as the relevant existing Term Loans). The proceeds of any Loans under an Incremental Facility will be used, directly or indirectly, for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder (including, without limitation, Restricted Payments and acquisitions).
(d)This Section 2.15 shall supersede any provisions in Section 2.08 or 12.12 to the contrary.

Section 2.16    Loan Modification Offers.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Loan Modification Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Loan Modification Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Loan Modification Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying (without increasing the Weighted Average Life to Maturity) the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans, in each case as so extended, as well as the Initial Term Loans or Revolving Commitments, as applicable, in each case, not so extended, being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied:
(i)except as to interest rates, fees, premiums and final maturity (which shall be determined by the Borrower and set forth in the relevant Loan Modification Offer), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Loan Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the loans made pursuant thereto, the “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with applicable terms prior to the maturity date of the Initial Revolving Loans no more favorable, in any material respect, taken as a whole, to the Extending Revolving Loan Lenders than the terms of the Initial Revolving Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Revolving Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans, (5) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any Initial Revolving Commitments) which have more than four different maturity dates and (6) except as the Swing Line Lender may otherwise agree, Swing Line Loans shall be required to be paid in full on the maturity date of the non-extended Revolving Commitments (and may, for the avoidance of doubt, be re-borrowed pursuant to the terms hereof after such maturity date),
(ii)the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall be a Term Loans which shall be extended pursuant to a Loan Modification Offer and shall have terms substantially identical to, or taken as a whole, no more favorable to the Extending Term Lenders, as the original Term Loans except as to interest rates, fees, final maturity and, after the Latest Maturity Date that is in effect on the effective date of such Extended Term Loans (immediately prior to the establishment of such Extended Term Loans) with respect to Term Loans, any other covenants and provisions (which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Loan Modification Offer); provided that (A) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date then in effect in respect of then existing Term Facilities, (B) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (C) no Extended Term Loans may be optionally or mandatorily prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including existing Term Loans from which they were amended) are repaid in full, unless such optional or mandatory prepayment is accompanied by a pro rata optional or mandatory prepayment (subject to any right of the relevant Lenders to decline the same) of such other Term Loans, (D) any such Extended Term Loans (and the Liens securing the same) shall be subject to the terms of any Intercreditor Agreement then in effect and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) (subject to any right of the relevant Lenders to decline the same) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Loan Modification Offer,
(iii)if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Term Loans or Revolving Loans, as the case may be, of such term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Loan Modification Offer,
(iv)all documentation in respect of such Extension shall be consistent with the foregoing, and
(v)any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.
(b)With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.01 or 4.02 and (ii) no Loan Modification Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Loan Modification Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.16. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(c)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof), (ii) with respect to any Extension of the Revolving Commitments, the consent of the Revolving Agent, each Issuing Bank and the Swing Line Lender (except to the extent such Swing Line Loan has been terminated by the Borrower), and (iii) to the extent affecting the rights or increasing the obligations of the Administrative Agent or the Collateral Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent or the Collateral Agent, as applicable, which consent shall not be unreasonably withheld or delayed; provided, the Borrower will promptly notify the Administrative Agent and the Collateral Agent of any such Extensions. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent and, to the extent applicable, the Collateral Agent, to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower and other Loan Parties as may be necessary in order to establish new Classes in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.16, and the effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 6.02 and, to the extent reasonably requested by the Administrative Agent or the Collateral Agent, receipt by the Administrative Agent and the Collateral Agent of (i) legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent or the Collateral Agent in order to ensure that the Extended Term Loans, as applicable, are provided with the benefit of the applicable Loan Documents. In addition, any such amendment shall provide that, to the extent consented to by each relevant Issuing Bank, (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-extended Revolving Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (b) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Commitments are available to participate in any such Letters of Credit. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent and Collateral Agent are hereby directed to amend) any Mortgage that has a maturity date prior to the latest termination date of any Extended Term Loans or Extended Revolving Commitments so that such maturity date is extended to the latest termination date of any Extended Term Loans or Extended Revolving Commitments (or such later date as may be advised by local counsel to the Administrative Agent and the Collateral Agent). No Lender shall be required to participate in any Extension. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ and not more than thirty Business Days’ (or such other period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(e)This Section 2.16 shall supersede any provisions in Section 2.08 or 12.12 to the contrary and no conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.17    Refinancing Amendments. At any time after the Closing Date, the Borrower may, subject to the third from last sentence of this Section, obtain from any existing Lender or any other Eligible Assignee reasonably satisfactory to the Borrower and, in the case of any Other Revolving Commitments, the Revolving Agent, the Swing Line Lender and the Issuing Bank (any such existing Lender or other Person being called an “Additional Refinancing Lender”) Credit Agreement Refinancing Indebtedness under this Agreement in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Commitments (including the corresponding portion of the Revolving Loans) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Commitments (including the corresponding portion of the Other Revolving Loans), in the form of (x) Other Term Loans or Other Term Commitments, in the case of clause (a) or (y) Other Revolving Loans or Other Revolving Commitments in the case of clause (b), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will (A) rank pari passu in right of payment and of security or (B) be unsecured and rank pari passu or junior in right of payment, in each case, with the other Loans and Commitments hereunder, (ii) have such pricing, interest, fees, premiums and optional prepayment terms as may be agreed by Borrower and the Additional Refinancing Lenders thereof, (iii) not be secured by any assets that do not constitute Collateral, (iv) will be borrowed by the Borrower and guaranteed solely by Holdings and the Subsidiary Guarantors (or a person that becomes a Subsidiary Guarantor at the time of incurrence of such Credit Agreement Refinancing Indebtedness), (v) shall provide that each Class of Credit Agreement Refinancing Indebtedness shall be prepaid and repaid (or offered to be repaid, as applicable) on a pro rata basis with all voluntary prepayments and mandatory prepayments (other than amortization payments) of the corresponding Class of Refinanced Debt (or, as may be agreed to by the Lenders and Additional Refinancing Lenders providing such Credit Agreement Refinancing

Indebtedness in the respective Refinancing Amendment, otherwise provide for more favorable prepayment treatment for such other Classes of Refinanced Debt), (vi) will not have a shorter final maturity (or a shorter Weighted Average Life to Maturity), than the respective Class of Refinanced Debt, (vii) shall, if the Refinanced Debt is subordinated in right of payment to, or to the Lien securing, the Obligations, be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, on terms (a) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Refinanced Debt or (b) otherwise reasonably acceptable to the Administrative Agent and (viii) except as permitted in clause (ii) above, the other terms and conditions of such Credit Agreement Refinancing Indebtedness (excluding pricing, fees and optional prepayment or redemption terms) are, taken as a whole, not materially more favorable (as determined by the Borrower) to the Lenders providing such Indebtedness than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the then-applicable Latest Maturity Date of the of the applicable Refinanced Debt). The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver in accordance with the terms of such Refinancing Amendment) on the date thereof of each of the conditions set forth in Section 6.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent, (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents and (iii) such other conditions as are mutually agreed with the participating Additional Refinancing Lenders. Each Class of Credit Agreement Refinancing Indebtedness (other than in connection with an extension of the maturity of Term Loans) incurred under this Section 2.17 shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Credit Agreement Refinancing Indebtedness set forth above. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swing Line Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms (other than with respect to requirements to satisfy financial covenants prior to issuance of Letters of Credit or borrowing Swing Line Loans) applicable to Letters of Credit and Swing Line Loans under this Agreement before giving effect to such Refinancing Amendment. In addition, any such amendment shall provide that, if consented to by each relevant Issuing Bank, (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-refinanced Revolving Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding refinanced Revolving Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (b) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient refinanced Revolving Commitments are available to participate in any such Letters of Credit. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto

(including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, and the Borrower, to effect the provisions of this Section and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Refinancing Amendment. Each Additional Refinancing Lender shall be an Eligible Assignee and any Other Term Loans held by the Sponsor, any Affiliated Lender, any Affiliated Investment Fund, or any Restricted Affiliated Lender shall be subject to the same restrictions applicable to assignments to such persons as set forth in Sections 12.04 and 12.12 hereof (including voting restrictions and, where applicable, an aggregate cap on the amount of Term Loans held by such persons, in each case, pursuant to the terms set forth in this Agreement). No Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness, unless it so agrees. This Section 2.17 shall supersede any provisions in Section 2.08 or 12.12 to the contrary. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.

ARTICLE III
FEES; REDUCTION OR TERMINATION OF COMMITMENTS

Section 3.01    Fees.

(a)Administrative Agent’s and Revolving Agent’s Fees. The Borrower agrees to pay to the Administrative Agent and the Revolving Agent such fees in the amounts and at the times specified in the Fee Letter or as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent.
(b)Closing Date Fees. The Borrower paid on the Closing Date to the Lead Arrangers, the Lenders, the Revolving Agent and the Administrative Agent the fees required to be paid on such date pursuant to the Fee Letter.
(c)Delayed Draw Ticking Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 2.14, in the case of a Defaulting Lender) with a Delayed Draw Term Loan Commitment, a per annum fee which shall accrue at the rate of (x) for a period from the date that is 31 days after the Closing Date until the earlier of (A) the Delayed Draw Termination Date and (B) the date that is 60 days after the Closing Date, fifty percent (50%) of the Applicable Margin for LIBOR Loans on the average daily undrawn portion of the Delayed Draw Term Loan Commitments for such period and (y) thereafter until the Delayed Draw Termination Date, one-hundred percent (100%) of the Applicable Margin for LIBOR Loans on the average daily undrawn portion of the Delayed Draw Term Loan Commitments for such period (the foregoing fees, the “Delayed Draw Ticking Fee”). The Delayed Draw Ticking Fee shall be due and payable on the Delayed Draw Termination Date. The Delayed Draw Ticking Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)Delayed Draw Funding Fee. The Borrower agrees to pay on the Delayed Draw Funding Date to the Administrative Agent for the account of each Lender funding a Delayed Draw Term Loan a fee in an amount of up to 1.00% of each such Lender’s Delayed Draw Term Loan Commitments on the Delayed Draw Funding Date. Such fee shall be due and payable on the Delayed Draw Funding Date and, for the avoidance of doubt, shall replace the DDTL Closing Fee (as defined in the Fee Letter).
(e)Unused Commitment Fee. The Borrower shall pay to the Revolving Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender (excluding any Defaulting

Lender) in an amount equal to 0.50% times the actual daily amount by which the aggregate Revolving Commitments of all Revolving Lenders exceeds the Revolving Exposure of all Revolving Lenders, subject to adjustment pursuant to Section 2.14. The Unused Commitment Fee shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Article VI is not met, and shall be due and payable in arrears (i) on the last Business Day of each Fiscal Quarter of the Borrower during the Revolving Availability Period, commencing on the first such date to occur after the Closing Date, and (ii) on the last day of the Revolving Availability Period.
(f)LC Fees. The Borrower agrees to pay (i) to the Revolving Agent for the account of each Revolving Lender (excluding any Defaulting Lender) a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue from time to time at a rate equal to the percentage in clause (b)(ii) of the definition of “Applicable Margin” on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at 0.25% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s reasonable customary fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of each Fiscal Quarter of the Borrower of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly on written demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within (10) Business Days after written demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.02    Termination of Commitments.

(a)The Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the Incurrence by the Borrower of Initial Term Loans on such date). The Delayed Draw Term Loan Commitments shall terminate on the Delayed Draw Termination Date.
(b)At its option, the Borrower may at any time terminate, or from time to time, without premium or penalty (except as provided in Section 2.12), permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is not less than $250,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 4.01, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.
(c)The Borrower shall notify the Revolving Agent in writing of any election to terminate or reduce the Commitments under Section 3.02(b) not later than 2:00 p.m. one Business Day (or, in the case of a prepayment of LIBOR Loans, three (3) Business Days or such shorter period as the Revolving Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Revolving Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the consummation of any other transaction or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Revolving Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower may extend the date of termination at any time with the consent of the Revolving Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

ARTICLE IV
PREPAYMENTS; PAYMENTS; TAXES
Section 4.01    Voluntary Prepayments.

(a)The Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty (except, in the case of Term Loans, as provided in Section 4.01(c) and, in the case of all Loans, as provided in Section 2.12). Subject to the terms, conditions and limitations set forth herein, the Borrower may reborrow any Revolving Loans that have been prepaid.
(b)Any prepayment of Loans shall be made upon irrevocable notice (subject to revocation as, and in the circumstances, set forth in clause (II) below) delivered to the Administrative Agent (and, to the extent solely with respect to the Revolving Loans, the Revolving Agent) no later than Noon (New York City time) three Business Days prior thereto, in the case of LIBOR Loans, and no later than Noon (New York City time) on the date of such payment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment, identify the Class and Tranche of the prepayment of Loans and whether the prepayment is of LIBOR Loans or Base Rate Loans; provided, that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.12; and provided, further, that (I) each voluntary prepayment of Loans pursuant to this Section 4.01(b) shall be applied at the Borrower’s election, to the Revolving Loans exclusively or to each Tranche of Term Loans on a pro rata basis (other than a prepayment of Loans with the proceeds of (x) Indebtedness Incurred pursuant to Section 2.17 or (y) Indebtedness Incurred under Section 8.01(d), which, in each case, shall be applied to the Tranche of Loans being Refinanced pursuant thereto) and (II) if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Term Facilities, Revolving Facilities or otherwise conditioned upon the consummation of any other transaction or the occurrence of any event (including an acquisition or a Change of Control), such notice of prepayment may be revoked if such Refinancing is not consummated or such condition is not satisfied, subject to payment of any costs referred to in Section 2.12. Upon receipt of any such notice the Administrative Agent (and Revolving Agent, if applicable) shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by Prepayment Fees required by Section 4.01(c), if applicable, and accrued interest. Partial prepayments of Term Loans shall be in an aggregate principal amount of at least $1,000,000 or, if less, the outstanding principal amount of such Borrowing. Prepayments of Revolving Loans and Swing Line Loans shall be an aggregate principal amount not less than the lesser of (i) $1,000,000 and (ii) the aggregate principal amount of all such Revolving Loans or Swing Line Loans outstanding.

(c)If the Borrower (x) prepays, refinances, converts, substitutes or replaces any Term Loans in connection with a Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Term Loans immediately prior to the consummation of such Repricing Transaction (including each Lender holding Term Loans immediately prior to the consummation of such Repricing Transaction that withholds its consent to such Repricing Transaction and is replaced as a Replaced Lender under Section 2.14), (I) in the case of clause (x), a prepayment premium equal to the Applicable Prepayment Percentage of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to the Applicable Prepayment Percentage of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction (as applicable, the “Prepayment Fees”); provided that, for the avoidance of doubt, the Borrower shall not be subject to the requirements of this Section 4.01(c) with respect to any Repricing Transaction occurring after the date that is six months after the Closing Date.
(d)All voluntary prepayments of a Tranche of Term Loans in accordance with this Section 4.01 shall be applied to the remaining amortization payments of the respective Tranches of Term Loans as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity).

Section 4.02    Mandatory Repayments.

(a)If any Indebtedness shall be incurred by Holdings or any of its Restricted Subsidiaries (other than any Indebtedness permitted to be incurred in accordance with Section 8.01 (excluding Section 8.01(d) any Indebtedness incurred pursuant to Section 2.17)), not later than two Business Days after the incurrence of such Indebtedness, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied toward the prepayment of the Term Loans as set forth in this Section 4.02.
(b)If, for any Excess Cash Flow Period, there shall be Excess Cash Flow for such Excess Cash Flow Period in excess of $2,500,000, an amount equal to the excess of (i) the applicable ECF Percentage of such Excess Cash Flow over the sum of (ii) to the extent financed with internally generated cash flows and without duplication of any deductions made in the calculation of Excess Cash Flow, the aggregate principal amount of all (x) optional prepayments of Term Loans (other than Loans Cancelled pursuant to Section 12.04), Incremental Term Loans and Permitted Incremental Equivalent Debt made, (y) Loans acquired by a Permitted Auction Purchaser and which have been Cancelled and (z) optional prepayments of Revolving Loans, but only to the extent accompanied by a concurrent permanent reduction of the Revolving Commitments in a corresponding amount (other than Loans Cancelled pursuant to Section 12.04), in each case, during such Excess Cash Flow Period, shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Term Loans as set forth in this Section 4.02; provided that the amount pursuant to this Section 4.02(b) shall be no less than $0. Each such prepayment shall, commencing with the Fiscal Year ending December 31, 2019, be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of Holdings referred to in Section 7.01(a), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered and (ii) the date such financial statements are actually delivered.
(c)If on any date Holdings or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event, then 100% (or, if the First Lien Net Leverage Ratio on a Pro Forma Basis for such Asset Sale or Recovery Event, as of the date of the most recently completed Measurement Period, is less than or equal to 0.81:1.00 (or 1.08:1.00 if the Specified Acquisition has been consummated), 50%) of such Net Cash Proceeds (the “Asset Sale Sweep

Percentage”) shall be applied within ten Business Days of such date to prepay outstanding Term Loans in accordance with this Section 4.02; provided, that the Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Cash Proceeds within one year of receipt thereof (or, if later, 180 days after the date the Borrower or a Restricted Subsidiary thereof has entered into a binding commitment to reinvest the Net Cash Proceeds thereof prior to the expiration of such one year period) in assets used in or useful in the business of the Borrower and its Restricted Subsidiaries; provided, further, that all such Net Cash Proceeds not so reinvested within such period must be applied in accordance with this Section 4.02(c) without giving effect to the proviso herein.
(d)In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Revolving Agent shall notify the Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings and outstanding Reimbursement Obligations, and third, at the Borrower’s option, either cause one or more outstanding Letters of Credit to be cancelled at the written request of the beneficiary(ies) thereof or cash collateralized in accordance with the procedures set forth in Section 2.01(f)(ix), in an aggregate amount sufficient to eliminate such excess.
(e)In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings and outstanding Reimbursement Obligations, and third, at the Borrower’s option, either cause one or more outstanding Letters of Credit to be cancelled at the written request of the beneficiary(ies) thereof or cash collateralized in accordance with the procedures set forth in Section 2.01(f)(ix), in an aggregate amount sufficient to eliminate such excess.
(f)[Reserved].
(g)Amounts to be applied in connection with prepayments made pursuant to clauses (a) through (c) of this Section 4.02 shall be applied without premium or penalty to, first, each Tranche of Term Loans on a pro rata basis (or, in each case, if agreed to in writing by the Majority Lenders of a Tranche of Term Loans (other than the Initial Term Loans or the Delayed Draw Term Loans), in a manner that provides for more favorable prepayment treatment of other Tranches of Term Loans, so long as each other such Tranche receives its pro rata share of any amount to be applied more favorably, except to the extent otherwise agreed by the Majority Lenders of each Tranche receiving less than such pro rata share) (other than a prepayment of Term Loans with the proceeds of (x) Indebtedness Incurred pursuant to Section 2.17 or (y) Indebtedness Incurred under Section 8.01(d), which, in each case, shall be applied to the Tranche of Term Loans being Refinanced pursuant thereto). Second, after application of mandatory prepayments to each Tranche of Term Loans described above in this Section 4.02(g) and to the extent there are mandatory prepayment amounts remaining after such application, such amounts shall be applied to ratably reduce the outstanding Revolving Loans in an aggregate amount equal to such excess (without a corresponding reduction of the Revolving Commitments). Third, after application of mandatory prepayments to the Revolving Loans described above in this Section 4.02(g) and to the extent there are mandatory prepayment amounts remaining after such application, such amounts shall be applied to Cash Collateralize any outstanding Letters of Credit (without a corresponding reduction of commitments thereunder). Amounts to be applied to a Tranche of Term Loans in connection with prepayments made pursuant to this Section 4.02 shall be applied to the remaining scheduled installments with respect to such Tranche of Term Loans as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity). Notwithstanding anything herein to the contrary, with respect to any prepayment under

Section 4.02(c), the Borrower may use a portion of the Net Cash Proceeds to prepay or repurchase Permitted Incremental Equivalent Debt, Indebtedness incurred pursuant to Section 8.01(d) and any other senior Indebtedness in each case secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Applicable Other Indebtedness”) to the extent required or permitted pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the amount of the prepayment required to be offered with respect to such Net Cash Proceeds pursuant to Section 4.02(c) shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 4.02(c) and the denominator of which is the sum of the outstanding principal amount of such Applicable Other Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 4.02(c).
(h)The Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment required under clauses (a) through (c) of this Section 4.02 not less than three Business Days prior to the date such prepayment is required to be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Term Loan (or portion thereof) to be prepaid and (iii) the Class and Type of each Term Loan being prepaid. The Administrative Agent will promptly notify each Lender holding Term Loans of each Tranche being prepaid of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of the respective Tranche of Term Loans subject to such repayment. Subject to the Borrower’s consent, each such Lender holding Term Loans under a Tranche may, except in the case of any repayment of Term Loans with proceeds of Indebtedness Incurred pursuant to Section 8.01(d) or Indebtedness Incurred pursuant to Section 2.17, reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans of such Tranche required to be made pursuant to this Section 4.02 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment (“Initial Rejection Notice Deadline”). Each Rejection Notice from a given Lender holding Term Loans under a Tranche shall specify the principal amount of the mandatory repayment of Term Loans of such Tranche to be rejected by such Lender. If a Lender holding Term Loans under a Tranche fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans of such Tranche to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans of such Tranche to which such Lender is otherwise entitled. At the option of the Borrower, any Declined Proceeds with respect to a Tranche of Term Loans may be offered within 10 Business Days of the Initial Rejection Notice Deadline to the Lenders holding Term Loans of such Tranche not so declining such repayment on a pro rata basis in accordance with the principal amounts of the Term Loans under such Tranche of such Lenders (with such non‑declining Lenders having the right to decline any repayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such Lenders elect to decline their pro rata share of such Declined Proceeds following an offer from the Borrowers pursuant to the immediately preceding sentence any such Declined Proceeds remaining thereafter (the “Remaining Declined Proceeds”) shall increase the Available Amount. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(i)With respect to each repayment of Term Loans required by this Section 4.02, the Borrower may designate, within each respective Class to be repaid, the Types of Term Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made, provided that: (i) unless the Borrower complies with the provisions of Section 2.12, repayments of LIBOR Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. Notwithstanding the foregoing, at the election of the Borrower, and after all Base Rate Loans and LIBOR Loans with Interest Periods ended on such date of the respective Class have been paid in full, the amount of any prepayment of Term Loans required under this Section 4.02 may be deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and applied to the prepayment of LIBOR Loans upon the expiration of the applicable Interest Periods (in direct order of maturity for the respective Class); provided, that if an Event of Default has occurred and is continuing, the Administrative Agent may, and upon the written direction from the Required Lenders, shall, apply any or all of such amounts then on deposit in such escrow account to the payment of the respective Class of such Loans, together with any amounts owing to the Lenders in accordance with the provisions of Section 2.12. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
(j)Notwithstanding any other provisions of this Section 4.02, (i) to the extent that any or all of the Net Cash Proceeds from a Disposition or Recovery Event by a Foreign Subsidiary giving rise to a prepayment requirement under Section 4.02(c) (a “Foreign Asset Sale”) or any amount included in Excess Cash Flow and attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) are (A) prohibited or delayed by applicable local law (including, without limitation, restrictions on financial assistance, corporate benefit, upstreaming of cash intra-group and the fiduciary and statutory duties of directors of the applicable Subsidiaries) from being repatriated to the United States or (B) not permitted by any applicable material restriction in any such Foreign Subsidiary’s Organizational Documents (including as a result of minority ownership) to be repatriated to the United States; (so long as such restrictions were not implemented solely for the purpose of avoiding such required prepayment), such portion of the Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 4.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or provisions of the applicable Organizational Document will not permit repatriation to the United States, and once such repatriation of any of such affected Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow is permitted under the applicable local law or Organizational Document, such repatriation will be promptly effected and such repatriated Net Cash Proceeds and an amount equal to the full amount of such Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than two (2) Business Days after such repatriation is permitted) applied (net of an amount equal to additional taxes of the Borrower, its Subsidiaries and the direct and indirect holders of Capital Stock in the Borrower that would be payable or reserved against as a result thereof) to the repayment of the Loans as required pursuant to this Section 4.02 and (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of, or the obligation to repatriate, any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have an adverse tax consequence (other than de minimis consequences) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii) such limitation on prepayments shall apply only for so long as such prepayment, or the obligation to prepay, would result in such tax consequences, and to the extent that within two years of the date on which such payment is required, the Borrower determines in good faith that such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow ceases to result in any such adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans as required pursuant to this Section 4.02.

Section 4.03    Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent (or, solely with respect to the Revolving Loans, the Revolving Agent) for the account of the Lender or Lenders entitled thereto not later than 1:00 p.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

Section 4.04    Net Payments.

(a)Except as provided in this Section 4.04(a), all payments made by or on behalf of the Borrower or any other Loan Party hereunder and under any Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any Taxes are required to be withheld or deducted, the Borrower or Guarantors, if applicable, agree to pay the full amount of such Taxes to the relevant Governmental Authority and, if such Tax is an Indemnified Tax, such additional amounts to the recipient as may be necessary so that every payment of all amounts due under this Agreement or under any Loan Document will not be less than the amount provided for herein or in such Loan Document after withholding or deduction for or on account of such Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 4.04(a)). As soon as practicable after any payment of Taxes, the Borrower or Guarantors, if applicable, will furnish to the Administrative Agent certified copies of the receipt issued by the relevant Governmental Authority evidencing such payment by such Borrower or Guarantor or such other evidence as is reasonably acceptable to the Administrative Agent. The Borrower or Guarantors, if applicable, agree to indemnify and hold harmless the Administrative Agent and each Lender, and to reimburse such Person for the full amount of any Indemnified Taxes so levied or imposed (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04(a)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority and paid by such Person, within 10 days after written demand therefor. A certificate as to the amount of such payment or liability and the reasons therefor in reasonable detail delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower or Guarantors, if applicable, shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(b)Without limiting the generality of Section 4.04(c), each Lender and the Administrative Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to the Borrower) on or prior to the date it becomes a party to this Agreement, two accurate, complete and executed originals of Internal Revenue Service Form W‑9 certifying to such Person’s entitlement to exemption from United States federal backup withholding. Each Lender and the Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to deliver to the Borrower) on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable:
(i)two accurate, complete and executed originals of Internal Revenue Service Form W‑8ECI, or any subsequent versions thereof or successors thereto;
(ii)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two accurate, complete and executed originals of Internal Revenue Service Form W‑8BEN or Internal Revenue Service Form W-8BEN-E, or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other payments to be made under any Loan Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(iii)two accurate, complete and executed originals of Internal Revenue Service Form W‑8IMY, or any subsequent versions thereof of successors thereto, and all required supporting documentation (such supporting documentation to include Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E for each beneficial owner of any payments made hereunder); or
(iv)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (A) two executed certificates providing that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, which certificates shall be substantially in the form of Exhibit I (any such certificate, a “Non‑Bank Certificate”) and (B) two accurate, complete and executed originals of Internal Revenue Service Form W‑8BEN or Internal Revenue Service Form W-8BEN-E (with respect to the portfolio interest exemption) (or any subsequent versions thereof or successors thereto) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.
In addition, the Administrative Agent and each Lender agrees that from time to time after the Closing Date, when a change in circumstances renders the previous certification inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8BEN-E (with respect to the benefits of any income tax treaty), Form W-8BEN of Form W-8BEN-E (with respect to the portfolio interest exemption) and a Non-Bank Certificate, or Form W-9, as the case may be (or any subsequent versions thereof or successors thereto), in order to confirm or establish its continued entitlement to a complete exemption from United State withholding tax or backup withholding with respect to payments under this Agreement and any Note, or it shall promptly notify the Borrower and the Administrative Agent (if applicable) of its inability to deliver any such form or certificate pursuant to this Section 4.04(b). With respect to Revolving Loans, each reference to the Administrative Agent in this paragraph shall also be deemed to be a reference to the Revolving Agent.
(c)If any Lender or the Administrative Agent is entitled to an exemption from or reduction in withholding Tax with respect to payments under this Agreement and any Note, then such Lender and the Administrative Agent agree to deliver to the Borrower and the Administrative Agent upon request such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(d)If a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting or withholding requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or an intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Person has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.04(d), FATCA shall include any amendments made to FATCA after the Closing Date. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.
(e)If the Borrower or Guarantor pays any additional amount or makes any indemnity payment under this Section 4.04 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has received any refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor (a “Refund”), such Lender or the Administrative Agent shall pay to the Borrower or Guarantor, as the case may be, such Refund (but only to the extent of indemnity payments made under this Section 4.04 with respect to Indemnified Taxes and Other Taxes giving rise to such Refund) net of all out‑of‑pocket expenses (including taxes) in respect of such Refund and without interest; provided, however, that (i) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with its policies, whether to seek a Refund; (ii) any Taxes, costs, penalties, interest or other charges that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Refund with respect to which such Lender or the Administrative Agent has made a payment to the Borrower or a Guarantor pursuant to this Section 4.04(e) (and any interest or penalties imposed thereon) shall be treated as a Tax for which the Borrower or Guarantors, as the case may be, are obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(e) shall require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or the Guarantors (including, without limitation, its tax returns); and (iv) no Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 4.04(e) at any time which an Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the Borrower or Guarantors); and (v) notwithstanding anything to the contrary in this Section 4.04(e), in no event will the Lender or Administrative Agent be required to pay any amount to the Borrower or Guarantors the payment of which would place the Lender or Administrative Agent in a less favorable net after-tax position than the Lender or Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. With respect to Revolving Loans, each reference to the Administrative Agent in this clause shall also be deemed to be a reference to the Revolving Agent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Revolving Agent, each Issuing Bank and the Lenders to enter into this Agreement, to make the Loans and to issue the Letters of Credit, each of the Loan Parties hereby jointly and severally represents and warrants, (a) on the Closing Date, that the Specified Representations are true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifiers set forth therein), and (b) on every date thereafter on which an extension of credit occurs, or the representation and warranties set forth below are deemed to be made pursuant to Section 2.15, 2.16, 2.17 or 6.02, to the Administrative Agent, each Issuing Bank and each Lender that:

Section 5.01    Financial Condition.

(a)The unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as of the Fiscal Quarter ended June 30, 2018 and related statement of income for the four Fiscal Quarter period ended on such date (the “Pro Forma Financial Information”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred (x) on the first day of the respective period, in the case of the statement of income, and (y) on the last day of such period, in the case of the consolidated balance sheet) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses on the Closing Date in connection with the foregoing. The Pro Forma Financial Information presents fairly in all material respects on a pro forma basis (x) in the case of the pro forma consolidated balance sheet, the financial condition of Holdings and its Subsidiaries as of the last day of the Fiscal Quarter ended June 30, 2018 assuming that the events specified in the preceding sentence had actually occurred at such date and (y) in the case of the related statement of income, the estimated results of operations of Holdings and its Subsidiaries for the four Fiscal Quarter period ended June 30, 2018 assuming that the events specified in the preceding sentence had actually occurred on the first day of such period.
(b)(i) The audited consolidated balance sheets of the Acquired Business as at the last day of Fiscal Years 2015, 2016 and 2017, and the related consolidated statements of income, stockholders’ equity and cash flows of the Acquired Business for the Fiscal Years 2015, 2016 and 2017, and (ii) the unaudited consolidated balance sheet of the Acquired Business for the Fiscal Quarters ending March 31, 2018 and June 30, 2018 and related statements of income, in each case, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Acquired Business as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (without giving effect to the parenthetical set forth in the definition thereof) applied consistently throughout the periods involved (except for the lack of footnotes and being subject to year-end adjustments). To the knowledge of the Loan Parties none of Holdings or any of its Restricted Subsidiaries has, as of the Closing Date after giving effect to the Transactions and excluding obligations under the Loan Documents, any material liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which are not reflected in the most recent financial statements referred to in this paragraph as a result of any change, event, development, circumstance, condition or effect during the period from December 31, 2017 to and including the Closing Date.

Section 5.02    No Change. Since the last day of Fiscal Year 2017 (after giving effect to the Transactions as if same had occurred prior thereto), there has been no change in the financial condition, business, operations, assets or liabilities of Holdings and/or its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.03    Existence; Compliance with Law. Each of Holdings, the Borrower and each other Restricted Subsidiary (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization except, solely in the case of any Restricted Subsidiary of the Borrower that is not a Loan Party, where the failure to be duly organized, validly existing or in good standing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority or legal right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05    Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 and (iii) those, the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06    No Legal Bar; Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (i) will not violate, or conflict with, any Requirement of Law or any Contractual Obligation of Holdings or any of its Restricted Subsidiaries except such violations or conflicts as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any Organizational Documents of Holdings or any of its Restricted Subsidiaries or any Contractual Obligation of Holdings of or any of its Restricted Subsidiaries (other than Liens permitted hereunder), except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) will not violate, or conflict with, the Organizational Documents of Holdings or any of its respective Restricted Subsidiaries.

Section 5.07    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened (a) with respect to any of the Transactions, the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08    No Default. No Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.09    Ownership of Property; Liens; Insurance.

(a) Each of Holdings and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 8.02 and except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)each material insurance policy maintained by the Loan Parties is in full force and effect, all premiums due have been duly paid prior to becoming delinquent beyond any grace period, and no Loan Party has received notice of violation or cancellation thereof. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
Section 5.10    Intellectual Property. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Loan Parties own and have properly recorded including full payment of all maintenance and renewal fees, or are licensed to use, pursuant to valid and enforceable written agreements, or otherwise have the right to use, all Intellectual Property used in the conduct of the business of Holdings and its Restricted Subsidiaries as currently conducted, (b) no written claim has been asserted and is pending by any Person against any Loan Party challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or enforceability of Intellectual Property owned by any Loan Party or alleging that the conduct of any Loan Party’s business infringes or violates the Intellectual Property rights of any Person, and (c) to the knowledge of the Loan Parties, no Person is infringing, violating or misappropriating any Intellectual Property owned by any Loan Party.

Section 5.11    Taxes. Each of Holdings and each of its Restricted Subsidiaries has filed or caused to be filed Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any (i) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or the relevant Restricted Subsidiary or (ii) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). No Tax Lien has been filed, and, to the knowledge of any of the Loan Parties, no claim is being threatened in writing, with respect to any Taxes other than Liens or claims which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.12    Use of Proceeds; Margin Regulations.

(a)All proceeds of the Initial Term Loans will be used by the Borrower (i) to consummate the Closing Date Refinancing, (ii) to finance a portion of the Closing Date Acquisition, (iii) to finance the other Transactions and to pay Transaction Costs and (iv) for the working capital and other general corporate purposes (including Permitted Acquisitions, Investments, capital expenditures and Restricted Payments) of the Borrower and its Restricted Subsidiaries.
(b)All proceeds of the Delayed Draw Term Loans will be used by the Borrower (i) to finance a portion of the Specified Acquisition, (ii) to consummate the refinancing of any indebtedness of the business acquired pursuant to the Specified Acquisition and (iii) to pay any fees, costs and expenses in connection with the foregoing.
(c)All proceeds of Revolving Loans will be used (i) on the Closing Date (a) to finance the Transactions and to pay Transaction Costs, (b) to backstop or replace letters of credit outstanding on the Closing Date under the Indebtedness which is the subject of the Closing Date Refinancing, and (c) for working capital and other general corporate purposes (including Permitted Acquisitions, Investments, capital expenditures and Restricted Payments) and (ii) after the Closing Date, for working capital and other general corporate purposes (including Permitted Acquisitions, Investments, capital expenditures and Restricted Payments and other transactions not prohibited by the Loan Documents), in each case of the Borrower and its Restricted Subsidiaries.
(d)All proceeds of Incremental Term Loans will be used for the working capital and other general corporate purposes (including Permitted Acquisitions, Investments, capital expenditures and Restricted Payments) of the Borrower and its Restricted Subsidiaries.
(e)All proceeds of Loans Incurred pursuant to (i) Section 2.16 will be used for the purposes set forth in Section 2.16 and (ii) Section 2.17 will be used for the purposes set forth in Section 2.17.
(f)No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.13    Labor Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes, slowdowns, stoppages, unfair labor practice charges or other labor disputes against any of Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each of Holdings and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters and there are no other violations of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with wage and hour matters; and (c) all payments due from any of Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the relevant Restricted Subsidiary. Except as could not reasonably be expected to result in a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Restricted Subsidiaries is currently bound.

Section 5.14    ERISA.

(a)Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Single Employer Plan or Multiemployer Plan during the five‑year period prior to the date on which this representation is made or deemed made;
(ii)no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA;
(iii)each Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations;
(iv)no determination has been made that any Plan is, or is expected to be, considered an at‑risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA;
(v)all contributions required to be made with respect to a Plan or a Multiemployer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the Closing Date or accrued in the accounting records of the Borrower, in accordance with and to the extent required by GAAP;
(vi)the administrator of a Plan has not provided a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA) and no termination of a Plan has occurred, no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Plan has arisen;
(vii)none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has had or is reasonably expected to have a complete or partial withdrawal from any Multiemployer Plan and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity would become or would reasonably be expected to become subject to any material liability under ERISA if Holdings, the Borrower, any such Subsidiary or any such Commonly Controlled Entity were to withdraw partially or completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;
(viii)no such Multiemployer Plan is or is reasonably expected to be Insolvent and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has received any notice that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA;
(ix)each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification); and
(x)there has been no cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA; and
(xi)none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has engaged in a non‑exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan, and none of Holdings, the Borrower, any Subsidiary nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to any Plan or any Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
(b)There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(c)Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Non‑U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non‑U.S. Plan as of the Closing Date have been timely made, and (iii) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non‑U.S. Plan.

Section 5.15    Investment Company Act. Neither Holdings nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16    Subsidiaries. As of the Closing Date and after giving effect to the Transactions, Schedule 5.16 sets forth the name and jurisdiction of organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by Holdings or any of its Subsidiaries and whether such Subsidiary is an Immaterial Subsidiary or a Subsidiary Guarantor. All of the outstanding Capital Stock owned by the Loan Parties in such Subsidiaries has been validly issued and is fully paid and all Capital Stock owned by a Loan Party in such Subsidiaries is owned free and clear of all Liens except (i) those created under the Security Documents or (ii) any Lien that is permitted under Section 8.02.

Section 5.17    Environmental Matters. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)the Real Property and facilities currently, and, to the knowledge of any Loan Party, foremerly owned, leased or operated by Holdings or any of its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations that have given rise to or would give rise to liability of Holdings or any of its Restricted Subsidiaries under, any Environmental Law;
(b)no Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Laws with regard to any of the Real Property or facilities currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries or the business operated by Holdings or any of its Restricted Subsidiaries (the

“Properties”), nor does any Loan Party have knowledge that any such notice will be received or is being threatened;
(c)Materials of Environmental Concern have not been Released, transported or disposed of from the Properties by or on behalf of Holdings or any of its Restricted Subsidiaries in violation of, or in a manner or to a location that has given rise to or would give rise to liability of Holdings or any of its Restricted Subsidiaries under, any Environmental Law, nor have any Materials of Environmental Concern been Released, generated, treated, disposed of or stored at, on or under any of the Properties in violation of, or in a manner that has given rise to or would give rise to liability of Holdings or any of its Restricted Subsidiaries under, any applicable Environmental Law;
(d)no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which Holdings or any of its Restricted Subsidiaries is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by Holdings or any of its Restricted Subsidiaries; and
(e)Holdings, its Restricted Subsidiaries, the Real Property owned, leased or operated by Holdings or any of its Subsidiaries and all operations at such Real Property are in compliance with all applicable Environmental Laws.

The representations and warranties in this Section 5.17 are the sole representations and warranties of the Loan Parties with respect to any environmental, health or safety matters, including those relating to Environmental Laws or Materials of Environmental Concern.

Section 5.18    Accuracy of Information, etc. No written information (other than the Projections, estimates and other forward looking statements and information of a general economic or general industry nature) concerning Holdings or any of its Restricted Subsidiaries contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, data, document or certificate was so furnished, when taken as a whole, any untrue information or data of a fact in any material respect or omitted to state a fact necessary to make the information or data contained herein or therein not misleading in any material respect in light of the circumstances under which such information or data were provided. The Projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings in good faith to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

Section 5.19    Security Documents.

(a)Each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject only to Liens permitted hereunder) in the Collateral described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the Collateral Agent along with instruments of transfer in blank or endorsed to the Collateral Agent, and (ii) the other Collateral described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 5.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 5.19(a), as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document and the proceeds thereof (to the extent such Liens may be perfected by possession of the Certificated Securities by the Collateral Agent or such filings, agreements or other actions or perfection is otherwise required by the terms of any Loan Document), as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Liens permitted hereunder). Other than as set forth on Schedule 5.19(a), as of the Closing Date and after giving effect to the Transactions, none of the Capital Stock of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security.
(b)Each of the Mortgages delivered pursuant to Section 7.08(b) is, or upon execution and recording will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. When the Mortgages are recorded in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted under Section 8.02. The UCC fixture filings on form UCC‑1 for filing under the UCC in the appropriate jurisdictions in which the Mortgaged Properties covered by the applicable Mortgages are located, will be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures created by the Mortgages and described therein, and when the UCC fixture filings are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such UCC fixture filing shall constitute a fully perfected security interest in the fixtures, as security for the Secured Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted under Section 8.02. Schedule 5.19(b) lists, as of the Closing Date after giving effect to the Transactions, each parcel of owned real property located in the United States and held by Holdings or any of its Restricted Subsidiaries.

Section 5.20    Solvency. Holdings and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent.

Section 5.21    Patriot Act; OFAC; Anti-Terrorism Laws; Anti-Bribery Laws.

(a)Each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with the Patriot Act and the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) or any other enabling legislation or executive order relating thereto.
(b)Holdings represents that neither Holdings nor any of its Restricted Subsidiaries nor any director, officer, or employee thereof, nor, to its knowledge, any, agent, affiliate or representative of Holdings or any Restricted Subsidiary, is an individual or entity that is, or is owned or controlled by a Person that is:
(i)listed in the annex to, or it otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);
(ii)prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;
(iii) committing, threatening or conspiring to commit or supports “terrorism” as defined in the Executive Order;
(iv)the subject of any applicable sanctions imposed, administered or enforced by the (a) U.S. government, including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); and
(v)located, organized or resident in a country, region or territory that is the subject of applicable comprehensive Sanctions (including, without limitation, the Crimea region, Cuba, Iran, North Korea and Syria).
(c)Holdings represents and covenants that it will not, directly or, knowingly, indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(i)to fund or facilitate any activities or business of or with any Person or in any country, region or territory that, at the time of such funding or facilitation, is the subject of Sanctions in violation of applicable Sanctions; or
(ii)in any other manner that will result in a violation of applicable Sanctions by any Person participating in the offering, whether as underwriter, advisor, investor or otherwise.
(d)No part of the proceeds of the Loans will be used by Holdings or its Subsidiaries, directly or, knowingly, indirectly, to provide any money, gift, or payment to any government official, including any officer, employee, or other person acting on behalf of a foreign or domestic governmental body, an entity partially or wholly-owned or controlled by such a governmental body, or an entity owned by a sovereign wealth fund, any political party, official of a political party, candidate for political office, public international organization, or any close relative of a person that falls within the above, or any employee of a customer, client, supplier or other person to obtain or retain business, or gain any improper or undue advantage, in violation of applicable Anti-Bribery Laws.
(e)Holdings represents that neither Holdings nor any of its Restricted Subsidiaries nor any director or officer thereof, nor, to its knowledge, any employee, agent or representative of Holdings or any Restricted Subsidiary, in each case, in connection with the business of Holdings or a Restricted Subsidiary, has violated or failed to comply with the United States Foreign Corrupt Practice Act (“FCPA”), 15 U.S.C. § 78dd 1, et seq., or is the subject of any investigation by the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or other relevant governmental authority for potential non-compliance with the FCPA.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction or waiver in accordance with Section 12.12, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, Holdings, Intermediate Holdings and each Subsidiary Guarantor, the Administrative Agent, the Revolving Agent, the Swing Line Lender, each Issuing Bank and each Person listed on Schedule I as a Lender, (ii) the Security Agreement, executed and delivered by the Collateral Agent and each Loan Party party thereto, (iii) each other Security Document executed and delivered by the Collateral Agent and each Loan Party party thereto to the extent required to be delivered on the Closing Date and (iv) for the account of each of the Lenders that has requested same at least one Business Day prior to the Closing Date, the appropriate Note executed and delivered by the Borrower.
(b)Notice of Borrowing. Prior to the Closing Date, the Administrative Agent (and, with respect to Revolving Loans, the Revolving Agent, if applicable) shall have received a Notice of Borrowing in accordance with Section 2.03 (or such shorter period as shall be acceptable to Administrative Agent (or Revolving Agent, if applicable)).
(c)Closing Date Acquisition. The Closing Date Acquisition shall have been consummated in all material respects in accordance with the Closing Date Acquisition Agreement substantially concurrently with the funding of the initial extension of credit without giving effect to any amendments to the Closing Date Acquisition Agreement or modifications, waivers or consents to the provisions thereof that, in any such case, are materially adverse to the interests of the Lenders or the Lead Arrangers without the written consent of the Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed.
(d)Closing Date Refinancing. Substantially concurrently with the funding of the Initial Term Loans hereunder, the Closing Date Refinancing shall have been consummated.
(e)Pro Forma Financial Information; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Information and (ii) the financial statements described in Section 5.01(b). The Administrative Agent and each of the Lenders acknowledge that the Pro Forma Financial Information and the financial statements referred to in Section 5.01(b) were received prior to the Closing Date.
(f)Fees. On the Closing Date, the Lead Arrangers, the Lenders and the Administrative Agent shall have received all fees required to be paid and all reasonable out of pocket expenses required to be paid pursuant to the Fee Letter or hereunder (other than fees payable pursuant to Section 3.01(d)) for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Closing Date.
(g)Closing Certificates; Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date signed by the Secretary or any Assistant Secretary of such Loan Party and attested to by an Authorized Officer of such Loan Party, with the following insertions and attachments: (i) certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar organizational document of each Loan Party certified as being in full force and effect on the Closing Date, (ii) a good standing certificate dated as of a recent date for each Loan Party from its jurisdiction of organization and (iii) a Perfection Certificate of the Loan Parties, dated as of the Closing Date, signed by an Authorized Officer of the Borrower.
(h)Legal Opinions. The Administrative Agent shall have received a legal opinion of (i) Kirkland & Ellis LLP, special counsel to the Loan Parties in New York, Delaware and California, (ii) Ice Miller L.L.P, local counsel in Indiana, (iii) Foley & Lardner LLP, local counsel in Wisconsin, (iv)

Shumaker, Loop & Kendrick, LLP, local counsel in Michigan and North Carolina, (v) Albright, Stoddard, Warnick & Albright, P.C., local counsel in Nevada and (vi) Snell & Wilmer L.L.P., local counsel in Colorado, which opinion, in each case, shall be addressed to the Administrative Agent, the Revolving Agent, the Collateral Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.
(i)Perfected Liens.
(i)Except as set forth on Schedule 7.15, the Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Security Agreement; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection (to the extent required by the terms of any Loan Document) and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent.
(ii)The Collateral Agent shall have received (A) the Certificated Securities pledged pursuant to the Security Agreement, together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, and (B) each promissory note (if any) required to be pledged to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
Notwithstanding the foregoing, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in the Certificated Securities of the Borrower and any other direct or indirect Domestic Subsidiary of Holdings which are required to be pledged hereunder or under any other Loan Document, assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC or the filing of customary “short form” intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office) after commercially reasonable efforts of Holdings and the Borrower to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Initial Term Loans or Revolving Loans on the Closing Date, but instead shall be required to be delivered not more than 90 days after the Closing Date (as such period may be extended by the Collateral Agent in its reasonable discretion).
(j)[Reserved].
(k)Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or similar financial officer of the Borrower in the form of Exhibit J, which certifies that Holdings and its Restricted Subsidiaries, on a consolidated basis, are, and immediately after giving effect to the Transactions on the Closing Date and the other transactions contemplated hereby, will be, Solvent.
(l)Patriot Act. The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Closing Date, a Beneficial Ownership Certification and all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten days prior to the Closing Date by the Administrative Agent or any such Lender that is required by Governmental Authorities under applicable “know your customer” and anti‑money‑laundering rules and regulations, including, without limitation, the Patriot Act.
(m)Representations and Warranties. The Specified Representations and the Specified Acquisition Agreement Representations and Warranties shall be true and correct in all material respects (except that in the case of any Specified Acquisition Agreement Representations and Warranties or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Specified Representations are qualified by or subject to a Material Adverse Effect or similar term or qualification, such representation shall be true and correct in all respects.
(n)Company Material Adverse Effect. Since the date of the Closing Date Acquisition Agreement, there shall have been no Material Adverse Effect (as defined in the Closing Date Acquisition Agreement as in effect on August 9, 2018).
(o)Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a customary certificate dated the Closing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of the Borrower, certifying on behalf of the Borrower that, taking into account the immediately succeeding paragraph of this Section 6.01, all of the conditions in clauses (c), (m) and (n) of this Section 6.01 have been satisfied or waived on such date (other than any certification that any such conditions have been satisfied or waived to the extent subject to the satisfaction of the Administrative Agent or the Lenders).
In determining the satisfaction of the conditions specified in this Section 6.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction. Upon the funding of the Initial Term Loans, the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release Holdings or the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6.01).
The acceptance of the benefits of each extension of credit hereunder shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6.01 (with respect to extensions of credit on the Closing Date) and applicable to such extensions of credit are satisfied as of that time, unless waived in accordance with Section 12.12. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 6.01, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders.
Notwithstanding anything in this Agreement, any other Loan Document or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions (express or implied) to the availability of the initial extension of credit requested to be made by each Lender on the Closing Date are those set forth in this Section 6.01.

Section 6.02    Conditions to Credit Extensions After the Closing Date. Subject to Section 1.02(p), the obligation of each Lender and each Issuing Bank to make any extension of credit after the Closing Date shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below.

(a)Notice. The Administrative Agent (and, in the case of Revolving Loans, the Revolving Agent) shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment or extension of a Letter of Credit, the Issuing Bank and the Revolving Agent shall have received an LC Request as required by Section 2.01(f)(ii) or, in the case of the Borrowing of a Swing Line Loan, the Swing Line Lender and the Revolving Agent shall have received a Notice of Borrowing as required by Section 2.01(f)(ii).

(b)No Default. At the time of and immediately after giving effect to such extension of credit, no Default or Event of Default shall have occurred and be continuing on such date.
(c)Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article V hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such extension of credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

Other than on the Closing Date, each of the delivery of (i) a Notice of Borrowing, (ii) a request that a Reimbursement Obligation be financed under Section 2.01(f)(v) or (iii) an LC Request and the acceptance by the Borrower of (A) the proceeds of such Borrowing, (B) the replacement of such Reimbursement Obligation by such financing, or (C) the issuance of the requested Letter of Credit or amendment thereto (each occurrence referred to in any of the foregoing clauses (a), (b) or (c), a “Credit Extension”) shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension) the conditions contained in this Article VI have been satisfied or waived.

Section 6.03    Conditions to Delayed Draw Term Loans. The obligation of each Lender with a Delayed Draw Term Loan Commitment to make its Delayed Draw Term Loan hereunder on the Delayed Draw Funding Date is subject to satisfaction or waiver of the following conditions:

(a)Notice. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).
(b)Specified Acquisition. The Specified Acquisition shall have been consummated in all material respects in accordance with the Specified Acquisition Agreement substantially concurrently with the funding of the Delayed Draw Term Loans without giving effect to any amendments to the Specified Acquisition Agreement or modifications, waivers or consents to the provisions thereof that, in any such case, are materially adverse to the interests of the Administrative Agent or the Lead Arrangers without the written consent of the Administrative Agent and the Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed.
(c)No Event of Default. No Event of Default shall have occurred and be continuing on the date of execution and effectiveness of the Specified Acquisition Agreement.
(d)Representations and Warranties. Immediately after giving effect to the funding of the Delayed Draw Term Loan, the Specified Representations and the representations and warranties under the Specified Acquisition Agreement (on the same terms as, and solely to the extent as is applicable to, the Specified Acquisition Agreement Representations and Warranties with respect to the Closing Date Acquisition) shall be true and correct in all material respects (except that in the case of any Specified Representation or any representation or warranty under the Specified Acquisition Agreement which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Specified Representations are qualified by or subject to a Material Adverse Effect or similar term or qualification, such representation shall be true and correct in all respects.

(e)Compliance with First Lien Net Leverage Ratio. Immediately after giving effect to the funding of the Delayed Draw Term Loan, the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis as of the most recently completed Measurement Period, shall be no greater than 2.58:1.00.
(f)Fees. The Lead Arrangers, the Lenders and the Administrative Agent shall have received all fees payable pursuant to Section 3.01(d).

ARTICLE VII
AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan and all fees and all other expenses or amounts payable under any Loan Document, shall have been paid in full (other than unasserted contingent indemnification and reimbursement obligations), each of Holdings and the Borrower shall, and shall cause each of its Restricted Subsidiaries to:
Section 7.01    Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to the Revolving Agent and each Lender):
(a)within 120 days after the end of each Fiscal Year of Holdings, (i) a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form (except for Fiscal Year ending December 31, 2018, which will be issued in single year form) the figures for the previous year (to the extent available with respect to any Fiscal Quarter or Fiscal Year ended prior to, or a portion of which occurs prior to, the Closing Date) and certified by an independent certified public accountant of recognized national standing (an “Acceptable Auditor”), together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is (x) solely resulting from the impending Maturity Date or the final stated maturity of any Material Indebtedness, (y) resulting from any prospective default under any financial covenant or (z) limited solely to the effects of the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries on such Unrestricted Subsidiaries) or exception and without any qualification or exception as to scope of audit), and (ii) management’s discussion and analysis with respect to such financial statement, including (to the extent available with respect to any Fiscal Year ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years; and
(b)not later than 60 days (or 75 days in the case of the first two quarterly reporting periods after the Closing Date) after the end of the first three Fiscal Quarters of Holdings of each Fiscal Year (commencing with the first Fiscal Quarter ending after the Closing Date), (i) the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its Restricted Subsidiaries and, in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes) and (ii) management’s discussion and analysis with respect to such financial statements, including (to the extent available with respect to any Fiscal Quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years and budgeted amounts, including (to the extent available with respect to any Fiscal Quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently

(except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clauses (a) and (b) above) or Authorized Officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 7.01(a), such materials are accompanied by a report and opinion of an Acceptable Auditor, together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is (x) solely resulting from the impending Maturity Date or the final stated maturity of any Material Indebtedness, (y) resulting from any prospective default under any financial covenant or (z) limited solely to the effects of the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries on such Unrestricted Subsidiaries) or exception and without any qualification or exception as to scope of audit).

Section 7.02    Certificates; Other Information. Furnish to the Administrative Agent (who shall, other than in the case of clause (f) below, promptly furnish to the Revolving Agent and each Lender), or, in the case of clause (e) below, the Administrative Agent or requesting Lender, as the case may be:

(a)promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 7.01 or this Section 7.02, confirmation of whether such statements or information contain any Private Lender Information. Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be “public‑side” Lenders (i.e., Lenders that do not wish to receive material non‑public information with respect to the Borrower, Holdings, their respective Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 7.01 or this Section 7.02 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant secure website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public‑side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 7.01 or this Section 7.02 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Private Lender Information with respect to the Borrower, Holdings, their respective Subsidiaries and their securities. Holdings and the Borrower further acknowledge and agree, at the reasonable request of the Administrative Agent, to assist in the preparation of a version of the materials and presentations to be used in connection with the syndication of the Term Facility to potential Lenders who do not wish to receive Private Lender Information, consisting exclusively of Public Lender Information;
(b)concurrently with the delivery of any financial statements pursuant to Section 7.01(a) and (b) other than with respect to any period ending prior to the Closing Date, a Compliance Certificate (i) stating that, to the best of the Authorized Officer’s knowledge, such Authorized Officer has obtained no knowledge of any Event of Default except as specified in such Compliance Certificate, (ii) to the extent not previously disclosed to the Administrative Agent, certifying a description of any change in the name and/or jurisdiction of organization of any Loan Party, (iii) certifying a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 4.02 and setting forth the Asset Sale Sweep

Percentage for each such Fiscal Quarter, together with the calculation thereof in reasonable detail, (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary” and (v) solely in the case of financial statements delivered pursuant to Section 7.01(a), setting forth the amount of Excess Cash Flow for such Fiscal Year and the applicable ECF Percentage for such Fiscal Year, in each case, together with the calculation thereof in reasonable detail;
(c)concurrently with the delivery of any financial statements pursuant to Section 7.01(a), a budget of Holdings and its Restricted Subsidiaries for the then‑current Fiscal Year, containing, among other things, a pro forma balance sheet, statement of income and statement of cash flows for each Fiscal Quarter of such Fiscal Year, which budget shall be based on estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing and accompanied by comparative figures for the previous year, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;
(d)promptly after Holdings’ or any of its Restricted Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto;
(e)promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering or terrorist financing rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
(f)as promptly from time to time following any Lender’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as such Lender may reasonably request; provided that the Loan Parties shall not be required to disclose any such information if (i) such disclosure would (x) cause the Loan Parties to waive the attorney-client privilege or (y) breach any confidentiality obligations on the Loan Parties and (ii) the Borrower has delivered to the Lenders a statement of an Authorized Officer of the Borrower certifying that disclosure of such information would give rise to any such waiver or breach.

Section 7.03    Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties; provided that Holdings, the Borrower and their Restricted Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) with respect to which the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.04    Maintenance of Existence; Compliance. (i) Preserve, renew and keep in full force and effect its organizational existence under the laws of its jurisdiction of organization or formation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, (x) in the case of clauses (i) (in respect of Restricted Subsidiaries that are not Loan Parties) and (ii) above, to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) in connection with a transaction permitted by Section 8.03 and 8.04; (b) comply in all material respects with all Requirements of Law (including, but not limited to, Environmental Laws, ERISA, Anti-Bribery Laws, OFAC and the Patriot Act) except to the extent that failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.05    Maintenance of Property; Insurance.

(a)(i) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) preserve or renew all Intellectual Property owned by it, except to the extent (x) such Intellectual Property is no longer used in the conduct of the business of the Loan Parties, (y) the Borrower determines in its good faith business judgment that it is not commercially reasonable to preserve or renew such Intellectual Property, taken as a whole, or (z) such non-renewal or non-preservation is otherwise permitted under this Agreement or the other Loan Documents, (iii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in similar businesses (it being agreed by the Administrative Agent that the insurance policies, the amounts of coverage and the companies used by the Loan Parties and their Subsidiaries on the Closing Date are satisfactory to the Administrative Agent) and (iv) ensure that the Collateral Agent for the benefit of the Secured Parties, shall be named (y) as an additional insured with respect to liability policies (other than worker’s compensation policies and public liability policies) and (z) as loss payee with respect to the property insurance (other than public property policies) maintained by Holdings, the Borrower and each Subsidiary Guarantor.
(b)Within 90 days (or such longer period as the Administrative Agent may agree in its sole discretion) after the Closing Date (and at all times thereafter), Holdings will, and will cause each of its Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent as loss payee and/or additional insured (subject to the exceptions in the immediately preceding paragraph), as applicable, and (i) to cause all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Restricted Subsidiaries) to be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable) and (ii) to use commercially reasonable efforts to state that such insurance policies shall not be canceled without at least 30 days’ prior written notice (or if such cancellation is by reason of nonpayment of premium, at least ten days’ prior written notice) thereof by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement).
(c)With respect to any improved Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Laws, (i) obtain and maintain with financially sound and reputable insurance companies flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Laws and (ii) promptly upon request of the Administrative Agent or any Lender, deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

Section 7.06    Inspection of Property; Books and Records; Discussions. Keep proper books of records and accounts in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and permit, at the Borrower’s expense, representatives of the Administrative Agent (and, if a Lender requests to accompany the Administrative Agent, such Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of Holdings and its Restricted Subsidiaries with employees of the Borrower and its Restricted Subsidiaries and with the independent certified public accountants of Holdings and its Restricted Subsidiaries so long as the Borrower shall have been given the reasonable opportunity to participate in such discussions; provided, that notwithstanding the foregoing, (i) any such visit or inspection shall be conducted through the Administrative Agent, (ii) unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to two times in any twelve month period and only one (1) such time shall be at the Borrower’s expense and (iii) nothing in this Section 7.06 shall require Holdings or its Subsidiaries to take any action that would violate a confidentiality agreement or obligations or waive any attorney‑client or similar privilege.

Section 7.07    Notices. Upon actual knowledge thereof by an Authorized Officer, promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a)the occurrence of any Default or Event of Default;
(b)any default or event of default under any Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $20,000,000 (“Material Indebtedness”);
(c)any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary, that (i) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) relates to any Loan Document;
(d)the following events, promptly and in any event within 10 days after Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or a Multiemployer Plan or Non‑U.S. Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan that would result in the imposition of a withdrawal liability, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Single Employer Plan or Multiemployer Plan, (iii) that a Single Employer Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Single Employer Plan, (iv) that a determination has been made that any Single Employer Plan is, or is expected to be, considered an at‑risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 305 of ERISA, (vi) that any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non‑U.S. Plan has not been timely made, (vii) that a non‑exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to a Plan, (viii) the adoption of, or the commencement of contributions to, any

Single Employer Plan by Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, (ix) the cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA, or (x) the adoption of any amendment to a Single Employer Plan that results in an increase in contribution obligations of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity; and in each case in clauses (i) through (x) above, such event or occurrence, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect;
(e)any change in the financial condition, business, operations, assets or liabilities of Holdings or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(f)any of the following environmental matters to the extent that such environmental matters, either individually or in the aggregate would have a Material Adverse Effect:
(i)any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;
(ii)any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;
(iii)any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that would cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; or
(iv)the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Materials of Environmental Concern on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries.

Each notice pursuant to this Section 7.07 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

Section 7.08    Additional Collateral, etc.

(a)With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent or the Administrative Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject to the Liens permitted hereunder) in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Administrative Agent or the Collateral Agent. Each of the Lenders hereby authorize each Administrative Agent and the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.
(b)With respect to any Real Property (x) owned or acquired in fee by any Loan Party on the Closing Date having a fair market value (together with improvements thereof) of at least $1,000,000 (as reasonably determined by the Borrower) (each such Real Property, subject to the last sentence of this Section 7.08(b), an “Initial Mortgaged Property”), or (y) acquired, constructed or improved after the Closing Date having a fair market value (together with improvements thereof) of at least $1,000,000 (as reasonably determined by the Borrower) and owned in fee by any Loan Party (or owned by any Restricted Subsidiary that becomes a Loan Party after the Closing Date) (each such Real Property, subject to the last sentence of this Section 7.08(b), being “Additional Real Property”), within 150 days after the Closing Date for each Initial Mortgaged Property (as such date may be extended from time to time by the Administrative Agent in its sole discretion) or in the case of any Additional Real Property, 90 days after the acquisition, construction or improvement thereof (or the creation or acquisition of any Subsidiary Guarantor which owns Additional Real Property, as applicable) (as may be extended by the Administrative Agent in its reasonable discretion) (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in Real Property, along with a corresponding UCC fixture filing for filing in the applicable jurisdiction (if the Mortgage does not constitute a UCC fixture filing in such jurisdiction), each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, as may be necessary to create a valid, perfected and subsisting Lien, subject to Liens permitted hereunder, against such Real Property, (ii) provide the Lenders as addressee, for their benefit or as insured (as the case may be), with title policies, extended coverage and insurance, ALTA surveys, such affidavits, certificates, instruments of indemnification, legal opinions, (iii)(a) a “Life‑of‑Loan” Federal Emergency Management Agency Standard Flood Hazard Determination indicating whether the Mortgaged Property is in a “special flood hazard area” and (b) if such Mortgaged Property is located in a “special flood hazard area,” (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance is not available and (B) evidence of receipt by the applicable Loan Party of such notice, and (C) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Mortgaged Property is located, evidence of flood insurance in accordance with Section 7.05(c) hereof, and (iv) such other information, documentation (including, but not limited to, appraisals, available environmental reports, and to the extent applicable, using commercially reasonable efforts, subordination agreements) and certifications, in each case, as may be reasonably requested by the Administrative Agent or the Collateral Agent). In connection with the foregoing requirements, it is understood and agreed that all Initial Mortgaged Properties shall be owned by one or more Loan Parties.
(c)(x) with respect to any Subsidiary Guarantor acquired in connection with the Specified Acquisition, on the Delayed Draw Funding Date and (y) with respect to any new Subsidiary Guarantor created or acquired after the Closing Date (or any Restricted Subsidiary that becomes a Subsidiary Guarantor after the Closing Date), promptly, and in any event within 30 days of such creation or acquisition (or, in the case of any Restricted Subsidiary that becomes a Subsidiary Guarantor, the date that such Restricted Subsidiary becomes a Subsidiary Guarantor) (as such date may be extended from time to time by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent or the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the Liens permitted hereunder) in the Capital Stock of such new

Subsidiary Guarantor that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such new Subsidiary Guarantor (a) to execute and deliver to the Administrative Agent and the Collateral Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor and (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject to the Liens permitted hereunder) in the Collateral described in the Security Agreement with respect to such new Subsidiary Guarantor, including the filing of UCC financing statements in such jurisdictions as may reasonably be required by the Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent and (c) to deliver to the Administrative Agent and the Collateral Agent (i) a certificate of such Subsidiary Guarantor, substantially in the form of the certificate provided by the Loan Parties on the Closing Date pursuant to Section 6.01(i), with appropriate insertions and attachments and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such new Subsidiary Guarantor in form and substance reasonably satisfactory to the Collateral Agent. Each of the Lenders hereby authorize each Administrative Agent and the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing. Each of the Lenders hereby authorize each Administrative Agent and the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.
(d)(x) with respect to any new Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary that is owned directly by a Loan Party and acquired in connection with the Specified Acquisition, on the Delayed Draw Funding Date and (y) with respect to any new Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary that is owned directly by a Loan Party created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Agreement as the Administrative Agent or Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the Liens permitted hereunder) in no more than 65% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary that is owned directly by a Loan Party and 100% of the total outstanding non‑voting Capital Stock of such Excluded Foreign Subsidiary in each case, to the extent owned by one or more Loan Parties, and (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party. Notwithstanding anything to the contrary in the foregoing clauses (c) and (d), the Borrower may notify the Administrative Agent at any time that the Borrower desires to join an Excluded Foreign Subsidiary as a Subsidiary Guarantor under this Agreement and the other Loan Documents, and, in any such case, as reasonably agreed by the Administrative Agent and the Borrower, cause such Excluded Foreign Subsidiary to (i) become a Subsidiary Guarantor by executing and delivering to the Collateral Agent a Guarantor Joinder Agreement along with such other documentation as the Collateral Agent deems reasonably appropriate for effecting such joinder, (ii) grant a Lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties on the assets and other personal property of such Excluded Foreign Subsidiary of the same type that constitute Collateral for purposes of the Security Documents (other than with respect to any Excluded Assets of such Excluded Foreign

Subsidiary but without giving effect to any provision of the definition of Excluded Assets that would otherwise result in such Excluded Foreign Subsidiary (and its tangible and intangible personal property) constituting an Excluded Asset) and (iii) enter into any such amendments, modifications, or other changes to this Agreement and any other Loan Document reasonably requested by the Collateral Agent in its reasonable discretion in order to address any matters in connection with, or related to, such Excluded Foreign Subsidiary becoming a Subsidiary Guarantor under the Loan Documents. Each of the Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.
(e)(x) with respect to any Non-Guarantor Subsidiary acquired by a Loan Party in connection with the Specified Acquisition (but excluding any Unrestricted Subsidiary, any Excluded Foreign Subsidiary and any Subsidiary which would be a Subsidiary Guarantor but for clause (vi) in the definition thereof to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person (other than Holdings or any of its Restricted Subsidiaries) party thereto which consent has not been obtained), on the Delayed Draw Funding Date and (y) with respect to any new Non‑Guarantor Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any Unrestricted Subsidiary, any Excluded Foreign Subsidiary and any Subsidiary which would be a Subsidiary Guarantor but for clause (vi) in the definition thereof to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person (other than Holdings or any of its Restricted Subsidiaries) party thereto which consent has not been obtained), promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent or the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the Liens permitted hereunder) in the Capital Stock of such Non‑Guarantor Subsidiary that is owned by any Loan Party and (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party. Notwithstanding anything to the contrary in the foregoing clauses (c) and (d), the Borrower may notify the Administrative Agent at any time that the Borrower desires to join a Non-Guarantor Subsidiary (other than any Unrestricted Subsidiary) as a Subsidiary Guarantor under this Agreement and the other Loan Documents, and, in any such case, as reasonably agreed by the Administrative Agent and the Borrower, cause such Non-Guarantor Subsidiary to (i) become a Subsidiary Guarantor by executing and delivering to the Collateral Agent a Guarantor Joinder Agreement along with such other documentation as the Collateral Agent deems reasonably appropriate for effecting such joinder, (ii) grant a Lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties on the assets and other personal property of such Non-Guarantor Subsidiary of the same type that constitute Collateral for purposes of the Security Documents (other than with respect to any Excluded Assets of such Non-Guarantor Subsidiary but without giving effect to any provision of the definition of Excluded Assets that would otherwise result in such Non-Guarantor Subsidiary (and its tangible and intangible personal property) constituting an Excluded Asset) and (iii) enter into any such amendments, modifications, or other changes to this Agreement and any other Loan Document reasonably requested by the Collateral Agent in its reasonable discretion in order to address any matters in connection with, or related to, such Excluded Foreign Subsidiary becoming a Subsidiary Guarantor under the Loan Documents. Each of the Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.
(f)Notwithstanding anything herein or in any other Loan Document to the contrary, (i) in no event shall any Loan Party be required to obtain control agreements or similar arrangements with respect to deposit or securities accounts and (ii) no actions (including, for the avoidance of doubt, filings and recordations) in any non-U.S. jurisdiction (including, for the avoidance of doubt, with respect to any Intellectual Property registered, patented or applied for in any non-U.S. jurisdiction) shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements (including, for the avoidance of doubt, with respect to any Intellectual Property registered, patented or applied for in any non-U.S. jurisdiction) governed under the laws of any non-U.S. jurisdiction).

Section 7.09    Credit Ratings. Use commercially reasonable efforts to maintain at all times a public credit rating by each of S&P and Moody’s in respect of the Term Facility provided for under this Agreement and a public corporate rating by S&P and a public corporate family rating by Moody’s for the Borrower, in each case, with no requirement to maintain any specific minimum rating (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and reasonable cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 7.10    Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Borrower but subject to the limitations set forth in the Loan Documents and this Agreement, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guarantees, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other Collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a first priority basis (subject to Liens permitted under Section 8.02). Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary, in no event shall (A) the assets of any Excluded Foreign Subsidiary (including the equity interests of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than sixty-five percent (65%) of the voting equity interests of any Excluded Foreign Subsidiary owned directly by a Loan Party be required to be pledged to secure the Obligations or (C) any Capital Stock of any lower-tier Excluded Foreign Subsidiary or any Subsidiary of any Excluded Foreign Subsidiary be required to be pledged to secure the Obligations.

Section 7.11    Designation of Unrestricted Subsidiaries. The board of directors of Borrower may, at any time after the Closing Date, designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Designation”); provided that (i) (x) immediately before and after any Subsidiary Designation, no Event of Default shall have occurred and be continuing or would result therefrom and (y) immediately after giving effect to any Subsidiary Designation, on a Pro Forma Basis, as of the most recently completed Measurement Period, the Total Net Leverage Ratio does not exceed 2.31 to 1.00 (or 2.58:1.00 if the Specified Acquisition has been consummated), (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder for purposes of any documentation governing Indebtedness permitted under Sections 8.01(d) or (y), (iii) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary to be so designated shall satisfy all of the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof and (iv) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, on the date of such designation, all representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect or words of similar effect) with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or in all respects if qualified by materiality or Material Adverse Effect or words of similar effect). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment (in a non Subsidiary) by the applicable Loan Party and their respective Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Section 8.06 on the date of such designation; provided that, Unrestricted Subsidiaries shall not own any Intellectual Property or any rights with respect to Intellectual Property that is, in either case, material to the Borrower and its Restricted Subsidiaries. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Section 8.06 on the date of such designation. Notwithstanding the foregoing, neither the Borrower nor Holdings shall be permitted to be an Unrestricted Subsidiary. Any Subsidiary Designation shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions, and containing the calculations of compliance (in reasonable detail) with preceding clause (i)(y).

Section 7.12    Use of Proceeds. The Borrower shall use the proceeds of the Loans only as provided in Section 5.12.

Section 7.13    Compliance with Environmental Law. (a) Holdings and the Borrower will comply, and will cause each of their respective Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of, its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such non-compliances or failure to pay as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, dispose of or Release Materials of Environmental Concern on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport Materials of Environmental Concern to or from any such Real Property, except for such generation, use, treatment, storage, Release, disposal or transport as could not reasonably be expected to have a Material Adverse Effect.

(b)(i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 7.07(f), (ii) after 30 days have passed since receipt of written notice from the Administrative Agent or any Lender that Holdings or any of its Subsidiaries are not in compliance with Section 7.13(a) and such non-compliance has not been corrected, or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to ARTICLE 10, Holdings, the Borrower and their respective Subsidiaries will (in each case) provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, a Phase I environmental site assessment report concerning any such related Mortgaged Property, prepared by a reputable environmental consulting firm reasonably approved by the Administrative Agent indicating, where relevant, the presence or absence of Materials of Environmental Concern and the likely cost of any removal or remedial action in connection with such Materials of Environmental Concern on such Mortgaged Property. If the Borrower fails to provide the same within 45 days after such request was made or such later date as the Administrative Agent may agree, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such related Mortgaged Property to undertake such an assessment at any reasonable time upon reasonable written notice to Holdings or the Borrower, all at the sole expense of the Borrower.

Section 7.14    Lender Conference Calls. At the request of the Administrative Agent and within twenty Business Days (or at such later date as may be agreed by the Administrative Agent in its reasonable discretion) of each date on which financial statements are required to be delivered pursuant to Section 7.01(a), hold up to one telephonic meeting per fiscal year (at a mutually agreeable time) by conference call with all Lenders who choose to participate on such call, on which call shall be reviewed by the Borrower the financial results of the previous Fiscal Year covered by such financial statements and the financial condition of Holdings and its Restricted Subsidiaries at such time.

Section 7.15    Post-Closing Deliveries. The Borrower hereby agrees to deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 7.15 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by Administrative Agent in its sole discretion. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 7.15, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 7.15 (and Schedule 7.15) and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 7.15 (and Schedule 7.15) have been taken (or were required to be taken).

Section 7.16    Anti‑Terrorism Law; Anti-Bribery Law; Anti‑Money Laundering; Embargoed Persons. Holdings and each of its Restricted Subsidiaries agrees to:
(a)conduct its business in such manner so as to not, directly or, knowingly, indirectly, (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other law with respect to terrorism or money laundering (“Anti‑Terrorism Law”), or (ii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti‑Terrorism Law or any Anti-Bribery Law.
(b)Repay the Loans exclusively with funds that are not derived from any unlawful activity such that the result of any such repayment would not cause the making of the Loans to be in material violation of any applicable Requirement of Law.
(c)(x) Use funds or properties of Holdings or any of the Restricted Subsidiaries to repay the Loans only to the extent it does not constitute, to the knowledge of Holdings or any of the Restricted Subsidiaries, property of, or is beneficially owned, to the knowledge of Holdings or any of the Restricted Subsidiaries, directly or, knowingly, indirectly by, any Person subject to applicable sanctions or trade restrictions under United States law (“Embargoed Person”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable Requirement of Law promulgated thereunder, with the result that the investment in Holdings or any of the Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable Requirement of Law, or the Loans made by the Lenders would be in violation of any applicable Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) to the knowledge of Holdings or any of the Restricted Subsidiaries, any Embargoed Person to have any direct or indirect interest, in Holdings or any of the Restricted Subsidiaries, with the result that the investment in Holdings or any of the Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable Requirement of Law or the Loans are in violation of any applicable Requirement of Law.

Section 7.17    Syndication Amendment. At any time on and after the Closing Date and ending on the earlier of (a) a “Successful Syndication” (as defined in the Fee Letter) and (b) the date that is 60 days after the Closing Date, Holdings and the Borrower shall (i) perform the syndication related actions described in Sections 3 and 4 of the Commitment Letter (as defined in the Fee Letter) in accordance with the terms thereof and (ii) agree to enter into any amendment hereto or other Loan Document or other appropriate document or agreement necessary to implement any of the provisions under the heading “Market Flex” in the Fee Letter in accordance with the terms of the Fee Letter or amend any provisions hereof to enable the Initial Term Loans to be “fungible” with the Delayed Draw Term Loans, as applicable, including, without limitation, by adjusting the amortization of the Delayed Draw Term Loans and/or “truing up” the interest on the Delayed Draw Term Loans and the Initial Term Loans (any such amendment, a “Syndication Amendment”).

ARTICLE VIII
NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, and all fees and all other expenses or amounts payable under any Loan Document, shall have been paid in full (other than unasserted contingent indemnification and reimbursement obligations), each of Holdings and the Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

Section 8.01    Indebtedness. Incur any Indebtedness, except:
(a)Indebtedness pursuant to any Loan Document (including any Credit Agreement Refinancing Indebtedness Incurred pursuant to a Refinancing Amendment);

(b)[reserved];
(c)[reserved];
(d)(I) Indebtedness in the form of one or more series of senior unsecured notes, senior secured notes or subordinated notes, provided that (i) in the case of secured Indebtedness, such Indebtedness shall only be secured (a) by Collateral securing the Obligations and (b) by Liens on the Collateral that are substantially the same, or more narrow in scope, as the Liens granted under the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (ii) at the time of such Incurrence, such Indebtedness does not have a final stated maturity prior to the Latest Maturity Date then in effect, (iii) at the time of such Incurrence, such Indebtedness has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Tranche of Loans with the longest Weighted Average Life to Maturity then in effect (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (iv) in the case of unsecured Indebtedness, such Indebtedness is not secured by any Lien on any property or assets of Holdings or any of its Subsidiaries, (v) such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Indebtedness refinanced with the proceeds of such notes pursuant to clause (ix) below, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Indebtedness, (vi) such Indebtedness is not guaranteed by any Persons other than the Subsidiary Guarantors and, if secured, is not secured by any assets that do not constitute Collateral, (vii) such Indebtedness does not provide for any mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than related to customary asset sale and change of control offers) prior to the Latest Maturity Date at the time of Incurrence, other than to the extent such prepayment, repurchase or redemption or offer is accompanied by the prepayment of the outstanding principal of the Term Loans in an amount equal to the pro rata portion the Term Loans represent as a percentage of Consolidated Total Debt that is not revolving facility Indebtedness of Holdings and its Restricted Subsidiaries, (viii) such Indebtedness has such pricing, interest, fees, premiums and optional prepayment terms as may be agreed by the Borrower and the holders of such Indebtedness, and the other terms and conditions of such Indebtedness (excluding pricing, fees and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the holders of such Indebtedness than those applicable to the Indebtedness refinanced with the proceeds of such notes pursuant to clause (ix) below (other than covenants and other provisions applicable only to periods after the then-applicable Latest Maturity Date of the Indebtedness refinanced with the proceeds of such notes pursuant to clause (ix) below), and (ix) the Net Cash Proceeds of such Indebtedness are used to repay the Loans or shall be issued in exchange for Loans as directed by the Borrower so long as any Loans that are so exchanged shall be immediately cancelled and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (d);
(e)(I) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.02(k); provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (e)(I), the aggregate principal amount of Indebtedness outstanding under this clause (e) shall not exceed the greater of $85,000,000 and 75% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (e);
(f)Indebtedness of (w) Holdings to another Loan Party for the purposes of making the payments set forth in Section 8.05 and 8.08, (x) the Borrower or any other Loan Party to any Subsidiary of the Borrower, (y) any Restricted Subsidiary of the Borrower to the Borrower or any other Subsidiary thereof, provided that the aggregate principal amount of Indebtedness owed by any Restricted Subsidiary that is a Non‑Guarantor Subsidiary or Excluded Foreign Subsidiary to the Borrower or any other Loan Party shall not exceed at any time outstanding the amount permitted to be invested in Restricted Subsidiaries that are Non‑Guarantor Subsidiaries or Excluded Foreign Subsidiaries pursuant to clauses (d), (q), (w), (x) and (y) of Section 8.06 and (z) any Restricted Subsidiary that is a Non‑Guarantor Subsidiary or Excluded Foreign Subsidiary to any other Restricted Subsidiary that is a Non‑Guarantor Subsidiary, an Excluded Foreign Subsidiary or any Unrestricted Subsidiary; provided further that (i) any such Indebtedness owed to a Loan Party pursuant to this clause (f) shall be evidenced by an Intercompany Note and shall be pledged pursuant to the Security Agreement and (ii) any such Indebtedness of a Loan Party pursuant to this clause (f) shall be subordinated to the Obligations on the terms of the Intercompany Note;
(g)(I) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries; provided, that, immediately after giving effect to any Incurrence of Indebtedness under this clause (g), the aggregate principal amount of Indebtedness outstanding under this clause (g)(I) shall not exceed the greater of $20,000,000 and 15% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time; and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (g);
(h)Indebtedness consisting of Guarantee Obligations by Holdings, the Borrower or any Guarantor of Indebtedness otherwise permitted to be Incurred by a Loan Party under this Section 8.01 (other than Section 8.01(p), (s) or (w));
(i)(I) Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) (as reduced by any repayments of principal thereof other than with the proceeds of a Permitted Refinancing) and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (i);
(j)Indebtedness in respect of Swap Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has exposure and not for speculative purposes;
(k)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or similar obligations, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(l)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guarantees and similar obligations, or obligations in respect of letters of credit or bank acceptances or similar instruments related thereto, in each case provided in the ordinary course of business;
(m)Indebtedness of the Borrower and its Restricted Subsidiaries consisting of obligations under deferred compensation, purchase price, earn outs or other similar arrangements incurred by such Person in connection with (i) the Transactions, (ii) Permitted Acquisitions or any similar Investments permitted hereunder and (iii) in the ordinary course of business;
(n)Cash Management Obligations and Guarantee Obligations in respect thereof, Indebtedness in respect of employee credit card programs and purchasing card programs in the ordinary course of business, and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts, in the ordinary course of business;
(o)Indebtedness consisting of (x) the financing of insurance premiums or (y) take‑or‑pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(p)(I) Indebtedness assumed in connection with Permitted Acquisitions or a similar Investment permitted hereunder and Indebtedness secured by assets purchased by a Loan Party or Restricted Subsidiary in a Permitted Acquisition or pursuant to a similar Investment permitted by Section 8.06 that is assumed by such Loan Party or such Restricted Subsidiary; provided that (i) such

Indebtedness is not incurred to finance or in contemplation of any such acquisition, (ii) no Event of Default has occurred and is continuing or would immediately thereafter result after giving effect to the assumption of such Indebtedness; provided, however, that to the extent the relevant acquisition constitutes a Limited Condition Acquisition, the only condition with respect to absence of an Event of Default shall be the absence of an Event of Default at the time the definitive documentation for such acquisition is entered into and the absence of a Significant Event of Default after giving effect to the assumption of such Indebtedness, (iii) such Indebtedness, if secured, shall not be secured by any assets other than the assets acquired by Borrower or a Restricted Subsidiary in such Permitted Acquisition or other similar Investment, (iv) such Indebtedness shall not be guaranteed by any Loan Parties (other than a Person acquired in such Permitted Acquisition or other similar Investment or any other Person who merges with or that acquires the assets of such Person in connection with such Permitted Acquisition or other similar Investment), and (v) either (x) (1) if such Indebtedness is secured on a pari passu basis with the Obligations, the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis as of the most recently completed Measurement Period, is no greater than either (A) 2.31 to 1.00 (or 2.58 to 1.00 if the Specified Acquisition has been consummated) or (B) the First Lien Net Leverage Ratio in effect immediately prior to such Permitted Acquisition or other similar Investment or (2) if such Indebtedness is secured on a junior lien basis to the Obligations, or is unsecured, the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the most recently completed Measurement Period, is no greater than either (A) 2.31 to 1.00 (or 2.58 to 1.00 if the Specified Acquisition has been consummated) or (B) the Total Net Leverage Ratio in effect on such applicable date of determination immediately prior to such Permitted Acquisition or other similar Investment, or (y) either (1) the aggregate principal amount of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (p) and any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of this clause (I)(v)(y) (to the extent of the outstanding principal amount of such Indebtedness so refinanced) shall not exceed the greater of $30,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at any time outstanding or (2) on a Pro Forma Basis, Holdings and its Restricted Subsidiaries shall be in compliance with Section 8.13 as of the most recent test date and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (p) (other than pursuant to clause (I)(v)(y));
(q)Indebtedness constituting customary indemnification obligations in connection with sales, dispositions and Permitted Acquisitions and other similar Investments permitted under this Agreement;
(r)(i) unsecured Contribution Indebtedness, provided that immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (ii) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (r);
(s)guarantees by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the obligations of suppliers, customers, and licensees of the Borrower and its Restricted Subsidiaries;
(t)Indebtedness to the extent constituting Attributable Debt arising in Sale Leaseback Transactions or any industrial revenue bond issued to finance or refinance Indebtedness secured by any Real Property;
(u)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its Incurrence;
(v)additional Indebtedness of Holdings and its Restricted Subsidiaries; provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (v), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (v) shall not exceed the greater of $30,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period;
(w)to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 10.01(h);
(x)Indebtedness representing Taxes that are not overdue by more than sixty days or are being contested in compliance with Section 7.03;
(y)Indebtedness constituting Permitted Incremental Equivalent Debt and any Permitted Refinancing incurred, issued or otherwise obtained to refinance (in whole or in part) such Indebtedness (and any Permitted Refinancing in respect thereof);
(z)Indebtedness consisting of unsecured promissory notes issued by Holdings to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings permitted by Section 8.05; and
(aa)Indebtedness of Restricted Subsidiaries that are not Loan Parties and any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (aa); provided, that, immediately after giving effect to any Incurrence of Indebtedness under this clause (aa), the aggregate principal amount of Indebtedness outstanding under this clause (aa) and any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (aa) (to the extent of the outstanding principal amount of such Indebtedness so refinanced) shall not exceed the greater of $30,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Capital Stock in the form of additional shares of Disqualified Capital Stock, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 8.02    Liens. Create, Incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, except:
(a)Liens on the Collateral securing Indebtedness of the Loan Parties Incurred pursuant to Section 8.01(d), so long as the holders of such Indebtedness and their Representatives are at all times subject to each applicable Intercreditor Agreement required to be entered into pursuant to Section 8.01(d) and, if applicable, the definition of “Permitted Refinancing”:
(b)Liens, whether or not securing Indebtedness, in an amount not to exceed the greater of $20,000,000 and 15% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period;
(c)[reserved];
(d)Liens on cash or Cash Equivalents securing obligations under Swap Agreements permitted hereunder;
(e)Liens for taxes that are (i) for amounts that are past due in an aggregate amount not to exceed $2,000,000, (ii) not overdue by more than thirty days or (iii) being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);
(f)carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’, construction contractors’ and sub‑contractors’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings, and Liens on fixtures and movable tangible property located on real property leased or subleased from landlords, lessors and mortgagees;
(g)pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;
(h)(i) deposits to secure or relating to the performance of bids, trade contracts (other than Indebtedness for borrowed money), government contracts, leases, utilities, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including, without limitation, those to secure health and safety obligations) incurred in the ordinary course of business and (ii) Liens securing the financing of insurance premiums with respect thereto incurred in the ordinary course of business;
(i)easements, covenants, conditions, rights‑of‑way, restrictions (including zoning restrictions), building code and land use laws, encroachments, protrusions, title exceptions, survey exceptions and other similar encumbrances on real property that do not secure any Indebtedness for borrowed money and do not materially detract from the value of the affected real property or materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially and adversely interfere with the current use of such real property;
(j)Liens (i) in existence on the Closing Date listed on Schedule 8.02(j) and (ii) securing any Permitted Refinancing of Indebtedness secured by Liens referenced on Schedule 8.02(j);
(k)Liens securing Indebtedness of Holdings and its Restricted Subsidiaries incurred pursuant to Section 8.01(e) or 8.01(v) to finance the acquisition of fixed or capital assets (including, without limitation, the acquisition, construction or improvement of Real Property owned by a Loan Party) or Indebtedness Incurred pursuant to Section 8.01(e)(II); provided that (i) such Liens shall be created within 180 days following the acquisition of such fixed or capital assets or such Permitted Refinancing, (ii) such Liens do not at any time encumber any property of the Loan Parties other than the property financed by such Indebtedness and accessions thereto and (iii) in the case of any Indebtedness Incurred pursuant to Section 8.01(e)(II), the amount of Indebtedness secured thereby is not increased (except by an amount equal to accrued interest, a reasonable premium or other reasonable amount paid in connection with such Permitted Refinancing, as applicable, and fees and expenses reasonably incurred in connection therewith);
(l)Liens created pursuant to any Loan Document;
(m)any interest or title of a lessor or sublessor under any lease or sublease or secured by a lessor’s or sublessor’s interests under leases or subleases;
(n)Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods or assets and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods or assets in the ordinary course of business;
(o)Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary, FSHCO and/or Non‑Guarantor Subsidiary, which Liens secure Indebtedness or other obligations of the applicable Restricted Subsidiary not prohibited under this Agreement (other than Indebtedness of any Loan Party);
(p)Liens in respect of the non‑exclusive licensing or sublicensing of patents, copyrights, trademarks and other Intellectual Property rights in the ordinary course of business;
(q)Liens arising out of Sale Leaseback Transactions; provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness or other obligations and accessions thereto;
(r)Liens arising from precautionary UCC financing statements or similar filings made in respect of leases entered into by the Borrower and its Restricted Subsidiaries or, to the extent permitted under the Loan Documents, the consignment of goods to the Borrower or its Restricted Subsidiaries;
(s)ground leases in respect of real property on which facilities owned or leased by the Borrower and its Restricted Subsidiaries are located;
(t)licenses (only non-exclusive in the case of Intellectual Property), sublicenses (only non-exclusive in the case of Intellectual Property), leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;
(u)Liens in respect of judgments or decrees that do not constitute an Event of Default under Section 10.01(h);
(v)bankers’ Liens, rights of setoff and similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit, securities, investment or similar accounts, in each case granted in the ordinary course of business in favor of the bank or banks where such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements or sweep accounts of the Borrower and its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(w)Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;
(x)(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the New York UCC and (ii) rights of setoff against credit balances of Holdings or any of its Subsidiaries with credit card issuers or credit card processors to Holdings or any of its Subsidiaries in the ordinary course of business;
(y)Liens and other matters of record shown on any title policies delivered pursuant to this Agreement;
(z)[reserved];
(aa)Liens arising in connection with (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;
(ab)Liens on property or assets acquired pursuant to a Permitted Acquisition or similar Investment permitted hereunder, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary or property is acquired pursuant to a Permitted Acquisition or similar Investment, provided that (x) any Indebtedness that is secured by such Liens is permitted hereunder and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or such Investment permitted hereunder and do not attach to any property or assets of Holdings or any other property or assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition or Investment (and the proceeds and products thereof and accessions thereto and after‑acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after‑acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Permitted Acquisition or Investment), together with any extensions, renewals and replacements of the foregoing, so long as the Indebtedness secured by such Liens is permitted hereunder and such extension, renewal or replacement does not encumber any assets or properties of Holdings or additional assets or properties of the Borrower or any of its Restricted Subsidiaries (other than the proceeds or products or accessions of the assets subject to such Lien and after‑acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after‑acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Permitted Acquisition or Investment);
(ac)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Investments permitted by Section 8.06, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(ad)Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;
(ae)Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;
(af)Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;
(ag)Liens on any amounts held by a trustee in the funds and accounts under an indenture securing any industrial revenue bonds issued for the benefit of a Loan Party or any Restricted Subsidiary to the extent such Indebtedness is permitted under Section 8.01(t); and
(ah)Liens securing any Permitted Incremental Equivalent Debt, so long as the same is at all times subject to any intercreditor agreement required by the definition of Permitted Incremental Equivalent Debt.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 8.02.

Section 8.03    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a)(i) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to clause (c)(iv) below) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to clause (c)(iv) below), (ii) any Restricted Subsidiary that is not a Loan Party may be merged or consolidated with or into another Restricted Subsidiary that is not a Loan Party and (iii) Holdings may be merged or consolidated with or into Intermediate Holdings (provided that Holdings shall be the continuing or surviving entity);
(b)(x) Borrower or any Subsidiary Guarantor may Dispose of any or all of its assets (i) to (in the case of a Subsidiary Guarantor) the Borrower or (in the case of Borrower or any other Subsidiary Guarantor) any Subsidiary Guarantor (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04 and (y) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may Dispose of any or all of its assets to (i) the Borrower, any Subsidiary Guarantor or any Restricted Subsidiary and/or direct or indirect joint venture of the Borrower (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04; provided, that notwithstanding the foregoing, the Borrower shall not be permitted to Dispose of its assets pursuant to this Section 8.03(b)(x)(i) unless such Disposition would be permitted pursuant to clause (c)(iii) below;
(c)any Investment by the Borrower and its Restricted Subsidiaries permitted by Section 8.06 may be structured as a merger, consolidation or amalgamation; provided that (i) the respective Investment continues to be permitted pursuant to the relevant clause or clauses of Section 8.06 after giving effect to the respective merger, consolidation or amalgamation, (ii) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 7.08 and 7.10, (iii) in the case of any merger, consolidation or amalgamation involving the Borrower, (x) the surviving person shall expressly assume the obligations of the Borrower under the Loan Documents pursuant to a supplement in form reasonably acceptable to the Administrative Agent (including with respect to satisfaction of customary “know your customer” requirements (including the Patriot Act)), (y) each other Loan Party shall have confirmed its Guarantee of such surviving Person’s Obligations hereunder and the Liens that secure such Guarantee and (z) Holdings shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation or amalgamation and such supplement to this Agreement or any Security Document preserves with respect to the Borrower the enforceability of this Agreement, the Guarantee and the Security Documents and the perfection of the Liens under the Security Documents (subject to customary assumptions, qualifications and exceptions); provided that, in the case of this clause (iii), (A) such merger, consolidation or amalgamation shall not result in the Borrower (or the successor to the Borrower as a result of such merger, consolidation or amalgamation) ceasing to be a domestic Wholly Owned Subsidiary of Holdings and (B) the Organizational Documents of the surviving person shall be substantially similar to those of the Borrower as in effect prior to such merger or consolidation with such changes as are not adverse in any material respect to the interests of the Lenders, (iv) if a Restricted Subsidiary that is a Subsidiary Guarantor is a party to such merger, consolidation or amalgamation (and the Borrower is not a party thereto) (x) the surviving person shall expressly assume the obligations about the respective Subsidiary Guarantor under the Loan Documents to which it is a party pursuant to a supplement in form reasonably acceptable to the Administrative Agent (including with respect to satisfaction of customary “know your customer” requirements (including the Patriot Act)), and (y) Holdings shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation or amalgamation and such supplement to the respective Loan Documents preserves with respect to such Subsidiary Guarantor the enforceability of the Loan Documents to which its party (subject to customary assumptions, qualifications and exceptions); provided that in the case of this clause (iv), such merger, consolidation or amalgamation shall not result in the respective Subsidiary Guarantor (or the successor to such

Subsidiary Guarantor as the result of such merger, consolidation or amalgamation) ceasing to be a Wholly Owned Domestic Subsidiary of Holdings, (v) if a Restricted Subsidiary that is not a Loan Party is a party to such merger, consolidation or amalgamation (and the Borrower is not a party thereto), a Restricted Subsidiary shall be the continuing or surviving Person thereof) and (vi) after giving effect to any transactions permitted pursuant to this clause (c) there shall be no material impairment of the Guarantees or the security interests of the Collateral Agent in any material portion of the Collateral (including, without limitation, as a result of the establishment of any entities which are not Guarantors and which own assets which were previously Collateral but no longer constitute same) in each case as reasonably determined by the Administrative Agent based on information furnished to it by the Borrower;
(d)any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such liquidation or dissolution or change to its legal form is in the best interests of the Borrower and is not adverse to the Lenders in any material respect; provided that (i) if a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or another Subsidiary Guarantor, (ii) if a Restricted Subsidiary that is not a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or a Restricted Subsidiary of the Borrower and (iii) in the case of a liquidation or dissolution of a Subsidiary Guarantor, no Event of Default shall have occurred and be continuing at such time;
(e)any merger, dissolution or liquidation not involving the Borrower or Holdings may be effected for the purposes of effecting a Disposition permitted by Section 8.04;
(f)in connection with a Permitted Acquisition, any Loan Party or any Restricted Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that in the case of any such merger or consolidation to which any Loan Party is a party, such Loan Party is the surviving Person unless such merger or consolidation would otherwise be permitted pursuant to clause (a) above;
(g)the merger or consolidation of Holdings or any of its Restricted Subsidiaries for the sole purpose, and with the sole material effect, of changing its state of organization within the United States (or, in the case of a Foreign Subsidiary, outside the United States if such entity’s jurisdiction was outside the United States); provided, however, that (i) in the case of any merger or consolidation involving the Borrower or a Subsidiary Guarantor, the Borrower or a Subsidiary Guarantor shall be the surviving Person and (ii) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation; and
(h)any Foreign Subsidiary, Immaterial Subsidiary or FSHCO that is not a Loan Party may merge into any joint venture, Foreign Subsidiary or Immaterial Subsidiary that is not a Loan Party.

Section 8.04    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Holdings, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)the Disposition of obsolete, surplus, uneconomical, worn out or damaged property in the ordinary course of business and Dispositions in the ordinary course of business of property or, in the reasonable business judgment of a Loan Party, no longer used in the conduct of the business of the Borrower and the other Restricted Subsidiaries (including allowing any registrations or patents or any applications for registration or patent applications of any immaterial Intellectual Property to lapse or go abandoned);
(b)the Disposition of inventory in the ordinary course of business;

(c)Dispositions permitted under Section 8.03;
(d)the sale or issuance of common Capital Stock of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower (provided that in the case of such issuance of common Capital Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, Capital Stock of such Restricted Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Loan Parties), and the sale or issuance of the Borrower’s common Capital Stock to Holdings;
(e)the use, sale, exchange or other disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(f)the non-exclusive licensing or sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business (including ordinary course non-royalty based licenses and perpetual licenses);
(g)Dispositions which are required by court order or regulatory decree or otherwise required or compelled by regulatory authorities;
(h)licenses, sublicenses, space leases, leases or subleases with respect to any real or personal property or assets granted to third Persons in the ordinary course of business; provided that either (i) the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or materially detract from the use or value of the relative assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) such transaction is at arm’s length;
(i)Dispositions to, between or among the Borrower and any Subsidiary Guarantors and Dispositions by Holdings and Intermediate Holdings to the Borrower or any Subsidiary Guarantor;
(j)Dispositions (x) between or among any Restricted Subsidiary that is not a Subsidiary Guarantor and any other Restricted Subsidiary or joint venture that is not a Subsidiary Guarantor, (y) by a Restricted Subsidiary that is not a Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, or (z) by any Loan Party to a Restricted Subsidiary and/or joint venture that is not a Loan Party so long as, in the case of the foregoing clause (z), the fair market value of all Dispositions pursuant hereto, does not exceed $5,000,000 in the aggregate during the term of this Agreement and no Event of Default shall have occurred and be continuing or otherwise result therefrom;
(k)the compromise, settlement or write‑off of accounts receivable or sale of accounts receivable for collection (i) in the ordinary course of business, (ii) for purposes of compromise in bankruptcy or in connection with disputed accounts or (iii) acquired in connection with a Permitted Acquisition consistent with prudent business practice;
(l)Dispositions constituting (i) Investments permitted under Section 8.06 (including Section 8.06(d)), (ii) Restricted Payments permitted under Section 8.05 and (iii) Liens permitted under Section 8.02;
(m)(i) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset or (ii) a Disposition consisting of or subsequent to a total loss or constructive total loss of property;
(n)Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;
(o)the unwinding of any Swap Agreement;
(p)[reserved];
(q)Dispositions of Investments in joint ventures to the extent required by, or pursuant to, customary buy/sell arrangements between the applicable joint venture party as set forth in the joint venture arrangements or similar binding agreements among such joint venture party;
(r)Dispositions of other property; provided that (A) no Event of Default shall have occurred and be continuing or would otherwise result therefrom, (B) such Disposition or series of related Dispositions pursuant to this clause (r) shall not constitute a Disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, (C) the Net Cash Proceeds of such Disposition shall be applied in accordance with Section 4.02(c), (D) with respect to any single Disposition or a series of related Dispositions for an aggregate consideration in excess of $3,750,000, not less than 75% of the consideration payable to the Borrower and its Restricted Subsidiaries in connection with such Disposition is in the form of cash or Cash Equivalents; provided that, for the purposes of this clause (D), the following shall be deemed to be cash: (x) any liabilities that are not Indebtedness (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations under the Loan Documents, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the consummation of the applicable Disposition; and (z) any Designated Non‑Cash Consideration in respect of such Disposition having an aggregate fair market value, taken together with the Designated Non‑Cash Consideration in respect of all other Dispositions, not in excess of $5,000,000 (with the fair market value of each item of Designated Non‑Cash Consideration being measured as of the time received), (E) the consideration payable to the Borrower and its Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such property (as determined by the Borrower in good faith) and (F) concurrently with the consummation of such Disposition, an Authorized Officer of the Borrower shall deliver to the Administrative Agent a certificate executed by such Authorized Officer certifying as to the accuracy of the foregoing conditions;
(s)any exchange of property of the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of property by the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) for property (other than Capital Stock or other Investments) of another person; provided that (a) such property is useful to the business of the Borrower or such Restricted Subsidiary, (b) the Borrower or such Restricted Subsidiary shall receive reasonably equivalent or greater market value for such property (as reasonably determined by the Borrower in good faith) and (c) such property will be received by the Borrower or such Restricted Subsidiary substantially concurrently with its delivery of property to be exchanged;
(t)[reserved];
(u)sales or Dispositions constituting Non-Core Asset Sales of assets acquired in connection with an Investment permitted hereunder (including any acquisition consummated prior to the Closing Date);
(v)as long as no Event of Default then exists or would immediately arise therefrom, Dispositions of non-core Real Property that is not currently used in the operations of the business or the continued ownership of which the Borrower has determined in its good faith business judgment would not be commercially reasonable to retain (or Dispositions of any Person or Persons created to hold such Real Property or the Capital Stock in such Person or Persons), including leasing or subleasing transactions, Sale Leaseback Transactions, Synthetic Lease Obligation transactions and other similar transactions involving any such Real Property pursuant to leases on market terms;
(w)(i) cancellations or Dispositions of any Indebtedness owed (i) to a Loan Party by another Loan Party, (ii) to any other Subsidiary and/or joint venture that is not a Loan Party by any other Restricted Subsidiary and/or joint venture that is not a Loan Party or (iii) to a Subsidiary that is not a Loan Party by a Loan Party; provided that after giving effect to such Disposition, such

Indebtedness would otherwise be permitted under Section 8.01 and (ii) so long as no Event of Default then exists, cancellations of Indebtedness owed to a Loan Party by another Loan Party or any other Restricted Subsidiary and/or joint venture that is not a Subsidiary;
(x)Disposition of property with respect to an insurance claim from damage to such property where the insurance company provides a Loan Party or its Restricted Subsidiary the value of such property (minus any deductibles and fees) in cash or with replacement property in exchange for such property;
(y)Dispositions of property no longer used or useful in the business of the Loan Parties (as determined in the good faith business judgment of such Loan Party) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds (to the extent needed to do so) of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(z)[reserved];
(aa)any grant of an option to purchase, lease or acquire property, so long as the Disposition resulting from the exercise of such option would otherwise be permitted hereunder;
(bb)    [reserved];
(cc)    Dispositions of Intellectual Property that is not required to be preserved or renewed pursuant to Section 7.05(a)(ii);
(dd)    Dispositions in connection with the settlement of claims or disputes and the settlement, release or surrender of tort or other litigation claims; and
(ee)    other Dispositions in an amount not to exceed per disposition or series of related dispositions the greater of $10,000,000 and 10% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period.

Section 8.05    Restricted Payments. Declare or pay any dividend or distribution on any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or pay any management or similar fees to the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of Holdings or its Restricted Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of Holdings or its Restricted Subsidiaries (collectively, “Restricted Payments”), except that:

(a)any Wholly Owned Subsidiary (which is a Restricted Subsidiary) of the Borrower may make Restricted Payments (other than issuances of Disqualified Capital Stock) to Holdings, the Borrower or any other Restricted Subsidiary and any non‑Wholly Owned Subsidiary may make Restricted Payments (other than issuances of Disqualified Capital Stock) ratably to the holders of such non‑Wholly Owned Subsidiary’s Capital Stock;
(b)so long as (x) no Event of Default shall have occurred and be continuing or would otherwise result therefrom and (y) other than with respect to the use of the portion of the Available Amount attributable to clause (c) of the definition thereof, the Total Net Leverage Ratio, on a Pro Forma Basis, shall not exceed 1.81:1.00 (or 2.08:1.00 if the Specified Acquisition has been consummated), the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such cash Restricted Payment; provided, that the aggregate amount of Restricted Payments by the Borrower to Holdings under this Section 8.05(b) shall not at any time exceed the Available Amount at such time;
(c)cashless exercises of options and warrants shall be permitted;

(d)the Borrower may make cash Restricted Payments to Holdings to permit Holdings to make, and Holdings may make Restricted Payments or make distributions to any Parent Company thereof to permit such Parent Company, and the subsequent use of such payments by such Parent Company, to repurchase, redeem or otherwise acquire for value Qualified Capital Stock of Holdings or such Parent Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or its Restricted Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that (x) the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, $10,000,000 (with unused amounts in any Fiscal Year being carried over to the next succeeding Fiscal Year subject to a maximum of $10,000,000) and (y) the only consideration paid by Holdings in respect of such redemptions or purchase shall be cash; provided, further, that such amount in any Fiscal Year may be increased by any amount not to exceed, without duplication, (x) the aggregate amount of loans made by Holdings and any of its Restricted Subsidiaries pursuant to Section 8.06(h) that are repaid in connection with such purchase, redemption or other acquisition of such Capital Stock of such direct parent, plus (y) to the extent Not Otherwise Applied, the amount of any Net Cash Proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Qualified Capital Stock of Holdings (or such direct parent) to officers, directors or employees of Holdings or its Restricted Subsidiaries that have not been used to make any such repurchases, redemptions or payments under this clause (d), plus (z) the net cash proceeds of any “key‑man” life insurance policies of Holdings or its Restricted Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (d);
(e)(i) Holdings and its Restricted Subsidiaries may reimburse and indemnify the Sponsor or any of its Affiliates for the out‑of‑pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with the Transactions or any Permitted Acquisition, Investment permitted under Section 8.06 or any other debt or equity issuance by Holdings or any of its Restricted Subsidiaries (whether or not successful) and (ii) Holdings and its Restricted Subsidiaries may pay the out‑of‑pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with its provision of management, consulting, advisory and similar services to Holdings and its Restricted Subsidiaries and other out-of-pocket costs and expenses of the Sponsor and its Affiliates relating to the ownership of Holdings;
(f)Restricted Payments constituting cash dividends of Holdings may be made pursuant to this Section 8.05 within sixty days after date of declaration of any such Restricted Payment if such Restricted Payment was permitted on the date of declaration thereof (irrespective of whether a Default or an Event of Default exists, so long as no Event of Default was occurring and continuing on the date of such declaration);
(g)the Borrower and its Subsidiaries may make Restricted Payments to, or make loans to, Holdings or any direct or indirect parent thereof in amounts required for Holdings or such direct or indirect parent (or, where such person is a partnership or disregarded entity for applicable income Tax purposes, its direct or indirect owners) to pay (and Holdings may pay Restricted Payments, or make loans, in respect of amounts relating to any such person to pay), in each case, without duplication:
(i)franchise or similar taxes and other fees, taxes and expenses required to maintain Holdings’ or any Parent Company’s corporate or other entity existence;
(ii)income and similar taxes attributable to Holdings, the Borrower and each Restricted Subsidiary that are not payable directly by Holdings, the Borrower or such Restricted Subsidiary, as applicable, which amount shall not exceed the amount of such taxes that Holdings, the Borrower and each Restricted Subsidiary would have been required to pay if they were a stand-alone consolidated, combined, unitary or similar tax group (“Tax Group”) with Holdings as the corporate common parent of such stand-alone Tax Group; provided that any such payments that are attributable to the taxable income of any Unrestricted Subsidiary will be permitted only to the extent of the amount of cash distributions made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for the purpose of paying such taxes;
(iii)salary, bonus and other benefits payable to officers and employees of Holdings or any Parent Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;
(iv)general corporate operating and overhead costs and expenses of Holdings or any Parent Company (including, without limitation, expenses for legal, administrative and accounting services provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and
(v)other taxes, liabilities, costs or expenses incurred by Holdings in connection with prepayments made pursuant to Section 4.02(j);
(h)the Loan Parties and their Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in Capital Stock (other than Disqualified Capital Stock);
(i)the Borrower may make Restricted Payments the proceeds of which are applied to the purchase or other acquisition by Holdings or an Affiliate of Holdings that is not a Restricted Subsidiary of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Capital Stock in a Person; provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a Permitted Acquisition (after giving effect to clause (B) of the further proviso below) permitted to be made pursuant to Section 8.06(e); provided further that (A) such Restricted Payment shall be made concurrently with the consummation of such purchase or other acquisition and (B) Holdings or such Affiliate of Holdings shall, contemporaneously with the consummation thereof, cause (1) all property acquired (whether assets or Capital Stock) and any liabilities assumed (which liabilities shall otherwise be permitted hereunder) to be contributed to the Borrower or any Restricted Subsidiary of the Borrower that is a Loan Party or (2) the merger (to the extent permitted in Section 8.03) into the Borrower or any Restricted Subsidiary of the Borrower that is a Loan Party of the Person formed or acquired in order to consummate such purchase or other acquisition (provided that the Borrower or such Restricted Subsidiary that is a Loan Party shall be the continuing or surviving entity of any such merger with the Borrower);
(j)the Borrower may pay cash dividends to Holdings to permit Holdings to pay, and Holdings may pay, (i) cash in lieu of fractional shares in connection with any dividend, split or combination of the Capital Stock of Holdings and (ii) cash in lieu of fractional shares in connection with any conversion request by a holder of convertible Indebtedness to the extent such conversion is permitted under this Agreement;
(k)Restricted Payments permitted by Section 8.07(c);
(l)so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, additional Restricted Payments the aggregate amount of which shall not at any time exceed the greater of $20,000,000 and 15% of Consolidated EBITDA tested on a Pro Forma Basis for the most recently completed Measurement Period minus the amount which Borrower may, from time to time, elect to be re-allocated to the making of Investments pursuant to Section 8.06(w) or restricted debt payments pursuant to Section 8.07(d)(iii);
(m)the Loan Parties and each Restricted Subsidiary may make Restricted Payments consisting of Dispositions permitted by Section 8.04 of the type described, and subject to the limitations contained, in the definition thereof;
(n)the Loan Parties and each Restricted Subsidiary may make Restricted Payments to Holdings or any Subsidiary thereof for payments to satisfy their obligations to pay taxes and other required amounts pursuant to any tax sharing agreements among the Loan Parties and their Subsidiaries or in respect of their joint ventures to the extent such taxes and required amounts are attributable to the ownership or operations of the Loan Parties and their Restricted Subsidiaries or their joint ventures; provided that such taxes and amounts shall be determined by reference to applicable tax laws and on an arm’s length basis;
(o)so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom and the Total Net Leverage Ratio, on a Pro Forma Basis, shall not exceed 0.81:1.00 (or 1.08:1.00 if the Specified Acquisition has been consummated), the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such cash Restricted Payment; and
(p)the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings, the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and Cash Equivalents).

Section 8.06    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of any Person (excluding, in the case of Holdings and its Restricted Subsidiaries, their parent companies and their subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or purchase or otherwise acquire (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (all of the foregoing, “Investments”), except:
(a)accounts receivable or notes receivable arising from extensions of trade credit granted in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(b)Investments in cash and Cash Equivalents (or Investments that were Cash Equivalents when made, so long as Holdings and its Restricted Subsidiaries shall use commercially reasonable efforts to convert such Investments to Investments in cash or Cash Equivalents);
(c)loans and advances to employees, officers and directors of Holdings and its Restricted Subsidiaries (i) in the ordinary course of business for business related travel expenses, moving expenses and other similar expenses and (ii) in the ordinary course of business in an aggregate amount for Holdings and its Restricted Subsidiaries not to exceed $2,500,000 at any one time outstanding;
(d)Investments by the Borrower and Subsidiary Guarantors in any Restricted Subsidiary that is not a Loan Party; provided that, at the time of any such Investment, the aggregate amount of such Investment plus the aggregate amount of all other Investments pursuant to this clause (d) (determined without regard to write‑downs or write‑offs thereof and, in the case of Investments in the form of non‑cash assets, taking the fair market value of such assets) shall not exceed the greater of $20,000,000 and 15% of Consolidated EBITDA tested on a Pro Forma Basis for the most recently completed Measurement Period plus amounts invested pursuant to this clause (d) the proceeds of which are solely used to make a Permitted Acquisition or other Investment otherwise permitted hereunder;
(e)(i) Acquisitions by the Borrower or any Restricted Subsidiary of the Borrower (including any Permitted Acquisition consummated pursuant to Section 8.05(i), each a “Permitted Acquisition”); provided (x) no Event of Default shall have occurred and be continuing immediately before and immediately after giving pro forma effect to such acquisition (provided that with respect to any Limited Condition Acquisition, absence of a continuing Event of Default shall be tested only on the LCA Test Date), (y) the acquired Person, company or business shall be in compliance with the provisions of Section 8.12 and (z) upon consummation of such Permitted Acquisition, the acquired Person and its Subsidiaries shall become Subsidiary Guarantors, to the extent required by and subject to the limitations of Section 7.08 and (ii) earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;
(f)(i) Investments in the Borrower or any Person that is a Subsidiary Guarantor or any newly created Restricted Subsidiary which becomes a Subsidiary Guarantor at the time of such Investment, (ii) Investments by any Loan Party and its Restricted Subsidiaries in their respective Subsidiaries and/or joint ventures outstanding on the Closing Date, (iii) additional Investments by any Loan Party and its Restricted Subsidiaries in Loan Parties (other than Holdings) and (iv) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Subsidiary Guarantors in any Loan Party or any Restricted Subsidiary and/or joint ventures that are not Subsidiary Guarantors;
(g)Investments by any Restricted Subsidiaries that are Non-Guarantor Subsidiaries or Foreign Subsidiaries in any other Restricted Subsidiaries that are Non-Guarantor Subsidiaries or Foreign Subsidiaries;
(h)(i) loans and advances to employees, officers and directors of Holdings and any of its Restricted Subsidiaries to the extent used to acquire Qualified Capital Stock of Holdings and to the extent such transactions are cashless and (ii) advances of payroll payments to employees in the ordinary course of business;
(i)Investments in the ordinary course of business consisting of prepaid expenses and endorsements of negotiable instruments for collection or deposit;
(j)Investments (including debt obligations and Capital Stock) received in settlement of amounts due to the Borrower and its Restricted Subsidiaries effected in the ordinary course of business or owing to the Borrower and its Restricted Subsidiaries as a result of insolvency or reorganization proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower and its Restricted Subsidiaries or disputes with customers and suppliers;
(k)Investments in existence on the Closing Date and described in Schedule 8.06(k) and any modification, renewal or extension or reinvestment thereof, but not any increase in the amount thereof unless otherwise permitted hereunder;
(l)Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or its Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;
(m)Investments paid for with consideration which consists solely of Capital Stock of Holdings or any Parent Company (other than Disqualified Capital Stock);
(n)unsecured guarantees by Holdings, the Borrower or any other Loan Party of the obligations of the Borrower or any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;
(o)guarantees permitted by this Agreement;
(p)Investments resulting from the receipt of non‑cash consideration received in connection with Dispositions permitted by Section 8.04;
(q)so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, the Borrower and its Restricted Subsidiaries may make Investments in an amount not to exceed the Available Amount at the time of such Investment;
(r)advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(s)Investments in respect of prepaid expenses or lease, utility and other similar deposits in the ordinary course of business;
(t)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or sublicenses or leases of Intellectual Property in the ordinary course of business;
(u)de minimis Investments made in connection with the incorporation or formation of any newly created Restricted Subsidiary; provided that any amounts in excess of such de minimis amount Invested in any such Restricted Subsidiary must be permitted under Section 8.06 other than under this clause (u);
(v)Investments consisting of Swap Agreements permitted under Section 8.01(j);
(w)in addition to Investments otherwise permitted by this Section 8.06, Investments by the Borrower and its Restricted Subsidiaries; provided that, at the time of any such Investment, the aggregate amount of such Investment outstanding plus the aggregate amount of all other Investments outstanding pursuant to this clause (w) (determined without regard to write‑downs or write‑offs thereof and, in the case of Investments in the form of non‑cash assets, taking the fair market value of such assets at the time of such Investment) shall not exceed the sum of (i) the greater of $40,000,000 and 40% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period plus (ii) the aggregate total of all other amounts available as a Restricted Payment under Section 8.05(l) and amounts available for restricted debt payments under Section 8.07(d)(iii), which the Borrower may, from time to time, elect to re-allocate to the making of Investments pursuant to this Section 8.06(w);
(x)Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment (in the same form of such initial Investment) being invested in one or more Loan Parties (other than Investment in the Capital Stock of such Loan Party);
(y)any Investments in a Restricted Subsidiary that is not a Loan Party or in a joint venture that is not a Restricted Subsidiary, in each case to the extent such Investment is substantially contemporaneously returned in the same form as such original Investment pursuant to a dividend or other distribution from such Restricted Subsidiary or joint venture;
(z)Investments constituting Restricted Payments permitted pursuant to Section 8.05(g) and (h);
(aa)Investments in the form of loans or advances to any Restricted Subsidiary of a Loan Party to the extent such loan or advance is otherwise permitted hereunder and does not exceed cash returned to the Loan Parties (through repatriation or otherwise) at the time such loan or advance is made so long as any promissory note received by a non‑Loan Party in connection therewith is subordinated on terms acceptable to the Administrative Agent in its reasonable discretion (it being agreed that the terms of the Intercompany Note shall be acceptable);
(bb)    Investments consisting of the conversion of any licensing agreement into a joint venture;
(cc)    to the extent constituting an Investment, acquisitions of inventory in the ordinary course of business;
(dd)    Investments consisting of re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the Lien of the Collateral Agent in the Collateral (taken as a whole) and the Guarantees (taken as a whole) are not impaired except to a de minimis extent;
(ee)    to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business;

(ff)    purchases of Term Loans by Holdings or any of its Restricted Subsidiaries pursuant to Section 12.04 or to the extent not otherwise prohibited hereunder, acquisitions of any other Indebtedness of Holdings or any of its Restricted Subsidiaries by Holdings or any of its Restricted Subsidiaries;
(gg)    Investments constituting the Transactions (including the Closing Date Acquisition and/or the Specified Acquisition); and
(hh)    so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom and the Total Net Leverage Ratio, on a Pro Forma Basis shall not exceed 1.06:1.00 (or 1.33:1.00 if the Specified Acquisition has been consummated), the Borrower and its Restricted Subsidiaries may make additional Investments.
For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 8.06 (other than Section 8.06(e)(i)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 8.06(e)(i).

Section 8.07    Payments and Modifications of Certain Debt Instruments; Modification to Organizational Documents.

(a)Make any optional prepayment, repayment or redemption with respect to any Junior Indebtedness, except (i) to the extent of any Declined Proceeds applied in compliance with Section 4.02(h)), (ii) payments of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Indebtedness, other than payments in respect of any Junior Indebtedness prohibited by the subordination provisions thereof, (iii) the conversion or exchange of any such Indebtedness to Capital Stock (other than Disqualified Capital Stock) of Holdings or any Parent Company, or to the extent made with the concurrent use of proceeds from the issuance of Qualified Capital Stock of Holdings after the Closing Date or contributions to the equity capital of Holdings (other than, in each case, any Specified Equity Contribution), (iv) repayment of intercompany Indebtedness permitted to be Incurred under Section 8.01(f) or permitted to be cancelled under Section 8.04, so long as no Event of Default has occurred and is continuing or would result therefrom, and (v) in the case of any Subordinated Indebtedness, in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto; provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 8.01.
(b)[reserved].
(c)Notwithstanding anything to the contrary herein, (i) redemptions of preferred Capital Stock of Holdings or any Parent Company otherwise prohibited hereunder shall be permitted in an aggregate amount not to exceed $35,000,000 so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio, on a Pro Forma Basis, shall not exceed 2.31:1.00 (or 2.58:1.00 if the Specified Acquisition has been consummated) and (ii) scheduled quarterly dividends in cash in accordance with the Certificate of Designations of Series A Preferred Stock of Holdings dated as of March 26, 2018 shall be permitted.
(d)Notwithstanding anything to the contrary herein, optional or mandatory prepayments, repayments or redemptions otherwise prohibited under Section 8.07(a) shall be permitted (i) in an aggregate amount equal to the Available Amount at the time thereof so long as (x) no Event of Default shall have occurred and be continuing or would immediately result therefrom, and (y) other than with respect to the use of the portion of the Available Amount attributable to clause (c) of the definition thereof, the Total Net Leverage Ratio, on a Pro Forma Basis, shall not exceed 1.81:1.00 (or 2.08:1.00 if the Specified Acquisition has been consummated), (ii) in an unlimited amount so long as (x) no Event of Default shall have occurred and be continuing or would immediately result therefrom, and (y) the Total Net Leverage Ratio, on a Pro Forma Basis, shall not exceed 0.81:1.00 (or 1.08:1.00 if the Specified Acquisition has been consummated) and (iii) in an amount not to exceed the greater of $20,000,000 and 15% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period plus the aggregate total of all other amounts available as a Restricted Payment under Section 8.05(l) which the Borrower may, from time to time, elect to reallocate to the making of restricted debt payments pursuant to this Section 8.07(d)(iii) less the amount which Borrower may, from time to time, elect to be re-allocated to the making of Investments pursuant to Section 8.06(w), so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom.
(e)[reserved].
(f)Amend, modify or change any Organizational Documents of Holdings or any of its Restricted Subsidiaries, unless such amendment, modification, change or other action contemplated by this clause (f) could not reasonably be expected to be materially adverse to the interests of the Lenders (as determined by the Borrower).

Section 8.08    Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate of any Loan Party (each an “Affiliate Transaction”), except: (a) transactions between or among Holdings and its Restricted Subsidiaries not otherwise prohibited hereunder, (b) transactions that are on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s‑length transaction from unrelated third parties that are not Affiliates, (c) any Restricted Payment permitted by Section 8.05, (d) fees and compensation (including severance), benefits and incentive arrangements (including pursuant to stock option and other employee benefit plans) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business, (e) the issuance or sale of any Capital Stock of Holdings (and the exercise of any options, warrants or other rights to acquire Capital Stock of Holdings) or any contribution to the capital of Holdings, (f) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions to the extent permitted under Section 8.05(e), (g) [reserved], (h) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 8.06, (i) transactions between the Borrower and any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings (or any Parent Company), the Borrower or any Restricted Subsidiary, (j) the issuance of Capital Stock by Holdings to the Sponsor or any of its Affiliates (other than to any Subsidiary of Holdings) or any Parent Company, or to any director, officer, employee or consultant thereof, (k) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (l) transactions otherwise permitted hereunder, (m) Intellectual Property licensing or sublicensing arrangements otherwise permitted hereunder, (n) payments to satisfy their obligations to pay taxes and other required amounts pursuant to any tax sharing agreements among the Loan Parties and their Subsidiaries to the extent such taxes and other required amounts are attributable to the ownership or operations of the Loan Parties and their Subsidiaries, provided that such taxes and amounts shall be determined by reference to applicable tax laws and on an arm’s length basis, (o) licenses or sublicenses of any trademarks, trade names and business systems or other Intellectual Property between the Loan Parties and their Affiliates in the ordinary course of business and consistent with the practices in place on the Closing Date; (p) arrangements of the type or nature set forth on Schedule 8.08 so long as consistent with the business practices of the Borrower and its Subsidiaries as in place on the Closing Date; (q) transactions pursuant to provisions of the Loan Documents with the Sponsor and its Affiliates (including Affiliated Investment Funds) (in each case, in their respective capacities as Lenders); and (r) transactions between or among Holdings or its Restricted Subsidiaries, on the one hand, and Unrestricted Subsidiaries, on the other hand, where Holdings or the Restricted Subsidiary is receiving the more favorable terms.

Section 8.09    Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless the Sale Leaseback Transaction is not prohibited by Sections 8.01, 8.04 and 8.11.

Section 8.10    Changes in Fiscal Periods. Permit the Fiscal Year of Holdings to end on a day other than December 31st.

Section 8.11    Negative Pledge Clauses; Clauses Restricting Subsidiary Distributions.

(a)Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Restricted Subsidiary to incur any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to the extent required thereby to which it is a party other than (a) this Agreement, the other Loan Documents, any document related to any Permitted Incremental Equivalent Debt and any document related to a Permitted Refinancing of the Loans or such Permitted Incremental Equivalent Debt, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement (including with respect to Indebtedness) in effect at the time any Person becomes a Restricted Subsidiary of the Borrower; provided, that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the Borrower (or the assets of a Restricted Subsidiary of the Borrower) pending such sale; provided, such restrictions and conditions apply only to the Restricted Subsidiary of the Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) [reserved], (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness permitted under Section 8.01 of any Restricted Subsidiaries that are Foreign Subsidiaries or Non‑Guarantor Subsidiaries; provided that such restrictions are only with respect to the assets of any Restricted Subsidiaries that are Foreign Subsidiaries or Non‑Guarantor Subsidiaries, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Restricted Subsidiaries, (j) customary restrictions and conditions contained in agreements relating to the Disposition of property or assets or Capital Stock permitted hereunder by a Loan Party or a Restricted Subsidiary of a Loan Party pending such Disposition, provided such restrictions and conditions apply only to the property or assets of the Loan Party or the Restricted Subsidiary of a Loan Party that are to be Disposed and such Disposition is permitted hereunder, (k) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (l) customary restrictions in any Indebtedness permitted under Section 8.01(v) and (aa), (m) any negative pledge incurred or provided in favor of any holder of any secured

Indebtedness permitted hereunder, (n) customary anti‑assignment provisions in licenses and other contracts restricting the sublicensing or assignment thereof or in contracts for the Disposition of any assets or any Subsidiary of a Loan Party, provided that the restrictions in any such contract shall apply only to the assets or Subsidiary of a Loan Party that is to be Disposed of, (o) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease, (p) any encumbrance or restriction contained in any agreement of a Person acquired in an Investment permitted hereunder, which encumbrance or restriction was in existence at the time of such Investment (but not created in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (q) pursuant to Contractual Obligations that (y) exist on the Closing Date and (z) to the extent Contractual Obligations permitted by preceding clause (y) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing thereof so long as such Permitted Refinancing does not expand the scope of such Contractual Obligation, (r) pursuant to Indebtedness of any Restricted Subsidiary of Holdings that is not a Loan Party that is permitted by Section 8.01, (s) restrictions in connection with cash or other deposits permitted under Section 8.02, and (t) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 8.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any other Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.
(b)Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or repay or prepay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary so long as such sale is permitted hereunder, (iii) customary restrictions on the assignment of leases, contracts and licenses entered into in the ordinary course of business, (iv) any agreement in effect at the time any Person becomes a Restricted Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (vi) agreements governing Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) and any Permitted Refinancings thereof, (vii) Liens permitted by Section 8.02 that limit the right of the Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Liens, (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Capital Stock and other similar agreements entered into in connection with transactions permitted under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements, (ix) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the date of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired,

(x) restrictions under agreements evidencing or governing Indebtedness of any Restricted Subsidiaries that are Foreign Subsidiaries or Non‑Guarantor Subsidiaries permitted under Section 8.01; provided that such restrictions are only with respect to assets of any Restricted Subsidiaries that are Foreign Subsidiaries or Non‑Guarantor Subsidiaries, (xi) restrictions under agreements evidencing or governing Indebtedness permitted under Section 8.01(d), (e), (g), (q) or (v), (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Restricted Subsidiaries, (xiii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or its Capital Stock, in each case, entered into in the ordinary course of business, (xiv) any restrictions regarding licenses or sublicenses by the Borrower and the other Restricted Subsidiaries of trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other Intellectual Property rights in the ordinary course of business (in which case such restriction shall relate only to such right to Intellectual Property pursuant to such license or sublicense) and (xv) restrictions of the type otherwise described in sub-clauses (a) through (c) above, contained in agreements governing Indebtedness entered into after the Closing Date so long as such restrictions meet the requirements contained in sub-clause (t) of Section 8.11(a).

Section 8.12    Lines of Business. (a) With respect to the Borrower and each of its Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related, similar, ancillary, complementary or incidental thereto or reasonable extensions thereof, (b) with respect to Intermediate Holdings, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Capital Stock in the Borrower and other Subsidiaries, (ii) maintaining its corporate or other entity existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies consisting of the Borrower and its Restricted Subsidiaries, (iv) the performance of obligations under the Loan Documents or documents evidencing any other Indebtedness or other obligations Intermediate Holdings is otherwise permitted to incur hereunder, (v) making and receiving Restricted Payments, (vi) establishing and maintaining bank accounts, (vii) entering into employment agreements and other customary arrangements with officers and directors and performing the activities contemplated thereby, (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock, (ix) the providing of indemnification to officers, managers and directors, (x) taking any other action expressly permitted to be undertaken by Intermediate Holdings under the Loan Documents or documents evidencing any other Indebtedness or other obligations Intermediate Holdings is otherwise permitted to incur hereunder (including pursuant to Section 8.06(n)), (xi) purchasing Qualified Capital Stock of its Subsidiaries, (xii) the making of loans to officers, directors and employees in exchange for its Qualified Capital Stock purchased by such officers, directors and employees pursuant to Section 8.06(h)(i) and the acceptance of notes relating thereto and (xiii) any activities incidental to the foregoing and (c) with respect to Holdings, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Capital Stock in Intermediate Holdings and other Subsidiaries, (ii) maintaining its corporate or other entity existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies consisting of Intermediate Holdings and its Restricted Subsidiaries, (iv) the performance of obligations under the Loan Documents or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder, (v) making and receiving Restricted Payments, (vi) establishing and maintaining bank accounts, (vii) entering into employment agreements and other customary arrangements with officers and directors and performing the activities contemplated thereby, (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock, (ix) the providing of indemnification to officers, managers and directors, (x) taking any other action expressly permitted to be undertaken by Holdings under the Loan Documents or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder (including pursuant to Section 8.06(n)), (xi) purchasing Qualified Capital Stock of its Subsidiaries, (xii) the making of loans to officers, directors and employees in exchange for its Qualified Capital Stock purchased by such officers, directors and employees pursuant to Section 8.06(h)(i) and the acceptance of notes relating thereto and (xiii) any activities incidental to the foregoing.

Section 8.13    Financial Covenant. Permit the First Lien Net Leverage Ratio, as of the last day of any consecutive four Fiscal Quarter period to be greater than (a) prior to the second anniversary of the Closing Date, 3.60:1.00 (or 4.00:1.00 if the Specified Acquisition has been consummated) and (b) from and after the second anniversary of the Closing Date, 2.65:1.00 (or 2.85:1.00 if the Specified Acquisition has been consummated); provided that this covenant shall only be tested on the last day of each Fiscal Quarter beginning with the first full Fiscal Quarter ending after the Closing Date.

Section 8.14    Prohibition on Division/Series Transactions. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Section 8 or any other provision in this Agreement or any other Loan Document, (a) no Loan Party shall enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction and (b) none of the provisions in this Section 8 nor any other provision in this Agreement nor any other Loan Document, shall be deemed to permit any Division/Series Transaction, in the case of each of preceding clauses (a) and/or (b), without the prior written consent of Administrative Agent and the Lenders obtained in compliance with Section 12.12.

ARTICLE IX
GUARANTEE

Section 9.01    The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrower, and (ii) the Notes held by each Lender of the Borrower and (2) all other Obligations from time to time owing to the Secured Parties by the Loan Parties (such obligations being herein called the “Guaranteed Obligations”; provided that Guaranteed Obligations shall exclude all Excluded Swap Obligations). Each Guarantor hereby jointly and severally agrees that, if the Borrower shall fail to pay in full in cash when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended at the time (i) any transaction is entered into under a Secured Swap Agreement or (ii) such Guarantor becomes a Guarantor hereunder, the Guaranteed Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions under Secured Swap Agreements as of such date.

Section 9.02    Obligations Unconditional. The obligations of the Guarantors under Section 9.01 shall constitute a guarantee of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(d)any Lien or security interest granted to, or in favor of any Lender or the Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
(e)the release of any other Guarantor pursuant to Section 9.08, or otherwise.
Each of the Guarantors hereby expressly waives (to the fullest extent permitted by Requirements of Law) diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives (to the fullest extent permitted by Requirements of Law) any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under Section 9.01 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.03    Reinstatement. The obligations of the Guarantors under Section 9.01 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.04    No Subrogation. Each Guarantor hereby agrees that until the Termination Date it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 9.05    Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Article X provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

Section 9.06    Continuing Guarantee. The Guarantee made by the Guarantors in Section 9.01 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.07    General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

The Guarantors confirm that it is the intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to the obligations set forth herein.

Section 9.08    Release of Subsidiary Guarantors and Pledges.

(a)A Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that (i) all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise Disposed of to a Person other than Holdings or any of its Restricted Subsidiaries in a transaction permitted by Section 8.03 or 8.04, (ii) so long as no Event of Default then exists or would result therefrom, upon the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 7.11 or (iii) upon the designation of a Subsidiary Guarantor as an Immaterial Subsidiary. In addition, each Guarantor shall be automatically released from its obligations hereunder (including the Guaranteed Obligations) on the Termination Date. In connection with any such release of a Guarantor, the Collateral Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.
(b)If (x) any voting Capital Stock issued by any Excluded Foreign Subsidiary described in clause (i) of the definition of “Excluded Foreign Subsidiary” is redeemed by such Excluded Foreign Subsidiary, (y) the Borrower provides written notice to the Administrative Agent that the Borrower has determined in accordance with clause (i) of the definition of “Excluded Foreign Subsidiary” that a Subsidiary has become an Excluded Foreign Subsidiary described in such clause (i), or (z) the Borrower provides written notice to the Administrative Agent that a Foreign Subsidiary or a FSHCO has ceased to be an Excluded Foreign Subsidiary described in clause (i) of the definition of “Excluded Foreign Subsidiary” and has become an Excluded Foreign Subsidiary described in clause (ii) or (iii) of the definition of “Excluded Foreign Subsidiary”, then such shares of the relevant issuer shall be automatically and without further action released from the security interests created by the Security Agreement so that the shares of voting Capital Stock of such Subsidiary subject to the security interests created by the Security Agreement shall not include more than 65% of the total outstanding voting Capital Stock of any Excluded Foreign Subsidiary described in clause (i) of the definition of “Excluded Foreign Subsidiary” or at any time include any shares of Capital Stock of any Excluded Foreign Subsidiary described in clause (ii) or clause (iii) of the definition of “Excluded Foreign Subsidiary” and any certificates representing such released Capital Stock shall be returned to the applicable grantor.

Section 9.09    Right of Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Subsidiary Guarantor against each other Subsidiary Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Subsidiary Guarantor to be revised and restated as of each date on which a payment is made on the Guaranteed Obligations under this Guarantee. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have made payments in respect of the Guaranteed Obligations that, in the aggregate, exceed such Subsidiary Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Subsidiary Guarantors (such excess, the “Aggregate Excess Amount”), each such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its Contribution Percentage of the aggregate payments made by all Subsidiary Guarantors (the “Aggregate Deficit Amount”) on the date of such payment, in an amount equal to (x) a fraction, the numerator of which is the Aggregate Excess Amount paid by such Subsidiary Guarantor and the denominator of which is the Aggregate Excess Amount paid by all Subsidiary Guarantors, multiplied by (y) the Aggregate Deficit Amount. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, Collateral Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder; provided, that no Subsidiary Guarantor may take any action to enforce such right until the Termination Date, it being expressly recognized and agreed by all parties hereto that any Subsidiary Guarantor’s right of contribution arising under this Section 9.09 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guarantee. As used in this Section 9.09: (i) each Subsidiary Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) Adjusted Net Worth (as defined below) of such Subsidiary Guarantor by (y) the aggregate Adjusted Net Worth of all Subsidiary Guarantors; (ii) the “Adjusted Net Worth” of each Subsidiary Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Subsidiary Guarantor and (y) zero; and (iii) the “Net Worth” of each Subsidiary Guarantor shall mean the amount by which the fair saleable value of such Subsidiary Guarantor’s assets on the date of any payment by such Subsidiary Guarantor exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee) on such date. Notwithstanding anything to the contrary contained above, any Subsidiary Guarantor that is released from this Guarantee pursuant to Section 9.08 hereof (or otherwise in connection with an exercise of remedies by, or at the direction of, the relevant Secured Parties) shall thereafter have no contribution obligations, or rights, pursuant to this Section 9.09, and at the time of any such release, if the released Subsidiary Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Subsidiary Guarantors shall be recalculated on the respective date of releases (as otherwise provided above) based on the payments made hereunder by the remaining Subsidiary Guarantors.

Section 9.10    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.11    Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

ARTICLE X
EVENTS OF DEFAULT

Section 10.01    Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):
(a)the Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof; or (ii) any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit (including any requirement to deposit Cash Collateral in connection therewith); or (iii) the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)any representation or warranty made or deemed made by Holdings or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (without duplication of any materiality qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or
(c)any Loan Party shall fail to observe or perform any agreement contained in Section 7.04(i) (as it applies to the Borrower), Section 7.07(a) or Article 8; provided, that an Event of Default under Section 8.13 is subject to a cure pursuant to Section 10.04; or
(d)any Loan Party shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 10.01), and such default shall continue unremedied for a period of 30 days after the earlier of the date on which the Administrative Agent, the Collateral Agent or the Required Lenders give written notice thereof to the Borrower; or
(e)Holdings or any of its Restricted Subsidiaries shall default (after giving effect to all applicable grace and notice periods) (i) in making any payment of any principal or interest of any Material Indebtedness (including any Guarantee Obligation in respect of Material Indebtedness, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (determined without regard to whether any notice is required) such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable or (y) cause (determined without regard to whether any notice is required) Holdings or any of its Restricted Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Material Indebtedness prior to its stated maturity; provided that the foregoing shall not apply to secured Indebtedness that becomes due as a result of (x) the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition or (y) a casualty or condemnation event; provided, further, that this clause (e) shall not apply to the extent there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement, or any similar term in such Swap Agreement) resulting from any Termination Event (as defined in such Swap Agreement, or any similar term in such Swap Agreement) under such Swap Agreement as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as defined in such Swap Agreement, or any similar term in such Swap Agreement) (other than with respect to Termination Events or equivalent events pursuant to the terms of such Swap Agreements that are not the result of any default or breach thereunder by any Loan Party or any Restricted Subsidiary) unless the Swap Termination Value owed by the Loan Party or such Restricted Subsidiary as a result thereof is greater than $20,000,000; or
(f)(i) Holdings, the Borrower or any Material Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Material Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Material Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Material Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Material Restricted Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any Material Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)(i) an ERISA Event occurs with respect to a Single Employer Plan or Multiemployer Plan or (ii) the Borrower or any Commonly Controlled Entity fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect; or
(h)one or more judgments or decrees shall be entered against Holdings, the Borrower or any Material Restricted Subsidiary involving in the aggregate a liability (not paid or covered by (i) insurance as to which the relevant reputable and solvent insurance company has been notified of the claim and has not denied coverage in writing or (ii) any third party indemnities from a credit worthy indemnitor as to which the relevant third party has been notified of the claim and has not denied coverage in writing) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)any material provision of any Security Document or any other Loan Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of Administrative Agent, Collateral Agent, Lenders, their Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each, a “Related Party”) or any Lien created by any such Security Document or any such Loan Document shall cease to be enforceable and of the same effect and priority purported to be created thereby (subject to any Intercreditor Agreement then in effect) with respect to any material portion of the Collateral, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Administrative Agent, Collateral Agent, the Lenders or any of their Related Parties, or any Loan Party or any of their Subsidiaries shall so assert in writing; or
(j)the Guarantee contained in Section 9.01 shall cease, for any reason, to be in full force and effect, other than (x) as provided for in Section 9.08, (y) pursuant to the terms hereof or thereof, or (z) as a result of acts or omissions of Administrative Agent, Collateral Agent, the Lenders or any of their Related Parties, or any Loan Party or any of their Subsidiaries shall so assert in writing; or
(k)(i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any documentation governing Subordinated Indebtedness in excess of $20,000,000 or (ii) the subordination provisions set forth in any documentation governing Subordinated Indebtedness in excess of $20,000,000 shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Subordinated Indebtedness, if applicable, in each case, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Administrative Agent, Collateral Agent or any of their Related Parties; or
(l)a Change of Control shall occur.

Section 10.02    Action in Event of Default. (a) Upon any Event of Default specified in Section 10.01(f), the Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate automatically, the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, and (b) if any other Event of Default under Section 10.01 occurs, then the Administrative Agent, at the request of the Required Lenders, shall take any or all of the following actions: (i) by notice to the Borrower, declare the commitment of each Lender to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit to be terminated, whereupon such commitments and obligation shall be terminated; provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing, (ii) by notice to the Borrower, declare the unpaid principal amount of all outstanding Loans (with accrued and unpaid interest thereon) and all other Obligations owing under this Agreement, and the other Loan Documents, together with an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit will have presented, or will be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and all other related Obligations owing under this Agreement and the other Loan Documents) to be immediately due and payable; provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing, (iii) by notice to the Borrower, the Borrower will immediately comply with the provisions of Section 2.01(f) with respect to the deposit of Cash Collateral, (iv) direct the Collateral Agent to enforce (and the Collateral Agent shall enforce) all Liens and security interests created pursuant to the Security Documents, (v) enforce any Guarantee and (vi) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower; provided, that after an Event of Default has occurred and is continuing, the Administrative Agent or Collateral Agent, as applicable, shall provide notice to the Borrower of any proposed exercise of remedies or other enforcement action with respect to Capital Stock constituting Collateral, including, without limitation, voting rights, not less than two Business Days’ prior to the taking of any such action; provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing. Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and the Borrower is in compliance with this Agreement and/or such other Loan Document.

Section 10.03    Application of Proceeds.

(a)Subject to any Intercreditor Agreement then in effect, the Collateral Agent shall upon any exercise of remedies hereunder or under any Security Document apply the proceeds of any collection or sale of Collateral, together with all other moneys, in each case received by the Administrative Agent, the Revolving Agent, the Collateral Agent or Issuing Bank hereunder (or, to the extent any Security Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement), including any Collateral consisting of cash, in the following order of priority:
(i)first, to all amounts owing to the Collateral Agent, the Revolving Agent or the Administrative Agent pursuant to any of the Loan Documents in its capacity as such in respect of (x) the preservation of Collateral or its security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents;
(ii)second, to the extent proceeds remain after the application pursuant to preceding clause (i), to all other amounts owing to the Administrative Agent, the Revolving Agent, Collateral Agent or Issuing Bank pursuant to any of the Loan Documents in its capacity as such;
(iii)third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), an amount equal to the other outstanding Loans and Obligations, in each case then due and payable (in each case, other than, for the avoidance of doubt, contingent indemnification or reimbursement obligations to the extent no claim giving rise thereto has been asserted) shall be paid to the Secured Parties as provided in clause (d) below, with each secured party receiving an amount equal to its outstanding Obligations as described above or, if the proceeds are insufficient to pay in full all such Obligations, its pro rata share of the amount remaining to be distributed; and
(iv)fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, and following the payment in full in cash of all Obligations, to the relevant Loan Party, their successors and assigns, or as a court of competent jurisdiction may otherwise direct.
(b)If any payment to any Secured Party pursuant to this Section 10.03 of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.
(c)Subject to the terms of any Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to Secured Parties (other than Secured Parties in respect of payments of Obligations under Secured Swap Agreement or Secured Cash Management Obligations), to the Administrative Agent for the account of such Secured Parties, (y) if to Secured Parties in respect of payments of Obligations under Secured Swap Agreements, to the trustee, paying agent or other similar representative (each, a “Payee Representative”) for such Secured Parties or, in the absence of such a Payee Representative, directly to such Secured Parties and (z) if to the Secured Parties in respect of payments of Secured Cash Management Obligations, directly to such Secured Parties.
(d)For purposes of applying payments received in accordance with this Section 10.03, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Revolving Agent, (iii) the Issuing Bank, (iv) the Payee Representative or, in the absence of such a Payee Representative, upon the applicable Secured Parties in respect of payments of Obligations under Secured Swap Agreements and (v) the applicable Secured Parties in respect of payments of Secured Cash Management Obligations for a determination (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations of the Loan Parties owed to the Secured Parties.

(e)Subject to the other limitations (if any) set forth herein and in the other Loan Documents, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations of the Loan Parties.
(f)It is understood and agreed by each Loan Party and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 10.03.

Section 10.04    Right to Cure.

(a)Notwithstanding anything to the contrary contained in Section 10.01, in the event of any Default or Event of Default under the covenant set forth in Section 8.13, until the expiration of the fifteenth (15th) day after the date on which the financial statements are required to be delivered pursuant to Section 7.01(a) or (b), as applicable, with respect to any Fiscal Quarter hereunder (the “Cure Period”), Holdings may issue equity (provided such equity issuance does not result in a Change of Control and constitutes common equity or Qualified Capital Stock) and contribute the Net Cash Proceeds received therefrom to the capital of the Borrower as cash common equity (a “Specified Equity Contribution”)) in order to remedy any Event of Default that has occurred with respect to Section 8.13 for such Fiscal Quarter. Upon such Specified Equity Contribution in accordance with the immediately preceding sentence, the amount of the proceeds thereof shall, solely for the purposes (and subject to the limitations) hereinafter described in this Section 10.04, increase Consolidated EBITDA with respect to such applicable Fiscal Quarter (and any subsequent period of four consecutive Fiscal Quarters that includes such Fiscal Quarter) and if, after giving effect to such increase in Consolidated EBITDA, Holdings shall then be in compliance with the requirements of Section 8.13, Holdings shall be deemed to have satisfied the requirements set forth therein as of the relevant four Fiscal Quarter period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement; provided that such Net Cash Proceeds (i) are actually received by the Borrower (through a capital contribution of such proceeds by Holdings to the Borrower) no later than 15 days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder and (ii) do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 8.13 for such period. The parties hereto acknowledge that a given Specified Equity Contribution may not be counted as having been made in more than one Fiscal Quarter. The parties hereby acknowledge that this Section 10.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.13 and shall not be included for purposes of determining pricing, fees or any financial ratio-based conditions (including, without limitation, compliance with any covenant or condition other than Section 8.13 itself which requires a determination of whether the financial covenant in Section 8.13 is satisfied, whether or not same would otherwise be applicable) or any baskets with respect to the covenants or conditions contained in this Agreement. There shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution (including by way of netting) for purposes of determining compliance with Section 8.13 in the Fiscal Quarter for which a Specified Equity Contribution is made; provided that such Specified Equity Contribution may reduce Indebtedness in a subsequent Fiscal Quarter.
(b)In each period of four consecutive Fiscal Quarters, there shall be at least two Fiscal Quarters in which no cure set forth in Section 10.04(a) is made. In addition, any reduction in Indebtedness (or increase in cash for netting purposes) with the proceeds of any Specified Equity Contribution made pursuant to this Section 10.04 shall be ignored for purposes of determining compliance with the covenant set forth in Section 8.13, except for determinations, including increases in cash for netting purposes, made pursuant to Section 8.13 for Fiscal Quarters after the respective Fiscal Quarter for which such Event of Default is remediated by such Specified Equity Contribution.
(c)There shall be no more than five cures under Section 10.04(a) from the date hereof through the Latest Maturity Date.
(d)If notice has been delivered to the Administrative Agent of a Specified Equity Contribution (such notice to be delivered on or prior to the date on which the applicable financial statements are required to be delivered and containing reasonable detail on the terms and conditions of the Specified Equity Contribution), then from the last day of the Fiscal Quarter related to such cure notice until the required date for receipt of the Specified Equity Contribution, no Default or Event of Default shall have occurred under the Loan Documents with respect to any default under Section 8.13 for which such cure notice was delivered unless the 15 day period set forth in clause (a) above has expired without the Specified Equity Contribution having been received. None of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of Section 8.13, unless the Specified Equity Contribution is not made on or before the expiration of the Cure Period.

ARTICLE XI
ADMINISTRATIVE AGENT AND REVOLVING AGENT

Section 11.01    Appointment. (a) The Lenders (which term includes each Issuing Bank for purposes of this Article XI) hereby irrevocably designate and appoint Jefferies as Administrative Agent and (b) the Revolving Lenders (which term includes each Issuing Bank for purposes of this Article XI) hereby irrevocably designate and appoint KeyBank as Revolving Agent (for purposes of Article XI and XII, the term “Administrative Agent” also shall include Jefferies in its capacity as Collateral Agent pursuant to the Security Documents, and shall be deemed to include any Auction Manager appointed pursuant to this Agreement), in each case, to act as specified herein and in the other Loan Documents. Each (a) Lender hereby irrevocably authorizes, and each holder of any applicable Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent and (b) Revolving Lender hereby irrevocably authorizes, and each holder of any applicable Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Revolving Agent, in each case, to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of, as applicable, the Administrative Agent or the Revolving Agent by the terms hereof and thereof and such other powers as are reasonably incidental or related thereto. The Administrative Agent and the Revolving Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

Section 11.02    Nature of Duties.

(a)The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, (x) unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision) or (y) at the written direction of the Required Lenders. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
(b)The Revolving Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Revolving Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, (x) unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision) or (y) at the written direction of the Required Revolving Lenders. The duties of the Revolving Agent shall be mechanical and administrative in nature; the Revolving Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Revolving Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
(c)Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arrangers are named as such for recognition purposes only, and in their capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent and Revolving Agent as, and to the extent, provided for under Section 11.06 and 12.01. Without limitation of the foregoing, the Lead Arrangers shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship or other implied relationship in respect of any Lender or any other Person.

Section 11.03    Lack of Reliance on the Administrative Agent.

(a)Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Loan Parties and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default, and shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, the Loan Parties or any of their Subsidiaries that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
(b)Each Revolving Lender expressly acknowledges that neither the Revolving Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Revolving Agent hereinafter taken, including any review of the affairs of the Loan Parties and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Revolving Agent to any Revolving Lender. Each Revolving Lender represents to the Revolving Agent that it has, independently and without reliance upon the Revolving Agent or any other Revolving Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Independently and without reliance upon the Revolving Agent, each Revolving Lender and the holder of each Revolving Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Revolving Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Revolving Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Revolving Lender or the holder of any Revolving Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter. The Revolving Agent shall not be responsible to any Revolving Lender or the holder of any Revolving Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default, and shall not have any duty or responsibility to provide any Revolving Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, the Loan Parties or any of their Subsidiaries that may come into the possession of the Revolving Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
(c)Neither the Administrative Agent nor the Revolving Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Revolving Agent shall ý(x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any ýDisqualified Lender.

Section 11.04    Certain Rights of the Administrative Agent and the Revolving Agent.

(a)If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Commitments. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.
(b)If the Revolving Agent requests instructions from the Required Revolving Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Revolving Agent shall be entitled to refrain from such act or taking such action unless and until the Revolving Agent shall have received instructions from the Required Revolving Lenders or it shall first be indemnified to its satisfaction by the Revolving Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Revolving Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Revolving Lenders, Required Revolving Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Revolving Lenders and all future holders of the Revolving Loans and Revolving Commitments. Without limiting the foregoing, neither any Revolving Lender nor the holder of any Revolving Note shall have any right of action whatsoever against the Revolving Agent as a result of the Revolving Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Revolving Lenders.

Section 11.05    Reliance.

(a)The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message (or other electronic communication), cablegram, radiogram, order or other document or telephone message, or other document or conversation, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may rely on the Term Loan Register and deem and treat the Term Lender specified in the Term Loan Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.
(b)The Revolving Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message (or other electronic communication), cablegram, radiogram, order or other document or telephone message, or other document or conversation, sent or made by any Person that the Revolving Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel, independent accountants and other experts selected by the Revolving Agent. The Administrative Agent and the Revolving Agent may rely on the RCF Register and deem and treat the Revolving Lender specified in the RCF Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent or Revolving Agent

Section 11.06    Indemnification.

(a)To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, and without relieving the Borrower of its obligation to do so, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, and any Auction Manager appointed pursuant to this Agreement in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) on the date such indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans and Commitments in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in any way relating to or arising out of performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision).
(b)To the extent the Revolving Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, and without relieving the Borrower of its obligation to do so, the Revolving Lenders will reimburse and indemnify the Revolving Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Revolving Lenders (determined as if there were no Defaulting Lenders) on the date such indemnification is sought (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with their respective portions of the Revolving Loans and Revolving Commitments in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Revolving Agent (or any affiliate thereof) in any way relating to or arising out of performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Revolving Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision).
(c)The Agreements in this Section 11.06 shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

Section 11.07    The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each of the Administrative Agent and the Revolving Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Required Revolving Lenders,” “Majority Lender,” “Additional Incremental Lender,” “Additional Refinancing Lender”, or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent and/or the Revolving Agent in its respective individual capacities. Each of the Administrative Agent, the Revolving Agent and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 11.08    Holders. The Administrative Agent and the Revolving Agent, as applicable, may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with (i) the Administrative Agent and recorded in the Term Loan Register or (ii) the Revolving Agent and recorded in the RCF Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 11.09    Resignation by the Administrative Agent and the Revolving Agent.

(a)The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.01(f) then exists, the Borrower. The Revolving Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Revolving Lenders and, unless an Event of Default under Section 10.01(f) then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent or Revolving Agent, as applicable, pursuant to clauses (b) and (c) below or as otherwise provided below.
(b)Upon any such notice of resignation by the Administrative Agent or the Revolving Agent, as applicable, the Required Lenders or the Required Revolving Lenders, as applicable, shall appoint a successor Administrative Agent or Revolving Agent, as applicable, hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed; provided that the Borrower’s approval shall not be required if a Significant Event of Default shall have occurred and be continuing; provided further that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent or Revolving Agent if such successor is (i) a commercial bank with a consolidated combined capital and surplus of at least $2,500,000,000, (ii) in the case of the Administrative Agent, the Revolving Agent or (iii) in the case of the Revolving Agent, the Administrative Agent.
(c)If a successor Administrative Agent or Revolving Agent, as applicable, shall not have been so appointed within such 15 Business Day period, the Administrative Agent or the Revolving Agent, as applicable, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default shall have occurred and be continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent or Revolving Agent, as applicable, if such successor is (i) a commercial bank with a consolidated combined capital and surplus of at least $2,500,000,000, (ii) in the case of the Administrative Agent, the Revolving Agent or (iii) in the case of the Revolving Agent, the Administrative Agent), shall then appoint a successor Administrative Agent or Revolving Agent, as applicable, who shall serve as Administrative Agent or Revolving Agent, as applicable, hereunder or thereunder until such time, if any, as the Required Lenders or Required Revolving Lenders, as applicable, appoint a successor Administrative Agent or Revolving Agent, as applicable, in accordance with clause (b) above.
(d)If no successor Administrative Agent or Revolving Agent, as applicable, has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent or Revolving Agent, as applicable, the Administrative Agent’s or Revolving Agent’s, as applicable, resignation shall become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Revolving Agent, as applicable, shall instead be made by or to each applicable Lender directly, and the Required Lenders or the Required Revolving Lenders, as applicable, shall thereafter perform all the duties of the Administrative Agent or the Revolving Agent, as applicable, hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders or Required Revolving Lenders, as applicable, appoint a successor Administrative Agent or Revolving Agent, as applicable, in accordance with clause (b) above; provided that in the case of any original Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such original Collateral until such time as a successor Administrative Agent is appointed pursuant to this Section 11.09.
(e)Upon a resignation of the Administrative Agent or Revolving Agent, as applicable, pursuant to this Section 11.09, the Administrative Agent or Revolving Agent, as applicable, shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 11.09 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent and the Revolving Agent, as applicable, for all of its actions and inactions while serving as the Administrative Agent or Revolving Agent, as applicable.
(f)Any resignation of the Revolving Agent pursuant to this Section 11.09 shall also constitute the resignation of the Revolving Agent as Swing Line Lender and as an Issuing Bank, and any successor Revolving Agent appointed pursuant to this Section 11.09 shall, upon its acceptance of such appointment, become the successor Swing Line Lender and as an Issuing Bank for all purposes hereunder. In such event, (i) the Borrower shall prepay any outstanding Swing Line Loans made by the resigning Revolving Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Revolving Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, (iii) the Borrower shall issue, if so requested by the successor Revolving Agent and Swing Line Lender, a new Swing Line Note to the successor Revolving Agent and Swing Line Lender, in the principal amount of the Swing Line Commitment then in effect and with other appropriate insertions and (iv) with respect to its resignation as an Issuing Bank, the financial institution resigning as the Revolving Agent shall have all of the rights of a resigning Issuing Bank set forth in Section 2.01(f)(ix).

Section 11.10    Collateral and Intercreditor Matters.

(a)Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents and any Intercreditor Agreement for the benefit of the Lenders and the other Secured

Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents and any Intercreditor Agreement in connection with the incurrence by any Loan Party of Indebtedness pursuant to Section 8.01(d), (aa) or Permitted Incremental Equivalent Debt, as applicable, or to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by Section 8.01(d), (aa) or Permitted Incremental Equivalent Debt, as applicable) and (z) any Incremental Amendment as provided in Section 2.15, any Extension as provided in Section 2.16 and any Refinancing Amendment pursuant to Section 2.17). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and in the case of any Intercreditor Agreement to take all actions (and execute all documents) required or deemed advisable by it in accordance with the terms thereof. Notwithstanding anything contained in this Agreement or any Collateral or Security Documents, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral and Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
(b)Any Lien granted to or held by the Collateral Agent upon any Collateral shall be automatically released (i) upon the occurrence of the Termination Date, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.04, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guarantee in accordance with the terms therein or (v) as otherwise may be expressly provided in the relevant Security Documents. Without further written consent or authorization from the Lenders, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by Section 8.04. The Lenders hereby authorize the Administrative Agent to, and the Administrative Agent shall direct the Collateral Agent to, take any action reasonably requested by the Borrower to evidence such release (and, at its option, the Administrative Agent may require customary officers’ certificates from the Borrower certifying that the respective releases are permitted). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.
(c)The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision).

Section 11.11    Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 11.12    Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by the Borrower, any Guarantor or the relevant Lender.

Section 11.13    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.01(a) or Section 12.10) allowed in such judicial proceeding;
(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.01(a) or Section 12.01. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Section 11.14    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.
(a)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(b)For purposes of this Section 11.14: “Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”; and “PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE XII
MISCELLANEOUS

Section 12.01    Payment of Expenses, etc. The Borrower hereby agrees to: (i) pay all reasonable and documented or invoiced out‑of‑pocket costs and expenses (a) of the Administrative Agent, the Revolving Agent and the Lead Arrangers (limited in the case of legal fees and expenses to the reasonable and documented or invoiced fees, disbursements and other charges of one outside counsel and, if reasonably necessary, one local counsel to the Administrative Agent, the Revolving Agent, the Lead Arrangers and Lenders (which term includes each Issuing Bank for purposes of this Article XII), taken as a whole, in any relevant material jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, modification, waiver or consent relating hereto or thereto, (b) of the Administrative Agent, the Revolving Agent, the Lead Arrangers and their respective Affiliates in connection with its or their syndication of the Term Facility and (c) of the Administrative Agent and the Revolving Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with any (x) waiver of an Event of Default that has occurred and is continuing, (y) enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or (z) refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy proceedings (limited in the case of legal fees, in the case of each of clause (x), (y) and (z) above, to the reasonable and documented or invoiced out‑of‑pocket costs and expenses of one counsel and one local counsel in any relevant material jurisdiction (in each case, as selected by the Administrative Agent) for the Administrative Agent, the Revolving Agent, the Lead Arrangers and the Lenders and their respective Affiliates (taken as a whole) (and, if reasonably necessary, in the event of any actual or perceived conflict of interest one additional counsel for such affected Lenders (taken as a whole); (ii) [reserved]; (iii) pay and hold the Administrative Agent, the Revolving Agent, the Lead Arrangers and each of the Lenders harmless from and against any and all Other Taxes with respect to the foregoing matters and hold the Administrative Agent, the Revolving Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Revolving Agent or such Lender) to pay such taxes; and (iv) indemnify the Administrative Agent, the Revolving Agent, the Lead Arrangers, each Lender and each of their respective Affiliates, and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) and hold each of them harmless from and against any and all liabilities, losses, damages, claims, and documented expenses (limited in the case of legal fees and expenses to the reasonable and documented or invoiced fees, disbursements and other charges of one counsel for the Indemnified Persons (taken as a whole) (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons, taken as a whole) and, if reasonably necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent, the Revolving Agent, any Lead Arranger or any Lender is a party thereto and whether or not such claim, investigation, litigation or other proceeding is brought by or on behalf of any Loan Party, the Permitted Holders and their respective Affiliates and creditors and any other third person) related to the entering into and/or performance of this Agreement, any other Loan Document or the use of proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, (b) the actual or alleged presence of Materials of Environmental Concern in the air, surface water or groundwater or on the surface or subsurface of any Real Property (i) currently owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries or (ii) formerly owned, leased, or operated by Holdings, the Borrower or any of their Subsidiaries if such presence of Materials of Environmental Concern was actually or allegedly caused by Holdings, the Borrower, or any of their Subsidiaries, (c) the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings, the Borrower or any of their Subsidiaries at any location, whether or not owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries, (d) the non‑compliance by Holdings, the Borrower or any of their Subsidiaries with any Environmental Law (including applicable permits issued thereunder), or (e) any related claim asserted against Holdings, the Borrower or any of their Subsidiaries or any Real Property currently owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Affiliates, officers, directors, employees, advisors, or agents (as determined by a court of competent jurisdiction in a final and non‑appealable decision), (x) any settlement entered into by such Indemnified Person without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed) (but if settled with the Borrower’s written consent or if there is a final judgment against such Indemnified Person in any such claim, investigation, litigation or other proceeding, such Indemnified Person will be indemnified in accordance with this Section 12.01), (y) a material breach of its obligations under this Agreement or any other Loan Document by such Indemnified Person or one of its Affiliates and their respective officers, directors, employees, advisors and agents (as determined in a final non‑appealable judgment of a court of competent jurisdiction) or (z) any dispute between and among Indemnified Persons (other than a dispute involving claims against the Administrative Agent, the Revolving Agent or the Lead Arrangers or any other agent or co‑agent (if any) (and solely in the case of a co-agent, solely in connection with its syndication of the Term Facility and Revolving Facility) that a court of competent jurisdiction has determined in a final and non‑appealable decision did not involve actions or omissions of any Affiliate of Holdings or any of its Subsidiaries. None of the Borrower, the Guarantors, the Administrative Agent, the Revolving

Agent, the Lead Arrangers, any Lender, any Issuing Bank or any of their respective Affiliates or any other Indemnified Person shall be liable for any indirect, special, punitive, exemplary or consequential (including lost profits) damages in connection with this Agreement, the Transactions, the Term Facility, the Revolving Facility or the use of proceeds therefrom; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.01 of any Loan Party. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Revolving Agent, any Issuing Bank or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 12.01 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents and any Auction Manager appointed pursuant to this Agreement. To the full extent permitted by applicable law, each of the Borrower, the Guarantors, the Administrative Agent, the Revolving Agent, the Lead Arrangers, any Lender, or any of their respective Affiliates or any other Indemnified Person shall not assert, and hereby waives, any claim against any Indemnified Person or any other Person party hereto or their respective Affiliates, on any theory of liability, for special, indirect, consequential (including lost profits), exemplary, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision).

No Loan Party, Permitted Holder nor any of their respective Affiliates will, without the prior consent of the relevant Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought pursuant to this Section 12.01 (irrespective of whether such Indemnified Person is party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each relevant Indemnified Person from all liability arising out of or directly and indirectly relating thereto and (b) does not include a statement as to the admission, fault or culpability or failure to act by such Indemnified Person.

Section 12.02    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Revolving Agent, each Issuing Bank and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, the Revolving Agent, such Issuing Bank or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, the Revolving Agent, such Issuing Bank or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, the Revolving Agent, such Issuing Bank or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Loan Document. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 12.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.06(b) as though it were a Lender.

Section 12.03    Notices.

(a)Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication or other electronic communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Loan Party, at its address specified on Schedule II or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule II or on the applicable Assignment and Assumption; and if to the Administrative Agent or the Revolving Agent, at its Notice Office; or, as to any Loan Party, the Administrative Agent or the Revolving Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower, the Administrative Agent and, in the case of any Revolving Lender, the Revolving Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, e-mailed or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, the Revolving Agent and the Borrower shall not be effective until received by the Administrative Agent, the Revolving Agent or the Borrower, as the case may be.
(b)Notices and other communications to the Lenders and the other Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II and Article IV unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Revolving Agent, Holdings and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 12.04    Benefit of Agreement; Assignments; Participations. (a) (i) Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Issuing Bank and each affected Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

Subject to the conditions set forth in paragraphs (a)(ii), (a)(iii) and (a)(iv) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably conditioned, withheld or delayed) of:
(A)the Borrower, provided that, except with respect to consents regarding any Disqualified Lender, such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after written request by the Administrative Agent or the respective assigning Lender, provided, further, that no consent of the Borrower shall be required (x) in the case of any Lender, for an assignment of any Loan or any Commitment to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below), in each case, that is not a Disqualified Lender or (y) if a Significant Event of Default has occurred and is continuing, any other Eligible Assignee; provided, however, the consent of the Borrower shall not be required in connection with any assignment during the primary syndication of the Loans to the extent the list of potential Lenders has already been identified by the Lead Arrangers in consultation with the Borrower;
(B)the Administrative Agent, except with respect to an assignment of any Loan or any Commitment (i) to an Approved Fund, (ii) in the case of any Lender, to another Lender or an Affiliate of a Lender, (iii) to a Permitted Auction Purchaser in accordance with paragraph (a)(iii) below or (iv) to an Affiliated Lender in accordance with paragraph (a)(iv) below; and
(C)the Revolving Agent and each Issuing Bank with respect to an assignment of any Revolving Commitments, except with respect to an assignment of Revolving Commitments to an Affiliate of an existing Revolving Lender or an Affiliate of an existing Revolving Lender;
(i)Assignment Conditions. Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Term Facility or Revolving Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and, if applicable the Revolving Agent) shall be in an amount of an integral multiple of $1,000,000 (provided that simultaneous assignments by a single Lender to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower otherwise consent; provided, however, the consent of the Borrower shall not be required in connection with any assignment during the primary syndication of the Loans to the extent the list of potential Lenders has already been identified by the Lead Arrangers in consultation with the Borrower;
(B)the parties to each assignment shall execute and deliver to the Administrative Agent and, if applicable, the Revolving Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually);
(C)the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent and, if applicable, the Revolving Agent, an administrative questionnaire and the Internal Revenue Service forms described in Section 4.04(b) (including the Non‑Bank Certificate, as applicable) and any forms described in Sections 4.04(c) and (d) (if applicable); and
(D)a $3,500 processing fee shall be paid in connection with any assignment (other than assignments (x) by or to Jefferies or KeyBank or their respective Affiliates or (y) in the case of an Assignee which is already a Lender or is an Affiliate or an Approved Fund of a Lender or a Person under common management with a Lender); provided that, for the avoidance of doubt, such processing fee shall be paid by the applicable Assignee or Lender assigning its Loans and/or Commitments and shall not be payable by Holdings, the Borrower or any of their respective Subsidiaries.
(E)

This Section 12.04(a) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Term Facilities on a non‑pro rata basis.
For the purposes of this Section 12.04, “Approved Fund” shall mean any Person (other than a natural person or a Disqualified Lender) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(ii)Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time, (a) pursuant to Dutch Auctions open to all Lenders on a pro rata basis in accordance with the terms of this Agreement (including Section 12.04) or (b) notwithstanding Article II, Section 10.03 or 12.06 or any other provision of this Agreement, open market purchases on a non pro-rata basis (“Open Market Purchase”), in each case subject to the restrictions set forth in the definition of “Eligible Assignee” and, in the case of Dutch Auctions, subject to the restrictions set forth in the definition of “Dutch Auction,” in each case, and subject to the following further limitations:
(A)no Permitted Auction Purchaser shall be required to make a representation that, as of the date of any assignment, it is not in possession of information that has not been disclosed to the Administrative Agent, the Auction Manager and Lenders and that may be material to a Lender’s decision to participate in such assignment or purchase; and each Lender participating in any assignment to Permitted Auction Purchasers acknowledges and agrees that in connection with such assignment, (1) the Permitted Auction Purchasers then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Permitted Auction Purchasers or any of their Subsidiaries or the Administrative Agent, Auction Manager or any of their respective Related Parties, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information, (3) none of the Permitted Auction Purchasers or any of their Subsidiaries shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Permitted Auction Purchasers or any of their Subsidiaries or the Administrative Agent, the Auction Manager or any of their respective Related Parties shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Permitted Auction Purchasers or any of their Subsidiaries or the Administrative Agent, the Auction Manager or any of their respective Related Parties, under applicable laws or otherwise, with respect to the nondisclosure of the material non-public information and (5) that the material non-public information may not be available to the Administrative Agent, the Auction Manager or the other Lenders;
(B)each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or Open Market Purchase, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted

Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent, the Auction Manager or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders, the Auction Manager and the Administrative Agent and their advisors; rather all Term Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 12.04);
(C)at the time any Permitted Auction Purchaser is making purchases of Term Loans pursuant to a Dutch Auction or an Open Market Purchase it shall enter into an Assignment and Assumption;
(D)immediately upon the effectiveness of each Auction Purchase or such Open Market Purchase, a Cancellation (it being understood that such Cancellation shall not, except in the manner set forth in Section 4.02(c), constitute a mandatory or a voluntary repayment of Term Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Term Loans and related Obligations subject to such Auction Purchase or such Open Market Purchase for no consideration, with the effect that such Term Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and
(E)at the time of such Purchase Notice and Auction Purchase or open market purchase, in either case, by any Permitted Auction Purchaser, no Event of Default shall have occurred and be continuing or would result therefrom.
(F)no assignment of Term Loans under this Section 12.02(a)(iii) may be purchased with the proceeds of any Revolving Loan.

If any Purchaser commences any Dutch Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Dutch Auction have in fact been satisfied), and if at such time of commencement, the Purchaser reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Loans pursuant to such Dutch Auction shall be satisfied, then such Purchaser and the Loan Parties shall have no liability to any Lender for any termination of the respective Dutch Auction as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of the purchase of Loans pursuant to the respective Dutch Auction, and any such failure shall not result in any Event of Default hereunder. With respect to all purchases of Loans pursuant to this Section 12.04, such purchases (and the payments made by the Purchaser and the Cancellation of the purchased Loans, in each case, in connection therewith) shall not be subject to any provision hereunder that provides for the pro rata nature of payments to Lenders. Notwithstanding anything to the contrary herein, this Section 12.04(a)(iii) shall supersede any provisions in Section 12.06 to the contrary, and the Administrative Agent, the Auction Manager and the Lenders hereby consent to such Dutch Auctions, Open Market Purchases and the other transactions contemplated by this Section 12.04 (provided that no Lender shall have an obligation to participate in any such Dutch Auction or Open Market Purchase) and hereby (x) waive the requirements of any provision of this Agreement or any other Loan Document (including, without limitation, any provision that provides for the pro rata nature of payments to Lenders) that may otherwise prohibit any Dutch Auction, Open Market Purchase or any other transaction contemplated by this Section 12.04 and (y) agrees that purchases of the

Loans by any Purchaser contemplated under this Section 12.04 shall not constitute Investments by the Loan Parties or their Subsidiaries.
(iii)Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to an Affiliated Lender (including Affiliated Investment Funds) through (x) Dutch Auctions open to all Lenders on a pro rata basis or (y) open market purchases, in each case in accordance with the terms of this Agreement (including Section 12.04), subject, to the extent applicable, to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction,” in each case, and subject to the following further limitations:
(A)no Affiliated Lender shall be required to make a representation that, as of the date of any assignment, it is not in possession of information that has not been disclosed to the Administrative Agent, the Auction Manager and Lenders and that may be material to a Lender’s decision to participate in such assignment or purchase; and each Lender participating in any assignment to Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, the Borrower or any of their Subsidiaries or the Administrative Agent, the Auction Manager or any of their respective Related Parties, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information, (3) none of the Affiliated Lenders or any of their Subsidiaries or Holdings, the Borrower or any of their Subsidiaries shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or any of their Subsidiaries or the Administrative Agent, the Auction Manager or any of their respective Related Parties shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or any of its Subsidiaries or the Administrative Agent, the Auction Manager or any of their respective Related Parties, under applicable laws or otherwise, with respect to the nondisclosure of the material non-public information and (5) that the material non-public information may not be available to the Administrative Agent or the other Lenders;
(B)with respect to Restricted Affiliated Lenders only, notwithstanding anything in Section 12.12 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the requisite Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 12.12), (2) otherwise acted on any matter related to any Loan Document or (3) directed or required the Administrative Agent, the Auction Manager, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, except in the case of any Restricted Affiliated Lender Amendment, the aggregate amount of Term Loans owed to the Restricted Affiliated Lenders or Term Loan Commitments of the Restricted Affiliated Lenders shall be disregarded for purposes of calculating Required Lenders; provided, however, if the Lenders (other than the Restricted Affiliated Lenders) shall have consented to such amendment, waiver or modification or otherwise approved such action, then the Restricted Affiliated Lender shall be deemed to have affirmatively consented to such amendment, waiver, modification or other action; provided further, any amendment, waiver or modification of any Loan Document that (v) reduces the principal amount of any Term Loans or the interest rate. fees or premium, if any, applicable thereto or otherwise reduces the Obligations, (w) increases the Term Loan Commitments of each Lender, (x) extends the dates on which any interest or principal payment would otherwise be due to a Lender, (y) requires the consent of each Lender directly and adversely affected thereby pursuant to the first proviso of Section 12.12(a) or (z) results in an adverse effect to a Restricted Affiliated Lender as compared to other Lenders (each of the foregoing clauses (x), (y) and (z) being a “Restricted Affiliated Lender Amendment”), in each case shall require the affirmative consent of each Restricted Affiliated Lender affected thereby;
(C)Restricted Affiliated Lenders shall not be entitled to receive (i) information provided solely to Lenders by the Administrative Agent, the Auction Manager or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders, the Auction Manager and the Administrative Agent and their advisors, other than the right to receive Notices of Borrowings, notices of prepayments and other administrative notices in respect of its Term Loans or Term Loan Commitments required to be delivered to Lenders pursuant to Article II and (ii) advice of counsel to the Lenders, the Auction Manager or the Administrative Agent or challenge the attorney-client privilege afforded to such Persons; provided that Affiliated Investment Funds shall not be subject to such limitation;
(D)at the time any Affiliated Lender is making purchases of Term Loans pursuant to a Dutch Auction or an open market purchase it shall enter into an Assignment and Assumption;
(E)any Term Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for Indebtedness or Capital Stock of Holdings or any Parent Company or the Borrower that are otherwise permitted to be issued by such entity at such time, provided that any such Term Loans so contributed shall be immediately Cancelled;
(F)the aggregate principal amount of all Term Loans which may be purchased through Dutch Auctions or assigned through open market purchases shall not exceed (as calculated at the time of the consummation of any aforementioned Purchases or assignments) in the case of Restricted Affiliated Lenders and together with all other Restricted Affiliated Lenders, 25% of the aggregate principal amount of the Term Loans then outstanding and Term Loan Commitments;
(G)notwithstanding any other provision herein to the contrary, in the event that a Loan Party is the subject of a proceeding of the type described in Section 10.01(f) (such proceeding, a “Loan Party Insolvency”), each Restricted Affiliated Lender shall grant to the Administrative Agent a power of attorney, giving the Administrative Agent the right to vote each Restricted Affiliated Lender’s claims on all matters submitted to the Lenders for consent in respect of such Loan Party Insolvency, and the Administrative Agent shall approve such claims in the same proportion as the majority of Lenders (other than Restricted Affiliated Lenders) that voted on each matter submitted to such Lenders for approval; provided that (1) the foregoing shall not permit the Administrative Agent to consent to, or refrain from, giving approval in respect of a plan of reorganization pursuant to Title 11 of the Bankruptcy Code of the Loan Party that is the subject of the Loan Party Insolvency (such plan of reorganization being a “Loan Party Plan of Reorganization”), if any Restricted Affiliated Lender would, as a consequence thereof, receive treatment under such Loan Party Plan of Reorganization that, on a ratable basis, would be inferior to that of the Lenders (other than such Restricted Affiliated Lenders) holding the same Tranche of Term Loans as the affected Restricted Affiliated Lender (such Lenders being, “Non‑Restricted Persons”) and any such Loan Party Plan of Reorganization shall require the consent of such Restricted Affiliated Lender and (2) to the extent any Non‑Restricted Person would receive superior treatment as part of any Loan Party Plan of Reorganization, as compared to any Restricted Affiliated Lender, pursuant to any investment made, or other action taken, by such Non‑Restricted Person in accordance with such Loan Party Plan of Reorganization (but excluding the Term Facility), then such Restricted Affiliated Lender’s consent shall not be required, so long as such Restricted Affiliated Lender was afforded the opportunity to ratably participate in such investment or to take such action pursuant to the Loan Party Plan of Reorganization;
(H)no assignment of Term Loans to an Affiliated Lender may be purchased with the proceeds of any Revolving Loan; and
(I)none of the Borrower, Holdings, any Subsidiaries of Holdings or any Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, Subsidiaries of Holdings or any of their respective Affiliates.

Notwithstanding anything to the contrary herein, this Section 12.04(a)(iv) shall supersede any provisions in Section 12.06 to the contrary.
(iv)Novation. Subject to acceptance and recording thereof pursuant to Section 12.04(a)(vi) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, 2.12, 4.04 and 12.01).
(v)Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by this Section 12.04, (I) with respect to Term Loans and Term Loan Commitments, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Term Loan Register and (II) with respect to Revolving Loans and Revolving Commitments, the Revolving Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the RCF Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Term Loan Register or RCF Register, as applicable, as provided in this paragraph.
(a)Any Lender may, without the consent of the Borrower, the Administrative Agent or the Revolving Agent, sell participations in respect of Loans to one or more banks or other entities (other than Holdings, Subsidiaries of Holdings, Affiliates of Holdings, a natural person, a Disqualified Lender or a Defaulting Lender (provided that the list of Disqualified Lenders shall have been made available to the Administrative Agent and the Revolving Agent and shall be made available to any Lender if requested in writing to the Administrative Agent or the Revolving Agent, as applicable (it being understood and agreed that neither the Administrative Agent nor the Revolving Agent, as applicable, shall have no responsibility for monitoring, nor any liability for maintaining or updating, the list of Disqualified Lenders)) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Revolving Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the first proviso of Section 12.12(a)(x) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
The Borrower agrees that (x) each Participant shall be entitled to the benefits of Section 2.11 and 2.12 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a) and (y) each Participant shall be entitled to the benefits of Section 4.04 (provided that such Participant shall be subject to the definition of Excluded Taxes and the requirements and limitations of Section 4.04, including the requirements under Sections 4.04(b), (c), and (d), as if it were a Lender (it being understood that the documentation required under Section 4.04(b) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a); provided, in each case, that such Participant agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were a Lender that had acquired its interest by assignment pursuant to Section 12.04(a). Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11 or 4.04 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.20.

(b)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, provided such pledge or assignment is not in violation of any Requirement of Law (but not to the Sponsor, the Borrower or any of Holdings’ or the Sponsor’s or the Borrower’s Affiliates), to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto or provide the respective pledgee or assignee any voting rights with respect to the pledged or assigned obligations.
(c)The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 12.04.
(d)Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

Section 12.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Revolving Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent, the Revolving Agent, the Collateral Agent, any Issuing Bank or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Revolving Agent, the Collateral Agent, any Issuing Bank or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Revolving Agent, the Collateral Agent, any Issuing Bank or any Lender to any other or further action in any circumstances without notice or demand.

Section 12.06    Payments Pro Rata.

(a)Except as otherwise provided in this Agreement, the Administrative Agent and the Revolving Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent (or, with respect to the Revolving Facility, the Revolving Agent) shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with the Security Documents, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c)Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 12.06(a) and (b) shall be subject to the provisions of this Agreement which (i) require, or permit, differing payments to be made to Non‑Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, provided otherwise herein.

Section 12.07    Calculations; Computations.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.
(b)If at any time any change in GAAP or in the application of GAAP would affect the computation of Excess Cash Flow or any financial ratio or financial term or definition set forth in any Loan Document and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio or covenant to preserve the original intent thereof in light of such change in (or in the application of) GAAP; provided that, until so amended, (i) Excess Cash Flow and such ratio shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of Excess Cash Flow or such ratio or financial covenant made before and after giving effect to such change in (or in the application of) GAAP as is reasonably necessary to demonstrate the calculation of Excess Cash Flow and compliance (or non‑compliance) with such ratio.
(c)Notwithstanding anything to the contrary contained herein, (i) other than with respect to the delivery of financial statements pursuant to Sections 7.01(a) and (b), (x) the consolidation of the accounts of Holdings and its Restricted Subsidiaries shall not include the consolidation of the accounts of any Unrestricted Subsidiary and (y) all financial calculations, definitions and computations shall made without the inclusion of any Unrestricted Subsidiary, for such purposes deeming any Unrestricted Subsidiary as not existing at the time any determination is made with respect to such financial calculation, definition or computation, (ii) all financial statements shall be prepared, and the First Lien Net Leverage Ratio and Total Net Leverage Ratio shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) and (iii) with respect to any period during which the Transactions or any Specified Transaction occurs, the calculation of the Total Net Leverage Ratio, First Lien Net Leverage Ratio, Consolidated EBITDA, Consolidated Net Income (other than with respect to Excess Cash Flow) and Consolidated Total Assets or for any other purpose hereunder, with respect to such period shall be made on a Pro Forma Basis. For the avoidance of doubt, notwithstanding any changes in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the consolidated balance sheet of Holdings and its Subsidiaries, such obligations shall continue to be excluded from the definition of Indebtedness and Capital Lease Obligations.
(d)All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

Section 12.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE REVOLVING AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS, THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT

THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower, the Administrative Agent and the Revolving Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

Section 12.10    Effectiveness. This Agreement shall become effective on the date (the “Closing Date”), on which (a) Holdings, the Borrower, the Administrative Agent, the Revolving Agent, the Collateral Agent and each of the Lenders signed a counterpart hereof (whether the same or different counterparts) and delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, gave to the Administrative Agent telephonic (confirmed in writing), written or electronic notice (actually received) at such office that the same was signed and mailed to it and (b) the conditions precedent set forth in Section 6.01 have been waived or satisfied. The Administrative Agent will give the Revolving Agent, Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Closing Date.

Section 12.11    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.12    Amendment or Waiver; etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that only the consent of the Lenders directly and adversely affected thereby (or by the Administrative Agent with the consent of all the Lenders directly and adversely affected thereby) and of the Borrower, shall be required to do any of the following:
(i)increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 10.02(a));
(ii)extend the Maturity Date of any Tranche of Loans or postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest), fees or other amounts due to the Lenders (or any of them) or Issuing Bank hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);
(iii)reduce the principal of, or (except as set forth in Section 2.11(f)) the rate of interest specified herein (it being agreed that a waiver or reduction of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including LC Obligations; or

(iv)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(v)reduce the voting thresholds in this Section 12.12 or the definition of Required Lenders, Required Revolving Lenders or Required Delayed Draw Term Loan Lenders or any provision providing for consent or other action by all Lenders;
(vi)waive, amend or modify the conditions to the Borrowing of Delayed Draw Term Loans or waive, amend, modify or extend the Delayed Draw Termination Date without the consent of the Required Delayed Draw Term Loan Lenders;
(vii)permit the assignment by any Loan Party of its rights or obligations under this Agreement or the other Loan Documents or release Guarantors constituting all or substantially all of the value of Guarantee (in each case other than in connection with any release of any Loan Party pursuant to a transaction expressly permitted hereunder), or subordinate the Liens on or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;
(viii)amend or modify the assignment provisions of Section 12.04 in a manner that further restricts assignments by the Lenders thereunder;
(ix)amend or modify any provision of this Agreement in a manner that would alter the pro-rata sharing of payments reduced thereby; or
(x)amend or modify Section 10.03 (or the order of application provisions thereof);
provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment, waiver or consent described in clauses (v) and (vi) above;
(a)No amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, the Swing Line Lender or the Issuing Bank, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Administrative Agent with the consent of the Required Lenders or all the Lenders directly and adversely affected thereby, as the case may be), affect the rights or duties of Administrative Agent, the Swing Line Lender or the Issuing Bank, as applicable, under this Agreement or any other Loan Document.
(b)Notwithstanding anything to the contrary contained in this Section 12.12, (i) the Administrative Agent may amend Schedule I to reflect assignments entered into pursuant to Section 12.04, and (ii) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.
(c)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans and (iii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(d)Notwithstanding anything to the contrary contained in this Section 12.12, (i) the Borrower, the Administrative Agent and each Lender agreeing to make Incremental Term Loans or Incremental Revolving Loans (or extend Commitments with respect thereto) may, in accordance with the provisions of Section 2.15, enter into an Incremental Amendment without the consent of the

Required Lenders, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of Section 12.12(a), (b) or (c), respectively, (ii) only the parties specified in Section 2.17 shall be required to effectuate a Refinancing Amendment, (iii) only parties specified in Section 2.16 shall be required to effectuate an Extension and (iv) the Borrower, the Administrative Agent and the Revolving Agent may, in accordance with the provisions of Section 7.17, enter into any Syndication Amendment without the consent of any Lender.
(e)Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
(f)Notwithstanding the foregoing, the Collateral Agent may amend any Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the Incurrence of (a) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (b) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above and (c) the replacement and/or resignation of the Collateral Agent or other representative (including any amendments to the indemnity or other ministerial provisions of the applicable agreement) under the applicable agreement with the consent of the Borrower.
(g)If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non‑consenting Lenders whose individual consent is required are treated as described below, to (i) replace each such non‑consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only Loans of the respective non‑consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.14 or (ii) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(h)Notwithstanding anything to the contrary contained in this Section 12.12, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision. The Administrative Agent shall notify the Lenders of such amendment and such amendment shall become effective five (5) Business Days after such notification unless the Required Lenders object to such amendment in writing delivered to the Administrative Agent prior to such time.

Section 12.13    Survival. All indemnities set forth herein including, without limitation, in Section 2.11, 2.12, 4.04, 11.06, 11.12 and 12.01 and the representations and warranties set forth in Article V of this Agreement shall survive the execution, delivery and termination of this Agreement and the Notes, or the resignation or replacement of the Administrative Agent, the Revolving Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, and the making, repayment, satisfaction, or discharge of the Obligations.

Section 12.14    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

Section 12.15    Register.

(a)The Borrower hereby designates the Administrative Agent to serve as its non‑fiduciary agent, solely for purposes of this Section 12.15(a), to maintain a register (the “Term Loan Register”) on which it will record from time to time the name and address of each Term Lender, the Term Loan Commitments, the principal amounts of the Term Loans and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Term Lender pursuant the terms hereof and any Term Note. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans or other obligations under the Loan Documents. With respect to any Term Lender, the transfer of the Term Loan Commitments of such Term Lender and the rights to the principal of, and interest on, any Term Loans and any other obligations under the Loan Documents owing to such Lender shall not be effective until such transfer is recorded on the Term Loan Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Term Loan Commitments and Term Loans and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Term Loan Commitments, Term Loans or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Term Loan Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 12.04. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Term Lender for all purposes of this Agreement. Coincident with the delivery of such an

Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Term Lender shall surrender the Term Note (if any) evidencing such Term Loan, and thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assignee or transferee Term Lender at the request of any such Term Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15(a) to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 12.01. The Term Loan Register is intended to cause each Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Term Loan Register shall be available for inspection by the Borrower and any Term Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Term Loan Register which is shared with each Term Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Term Lender including the Term Loan Commitment of, or principal amount of and stated interest on the Term Loans owing to such Term Lender.
(b)The Borrower hereby designates the Revolving Agent to serve as its non‑fiduciary agent, solely for purposes of this Section 12.15(b), to maintain a register (the “RCF Register”) on which it will record from time to time the name and address of each Revolving Lender, the Revolving Commitments, the principal amounts of the Revolving Loans and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Revolving Lender pursuant the terms hereof and any Revolving Note. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Revolving Loans or other obligations under the Loan Documents. With respect to any Revolving Lender, the transfer of the Revolving Commitments of such Revolving Lender and the rights to the principal of, and interest on, any Revolving Loans and any other obligations under the Loan Documents owing to such Revolving Lender shall not be effective until such transfer is recorded on the RCF Register maintained by the Revolving Agent and prior to such recordation all amounts owing to the transferor with respect to such Revolving Commitments and Revolving Loans and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Commitments, Revolving Loans or other obligations under the Loan Documents shall be recorded by the Revolving Agent on the RCF Register upon and only upon the acceptance by the Revolving Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 12.04. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Revolving Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption to the Revolving Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan, or as soon thereafter as practicable, the assigning or transferor Revolving Lender shall surrender the Revolving Note (if any) evidencing such Revolving Loan, and thereupon one or more new Revolving Notes in the same aggregate principal amount shall be issued to the assignee or transferee Revolving Lender at the request of any such Revolving Lender. The Borrower agrees to indemnify the Revolving Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Revolving Agent in performing its duties under this Section 12.15(b) to the same extent that the Revolving Agent is otherwise indemnified pursuant to Section 12.01. The RCF Register is intended to cause each Revolving Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The RCF Register shall be available for inspection by the Borrower and any Revolving Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the RCF Register which is shared with each Revolving Lender (other than the Revolving Agent and its affiliates) shall be limited to the entries with respect to such Revolving Lender including the Revolving Commitment of, or principal amount of and stated interest on the Revolving Loans owing to such Revolving Lender.

Section 12.16    Confidentiality.

(a)Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of Holdings (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) (x) as has become generally available to the public other than by virtue of a breach of this Section 12.16 by the respective Lender or (y) that is received by such Lender from a third party that is not known by such Lender to be subject to confidentiality obligations to Holdings, the Borrower, the Sponsor, or the Acquired Business or its affiliates, (ii) upon the request or demand of any regulatory authority having jurisdiction over such Lender or any of their affiliates (in which case, the Lenders agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or in cases where any governmental and/or regulatory authority had requested otherwise)), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, the Revolving Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16 (which agreement may be by way of “click through” action on the part of the recipient to access such information), (vii) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16, (viii) on a confidential basis to any rating agency in connection with any rating of the Loan Parties or the Term Facility or Revolving Facility, as applicable, (ix) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans and (x) in connection with the exercise of remedies under this Agreement or any other Loan Document or any action or proceeding relating to the enforcement of rights under this Agreement or the other Loan Documents.
(b)Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non‑public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

Section 12.17    Patriot Act. Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Loan Parties in accordance with the Patriot Act.

Section 12.18    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, the Revolving Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Revolving Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.19    Secured Swap Agreements and Secured Cash Management Agreements. At any time prior to or within 30 days after any Loan Party enters into any Swap Agreement or Cash Management Agreement, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Swap Agreement or the Cash Management Obligations in respect of such Cash Management Agreement be treated as an “Obligation” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the applicable Security Documents, the Borrower and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, may notify the Administrative Agent and the Collateral Agent in writing (to be acknowledged by the Administrative Agent and the Collateral Agent (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) that (x) such Swap Agreement is to be a “Secured Swap Agreement” (a “Secured Swap Agreement”) or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” (a “Secured Cash Management Agreement”), so long as the following conditions are satisfied:
(i)in the case of a Swap Agreement, such Swap Agreement is entered into with a Qualified Counterparty; and
(ii)in the case of Cash Management Agreements, such Cash Management Agreement is with a counterparty that is the Administrative Agent, the Lead Arrangers or a Lender or an Affiliate of the Administrative Agent, the Lead Arrangers or a Lender.
Until such time as the Borrower and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, deliver (and each of the Administrative Agent and Collateral Agent acknowledges (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) such notice as described above, such Swap Agreement or Cash Management Agreement shall not constitute a Secured Swap Agreement or Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 12.19 are made for the benefit of the Administrative Agent, the Lead Arrangers, each Lender and their respective Affiliates, which become parties to Secured Swap Agreements or Secured Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 12.19 shall not be effective with respect to any Secured Swap Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 12.19 (without the written consent of the relevant parties thereto). None of the Administrative Agent or the Collateral Agent accepts responsibility and none of them shall have liability for the calculation of the exposure owing by the Loan Parties under any such Secured Swap Agreement and/or Secured Cash Management Agreement, and each of the Administrative Agent and the Collateral Agent shall be entitled in all cases to rely on the applicable notice provided by Borrower and the applicable counterparty to such Swap Agreement or Cash Management Agreement as set forth above. No Secured Party that obtains the benefits of the Guarantee or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or the Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.

Section 12.20    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self‑help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 12.21    Press Releases.
(a)Each Secured Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (and only to the extent that) such Secured Party or Affiliate is required to do so under applicable law and then, in any event, to the extent reasonably possible under applicable law, such Secured Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.
(b)Each Loan Party consents to the publication by the Administrative Agent, the Revolving Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of the Administrative Agent or the Revolving Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia; provided that the Administrative Agent, the Revolving Agent or such Lender shall provide a draft reasonably in advance (and in no event, less than two Business Days’ prior written notice, with copies thereof attached to such written notice) of any advertising material to the Borrower for review and comment prior to the publication thereof and the Administrative Agent, the Revolving Agent and the Lenders agree not to release or publicize any such material or other information until it receives the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 12.22    Other Liens on Collateral; Terms of Intercreditor Agreements; etc.
(i) EACH SECURED PARTY, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ACCEPTING THE BENEFIT OF THE GUARANTEE AND SECURITY DOCUMENTS, HEREBY PURSUANT TO THE APPLICABLE SECTION OF EACH INTERCREDITOR AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF SUCH INTERCREDITOR AGREEMENT AS A “SECURED PARTY” (OR EQUIVALENT TERM THEREIN).

Section 12.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	IEA ENERGY SERVICES LLC,
a Delaware limited liability company

By: /s/ Andrew D. Layman
Name:     Andrew D. Layman
Title:    Treasurer

INTERMEDIATE HOLDINGS:	IEA INTERMEDIATE HOLDCO, LLC,
a Delaware limited liability company

By: /s/ Andrew D. Layman
Name:     Andrew D. Layman
Title:    Chief Financial Officer

HOLDINGS:	INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
a Delaware corporation

By: /s/ Andrew D. Layman
Name:     Andrew D. Layman
Title:    Chief Financial Officer

GUARANTORS:	WHITE CONSTRUCTION, INC.,
an Indiana corporation

By: /s/ Tracy Gelb
Name:     Tracy Gelb
Title:    Treasurer

WHITE CONSTRUCTION ENERGY SERVICES, LLC,
an Delaware limited liability company

By: /s/ Tracy Gelb
Name:     Tracy Gelb
Title:    Treasurer

IEA CONSTRUCTORS, INC.,
a Wisconsin corporation

By: /s/ Sean Rooney
Name:     Sean Rooney
Title:    President

IEA ENGINEERING INC.,
a Michigan corporation

By: /s/ Al Downes
Name:     Al Downes
Title:    President, Treasurer and Secretary

IEA ENGINEERING NORTH CAROLINA, INC.,
a North Carolina corporation

By: /s/ Sean Rooney
Name:     Sean Rooney
Title:    President

IEA EQUIPMENT MANAGEMENT, INC.,
a Delaware corporation

By: /s/ Andrew D. Layman
Name:     Andrew D. Layman
Title:    Treasurer

IEA MANAGEMENT SERVICES, INC.,
a Delaware corporation

By: /s/ Andrew D. Layman
Name:     Andrew D. Layman
Title:    Treasurer

WHITE ELECTRICAL CONSTRUCTORS, INC.,
a Delaware corporation

By: /s/ Tracy Gelb
Name:     Tracy Gelb
Title:    Treasurer

CONSOLIDATED CONSTRUCTION SOLUTIONS I LLC,
a Delaware limited liability company

By: /s/ Ryan Evans
Name:     Ryan Evans
Title:    Chief Financial Officer

CONSOLIDATED CONSTRUCTION SOLUTIONS II LLC,
a Delaware limited liability company

By: /s/ Ryan Evans
Name:     Ryan Evans
Title:    Chief Financial Officer

MEADOW VALLEY PARENT CORP.,
a Delaware corporation

By: /s/ Bharat Shah
Name:     Bharat Shah
Title:    Chief Financial Officer

MEADOW VALLEY CORPORATION,
a Nevada corporation

By: /s/ Ryan Evans
Name:     Ryan Evans
Title:    Chief Financial Officer

MEADOW VALLEY CONTRACTORS, INC.,
a Nevada corporation

By: /s/ Ryan Evans
Name:     Ryan Evans
Title:    Chief Financial Officer

AMERICAN CIVIL CONSTRUCTORS LLC,
a Colorado limited liability company

By: /s/ Ryan Evans
Name:     Ryan Evans
Title:    Treasurer

AMERICAN CIVIL CONSTRUCTORS WEST COAST LLC,
a California limited liability company

By: /s/ Jeff Foerste
Name:     Jeff Foerste
Title:    President

SAIIA HOLDINGS LLC,
a Delaware limited liability company

By: /s/ Ryan Evans
Name:     Ryan Evans
Title:    Chief Financial Officer

SAIIA CONSTRUCTION COMPANY LLC,

a Delaware limited liability company

By: /s/ Ryan Evans
Name:     Ryan Evans
Title:    Chief Financial Officer

IEA HOLDCO I, LLC,
a Delaware limited liability company

By: /s/ Andrew D. Layman
Name:     Andrew D. Layman
Title:    Chief Financial Officer

JEFFERIES FINANCE LLC, as the Administrative Agent, the Collateral Agent and a Lender
By:/s/ John Koehler Name: John Koehler Title: Senior Vice President
KEYBANK NATIONAL ASSOCIATION, as the Revolving Agent, Swing Line Lender, an Issuing Bank and a Lender
By: J.E. Fowler Name: J.E. Fowler Title: Managing Director

FIFTH THIRD BANK, as a Lender
By: /s/ Marc Crady Name: Marc Crady Title: Director

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex I hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the [Administrative Agent][and the][Revolving Agent]    Refer to the applicable Agent (i.e. Administrative Agent and/or Revolving Agent) based on Tranche of Assigned Interest. as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.
[1.    Assignor:
2.    Assignor:        ]

[1][3].
Credit Agreement:    Credit and Guarantee Agreement, dated as of September 25, 2018, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent, KeyBank National Association, as Revolving Agent, Swing Line Lender and Issuing Bank, and the other parties thereto.

[2.	Assigned Interest:

Assignor	Assignee	Tranche Assigned	Aggregate Amount of Commitment / Loans under Relevant Tranche for all Lenders	Amount of Commitment / Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]	[ ]	__________	__________

[4.	Assigned Interest:

Tranche Assigned	Aggregate Amount of Commitment / Loans under Relevant Tranche for all Lenders	Amount of Commitment / Loans under Relevant Tranche Assigned
[ ]	$______________	$______________

Effective Date ___________ ____, ____.

Assignor[s] Information	Assignee[s] Information

Payment Instructions:	_______________ Payment Instructions: __________________
_______________                __________________
_______________                __________________
_______________                __________________
Reference:_______                Reference:_________

Notice Instructions:	_______________ Notice Instructions: __________________
_______________                __________________
_______________                __________________
_______________                __________________
Reference:______                Reference:_________
The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR                    ASSIGNEE
[NAME OF ASSIGNOR]            [NAME OF ASSIGNEE]

By:                By:
Name:            Name:
Title:            Title:
[Consented to and] Accepted:
[JEFFERIES FINANCE LLC,

as Administrative Agent
By:
Name:
Title:]
[KEYBANK NATIONAL ASSOCIATION,
as Revolving Agent, Swing Line Lender and Issuing Bank
By:
Name:
Title:]

[IEA ENERGY SERVICES LLC,
as Borrower
By:____________________________
Name:
Title:]
ANNEX I TO
EXHIBIT A
IEA ENERGY SERVICES LLC
CREDIT AND GUARANTEE AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][its] Assigned Interest, (ii) [the][its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and meets all the requirements to be an assignee under Section 12.04(a)(i) of the Credit Agreement (subject to such consents, if any, as may be required thereunder); (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has, independently and without reliance upon the [Administrative Agent][, the][Revolving Agent] or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement including but not limited to any documentation required pursuant to Section 4.04(b) of the Credit Agreement, duly completed and executed by it and (viii) it is not a Defaulting Lender or a Disqualified Lender; (b) agrees that it will, independently and without reliance upon the [Administrative Agent][, the][Revolving Agent], [the][each] Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document, (c) appoints and authorizes each of the [Administrative Agent][, the][Revolving Agent] and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the [Administrative Agent][, the][Revolving Agent] or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (e) to the extent not already a Lender under the Credit Agreement, has delivered to the [Administrative Agent][and the][Revolving Agent] an administrative questionnaire and the Internal Revenue Service forms described in Section 4.04(b) of the Credit Agreement and any forms described in Section 4.04(c) of the Credit Agreement (if applicable).
2.    Payment. From and after the Effective Date, the [Administrative Agent][and the][Revolving Agent] shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][each] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the [Administrative Agent][and the][Revolving Agent] shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    Effect of Assignment. Upon the delivery of a fully executed electronic copy hereof to the [Administrative Agent][and the][Revolving Agent], as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obliga-tions of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
4.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
EXHIBIT B
FORM OF
COMPLIANCE CERTIFICATE
Reference is made to the Credit and Guarantee Agreement, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified, as of the date hereof, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”), KeyBank National Association, as Revolving Agent (the “Revolving Agent”), Swing Line Lender and Issuing Bank and the other parties thereto. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to Section 7.02(b) of the Credit Agreement, the undersigned, solely in his/her capacity as an Authorized Officer and not in any individual capacity, certifies on the date hereof as follows:

1.	Attached hereto as Exhibit A are:
[[(i) a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of the Fiscal Year of Holdings ended on [___] and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year (to the extent available with respect to any Fiscal Quarter or Fiscal Year ended prior to, or a portion of such Fiscal Quarter or Fiscal Year which occurs prior to, the Closing Date) and certified by an Acceptable Auditor, together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is (x) solely resulting from the impending Maturity Date or the final stated maturity of any Material Indebtedness, (y) resulting from any prospective default under any financial covenant or (z) limited solely to the effects of the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries) or exception and without any qualification or exception as to scope of audit), and (ii) management’s discussion and analysis with respect to such financial statements, including (to the extent available with respect to any Fiscal Year ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years.]
[(i) the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of the Fiscal Quarter ended on [____] and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter and (ii) management’s discussion and analysis with respect to such financial statement, including (to the extent available with respect to any Fiscal Quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years and budgeted amounts, including (to the extent available with respect to any Fiscal Quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years. The undersigned hereby certifies, solely in his/her capacity as an Authorized Officer and not in any individual capacity, that the balance sheet, statements of income and cash flows referenced in the foregoing subclause (i) fairly state in all material respects the financial position of Holdings and its Restricted Subsidiaries and are in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes).]

2.	To the best of my knowledge no Event of Default has occurred and is continuing[, except as set forth on Exhibit B hereto.]

3.
(i) Each Immaterial Subsidiary listed on Exhibit C hereto individually qualifies as an Immaterial Subsidiary, and all Immaterial Subsidiaries listed on Exhibit C in the aggregate do not exceed the limitation set forth in the first proviso in the definition of the term “Immaterial Subsidiary” and (ii) each Unrestricted Subsidiary listed on Exhibit C hereto individually qualifies as an Unrestricted Subsidiary.

4.
Exhibit D hereto describes any change in the name and/or jurisdiction of organization of any Loan Party since [the Closing Date][the delivery of the immediately preceding previous Compliance Certificate].

5.
Exhibit E hereto describes each event, condition or circumstance since the delivery of the immediately preceding previous Compliance Certificate requiring a mandatory prepayment under Section 4.02 of the Credit Agreement.

6.	For the applicable Fiscal Quarter, the applicable Asset Sale Sweep Percentage is __%.

[7.	For the applicable Excess Cash Flow Period, (A) the Excess Cash Flow is $___________ and (B) the applicable ECF Percentage is __%.]

8.	Attached hereto as Exhibit F are the computations showing compliance with the covenant set forth in Section 8.13 of the Credit Agreement.
EXHIBIT A
Annual (audited) or Quarterly (unaudited)
Financial Statements
EXHIBIT B

Disclosure of Event[s] of Default
EXHIBIT C

Subsidiaries
EXHIBIT D

Disclosure of Changes In The Jurisdiction Of Organization Or Name Of Any Loan Party
EXHIBIT E

Mandatory Prepayments
EXHIBIT F

Financial Covenant Calculation

EXHIBIT C
[RESERVED]

EXHIBIT D
FORM OF
GUARANTOR JOINDER AGREEMENT
THIS GUARANTOR JOINDER AGREEMENT (this “Joinder”) is executed as of [DATE] by [NAME OF NEW SUBSIDIARY], a _________ [corporation][limited liability company][partnership] (the “Joining Party”), and delivered to KeyBank National Association, as Revolving Agent, Swing Line Lender and Issuing Bank, and Jefferies Finance LLC, as Term Agent and as Collateral Agent, for the benefit of the Secured Parties and their respective successors and assigns under the Credit Agreement (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.
W I T N E S S E T H:
WHEREAS, Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (“Borrower”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Jefferies Finance LLC, as Administrative Agent (together with any successor Administrative Agent, the “Administrative Agent”), KeyBank National Association, as Revolving Agent (together with any successor Revolving Agent, the “Revolving Agent”), Swing Line Lender and Issuing Bank, and the other parties thereto, have entered into a Credit and Guarantee Agreement, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower as contemplated therein;
WHEREAS, the Borrower and/or one or more other Loan Parties may at any time and from time to time enter into one or more Secured Swap Agreements with one or more Qualified Counterparties and Secured Cash Management Agreements;

WHEREAS, the Joining Party is a direct or indirect Subsidiary of Holdings and desires, or is required pursuant to Section 7.08 of the Credit Agreement, to become a Subsidiary Guarantor under the Credit Agreement; and
WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by the Borrower pursuant to the Credit Agreement and the entering into by the Borrower and/or one or more other Loan Parties of Secured Swap Agreements and Secured Cash Management Agreements and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding recital and (ii) induce (x) the Lenders to continue to make Loans (if any) to the Borrower pursuant to the Credit Agreement and (y) the Qualified Counterparties to continue to enter into Secured Swap Agreements and Lenders (or their Affiliates) to continue to enter into Secured Cash Management Agreements with the Borrower and/or one or more other Loan Parties;
NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:
1.    By this Joinder, the Joining Party becomes a Subsidiary Guarantor for all purposes under the Credit Agreement.
2.    The Joining Party agrees that, upon its execution hereof, it will become a Subsidiary Guarantor under the Credit Agreement with respect to all Guaranteed Obligations, and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party, unconditionally, absolutely and irrevocably jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, consistent with the terms of the Credit Agreement and the other Loan Documents to which a Subsidiary Guarantor is or becomes a party, the prompt payment in full when due and payable (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of all Guaranteed Obligations (on the same basis as the other Subsidiary Guarantors under the Credit Agreement).
3.    Without limiting the foregoing, the Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by each Subsidiary Guarantor pursuant to Article IX of the Credit Agreement and agrees to be bound by each of the covenants, agreements and obligations of a Subsidiary Guarantor pursuant to the Credit Agreement and all other Loan Documents to which it is or becomes a party.
4.    This Joinder shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document, except as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be as effective as delivery of any original executed counterpart hereof. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provi-sion shall be deemed to be severable from the other provi-sions of this Joinder which shall remain binding on all parties hereto.

5.    From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
6.    The effective date of this Joinder is [_____________], 20__.
[Remainder of this page intentionally left blank; signature pages follow.]
IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed and delivered by a duly authorized officer on the date first above written.
[NAME OF ADDITIONAL GUARANTOR]
By:
Name:
Title:
Address for notices:
______________________
______________________
______________________
Accepted as of the date first above written:
JEFFERIES FINANCE LLC,
as Administrative Agent and Collateral Agent
By:
Name:
Title:
KEYBANK NATIONAL ASSOCIATION,
as Revolving Agent, Swing Line Lender and Issuing Bank
By:
Name:
Title:

SECURITY AGREEMENT
among
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
as Holdings,

IEA INTERMEDIATE HOLDCO, LLC,
as Intermediate Holdings,

IEA ENERGY SERVICES LLC,
as the Borrower,

the other Guarantors from time to time party hereto,

and
JEFFERIES FINANCE LLC,
as Collateral Agent
Dated as of September 25, 2018

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND INTERPRETATION	2

Section 1.1	Definitions 2

Section 1.2	Interpretation 6

Section 1.3	Perfection Certificate 6

ARTICLE II GRANT OF SECURITY AND SECURED OBLIGATIONS	7

Section 2.1	Pledge; Grant of Security Interest 7

Section 2.2	Secured Obligations 8

Section 2.3	Security Interest 8

ARTICLE III PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL	8

Section 3.1	Delivery of Certificated Pledged Securities 8

Section 3.2	Perfection of Uncertificated Pledged Securities 9

Section 3.3	Financing Statements and Other Filings; Maintenance of Perfected Security Interest 10

Section 3.4	Other Actions 10

Section 3.5	Supplements; Further Assurances 13

Section 3.6	Joinder of Additional Grantors 14

Section 3.7	Perfection or Other Action Cost vs. Benefit Determination 14

Section 3.8	Effects of Post-Closing Time Periods 15

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS	15

Section 4.1	Title; Limitation on Liens; Defense of Claims; Transferability of Collateral 15

Section 4.2	Chief Executive Office; Change of Name; Jurisdiction of Organization 15

Section 4.3	Location of Inventory 16

Section 4.4	Amounts Owing 16

Section 4.5	No Conflicts, Consents, Etc. 16

Section 4.6	Insurance 16

ARTICLE V CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL	17

Section 5.1	Pledge of Additional Securities Collateral 17

Section 5.2	Voting Rights; Distributions; etc. 17

Section 5.3	Organizational Documents 19

Section 5.4	Defaults, Etc. 19

Section 5.5	Certain Agreements of Grantors as Issuers and Holders of Capital Stock 19

ARTICLE VI CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL	19

Section 6.1	Grant of License 19

Section 6.2	Additional Representations and Warranties 20

SECTION 6.3	Registrations 20

Section 6.4	No Violations or Proceedings 20

Section 6.5	Protection of Collateral Agent’s Security 20

Section 6.6	Maintenance 21

Section 6.7	After-Acquired Property 21

Section 6.8	Modifications 22

Section 6.9	Litigation 22

ARTICLE VII CERTAIN PROVISIONS CONCERNING ACCOUNTS	22

Section 7.1	Maintenance of Records 22

Section 7.2	Legend 23

Section 7.3	Modification of Terms, Etc. 23

Section 7.4	Collection 23

ARTICLE VIII REMEDIES	23

Section 8.1	Remedies 23

Section 8.2	Notice of Sale 25

Section 8.3	Waiver of Notice and Claims; Other Waivers; Marshalling 26

Section 8.4	Certain Sales of Collateral 26

Section 8.5	No Waiver; Cumulative Remedies 28

Section 8.6	Certain Additional Actions Regarding Intellectual Property 29

Section 8.7	Application of Proceeds 29

ARTICLE IX MISCELLANEOUS	30

Section 9.1	Concerning Collateral Agent 30

Section 9.2	Collateral Agent May Perform; Collateral Agent Appointed Attorney‑in‑Fact 31

Section 9.3	Expenses 31

Section 9.4	Continuing Security Interest; Assignment 31

Section 9.5	Termination; Release 32

Section 9.6	Modification in Writing 32

Section 9.7	Notices 33

Section 9.8	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL 33

Section 9.9	Severability of Provisions 33

Section 9.10	Execution in Counterparts; Effectiveness 33

Section 9.11	No Release 33

Section 9.12	Obligations Absolute 33

SIGNATURES
EXHIBIT 1    Form of Securities Pledge Amendment
EXHIBIT 2    Grant of Security Interest in United States Trademarks
EXHIBIT 3    Grant of Security Interest in United States Patents
EXHIBIT 4    Grant of Security Interest in United States Copyrights
SCHEDULE I    Intercompany Notes
SCHEDULE II    Filings, Registrations and Recordings
SCHEDULE III    Pledged Interests

SECURITY AGREEMENT
SECURITY AGREEMENT dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement” or “Agreement”) made among (i) IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), (ii) Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), as a Guarantor, (iii) IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), as a Guarantor and (iv) the other Guarantors listed on the signature pages hereto, (such other Guarantors together with Holdings, the “Original Guarantors”) and the other Guarantors from time to time party hereto by execution of a joinder agreement (the “Additional Guarantors,” and together with the Original Guarantors, the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), in favor of Jefferies Finance LLC, in its capacity as collateral agent for the Secured Parties (as defined in the Credit Agreement as defined below) (in such capacity and together with any successors and permitted assigns in such capacities, the “Collateral Agent”).
R E C I T A L S :
A.    The Borrower, the Guarantors, Jefferies Finance LLC, in its capacity as administrative agent (the “Administrative Agent”), KeyBank National Association, in its capacity as revolving agent (the “Revolving Agent”), and the Lenders party thereto, among others, have, in connection with the execution and delivery of this Security Agreement, entered into that certain Credit and Guarantee Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).
B.    The Guarantors have, pursuant to Article IX of the Credit Agreement (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Guarantee”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Credit Agreement).
C.    The Borrower and the Guarantors will receive substantial benefits from the execution, delivery and performance of the Obligations and the Guaranteed Obligations and each is, therefore, willing to enter into this Security Agreement.
D.    This Security Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).
E.    It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement on the Closing Date that each Grantor execute and deliver the applicable Loan Documents, including this Security Agreement.
A G R E E M E N T :
NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1     Definitions.
(a)Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.
(b)Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
(c)The following terms shall have the following meanings:
“Additional Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
“Borrower” shall have the meaning assigned to such term in the Preamble hereof.
“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.
“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.
“Control” shall mean (i) in the case of each deposit account, “control,” as such term is defined in Section 9‑104 of the UCC, and (ii) in the case of any security entitlement, “control,” as such term is defined in Section 8‑106 of the UCC.
“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, including, without limitation, the registrations and applications listed in Section 4 of the Perfection Certificate; together with any and all of the following (to the extent owned by such Grantor): (i) rights and privileges arising under applicable law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.
“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
“Distributions” shall mean, collectively, with respect to each Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.
“Excluded Equity” shall mean any Capital Stock that would fit within clause (iv) of the definition of “Excluded Assets” in the Credit Agreement.

“Excluded Property” shall have the meaning given to the term “Excluded Assets” in the Credit Agreement.
“Grantor” and “Grantors” shall have the respective meanings assigned to such terms in the Preamble hereof.
“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
“Guarantee” shall have the meaning assigned to such term in Recital B hereof.
“Holdings” shall have the meaning assigned to such term in the Preamble hereof.
“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Trade Secrets, Software and Licenses that are not Excluded Property.
“Intercompany Notes” shall mean, with respect to each Grantor, the Intercompany Note, all other intercompany notes described on SCHEDULE I hereto, and each intercompany note hereafter acquired by such Grantor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
“Intermediate Holdings” shall have the meaning assigned to such term in the Preamble hereof.
“Joinder” shall mean an agreement, in form reasonably satisfactory to Collateral Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Security Agreement and/or the other Loan Documents in the same capacity and to the same extent as either the Borrower or a Guarantor.
“Letter of Credit” unless the context otherwise requires, shall have the meaning given to such term in the UCC.
“Licenses” shall mean, collectively, with respect to each Grantor, all license agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee under any such license agreement, together with any and all such Grantor’s rights in: (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.
“Loan Parties” shall have the meaning assigned to such term in the Credit Agreement.
“Original Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications made by such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents, patent applications listed in Section 4 of the Perfection Certificate, together with any and all of the following (to the extent owned by such Grantor): (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein,

(iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
“Perfection Certificate” shall mean that certain perfection certificate dated as of the date hereof, executed and delivered by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Grantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder executed in accordance with Section 3.6 hereof, in each case, as the same may be amended, replaced, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or as permitted by the Collateral Agent in its reasonable discretion.
“Pledged Entity” shall have the meaning given to such term in the definition of “Successor Interests”.
“Pledged Interests” shall mean, collectively, with respect to each Grantor, all Capital Stock in any Person now existing or hereafter acquired or formed, including, without limitation, all Capital Stock of such Person described in SCHEDULE III hereof, together with all rights, privileges, authority and powers of such Grantor relating to such Capital Stock issued by any such Person under the Organizational Documents of any such Person, and the certificates, instruments and agreements representing such Capital Stock; provided, however, that to the extent applicable, Pledged Interests shall not include any Excluded Equity.
“Pledged Securities” shall mean, collectively, the Pledged Interests and the Successor Interests.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Secured Obligations” shall mean (i) in the case of the Borrower, the Obligations and (ii) in the case of any Grantor (other than the Borrower), the Guaranteed Obligations.
“Securities Act” shall mean the Securities Exchange Act of 1934 and the applicable regulations promulgated by the Securities and Exchange Commission pursuant to such Act.
“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.
“Security Agreement” shall have the meaning assigned to such in the Preamble hereof.
“Software” shall mean, with respect to each Grantor, computer programs, object code, source code and supporting documentation owned by such Grantor, including, to the extent owned by such Grantor, without limitation, “software” as such term is defined in the Uniform Commercial Code and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code.
“Successor Interests” shall mean, with respect to any entity whose Capital Stock at any time constitute Pledged Interests that are Collateral (each such entity at such time being referred to as a “Pledged Entity”), collectively, all shares of capital stock, limited liability company interests, or partnership interests (in each case, regardless of designation) or other Capital Stock of any kind issued by any entity which is the successor, surviving entity, or otherwise formed by or results from the consolidation, reorganization or merger of such entity with any Pledged Entity, in each case, unless such consolidation, reorganization or merger is permitted to occur under Section 8.03 or 8.04 of the Credit Agreement where a Grantor is not a surviving entity; provided, however, that Successor Interests shall not include Excluded Equity.
“Trade Secrets” shall mean, with respect to each Grantor, any trade secrets or other proprietary and confidential information owned by such Grantor, including, to the extent owned by such Grantor, unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know how, designs, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, and data collections.
“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with goodwill associated therewith, including, without limitation, the registrations and applications listed in Section 4 of the Perfection Certificate, together with any and all of the following (to the extent owned by such Grantor): (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world, and (v) rights to sue for past, present and future infringements thereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non‑perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC”, and “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, or effect of perfection or non-perfection or availability of such remedy, as the case may be.
Section 1.2        Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Security Agreement.

Section 1.3        Perfection Certificate. The Collateral Agent and each Grantor agree that the Perfection Certificate, and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement and Grantors hereby represent and warrant (with respect to any information with respect to a Person included in the Acquired Business, to the Grantors’ knowledge) that the information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date.

ARTICLE II
GRANT OF SECURITY AND SECURED OBLIGATIONS

Section 2.1        Pledge; Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent for its benefit and for the benefit of the other Secured Parties, a Lien on and a security interest in and to all of the right, title and interest of such Grantor in, to and under the following personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”)
(d)all Accounts;
(e)all Goods, including Equipment, Inventory and Fixtures;
(f)all Documents, Instruments and Chattel Paper;
(g)all Letters of Credit and Letter of Credit Rights;
(h)all Securities Collateral;
(i)all Investment Property;
(j)all Intellectual Property Collateral;
(k)all Commercial Tort Claims, including, without limitation, those described in Section 7 of the Perfection Certificate;
(l)all General Intangibles;
(m)all Deposit Accounts;
(n)all Supporting Obligations;
(o)all books and records relating to the Collateral; and
(p)to the extent not covered by clauses (a) through (l) of this sentence, all other personal property of such Grantor, whether tangible or intangible and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.
Notwithstanding anything to the contrary contained in clauses (a) through (m) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property (including, for the avoidance of doubt, Excluded Equity); provided, that if and when any property shall cease to be Excluded Property, a Lien on and security in such property shall be automatically deemed granted therein until, if ever, such property shall again become Excluded Property.
Section 2.2        Secured Obligations. This Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

Section 2.3        Security Interest.
(q)Each Grantor hereby irrevocably (until this Security Agreement is terminated in accordance with Section 9.5 herein) authorizes the Collateral Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) a description of the Collateral as “all assets of the Grantor, wherever located, whether now owned or hereafter acquired” (or words of similar effect), or as otherwise may be required under applicable Requirements of Law and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the Real Property to which such Collateral relates; provided that the

Collateral Agent agrees to provide, upon the reasonable request of any Grantor, written evidence to any Person identified by Grantor that a security interest in favor of the Collateral Agent does not extend to such Excluded Property. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly (and in any event within ten (10) Business Days, or such later date as the Collateral Agent may agree in its sole discretion) upon reasonable written request.
(r)Each Grantor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office and United States Copyright Office (or any successor office or any similar office in any other country) or other necessary documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in any Intellectual Property Collateral, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

Section 3.1        Delivery of Certificated Pledged Securities. Each Grantor represents and warrants that (subject to the five (5) Business Day grace period referenced in the following sentence) all “security certificates” (as defined in Article 8 of the UCC) representing or evidencing the Pledged Securities of a Person that is a corporation, or if such Person is a limited liability company or limited partnership, solely to the extent its Capital Stock constitute “securities” governed by Article 8 of the UCC, in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank (in form and substance reasonably satisfactory to the Collateral Agent) and that the Collateral Agent has a perfected first priority security interest therein (subject to Liens permitted under Section 8.02 of the Credit Agreement). Each Grantor hereby agrees that all “security certificates” (as defined in Article 8 of the UCC) representing or evidencing Pledged Securities of a Person that is a corporation, or if such Person is a limited liability company or limited partnership, solely to the extent its Capital Stock constitute “securities” governed by Article 8 of the UCC, acquired by such Grantor after the date hereof, shall promptly (and in any event within five (5) Business Days or such longer period as may be agreed to in writing by the Administrative Agent in its sole discretion) upon receipt thereof by such Grantor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. The Collateral Agent shall have the right (as defined in Article 8 of the UCC), at any time upon the occurrence and during the continuance of any Event of Default, after two (2) Business Day’s prior written notice has been delivered by the Collateral Agent to the applicable Grantor, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Pledged Securities, without any indication that such Pledged Securities are subject to the security interest hereunder. In addition, the Collateral Agent shall have the right with written notice to exchange certificates representing or evidencing Pledged Securities for “securities certificates” of smaller or larger denominations, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.
Section 3.2        Perfection of Uncertificated Pledged Securities. Each Grantor represents and warrants that the Collateral Agent has a perfected first priority security interest (subject to Liens permitted under Section 8.02 of the Credit Agreement) in all “uncertificated securities” evidencing Pledged Securities of a Person that is a corporation, or if such Person is a limited liability company or limited partnership, solely to the extent its Capital Stock constitute “securities” governed by Article 8 of the UCC, pledged by it hereunder that is in existence on the date hereof and that the applicable Organizational Documents do not require the consent of the other shareholders, members, partners or other Person (other than the applicable Grantor) to permit the Collateral Agent or its designee to be substituted for the applicable Grantor as a shareholder, member, partner or other equity owner, as applicable, thereto, or, to the extent consent is required, such consent has been obtained (including, with respect to the applicable Grantor, pursuant to Section 3.1 herein). Each Grantor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law and upon the reasonable request of the Collateral Agent, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute customary pledge forms or other documents necessary or reasonably requested to grant or perfect the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof and, to the extent requested by the Collateral Agent in its reasonable discretion (and which opinion shall not be requested for the Capital Stock of any Immaterial Subsidiary), provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof, or, alternatively, the applicable Grantor may issue “security certificates” (as defined in Article 8 of the UCC) for such Pledged Securities, so long as such “security certificates” are delivered to the Collateral Agent in accordance with the provisions of Section 3.1 herein.
Section 3.3        Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to perfect by filing a financing statement or by filing with the United States Patent and Trademark Office and the United States Copyright Office with respect to the security interest granted by each Grantor to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Security Agreement in respect of the Collateral are listed on SCHEDULE II hereto. Each Grantor represents and warrants that all such filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in SCHEDULE II . Each Grantor agrees that at the sole cost and expense of the Grantors, (i) such Grantor will maintain the security interest created by this Security Agreement in the Collateral as a valid, enforceable, perfected first priority security interest (subject to Liens permitted pursuant to Section 8.02 of the Credit Agreement) and shall use its commercially reasonable efforts to defend such security interest against the claims and demands of all Persons (other than with respect to Liens permitted under Section 8.02 of the Credit Agreement), and (ii) at any time and from time to time, upon the reasonable written request of the Collateral Agent, such Grantor shall promptly and duly execute and deliver to the Collateral Agent for filing or recording, as applicable, such further instruments and documents and take such further action as the Collateral Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Security Agreement) under the UCC (or other applicable laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent and in such offices (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable law in each case to perfect, continue and maintain a valid, enforceable, first priority security interest in the Collateral as provided herein (subject to Liens permitted under Section 8.02 of the Credit Agreement), with respect to the Collateral. Notwithstanding the foregoing, nothing in this Security Agreement shall require any Grantor (i) that is a Domestic Subsidiary to make any filings or take any other actions to record or perfect the Collateral Agent’s security interest in any Intellectual Property Collateral outside of the United States, or (ii) that is a Foreign Subsidiary to make any filings or take any other actions to record or perfect the Collateral Agent’s security interest in any Intellectual Property Collateral outside its jurisdiction of organization.

Section 3.4        Other Actions. In order to further evidence the attachment, perfection and priority (subject to Liens permitted under Section 8.02 of the Credit Agreement) of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor represents, warrants and agrees, in each case at such Grantor’s own expense, with respect to the following Collateral that:
(s)Instruments and Tangible Chattel Paper. As of the Closing Date (i) no amounts, individually in excess of $2,000,000 or, in the aggregate in excess of $3,000,000, payable under or in connection with any of the Collateral is evidenced by any Instrument (other than checks to be deposited in the ordinary course of business) or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Section 6 of the Perfection Certificate and the Intercompany Notes listed on SCHEDULE I attached hereto, and (ii) each of the Intercompany Notes in excess of $2,000,000 or, in the aggregate in excess of $3,000,000, listed on SCHEDULE I attached hereto, together with each Instrument in excess of $2,000,000 or, in the aggregate in excess of $3,000,000, and each item of Tangible Chattel Paper individually in excess of $2,000,000, or, in the aggregate in excess of $3,000,000, listed in Section 6 of the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank. If any amount payable in excess of $2,000,000, individually, or $3,000,000 in the aggregate, under or in connection with any of the Collateral shall be evidenced by any Instrument (other than checks to be deposited in the ordinary course of business) or Tangible Chattel Paper (other than documents or records evidencing amounts owed by customers in the ordinary course of business pursuant to deferred payment procedures) after the Closing Date, the Grantor acquiring such Instrument (which for the avoidance of doubt, shall include any Intercompany Notes) or Tangible Chattel Paper shall provide notice to the Collateral Agent concurrently with the delivery of the financial statements referred to in Section 7.01(a) or Section 7.01(b) of the Credit Agreement that are next due (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) and, at the request of the Collateral Agent in its reasonable discretion, endorse, assign and deliver the same to the Collateral Agent accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may reasonably request in writing from time to time; provided, however, that so long as no Event of Default has occurred and is continuing, upon written request by such Grantor, the Collateral Agent shall promptly return such Instrument (other than the Intercompany Notes) or Tangible Chattel Paper to such Grantor from time to time, to the extent necessary for collection in the ordinary course of such Grantor’s business.
(t)Investment Property.
(i)As of the Closing Date (x) it has no Securities Accounts other than those listed in Section 6 of the Perfection Certificate and (y) it does not hold, own or have any interest in any “security certificates” or “uncertificated securities” (as each such term is defined in Article 8 of the UCC) other than Excluded Equity or those constituting Pledged Securities with respect to which the Collateral Agent has a perfected first priority security interest in such Pledged Securities (subject to Liens permitted under Section 8.02 of the Credit Agreement).
(ii)If any Grantor shall at any time hold or acquire any “security certificates” (as defined in Article 8 of the UCC), other than Excluded Equity, such Grantor shall promptly (and, in any event, within five (5) Business Days) notify the Collateral Agent thereof and endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If any Capital Stock now or hereafter acquired by any Grantor, other than any Excluded Equity, constitute “uncertificated securities” (as defined in Article 8 of the UCC), such Grantor shall promptly (and, in any event, within five (5) Business Days) notify the Collateral Agent in writing thereof and, at the written reasonable request of the Collateral Agent, do one of the following: (w) grant Control to the

Collateral Agent and cause the issuer to agree to comply with instructions from the Collateral Agent as to such Capital Stock, without further consent of any Grantor or such nominee, (x) cause a security entitlement with respect to such uncertificated security to be held in a securities account with respect to which the Collateral Agent has Control, (y) arrange for the Collateral Agent to become the registered owner of the Capital Stock, or (z) issue “securities certificates” (as such term is defined in Article 8 of the UCC) for such Capital Stock and deliver such “securities certificates” to the Collateral Agent in accordance with Section 3.1, in each case, as applicable, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent. Each Grantor shall accept any cash and Investment Property which are proceeds of the Pledged Interests in trust for the benefit of the Collateral Agent and promptly upon receipt thereof, deposit any cash received by it into an account in which the Collateral Agent has Control, or with respect to any Investment Property (to the extent applicable) or additional Capital Stock, take such actions as required above with respect to such securities.
(iii)As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, any Grantor or any other Person (except to the extent arising from the fraud, gross negligence or willful misconduct of the Collateral Agent or its Related Parties as determined by a court of competent jurisdiction by final and nonappealable judgment); provided, however, that nothing contained in this Section 3.4(b) shall release or relieve any Securities Intermediary of its duties and obligations to the Grantors or any other Person under applicable Requirements of Law.
(u)Electronic Chattel Paper and Transferable Records. As of the date hereof no amount payable in excess of $2,000,000 under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction). If any amount payable under or in connection with any of the Collateral in excess of $2,000,000, individually, or $3,000,000 in the aggregate, shall be evidenced by any Electronic Chattel Paper or any transferable record, the Grantor acquiring such Electronic Chattel Paper or transferable record shall notify the Collateral Agent thereof concurrently with the delivery of the financial statements referred to in Section 7.01(a) or Section 7.01(b) of the Credit Agreement that are next due (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), and shall take such action as the Collateral Agent may reasonably request in writing to vest in the Collateral Agent control under UCC Section 9‑105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9‑105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.
(v)Letter of Credit Rights. If such Grantor is at any time a beneficiary under a Letter of Credit in excess of $2,000,000, individually or $3,000,000 in the aggregate, now or hereafter issued in favor of such Grantor (which, for the avoidance of doubt, shall not include any Letter of Credit issued pursuant to the Credit Agreement), such Grantor shall notify the Collateral Agent thereof concurrently with the delivery of the financial statements referred to in Section 7.01(a) or Section 7.01(b) of the Credit Agreement that are next due (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), and such Grantor shall, at the written request of the Collateral Agent in its reasonable discretion, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of, and to pay to the Collateral Agent, the proceeds of, any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement.
(w)Commercial Tort Claims. As of the date hereof, no Grantor holds any Commercial Tort Claims other than those listed in Section 7 of the Perfection Certificate. If any Grantor shall at any time hold or acquire any Commercial Tort Claims in excess of $2,500,000, individually or $3,000,000 in the aggregate, such Grantor shall notify the Collateral Agent concurrently with the delivery of the financial statements referred to in Section 7.01(a) or Section 7.01(b) of the Credit Agreement that are next due (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), in writing signed by such Grantor of the brief details thereof and, to the extent requested by the Collateral Agent, grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.
Section1Supplements; Further Assurances
. Each Grantor shall take such further actions, and execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate, wherever required by applicable Requirements of Law, in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Collateral Agent or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral; provided, however, that this Section 3.5 is subject to Liens permitted under Section 8.02 of the Credit Agreement and any Excluded Property. Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, financing statements, conveyances, endorsements, powers of attorney, documents of title, confirmations, additional security agreements and other assurances or instruments necessary or prudent to perfect or protect the Collateral Agent’s security interest in the Collateral. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of its security interest in the Collateral or the perfection or priority thereof. All of the foregoing shall be at the sole cost and expense of the Grantors. The Grantors and the Collateral Agent acknowledge that this Security Agreement is intended to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.
Section 3.5        Joinder of Additional Grantors. The Grantors shall cause each direct or indirect Subsidiary of any Loan Party which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent a Perfection Certificate and a Joinder, in each case, within thirty (30) calendar days of the date on which it was acquired or created (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) and, upon such execution and delivery, such Subsidiary shall constitute a “Grantor” for all purposes hereunder with the same force and effect as if originally named as a Grantor herein, including, but limited to, granting the Collateral Agent a security interest in all

Securities Collateral of such Subsidiary. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
Section 3.6        Perfection or Other Action Cost vs. Benefit Determination. Notwithstanding anything to the contrary herein or in any other Loan Document, although such property and assets shall still be considered Collateral, the Grantors shall not be required to perfect the security interest granted to the Collateral Agent under this Security Agreement or any other Loan Document or to take any other action with respect to any property, asset or right to use any property or any asset to the extent the burden or cost of obtaining or perfecting a Lien in favor of the Collateral Agent or taking any other action is excessive in relation to the benefit of the security afforded thereby, as reasonably determined by the Collateral Agent. Any property, asset or right to use any property or any asset that is subject to the conditions set forth in the immediately preceding sentence of this Section 3.7 shall be an exception or carve-out to any representation, warranty or covenant in any Loan Document relating to the perfection or priority of the Collateral Agent’s Liens on the Collateral or other actions to be taken, in each case, to the extent set forth in the immediately preceding sentence. Notwithstanding anything herein or in any other Loan Document to the contrary, (i) in no event shall any Grantor be required to obtain control agreements with respect to deposit or securities accounts or landlord or bailee waivers and (ii) no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interest therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).
Section 3.7        Effects of Post-Closing Time Periods. Notwithstanding anything to the contrary herein or in any other Loan Document, all representations, warranties, covenants and other provisions in this Security Agreement and the other Loan Documents shall take into account any time extensions provided in Schedule 7.15 of the Credit Agreement or otherwise and in any amendment or extension thereof and any time extension provided in Schedule 7.15 of the Credit Agreement or otherwise shall automatically be applied to any relevant representation, warranty, covenant or other provision in this Security Agreement and the other Loan Documents.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that all representations and warranties (but not the covenants) set forth in this Security Agreement shall be made on the Closing Date and on each date that a Borrowing is made. Each Grantor represents, warrants and covenants as follows:
Section 4.1        Title; Limitation on Liens; Defense of Claims; Transferability of Collateral. Each Grantor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, such Grantor will be, the sole direct and beneficial owner of all Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Security Agreement and Liens permitted under Section 8.02 of the Credit Agreement. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Liens permitted under Section 8.02 of the Credit Agreement.
Section 4.2        Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a)As of the Closing Date, the type of organization, federal employer identification number, and organizational identification from its state of organization of such Grantor is indicated in Section 1 of the Perfection Certificate and its chief executive office is indicated in Section 2 of the Perfection Certificate.
(b)The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of a change in any of the information described in Section 4.2(a). The Collateral Agent shall have no duty to inquire about such changes if any Grantor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Grantor.
Section 4.3        Location of Inventory. As of the Closing Date, all Inventory (as defined in Article 9 of the UCC) of such Grantor (other than Inventory in-transit) in excess of $2,500,000 is located at the chief executive office or such other location listed in Section 2 of the Perfection Certificate.
Section 4.4        Amounts Owing. There is no material amount or other material obligation owing by any Grantor to any issuer of the Pledged Interests in exchange for or in connection with the issuance of the Pledged Interests or any Grantor’s status as a partner or a member of any issuer of the Pledged Interests.
Section 4.5        No Conflicts, Consents, Etc. No consent of any party (including, without limitation, equity holders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for (a) the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Security Agreement, (b) the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement or (c) the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Security Agreement except, in each case, for such consents which have been obtained prior to the date hereof; provided however, with respect to clauses (b) and (c), to the extent the Collateral Agent’s exercise of such remedies is dependent upon the Collateral Agent’s Lien in such Collateral being perfected, assuming such Lien has been properly perfected. Following the occurrence and during the continuation of an Event of Default, if the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable written request of the Collateral Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.
Section 4.6        Insurance. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or to pay any premium in whole or in part relating thereto, the Collateral Agent may, upon five (5) Business Days’ prior written notice and without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.6, including reasonable and documented attorneys’ fees, court costs, and reasonable and documented out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

ARTICLE 5
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
Section 5.1        Pledge of Additional Securities Collateral. Each Grantor shall, upon obtaining any (i) Pledged Securities of any Person or (ii) Intercompany Notes of any Person in an individual principal amount greater than $2,000,000, in each case, required to be pledged hereunder, accept the same in trust for the benefit of the Collateral Agent and promptly deliver to the Collateral Agent a pledge amendment, duly executed by such Grantor, in substantially the form of EXHIBIT 1 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1, Section 3.2, or Section 3.4(a) hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Security Agreement. Any failure or delay in delivering a Pledge Amendment shall in no event affect (or in any way limit) the grant (or the validity, perfection or priority) of security interests otherwise contained herein with respect to the Pledged Securities and/or Intercompany Notes, as the case may be. Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Security Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Collateral.
Section 5.2        Voting Rights; Distributions; etc.
a.So long as no Event of Default shall have occurred and be continuing and subject to the provisions of SECTION 5.2(b), each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other Loan Document evidencing the Secured Obligations. The Collateral Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 5.2(a).
b.Upon the occurrence and during the continuance of any Event of Default and two (2) Business Day’s written notice is delivered by the Collateral Agent to the applicable Grantor after the existence of such Event of Default all rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a) hereof without any action (other than, in the case of any Securities Collateral, the giving of the notice mentioned above) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights until no Event of Default is continuing; provided that the Collateral Agent shall have the right, in its sole discretion, from time to time following the occurrence and continuance of an Event of Default and after providing the applicable Grantor two (2) Business Day’s notice mentioned above to permit such Grantor to exercise such rights under Section 5.2(a). After such Event of Default has been cured or waived in accordance with the Credit Agreement and for so long as no other Event of Default is continuing and no subsequent notice has been delivered under this SECTION 5.2(b) by the Collateral Agent, each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to Section 5.2(a) hereof.
c.So long as no Event of Default shall have occurred and subject to the provisions of Section 5.2(b), each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with, and to the extent not prohibited by, the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of “security certificates” (as defined in Article 8 of the UCC) shall be promptly delivered to the Collateral Agent to hold as Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Collateral Agent, and be promptly delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary or reasonably requested endorsement). The Collateral Agent shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments (in form and substance reasonably acceptable to the Collateral Agent) as such Grantor may reasonably request in order to permit such Grantor to receive the Distributions which it is authorized to receive and retain pursuant to this Section 5.2(c).
d.Upon the occurrence and during the continuance of any Event of Default and two (2) Business Day’s written notice is delivered by the Collateral Agent to the applicable Grantor after the existence of such Event of Default, all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(c) hereof shall cease and all such rights shall thereupon become vested in the Collateral Agent in accordance with the provisions of the Credit Agreement, which shall thereupon have the sole right to receive and hold as Collateral such Distributions. After such Event of Default is no longer continuing, each Grantor shall have the right to receive the Distributions which it would be authorized to receive and retain pursuant to Section 5.2(c).
e.Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in writing in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(b) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c) hereof.
f.All Distributions which are received by any Grantor contrary to the provisions of Section 5.2(c) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary or reasonably requested endorsement).
Section 5.3        Organizational Documents. No Grantor will modify or amend any Organizational Documents to treat any Pledged Interests of such Grantor as a security under Section 8‑103 of the UCC unless prior written notice is delivered and the requirements set forth in Section 3.1 are complied with by the applicable Grantor.
Section 5.4        Defaults, Etc. Such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Grantor is a party relating to the Pledged Securities pledged by it, and such Grantor is not in violation of any other provisions of any such agreement to which such Grantor is a party, or otherwise in default or violation thereunder unless, in each case, such default or violation would not be materially adverse to the interests of the Lenders. No Pledged Securities pledged by such Grantor is subject to any material defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto.
Section 5.5        Certain Agreements of Grantors as Issuers and Holders of Capital Stock.
a.In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Security Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
b.In the case of each Grantor which is a partner in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by the applicable Organizational Documents to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default after two (2) Business Day’s written notice is delivered by the Collateral Agent to the applicable Grantor, to the transfer of such Pledged Interests to the Collateral Agent or, unless prohibited by applicable law, its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner; member or holder of equity interests in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner; or member or holder of equity interests, as the case may be.

ARTICLE 6
CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL
Section 6.1        Grant of License. Without limiting the rights of Collateral Agent as the holder of a Lien on the Intellectual Property Collateral, for the purpose of enabling the Collateral Agent, solely upon the occurrence of and during the continuance of an Event of Default, to exercise rights and remedies under ARTICLE VIII hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor grants to the Collateral Agent solely upon the occurrence and during the continuance of an Event of Default, to the extent licenseable and sublicenseable by such Grantor and to the extent such license and sublicense would not invalidate or terminate such Grantor’s rights in the Intellectual Property Collateral, a non-exclusive and non-assignable license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, subject in the case of Trademarks to commercially reasonable quality control standards, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
Section 6.2        Additional Representations and Warranties. Each Grantor represents and warrants that the Intellectual Property Collateral listed in Section 4 of the Perfection Certificate for such Grantor includes all Intellectual Property Collateral that such Grantor owns as of the date hereof that is registered at the United States Patent and Trademark Office, the United States Copyright Office, or an equivalent thereof in any state of the United States.
SECTION 6.3    Registrations. Except pursuant to licenses and other user agreements entered into by any Grantor in the ordinary course of business and except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, on and as of the date hereof (a) each Grantor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any material Copyright, Patent or Trademark listed in Section 4 of the Perfection Certificate, and (b) to each Grantor’s knowledge, all registrations listed in Section 4 of the Perfection Certificate are valid and in full force and effect.
Section 6.4        No Violations or Proceedings. To each Grantor’s knowledge, on and as of the date hereof, there is no violation by other Persons of any right of such Grantor with respect to any Copyright, Patent or Trademark listed in Section 4 of the Perfection Certificate, respectively, pledged by it hereunder under the name of such Grantor that could materially adversely affect the Grantors’ operation of their business in the ordinary course.
Section 6.5        Protection of Collateral Agent’s Security. On a continuing basis, each Grantor shall, at its sole cost and expense, (a) promptly following its becoming aware thereof, notify the Collateral Agent of (i) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright used in the conduct of business of such Grantor or (ii) the institution of any materially adverse proceeding or any materially adverse determination in any federal, state or local court or administrative body regarding such Grantor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Collateral, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (b) upon such Grantor’s obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected, in Grantor’s reasonable judgment, to have a Material Adverse Effect on the validity of the Patents, Trademarks or Copyrights material to the use and operation of the Collateral, the ability of such Grantor or the Collateral Agent to dispose of such material Intellectual Property Collateral or any portion thereof or the rights and remedies of the Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against such material Intellectual Property Collateral or any portion thereof, (c) until the Collateral Agent exercises its rights to make collection, keep adequate records respecting the Intellectual Property Collateral, and (d) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable written request therefor detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request in writing; provided that Grantor shall not be obligated to provide notice to the Collateral Agent with respect to decisions related to patent, copyright, and trademark prosecution matters arising in the ordinary course of business. Notwithstanding the foregoing, nothing herein shall prevent any Grantor from selling, licensing, disposing of or otherwise using any Intellectual Property Collateral as permitted under the Credit Agreement.
Section 6.6        Maintenance. Other than to the extent not prohibited herein or in the Credit Agreement, or with respect to registrations and applications no longer used or commercially reasonable to maintain, or except as would not, as deemed by the applicable Grantor in its reasonable business judgment, to have a Material Adverse Effect, (1) no Grantor shall do or knowingly omit to do any act whereby, to such Grantor’s knowledge, such act will cause any material registered Patent, Trademark or Copyright to lapse, be terminated, become invalid or unenforceable or placed in the public domain (or in the case of a material trade secret owned by such Grantor, become publicly known), and (2) with respect to each registration of each item of its material Patent, Trademark or Copyright for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office and any other governmental authority located in the United States, to maintain each such Patent, Trademark, or Copyright registration or application now or hereafter included in the Intellectual Property Collateral owned by such Grantor.
Section 6.7    After-Acquired Property. If any Grantor shall, at any time before this Security Agreement shall have been terminated in accordance with Section 9.5(a), (a) obtain any rights to any additional Intellectual Property Collateral or (b) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (a) or (b) of this Section 6.7 with respect to such Grantor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Security Agreement without further action by any party. If any Grantor makes an application for registration of any Intellectual Property Collateral before the United States Patent and Trademark Office the United States Copyright Office, or an equivalent thereof in any state of the United States, or acquires any such application or registration by purchase or assignment, by the later of (i) sixty (60) days (twenty (20) days in the case of Copyrights) after such submission or acquisition or (ii) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b) of the Credit Agreement that are next due, such Grantor shall deliver to the Collateral Agent at such Grantor’s expense a grant of a security interest in such Intellectual Property Collateral and confirmatory notice of the same in the form of EXHIBIT 2 hereto in the case of Trademarks, EXHIBIT

3 hereto in the case of Patents, and EXHIBIT 4 hereto in the case of Copyrights. Where a registration of Intellectual Property Collateral is issued hereafter to any Grantor as a result of any application now or hereafter pending, where a security interest in such application has not already been granted to or recorded on behalf of the Collateral Agent hereunder, such Grantor shall deliver to the Collateral Agent at such Grantor’s expense a grant of security interest in such registration, by the later of (i) sixty (60) days (twenty (20) days in the case of Copyrights) after such issuance of registration or (ii) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b) of the Credit Agreement that are next due.
Section 6.8        Modifications. Each Grantor authorizes the Collateral Agent to modify this Security Agreement by amending Section 4 of the Perfection Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof of such Grantor including, without limitation, any of the items listed in Section 6.7 hereof.
Section 6.9        Litigation. Unless there shall occur and be continuing any Event of Default, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Solely upon the occurrence and during the continuance of any Event of Default, and solely to the extent permitted by applicable law, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the other Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Grantor shall, at the written request of the Collateral Agent in its reasonable discretion, do any and all lawful acts and execute any and all documents requested in writing by the Collateral Agent in its reasonable discretion in aid of such enforcement. Solely upon the occurrence and during the continuance of any Event of Default, in the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Grantor agrees, at the written request of the Collateral Agent in its reasonable discretion, to take all commercially reasonable actions (subject to such Grantor’s reasonable judgment) necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

ARTICLE VII
CERTAIN PROVISIONS CONCERNING ACCOUNTS
Section 7.1        Maintenance of Records. Each Grantor shall keep and maintain at its own cost and expense materially complete records of each Account, in a manner consistent with its customary business practice, including, without limitation, records of all material payments received, all material credits granted thereon, all material merchandise returned and all material other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon the Collateral Agent’s written demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all reasonably available tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of any Event of Default, subject to Section 12.16 of the Credit Agreement, the Collateral Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent’s security interest therein in accordance with applicable law without the consent of any Grantor.
Section 7.2        Legend. Each Grantor shall legend, at the request of the Collateral Agent at any time after the occurrence and during the continuance of any Event of Default and in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the other books, records and documents of such Grantor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been collaterally assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.
Section 7.3        Modification of Terms, Etc. No Grantor shall rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business or consistent with its reasonable business judgment, or extend or renew any such indebtedness except in the ordinary course of business or consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business or consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of the Collateral Agent.
Section 7.4        Collection. Each Grantor shall use commercially reasonable efforts to cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business or otherwise generally consistent with its customary business practice, any and all amounts owing under or on account of such Account less any discounts, compromises, cancellations, forgiveness or exchanges for non-cash items agreed to by any Grantor in its reasonable and commercial business judgment, and apply in accordance with its normal business practice upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account. The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by any Grantor, the Collateral Agent or any other Secured Party shall be paid by the Grantors.

ARTICLE VIII
REMEDIES
Section 8.01    Remedies. Upon the occurrence and during the continuance of any Event of Default the Collateral Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable law or otherwise available to it:
a.Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;
b.Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly pay such amounts to the Collateral Agent;
c.Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;
d.Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Grantor shall at its own expense: (i) promptly cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (ii) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (iii) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition, subject to ordinary wear and tear. Each Grantor’s obligation to deliver the Collateral as contemplated in this Section 8.1 is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;
e.Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations as provided in Section 8.7 hereof;
f.Retain and apply the Distributions to the Secured Obligations as provided in ARTICLE V hereof;
g.After or upon delivery of any required notice, as applicable, exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral as provided in and pursuant to the terms of ARTICLE V hereof; and
h.Exercise all the rights and remedies of a secured party under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 8.2 hereof (and in the proviso at the end of this Section 8.1), sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor (other than any claim or right that any notice specifically required to be delivered pursuant to the proviso below was not delivered), and each Grantor hereby waives, to the fullest extent permitted by Requirements of Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of Requirements of Law now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the fullest extent permitted by Requirements of Law, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree;
provided, that, notwithstanding anything to the contrary, and unless an Event of Default under Section 10.01(f) of the Credit Agreement has occurred and is continuing, Collateral Agent shall provide Grantors with two (2) Business Day’s written notice prior to exercising any of the foregoing remedies, or other right or remedy, with respect to the Pledged Securities (it being understood that, to the extent this Security Agreement provides for the Collateral Agent’s delivery of two (2) Business Day’s prior written notice before exercising any of such rights or remedies elsewhere in this Security Agreement, such references shall not be deemed to read cumulatively, and in all events shall only require two (2) Business Day’s prior written notice before exercising any rights or remedies against any particular Pledged Securities held by a Grantor).
Section 8.2        Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Requirements of Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide such Grantor such advance written notice as may be practicable under the circumstances), ten (10) days’ prior written notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under law) any right to notification of sale or other intended disposition.
Section 8.3        Waiver of Notice and Claims; Other Waivers; Marshalling. (a) Each Grantor hereby waives, to the fullest extent permitted by applicable Requirements of Law, notice (other than any notice specifically required hereunder) or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under Requirements of Law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Requirements of Law: (a) all damages occasioned by such taking of possession (other than such damages determined by final and nonappealable judgment of a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of the Collateral Agent or any of its Related Parties as determined by a final and nonappealable judgment of a court of competent jurisdiction), (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Requirements of Law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this ARTICLE VIII except to the extent resulting solely from the Collateral Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.
(b)     Each Grantor hereby waives, to the fullest extent permitted by applicable Requirements of Law, demand, notice (other than as expressly required hereunder), protest, notice of acceptance of this Security Agreement, notice of credit extensions, Collateral received or delivered or any other action taken in reliance hereon and all other demands and notices of any description.

(c)    The Collateral Agent shall not be required to marshal any present or future collateral security (including the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the maximum extent permitted by applicable Requirements of Law, each Grantor hereby agrees that it will not invoke any Requirements of Law relating to the marshalling of collateral and hereby irrevocably waives the benefits of all such Requirements of Law.
Section 8.4        Certain Sales of Collateral.
a.Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Requirements of Law, the Collateral Agent shall have no obligation to engage in public sales.
b.Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state or foreign securities laws, the Collateral Agent may be compelled, with respect to any sale or disposition of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state or foreign securities laws, even if such issuer would agree to do so.
c.To the extent that applicable Requirements of Law impose duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Requirements of Law, to fail to obtain consents for Governmental Authorities or third parties for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets,

(x) to disclaim or modify disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. The Grantors acknowledge that the purpose of this SECTION 8.4(c) is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would fulfill the Collateral Agent’s duties under the UCC or other Requirements of Law of the State or any other relevant jurisdiction in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this SECTION 8.4(c). Without limiting the foregoing, nothing contained in this SECTION 8.4(c) shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this SECTION 8.4(c).
d.If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, of securities or other instruments included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
e.Each Grantor further agrees that a breach of any of the covenants contained in this Section 8.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing, any notice required to be delivered pursuant to the proviso in Section 8.1(h) has not been delivered, or the Obligations have been paid in full (other than unasserted contingent indemnification Obligations and unasserted expense reimbursement Obligations) and the Commitments have been terminated.
Section 8.5        No Waiver; Cumulative Remedies.
a.No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by applicable Requirements of Law, in equity or otherwise.
b.In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Grantors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.
Section 8.6        Certain Additional Actions Regarding Intellectual Property. Each Grantor hereby grants to the Collateral Agent a power of attorney to sign, solely upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or similar registrar in order to effect an assignment of all right, title and interest in all registered Intellectual Property Collateral and each application for such registration to the Collateral Agent, and record the same. Solely upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to the Intellectual Property Collateral, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immedi-ately vest, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in this SECTION 8.6 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property Collateral; and (iii) have the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks have been used, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property Collateral and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable domain name registrar to the Collateral Agent. Within five (5) Business Days of written notice thereafter from the Collateral Agent upon the occurrence and during the continuance of an Event of Default, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the registered Patents, Trademarks and/or Copyrights, and such Persons shall be available to perform their prior functions on the Collateral Agent’s behalf.
Section 8.7        Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Security Agreement, in accordance with and as set forth in Section 10.03 of the Credit Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1        Concerning Collateral Agent.
a.The Collateral Agent has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Security Agreement and the Credit Agreement and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Security Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith in accordance with the Credit Agreement. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that permitted successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Security Agreement and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Security Agreement from and after the exact time of such discharge. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was the Collateral Agent.
b.The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the other Secured Parties nor any of their Related Parties shall have responsibility or liability for, without limitation, (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, (ii) failing to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, (iii) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (iv) any actions (or inactions) to the extent same do not result solely from the Collateral Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
c.The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Security Agreement and its duties hereunder, upon advice of counsel selected by it.
d.If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the applicable provision set forth in this Security Agreement shall control unless otherwise agreed to in writing by the Grantors and the Collateral Agent in such other deed of trust, mortgage, security agreement, pledge or instrument.
Section 9.2        Collateral Agent May Perform; Collateral Agent Appointed Attorney‑in‑Fact. If any Grantor shall fail to perform any covenants contained in this Security Agreement or in the Credit Agreement, or if any representation or warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that a breach or failure to perform a covenant shall not be deemed to have occurred for purposes of this SECTION 9.2 upon any Grantor’s nonpayment of taxes or any other amount payable that is being contested in good faith through appropriate proceedings. Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of Section 9.3 hereof. Neither the provisions of this Section 9.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 9.2 shall prevent any such failure to observe any covenant contained in this Security Agreement nor any breach of warranty from constituting an Event of Default. Subject to Section 5.2 hereof, each Grantor hereby appoints the Collateral Agent as its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, from time to time after the occurrence and during the continuation of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof in accordance with this Section 9.2. Notwithstanding anything in this Section 9.2 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 9.2 unless an Event of Default has occurred and is continuing.
Section 9.3        Expenses. Each Grantor will upon demand pay to the Collateral Agent the amount of any and all amounts required to be paid pursuant to Section 12.01 of the Credit Agreement.
Section 9.4        Continuing Security Interest; Assignment. This Security Agreement shall create a continuing security interest in the Collateral and shall (a) be binding upon the Grantors, their respective, permitted successors and assigns, and (b) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto.
Section 9.5        Termination; Release.
a.This Security Agreement, the Liens in favor of the Collateral Agent (for the benefit of itself and the other Secured Parties) and all other security interests granted hereby shall immediately and automatically terminate with respect to all Secured Obligations on the Termination Date, provided, however, that in connection with the termination of this Security Agreement, the Collateral Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (y) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, and (z) any Secured Obligations that may thereafter arise under Section 11.06 of the Credit Agreement.
b.The Collateral shall be released from the Lien of this Security Agreement in accordance with the provisions of the Credit Agreement. Upon termination hereof or any release of Collateral in accordance with the provisions of this Security Agreement and the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Grantors, release, assign, transfer and deliver to the Grantors, without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a partial release) or all of the Collateral (in the case of termination of this Security Agreement) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, file, or authorize such Grantor to file, proper documents and instruments (including UCC‑3 termination statements or releases and releases with respect to Intellectual Property Collateral to be filed with the United States Trademark and Patent Office and the United States Copyright Office) acknowledging the termination hereof or the release of such Collateral, as the case may be.
c.At any time that the respective Grantor desires that the Collateral Agent take any action described in clause (b) of this Section 9.5, such Grantor shall, upon reasonable request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to clause (a) and (b) of this Section 9.5. The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 9.5.
Section 9.6        Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent and the Grantors. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Security Agreement, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

Section 9.7        Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in Section 12.03 of the Credit Agreement, as to any Grantor, addressed to it at the address of the Borrower set forth in Section 12.03 of the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in Section 12.03 of the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.7 and Section 12.03 of the Credit Agreement.
Section 9.8        GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. SECTION 12.08 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED HEREIN, MUTATIS MUTANDIS, AS IF A PART HEREOF.
Section 9.9        Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 9.10    Execution in Counterparts; Effectiveness. This Security Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, .pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Security Agreement.
Section 9.11    No Release.
a.Nothing set forth in this Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral.
b.Nothing set forth in this Security Agreement shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. This Section 9.11(b) shall survive the termination hereof and the discharge of such Grantor’s obligations under this Security Agreement, the Credit Agreement and the other Loan Documents.
Section 9.12    Obligations Absolute. All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:
a.any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;
b.any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
c.any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;
d.any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations; or
e.any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 9.6 hereof.

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IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.
GRANTORS:
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

IEA INTERMEDIATE HOLDCO, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA ENERGY SERVICES LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

WHITE CONSTRUCTION, INC.,
an Indiana corporation

By: _________________________________
Name:
Title:

WHITE CONSTRUCTION ENERGY SERVICES, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA CONSTRUCTORS, INC.,
a Wisconsin corporation

By: _________________________________
Name:
Title:

IEA ENGINEERING INC.,
a Michigan corporation

By: _________________________________
Name:
Title:

IEA ENGINEERING NORTH CAROLINA, INC.,
a North Carolina corporation

By: _________________________________
Name:
Title:

IEA EQUIPMENT MANAGEMENT, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

IEA MANAGEMENT SERVICES, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

WHITE ELECTRICAL CONSTRUCTORS, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

CONSOLIDATED CONSTRUCTION SOLUTIONS I LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

CONSOLIDATED CONSTRUCTION SOLUTIONS II LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

MEADOW VALLEY PARENT CORP.,
a Delaware corporation

By: _________________________________
Name:
Title:

MEADOW VALLEY CORPORATION,
a Nevada corporation

By: _________________________________
Name:
Title:

MEADOW VALLEY CONTRACTORS, INC.,
a Nevada corporation

By: _________________________________
Name:
Title:

AMERICAN CIVIL CONSTRUCTORS LLC,
a Colorado limited liability company

By: _________________________________
Name:

Title:

AMERICAN CIVIL CONSTRUCTORS WEST COAST LLC,
a California limited liability company

By: _________________________________
Name:
Title:

SAIIA HOLDINGS LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

SAIIA CONSTRUCTION COMPANY LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA HOLDCO 1, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

AGREED TO AND ACCEPTED:

JEFFERIES FINANCE LLC,
as Collateral Agent
By:
Name:
Title:

EXHIBIT 1
[Form of]
SECURITIES PLEDGE AMENDMENT
This Securities Pledge Amendment, dated as of _________, is delivered pursuant to Section 5.1 of that certain Security Agreement, dated September 25, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement;” capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), made among (i) IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), (ii) Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), as a Guarantor, (iii) IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), as a Guarantor and (iv) THE OTHER GUARANTORS LISTED ON THE SIGNATURE PAGES THERETO (such other Guarantors, together with Holdings and Intermediate Holdings, the “Original Guarantors”) AND THE OTHER GUARANTORS FROM TIME TO TIME PARTY THERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Guarantors,” and together with the Original Guarantors, the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), in favor of Jefferies Finance LLC, having an office at 520 Madison Avenue, New York, New York 10022, in its capacities as Collateral Agent for the Secured Parties (as defined in the Credit Agreement referred to in the Security Agreement) (in such capacity and together with any successors in such capacities, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

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GRANTORS:
[SIGNATURE PAGES TO BE ADDED]

AGREED TO AND ACCEPTED:

JEFFERIES FINANCE LLC,
as Collateral Agent
By:
Name:
Title:

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTEREST ____$____	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER CAPITAL STOCK OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

EXHIBIT 2
GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS
FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a __________ _________ (the “Grantor”) with principal offices at ____________________________, hereby grants to Jefferies Finance LLC, as Collateral Agent, with principal offices at 520 Madison Avenue, New York, New York 10022, (the “Grantee”), a continuing security interest in (i) all of the Grantor’s right, title and interest in, to and under to the United States trademark registrations and trademark applications set forth on Schedule A attached hereto (excluding Excluded Property (as such term is defined in the Security Agreement referred to below) (the “Marks”)), (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Marks, (iii) the goodwill of the businesses with which the Marks are associated and (iv) all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same.
THIS GRANT is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or modified from time to time, the “Security Agreement”). Upon the occurrence of the termination date (as set forth in the Security Agreement), the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Marks acquired under this Grant.
This Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.
[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the ____ day of ____________, ____.
[NAME OF GRANTOR], Grantor
By___________________________
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the ____ day of ____________, ____.

JEFFERIES FINANCE LLC,
as Collateral Agent and Grantee

By___________________________
Name:
Title:

SCHEDULE A
MARKS

Trademark	App #	App Date	Reg #	Reg Date	Owner Name

EXHIBIT 3
GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS
FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a __________ _________ (the “Grantor”) with principal offices at ____________________________, hereby grants to Jefferies Finance LLC, as Collateral Agent, with principal offices at 520 Madison Avenue, New York, New York 10022, (the “Grantee”), a continuing security interest in (i) all of the Grantor’s rights, title and interest in, to and under the United States patents set forth on Schedule A attached hereto (the “Patents”), in each case together with (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Patents, and (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Patents.
THIS GRANT is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or modified from time to time, the “Security Agreement”). Upon the occurrence of the termination date (as set forth in the Security Agreement), the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Patents acquired under this Grant.
This Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.
[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the ____ day of ____________, ____.
[NAME OF GRANTOR], Grantor
By___________________________
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the ____ day of ____________, ____.

JEFFERIES FINANCE LLC,
as Collateral Agent and Grantee

By___________________________
Name:
Title:

SCHEDULE A
PATENTS

Title	Serial #	Filing Date	Patent #	Issue Date	Owner

EXHIBIT 4
GRANT OF SECURITY INTEREST
IN UNITED STATES COPYRIGHTS
FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a __________ _________ (the “Grantor”) with principal offices at ____________________________, hereby grants to Jefferies Finance LLC, as Collateral Agent, with principal offices at 520 Madison Avenue, New York, New York 10022, (the “Grantee”), a continuing security interest in (i) all of the Grantor’s right, title and interest in to and under the copyright registrations and applications set forth in Schedule A attached hereto (the “Copyrights”), (ii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Copyrights, and (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights.
THIS GRANT is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or modified from time to time, the “Security Agreement”). Upon the occur-rence of the termination date (as set forth in the Security Agreement), the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releas-ing the security interest in the Copyrights acquired under this Grant.
This Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.
[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the ____ day of ____________, ____.
[NAME OF GRANTOR], Grantor
By___________________________
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the ____ day of ____________, ____.

JEFFERIES FINANCE LLC,
as Collateral Agent and Grantee

By___________________________
Name:
Title:

SCHEDULE A

COPYRIGHTS

Title	Reg No.	Reg. Date	Owner

SCHEDULE I
Intercompany Notes
SCHEDULE II
Filings, Registrations and Recordings
Schedule III
Pledged Interests

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)

EXHIBIT F

FORM OF
NOTICE OF BORROWING
[Date]
[Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below

520 Madison Avenue
New York, New York 10022
Attention: Account Officer - IEA
E-mail: JFIN.Admin@Jefferies.com
Fax: (212) 284-3444]

[KeyBank National Association, as Revolving Agent (the “Revolving Agent”) for the Revolving Lenders party to the Credit Agreement referred to below

[127 Public Square
Cleveland, OH 44114
Attention: Account Officer - IEA]
E-mail: Agent_Servicing@keybank.com

Fax: (216) 370-5733]]

Ladies and Gentlemen:
The undersigned IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”) refers to the Credit and Guarantee Agreement, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), the Borrower, the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and you, as [Administrative Agent][Revolving Agent] for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:

(i)	Aggregate principal amount of Borrowing:

(ii)	Class of Loans to be incurred:

(iii)	Date of Borrowing (which is a Business Day):

(iv)	Type of Borrowing

(v)	Interest Period

(vi)	Funds are requested to be disbursed
to Borrower’s account with:

Account No.

The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(a)     [the Specified Representations and Specified Acquisition Agreement Representation and Warranties are true and correct in all material respects (except that in the case of any Specified Acquisition Agreement Representations and Warranties or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be)]    Insert if Proposed Borrowing is to be made on the Borrowing Date. [the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), on and as of the date of the Proposed Borrowing as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date]    Insert if Proposed Borrowing (other than for

Delayed Draw Term Loans) is to be made after the Closing Date. [immediately after giving effect to the funding of the Delayed Draw Term Loan, the Specified Representations and the representations and warranties under the Specified Acquisition Agreement (on the same terms as, and solely to the extent as is applicable to, the Specified Acquisition Agreement Representations and Warranties with respect to the Closing Date Acquisition) are true and correct in all material respects (except that in the case of any Specified Representation or any representation or warranty under the Specified Acquisition Agreement which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be)]

(b)    [no Default or Event of Default has occurred and is continuing, or would immediately result from such Proposed Borrowing.]

[Signature Page Follows]

Very truly yours,
IEA ENERGY SERVICES LLC,

By:
Name: [__________]
Title: [___________]

EXHIBIT G-1

FORM OF
TERM NOTE
$__________    New York, New York
_________ __, ____
FOR VALUE RECEIVED, IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [______] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) on the [Initial Term Loan Maturity Date (as defined in the Credit Agreement)] [insert maturity date in relation to additional Tranches of Term Loans if not Initial Term Loans] (the “Maturity Date”) the unpaid principal amount of all [Initial Term Loans] [insert relevant Tranche of Term Loans if not Initial Term Loans] (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The undersigned also promises to pay interest on the unpaid principal amount of each [Initial Term Loan] [insert relevant Tranche of Term Loans if not Initial Term Loans] (as defined in the Credit

Agreement) made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 2.09 and 2.10 of the Credit Agreement.
This Note is one of the Term Notes referred to in [(i)] the Credit and Guarantee Agreement, dated as of September 25, 2018, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), the Borrower, the Subsidiary Guarantors (as defined in the Credit Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender), Jefferies Finance LLC, as Administrative Agent (as defined in the Credit Agreement), KeyBank National Association, as Revolving Agent, Swing Line Lender and Issuing Bank (each as defined in the Credit Agreement) and the other parties thereto (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) [and (ii) [insert description of Incremental Amendment, Extension or Refinancing Amendment, as applicable]] and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guarantee (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and [Initial Term Loans] [insert relevant Tranche of Term Loans if not Initial Term Loans] may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement and the other Loan Documents, as applicable.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The undersigned hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
The provisions of Section 12.08 of the Credit Agreement are incorporated to apply to this Note, mutatis mutandis.
[Signature Page Follows]

IEA ENERGY SERVICES LLC,
as Borrower
By:________________________________
Name:
Title:

EXHIBIT G-2

FORM OF
DELAYED DRAW TERM NOTE
$__________    New York, New York
_________ __, ____
FOR VALUE RECEIVED, IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [______] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) on the Initial Term Loan Maturity Date (as defined in the Credit Agreement) (the “Maturity Date”) the unpaid principal amount of all Delayed Draw Term Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The undersigned also promises to pay interest on the unpaid principal amount of each Delayed Draw Term Loan (as defined in the Credit Agreement) made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 2.09 and 2.10 of the Credit Agreement.
This Note is one of the Delayed Draw Term Notes referred to in the Credit and Guarantee Agreement, dated as of September 25, 2018, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), the Borrower, the Subsidiary Guarantors (as defined in the Credit Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender), Jefferies Finance LLC, as Administrative Agent (as defined in the Credit Agreement), KeyBank National Association, as Revolving Agent, Swing Line Lender and Issuing Bank (each as defined in the Credit Agreement) and the other parties thereto (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guarantee (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Delayed Draw Term Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement and the other Loan Documents, as applicable.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The undersigned hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
The provisions of Section 12.08 of the Credit Agreement are incorporated to apply to this Note, mutatis mutandis.

[Signature Page Follows]

IEA ENERGY SERVICES LLC,
as Borrower
By:________________________________
Name:
Title:

EXHIBIT G-3

FORM OF
REVOLVING NOTE
$__________    New York, New York
_________ __, ____
FOR VALUE RECEIVED, IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [______] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) on the [Initial Revolving Loan Maturity Date (as defined in the Credit Agreement)] [insert maturity date in relation to additional Tranches of Revolving Loans if not Initial Revolving Loans] (the “Maturity Date”) the unpaid principal amount of all [Initial Revolving Loans] [insert relevant Tranche of Revolving Loans if not Initial Revolving Loans] (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The undersigned also promises to pay interest on the unpaid principal amount of each [Initial Revolving Loan] [insert relevant Tranche of Revolving Loans if not Initial Revolving Loans] (as defined in the Credit Agreement) made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 2.09 and 2.10 of the Credit Agreement.
This Note is one of the Revolving Notes referred to in [(i)] the Credit and Guarantee Agreement, dated as of September 25, 2018, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), the Borrower, the Subsidiary Guarantors (as defined in the Credit Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender), Jefferies Finance LLC, as Administrative Agent (as defined in the Credit Agreement), KeyBank National Association, as Revolving Agent, Swing Line Lender and Issuing Bank (each as defined in the Credit Agreement) and the other parties thereto (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) [and (ii) [insert description of Incremental Amendment, Extension or Refinancing Amendment, as applicable]] and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guarantee (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and [Initial Revolving Loan] [insert relevant Tranche of Revolving Loans if not Initial Revolving Loans] may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement and the other Loan Documents, as applicable.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The undersigned hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
The provisions of Section 12.08 of the Credit Agreement are incorporated to apply to this Note, mutatis mutandis.
[Signature Page Follows]

IEA ENERGY SERVICES LLC,
as Borrower
By:________________________________
Name:
Title:

EXHIBIT G-4

FORM OF
SWING LINE NOTE
$__________    New York, New York
_________ __, ____

FOR VALUE RECEIVED, IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [______] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) on the [insert maturity date of Swing Line Loans] (the “Maturity Date”) the unpaid principal amount of all Swing Line Loans (as defined in the Credit Agreement) made by the Swing Line Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The undersigned also promises to pay interest on the unpaid principal amount of each Swing Line Loan (as defined in the Credit Agreement) made by the Swing Line Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 2.09 and 2.10 of the Credit Agreement.
This Note is one of the Swing Line Notes referred to in the Credit and Guarantee Agreement, dated as of September 25, 2018, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), the Borrower, the Subsidiary Guarantors (as defined in the Credit Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender), Jefferies Finance LLC, as Administrative Agent (as defined in the Credit Agreement), KeyBank National Association, as Revolving Agent, Swing Line Lender and Issuing Bank (each as defined in the Credit Agreement) and the other parties thereto (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guarantee (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Swing Line Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement and the other Loan Documents, as applicable.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The undersigned hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
The provisions of Section 12.08 of the Credit Agreement are incorporated to apply to this Note, mutatis mutandis.
[Signature Page Follows]

IEA ENERGY SERVICES LLC,
as Borrower

By:________________________________
Name:
Title:

EXHIBIT H

FORM OF
NOTICE OF CONVERSION/CONTINUATION

[Date]
[Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below

520 Madison Avenue
New York, New York 10022
Attention: Account Officer - IEA
E-mail: JFIN.Admin@Jefferies.com
Fax: (212) 284-3444]

[KeyBank National Association, as Revolving Agent (the “Revolving Agent”) for the Revolving Lenders party to the Credit Agreement referred to below

[127 Public Square
Cleveland, OH 44114
Attention: Account Officer - IEA]
E-mail: Agent_Servicing@keybank.com
Fax: (216) 370-5733]]
Ladies and Gentlemen:
The undersigned, IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), refers to the Credit and Guarantee Agreement, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified as of the date hereof, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), the Borrower, the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), the other parties thereto and you, as [Administrative Agent][Revolving Agent] for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.07][2.10] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Identify Tranche of Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.07][2.10] of the Credit Agreement:
(i)    The Proposed [Conversion] [Continuation] relates to the Borrowing of [Identify Tranche and Type of Loans] originally made on _________ __, 20__ (the “Outstanding Borrowing”) in the principal amount of $__________ and currently maintained as a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on _________ __, ____].
(ii)    The Business Day of the Proposed [Conversion] [Continuation] is _________ __, ____.
(iii)    The Outstanding Borrowing shall be [continued as a Borrowing of LIBOR Loans with an Interest Period of ______] converted into a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period of ______].]
[Signature Page Follows]

Very truly yours,
IEA ENERGY SERVICES LLC,
as Borrower
By:
Name:
Title:

EXHIBIT I

FORM OF
NON-BANK CERTIFICATE
Reference is hereby made to the Credit and Guarantee Agreement, dated as of September 25, 2018, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Jefferies Finance LLC, as Administrative Agent (together with any successor Administrative Agent, the “Administrative Agent”), KeyBank National Association, as Revolving Agent (together with any successor Revolving Agent, the “Revolving Agent”), Swing Line Lender and Issuing Bank, and the other parties thereto (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to the provisions of Section 4.04(b) of the Credit Agreement, the undersigned hereby certifies that:
1.The undersigned (a) if it is not treated as a partnership for U.S. federal income tax purposes, is the sole record and beneficial owner of the obligations hereunder and under any Note or if the undersigned is a Participant, the participation (the “Obligations”) in respect of which it is supplying this certificate, and (b) if it is treated as a partnership for U.S. federal income tax purposes, it is the sole record owner of the Obligations in respect of which it is supplying this certificate, and its partners/members are the sole beneficial owners of such Obligations. If the undersigned is a partnership for U.S. federal income tax purposes, references to “the undersigned” in the following paragraphs shall be deemed to apply instead to each of the undersigned’s partners/members, except for paragraph 2 in which case “the undersigned” shall refer to both the partnership and each of its partners/members.
2.It is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.
3.It is not a “10 percent shareholder,” within the meaning of Section 881(c)(3)(B) of the Code, of the Borrower.
4.It is not a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.
[NAME OF LENDER OR ADMINISTRATIVE AGENT]
By:___________________________________
Name:
Title:
Date: _______________, _____

EXHIBIT J

FORM OF
SOLVENCY CERTIFICATE
September 25, 2018

This Solvency Certificate is being executed and delivered pursuant to pursuant to Section 6.01(k) of (i) that certain Credit and Guarantee Agreement, dated as of September 25, 2018, among

Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent (together with any successor Administrative Agent, the “Administrative Agent”), KeyBank National Association, as Revolving Agent (together with any successor Revolving Agent, the “Revolving Agent”), Swing Line Lender and Issuing Bank, and the other parties thereto (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined.
I, [•], the [Chief Financial Officer/Chief Executive Officer/similar financial officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify as follows:

1.
I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.
As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated and going concern basis; (ii) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated and going concern basis, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Restricted Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course; (iii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated and going concern basis, is not unreasonably small in relation to the business of the Borrower or its Restricted Subsidiaries, on a consolidated basis, contemplated as of the date hereof; and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.
IEA ENERGY SERVICES LLC
By:_______________________
Name:
Title: [Chief Financial Officer/Chief     Executive Officer/similar financial officer]

EXHIBIT K-1

[FORM OF] PARI PASSU INTERCREDITOR AGREEMENT
among
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
as Holdings
IEA INTERMEDIATE HOLDCO, LLC,
as Intermediate Holdings
and
IEA ENERGY SERVICES LLC,
as the Borrower,
the other Grantors party hereto,
JEFFERIES FINANCE LLC,
as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,
JEFFERIES FINANCE LLC,
as Authorized Representative for the Credit Agreement Secured Parties,
[    ],
as the Additional Collateral Agent,
[    ],
as the Initial Additional Authorized Representative,
and
each additional Authorized Representative from time to time party hereto dated as of [___________], 20[ ]

TABLE OF CONTENTS
Page

Article I Definitions	1

Section 1.01.	Certain Defined Terms 1

Section 1.02.	Terms Generally 9

Section 1.03.	Impairments 9

Article II Priorities and Agreements with Respect to Shared Collateral	10

Section 2.01.	Priority of Claims 10

Section 2.02.	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens 12

Section 2.03.	No Interference; Payment Over 13

Section 2.04.	Automatic Release of Liens 14

Section 2.05.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings 14

Section 2.06.	Reinstatement 15

Section 2.07.	Insurance 16

Section 2.08.	Refinancings, etc 16

Section 2.09.	Controlling Collateral Agent as Gratuitous Bailee for Perfection 16

Section 2.10.	Amendments to Security Documents 17

Section 2.11.	No New Liens 17

Article III Existence and Amounts of Liens and Obligations	18

Section 3.01.	Determinations with Respect to Amounts of Liens and Obligations 18

Article IV The Controlling Collateral Agent	18

Section 4.01.	Authority 18

Section 4.02.	Rights as a First-Lien Secured Party 19

Section 4.03.	Exculpatory Provisions 19

Section 4.04.	Reliance by Controlling Collateral Agent 21

Section 4.05.	Delegation of Duties 21

Section 4.06.	Non Reliance on Controlling Collateral Agent and Other First- Lien Secured Parties 21

Article V Miscellaneous	22

Section 5.01.	Notices 22

Section 5.02.	Waivers: Amendment: Joinder Agreements 22

Section 5.03.	Parties in Interest 23

Section 5.04.	Survival of Agreement 23

Section 5.05.	Counterparts 24

Section 5.06.	Severability 24

Section 5.07.	GOVERNING LAW 24

Section 5.08.	Venue, Jury Trial Waivers 24

Section 5.09.	WAIVER OF JURY TRIAL 25

Section 5.10.	Headings 25

Section 5.11.	Conflicts 25

Section 5.12.	Provisions Solely to Define Relative Rights 25

Section 5.13.	Additional Senior Debt 26

Section 5.14.	Agent Capacities 27

Section 5.15.	Integration 27

Section 5.16.	Additional Grantors 27

Section 5.17.	Collateral Agent and Representative 28

PARI PASSU INTERCREDITOR AGREEMENT, dated as of [_______], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, Jefferies Finance LLC, as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), Jefferies Finance LLC, as Authorized Representative (as such term is defined below) for the Credit Agreement Secured Parties (as each such term is defined below), [________], acting in its capacity as the Additional Collateral Agent (as defined below), the Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Authorized Representative for the Credit Agreement Secured Parties (for itself and on behalf of the Credit Agreement Secured Parties), the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties), the Additional Collateral Agent (for itself and on behalf of the Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:
ARTICLE I
Definitions

Section 1.01    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement (or after the Discharge of Credit Agreement Obligations, the Credit Agreement as in effect immediately prior to such Discharge) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
[“Additional Administrative Agent” has the meaning assigned to such term in Section 5.17.]
“Additional Collateral Agent” means (a) prior to the Discharge of the Initial Additional First-Lien Obligations, [________] and (b) from and after the Discharge of the Initial Additional First-Lien Obligations, the Authorized Representative for the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First-Lien Obligations.
“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations, the credit agreements, notes, indentures, collateral agreements, security documents, guarantees or other agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including, the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First- Lien Obligations or any other Additional First-Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First-Lien Obligations) has been designated as Additional First-Lien Obligations pursuant to Section 5.13 hereof.

“Additional First-Lien Obligations” means collectively (1) the Initial Additional First‑Lien Obligations and (2) all amounts owing pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional First-Lien Obligations pursuant to (and to the extent permitted by) Section 5.13 hereof after the date hereof, including, without limitation, the obligation (including guarantee obligations) to pay principal, premium, interest at the rate provided in the respective Additional Document (including interest and fees that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest or fees are each an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document. Additional First-Lien Obligations shall include all amounts owing pursuant to the terms of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Additional First-Lien Obligations, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest and fees that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest or fees are each an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document.
“Additional First-Lien Secured Parties” means the holders of any Additional First-Lien Obligations and any Collateral Agent and Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.
“Additional First-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates, or purports to create, Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.
“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.
“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.08).
“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non‑Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent, and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non‑Controlling Authorized Representative.
“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the administrative agent, collateral agent, trustee or other representative named as authorized representative for such Series in the applicable Joinder Agreement.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Bankruptcy Law” means the Bankruptcy Code or any similar United States Federal or state law for the relief of debtors and any foreign law for the relief of debtors.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Additional Collateral Agent and (iii) in the case of any other Series of Additional First-Lien Obligations, the administrative agent, collateral agent, trustee or other representative named as Authorized Representative for such Series in the applicable Joinder Agreement.
“Control Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Control Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to, or in the possession of, a Collateral Agent under the terms of the First-Lien Security Documents.
“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Collateral Agent (acting on the instructions of the Applicable Authorized Representative).
“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.
“Credit Agreement” means that certain Credit and Guarantee Agreement, dated as of September 25, 2018, by and among Holdings, Intermediate Holdings, the Borrower, the Subsidiary Guarantors from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”), KeyBank National Association, as revolving agent (in such capacity, the “Revolving Agent”), Jefferies Finance LLC, as collateral agent (in such capacity, the “Collateral Agent”), and each of the Lenders from time to time party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.17).

“Credit Agreement Collateral Documents” means the Security Agreement, the other Security Documents and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing and perfecting any Credit Agreement Obligations.
“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by, and no longer required to be secured by, such Shared Collateral on an equal and ratable basis as the other then existing First Lien Obligations. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First‑Lien Document which has been designated in writing by the Credit Agreement Collateral Agent (under the Credit Agreement so Refinanced) to the Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.
“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations (including the Initial Additional First-Lien Obligations). If a given obligation would qualify as a First-Lien Obligation under more than one Series, then the holder(s) of such obligation (or the applicable Authorized Representative on their behalf) shall designate (and notify to the Controlling Collateral Agent in writing) a single Series of First-Lien Obligations for such obligation.
“First-Lien L/C Issuer” means (a) each Issuing Bank (as defined in the Credit Agreement with respect to each Letter of Credit issued under the Credit Agreement) and (b) each issuing bank in respect of a First Lien Letter of Credit issued under any Additional First Lien Document.
“First Lien Letter of Credit” means any letter of credit issued under the Credit Agreement or any Additional First-Lien Document.
“First-Lien Secured Parties” means, collectively, (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations (including the Initial Additional First-Lien Secured Parties with respect to the Initial Additional First-Lien Obligations).
“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means the Borrower and each Subsidiary Guarantor (as defined in the Credit Agreement) which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Schedule 1 hereto.
“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Initial Additional First-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [_________], by and among [Holdings, Intermediate Holdings,] the Borrower, [the Guarantors identified therein,] and [________], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the [debt securities issued] thereunder, the Initial Additional First-Lien Security Agreement and any collateral agreements, security documents, guarantees and other agreements evidencing or governing the Indebtedness thereunder, and the Liens securing, or purporting to secure, such Indebtedness.
“Initial Additional First-Lien Obligations” means the Secured Obligations as such term is defined in the Initial Additional First-Lien Security Agreement. For the avoidance of doubt, Initial Additional First-Lien Obligations shall include the Secured Obligations in respect of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Initial Additional First-Lien Obligations.
“Initial Additional First-Lien Secured Parties” means the Additional Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.
“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, by and among [Holdings, Intermediate Holdings,] the Borrower, the Additional Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex I hereto required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional Obligations.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.
“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Controlling Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that, such Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative shall be continuing at the end of such 180 day period; provided, further that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral, (2) at any time the Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if the acceleration of the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative is rescinded in accordance with the terms of the applicable Additional First-Lien Documents.

“Non-Controlling Secured Parties” means, at any time, with respect to any Shared Collateral, the First-Lien Secured Parties that are not at such time Controlling Secured Parties with respect to such Shared Collateral.
“Non-Shared Collateral” has the meaning assigned to such term in Section 2.01(d).
“Proceeds” has the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933 or other applicable securities laws, as amended, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC or otherwise in compliance with applicable securities laws.
“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.
“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document for Additional First-Lien Obligations of a particular Series incurred after the date hereof.
“Security Agreement” means that certain Security Agreement, dated as of September 25, 2018, by and among Holdings, Intermediate Holdings, the Borrower, the other Guarantors party thereto, the Credit Agreement Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) any other Additional First-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) any other Additional First-Lien Obligations incurred after the date hereof pursuant to any Additional First-Lien Document, the holders of which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations (or their respective Authorized Representatives) hold, or purport to hold, a valid and perfected security interest at such time (other than Non-Shared Collateral). If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold or purport to hold a valid and perfected security interest in any Collateral at such time, then such

Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold or purport to hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time. For the avoidance of doubt, it is acknowledged and agreed that any Non-Shared Collateral shall not constitute Shared Collateral with respect to the applicable Series of First-Lien Obligations as described in Section 2.01(d).
[“Trustee” has the meaning assigned to such term in Section 5.17.]
“Undersecured Obligations” has the meaning assigned to such term in Section 2.11 hereof.
Section 1.02    Terms Generally. Unless otherwise specified herein, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) the term “including” is by way of example and not limitation; (c) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited hereunder; (d) references to any Law (as defined in the Credit Agreement) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law, (e) references to any Person (as defined in the Credit Agreement) shall include the successors and permitted assigns of such Person; (f) the words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision hereof; (g) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement; (h) the word “or” is not exclusive and (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
Section 1.03    Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First- Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral, including any Non-Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First- Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any

Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the Secured Credit Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.
ARTICLE II
Priorities and Agreements with Respect to Shared Collateral
Section 2.01    Priority of Claims.
(a)Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03 and Section 2.01(c)), if the Controlling Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement (to the extent such distribution represents an application of Proceeds made pursuant to this Section 2.01)) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Controlling Collateral Agent or any other First-Lien Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement (to the extent such distribution represents an application of Proceeds made pursuant to this Section 2.01)) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent and Authorized Representative and the Revolving Agent (each in its capacity as such) on a ratable basis pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full in cash of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents (or, if more than one Series of First-Lien Obligations are secured by the same First-Lien Security Documents, pursuant to the terms of such First-Lien Security Documents) and (iii) THIRD, after (A) payment in full of all First-Lien Obligations, (B) cancellation of, or entry into arrangements reasonably satisfactory to (and otherwise in compliance with the requirements of the applicable Secured Credit Documents) the relevant First Lien L/C Issuer with respect to, all First Lien Letters of Credit and (C) termination or expiration of all commitments to lend, all obligations to issue letters of credit and all other obligations to extend credit under the Credit Agreement and any Additional First-Lien Documents, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists. If, despite the provisions of this Section 2.01(a), any First-Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First-Lien Secured Parties and shall promptly deliver such payment or recovery to the Controlling Collateral Agent for distribution in accordance with this Section 2.01(a).
(b)It is acknowledged that the First-Lien Obligations of any Series may, subject to the limitations set forth in the then existing Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Lien Secured Parties of any Series.
(c)Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.
(d)Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and Cash Equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Credit Agreement Collateral Agent pursuant to Sections 2.01(f) 2.14, 4.02 or Article X of the Credit Agreement (or any equivalent successor provision) (the “Non-Shared Collateral”) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral and it is understood and agreed that this Agreement shall not restrict the rights of any Credit Agreement Secured Party to pursue enforcement proceedings, exercise remedies or make determinations with respect to the Non‑Shared Collateral or otherwise take actions with respect to the Non-Shared Collateral in accordance with the Credit Agreement.
Section 2.02    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
(e)Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral (including this Agreement)). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.
(f)With respect to any Shared Collateral at any time when the Additional Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.
(g)Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to (or support the challenge of any other Person to) any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral (including, without limitation, any Non-Shared Collateral).
(h)Each of the First-Lien Secured Parties and each Authorized Representative agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.
Section 2.03    No Interference; Payment Over.
(i)Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, any Insolvency or Liquidation Proceeding or other proceeding any claim against the Controlling Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.
(j)Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement other than this Agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.
Section 2.04    Automatic Release of Liens.
(k)If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that (i) the Liens in favor of each Collateral Agent for the benefit of each related Series of First-Lien Secured Parties attach to any such Proceeds of such sale or disposition with the same priority vis-a-vis all the other First-Lien Secured Parties as existed prior to the commencement of such sale or other disposition, and any such Liens shall remain subject to the terms of this Agreement until application thereof pursuant to Section 2.01 and (ii) any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.
(l)Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors and without recourse to, and without representation and warranty by, such Collateral Agent or Authorized Representative) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.
(m)Each Non-Controlling Authorized Representative and Collateral Agent that is not the Controlling Collateral Agent, for itself and on behalf of the First-Lien Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Controlling Collateral Agent and any officer or agent of the Controlling Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or First-Lien Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to evidence and confirm any release of Shared Collateral provided for in this Section 2.04 and to otherwise exercise rights and remedies with respect to the Shared Collateral.
Section 2.05    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(n)This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its respective Subsidiaries. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

(o)If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) to the Borrower or such Grantor under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First- Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will not raise, join or support any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of the Additional Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object (or join in or support any objection) to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First- Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First‑ Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the First-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.
(p)Nothing in this Agreement will in any way prohibit or limit the right of any First-Lien Secured Party to receive and retain any debt or equity securities that are issued by any reorganized debtor pursuant to any plan of reorganization or similar dispositive restructuring plan in connection with any Insolvency or Liquidation Proceeding; provided, however, that any debt or equity securities received by any First-Lien Secured Party on account of Proceeds in satisfaction of any First-Lien Obligations that constitute a “secured claim” within the meaning of section 506(a) of the Bankruptcy Code (or similar Bankruptcy Law) will be paid over or otherwise transferred to the Controlling Collateral Agent for application in accordance with Section 2.01 unless such distribution is made under a plan of reorganization or similar dispositive restructuring plan in connection with any Insolvency or Liquidation Proceeding that purports to give effect to this Agreement.
Section 2.06    Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference or other avoidance action under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.
Section 2.07    Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
Section 2.08    Refinancings, etc.
The First-Lien Obligations of any Series may, subject to the limitations set forth in the then existing Secured Credit Documents, be Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof (except to the extent that the applicable Refinancing indebtedness is unsecured or secured by the Shared Collateral on a junior lien basis); provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
Section 2.09    Controlling Collateral Agent as Gratuitous Bailee for Perfection.
(q)The Control Collateral shall be delivered, to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold (and, pending delivery of the Control Collateral to the Credit Agreement Collateral Agent, each other Collateral Agent agrees to hold) any Shared Collateral constituting Control Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Control Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional Collateral Agent, promptly deliver all Control Collateral to the Additional Collateral Agent together with any necessary endorsements (which endorsements shall be without any recourse or recoupment and without any representation or warranty). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of the willful misconduct, gross negligence, bad faith or material breach of this Agreement by such Collateral Agent or any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Collateral Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment).
(r)The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Control Collateral, from time to time in its possession or control, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Control Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
(s)The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Control Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.
Section 2.10    Amendments to Security Documents.

(t)Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(u)Without the prior written consent of the Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(v)In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of an Authorized Officer of the Borrower stating that such amendment is permitted by Section 2.10(a) or (b), as the case may be.
Section 2.11    No New Liens.
(w)The parties hereto, and each of the Grantors, agree that, so long as the Discharge of Credit Agreement Obligations has not occurred, none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Credit Agreement Obligation or Additional Obligation unless it has granted, or concurrently therewith grants, or permits the grant of, a Lien on such asset or property of such Grantor to secure each other Series of First Lien Obligations. If any Authorized Representative or any Secured Party shall hold any Lien on any assets or property of any Grantor securing any Credit Agreement Obligation or Additional Obligation, as applicable, that are not also subject to Liens securing all other First Lien Obligations under the applicable Security Documents (the “Undersecured Obligations”), subject to Section 1.03, (A) such Authorized Representative or Secured Party shall be deemed to hold and have held such Lien for the benefit of each Authorized Representative and the other Secured Parties in respect of Undersecured Obligations as security for such Person’s First Lien Obligations and (B) the Grantors shall notify the Authorized Representative for the Undersecured Obligations promptly upon becoming aware of any Undersecured Obligations and shall promptly grant a similar Lien with the same priority on such assets or property to each Authorized Representative as security for the applicable First Lien Obligations.
ARTICLE III
Existence and Amounts of Liens and Obligations

Section 3.01    Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of an authorized officer of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination.
ARTICLE IV
The Controlling Collateral Agent
Section 4.01    Authority.
(x)Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non‑Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.
(y)In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the applicable First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, Holdings, Intermediate Holdings, the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First‑Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.
Section 4.02    Rights as a First-Lien Secured Party. The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a First-Lien Secured Party under any Series of First-Lien Obligations that it holds as any other First-Lien Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent and the term “First-Lien Secured Party” or “First-Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement

Secured Parties”, “Additional First-Lien Secured Party”, “Additional First-Lien Secured Parties”, “Initial Additional First-Lien Secured Party” or “Initial Additional First-Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other First-Lien Secured Party.
Section 4.03    Exculpatory Provisions.
(z)The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First-Lien Security Documents to which it is a party. Without limiting the generality of the foregoing, the Controlling Collateral Agent
(i)shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Lien Security Documents that the Controlling Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to any First-Lien Security Document or applicable law;
(iii)shall not, except as expressly set forth herein and in the other First-Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;
(iv)shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of the willful misconduct, gross negligence, bad faith or material breach of this Agreement by the Controlling Collateral Agent or any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of the Controlling Collateral Agent (in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (C) in reliance on a certificate of an Authorized Officer of the Borrower stating that such action is permitted by the terms of this Agreement (it being understood and agreed that the Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First-Lien Obligations unless and until notice describing such Event of Default is given to the Controlling Collateral Agent by the Authorized Representative of such First-Lien Obligations or the Borrower);
(v)shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other First-Lien Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Lien Security Documents, (E) the existence, value or the sufficiency of any Collateral for any Series of First-Lien Obligations, or (F) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(vi)with respect to the Credit Agreement or any Additional First-Lien Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation.
(aa)Each First-Lien Secured Party acknowledges that, in addition to acting as the initial Controlling Collateral Agent, Jefferies Finance LLC also serves as Administrative Agent and Collateral Agent (under, and as defined in, the Credit Agreement), and each First-Lien Secured Party hereby waives any right to make any objection or claim against Jefferies Finance LLC (or any successor Controlling Collateral Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Controlling Collateral Agent also serving as the Administrative Agent and Credit Agreement Collateral Agent.
Section 4.04    Reliance by Controlling Collateral Agent. The Controlling Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Collateral Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for the Borrower or counsel for the Applicable Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 4.05    Delegation of Duties. The Controlling Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Lien Security Document by or through any one or more sub-agents appointed by the Controlling Collateral Agent. The Controlling Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Collateral Agent and any such sub-agent.
Section 4.06    Non Reliance on Controlling Collateral Agent and Other First- Lien Secured Parties. Each First-Lien Secured Party acknowledges that it has, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other First-Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First-Lien Secured Party also acknowledges that it will, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other First-Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE V
Miscellaneous
Section 5.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:
(a)if to the Credit Agreement Collateral Agent, to it at:
Jefferies Finance LLC
520 Madison Avenue
New York, NY 10022
Attention: Account Manager - IEA
Fax: (212) 284-3444

Email: jfin.admin@jefferies.com

(b)if to the Initial Additional Authorized Representative, to it at [__________], Attention of [____] (Fax No. [________]) (Email: [________]); and
(c)if to any other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or postal service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. To the extent agreed in writing among each Authorized Representative and Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
Section 5.02    Waivers: Amendment: Joinder Agreements.
(a)No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or duties, or reduces the rights, of, or otherwise materially adversely affects, the Borrower or any other Grantor, with the consent of the Borrower).
(c)Notwithstanding the foregoing, without the consent of any First-Lien Secured Party, (i) any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and (ii) any Grantor may become a party hereto by execution and delivery of a supplement hereto in accordance with Section 5.16.

(d)Notwithstanding the foregoing, in connection with any Refinancing of First-Lien Obligations of any Series, or the incurrence of Additional First-Lien Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other First-Lien Secured Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence in compliance with each Series of Secured Credit Documents and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an Authorized Officer of the Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.
Section 5.02    Parties in Interest
. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
Section 5.03    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
Section 5.04    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 5.05    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 5.06    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.
Section 5.07    Venue, Jury Trial Waivers.
(a)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT

ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY FIRST LIEN SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY SECURED CREDIT DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW;
(d)EACH PARTY TO THIS AGREEMENT IRREVOCABLY waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages; provided that, to the extent this clause (e) relates to any Grantor, this clause (e) shall be subject to the terms of any indemnification obligation of such Grantor under any Secured Credit Document.
Section 5.08    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 5.09    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 5.10    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control to the extent of the conflict or inconsistency.
Section 5.11    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First‑Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09, 2.11 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and

none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.11 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.
Section 5.12    Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the then existing Secured Credit Documents, the Borrower may incur additional indebtedness after the date hereof that is secured by all or a portion of the Shared Collateral on an equal and ratable basis by the Liens securing the First-Lien Obligations and that is permitted by each Series of then-existing Senior Credit Documents to be so incurred (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by all or any of the Grantors on a senior basis (which Lien shall rank pari passu with the Liens on the Shared Collateral securing all other First-Lien Obligations), in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.
In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,
(i)such Additional Senior Class Debt Representative, the Controlling Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered to each Authorized Representative a Joinder Agreement (with such changes as may be reasonably approved by the Controlling Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional First-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional First-Lien Secured Parties;
(ii)the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the Borrower and (y) identified in a certificate of an Authorized Officer the obligations to be designated as Additional First-Lien Obligations, or obligations under the replacement Credit Agreement or replacement Initial Additional First-Lien Agreement, as applicable, and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then existing First-Lien Obligations and by the terms of the then existing Secured Credit Documents; and
(iii)the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.
Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional Collateral Agent will continue to act in its capacity as Additional Collateral Agent in respect of the then existing Authorized Representatives (other than the Authorized Representative for the Credit Agreement Secured Parties) and such additional Authorized Representative.
Section 5.13    Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Jefferies Finance LLC is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First-Lien Security Documents, [____] is acting in the capacity of Additional Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein (including in Section 2.09), none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.
Section 5.14    Integration. This Agreement together with the other Secured Credit Documents (including the First-Lien Security Documents, represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.
Section 5.15    Additional Grantors. The Borrower agrees that, if any Subsidiary of the Borrower shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Any successor or assign of any Grantor shall execute and deliver an instrument substantially in the form of Annex II. Upon such execution and delivery, such Subsidiary or successor or assign will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Credit Agreement Collateral Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
Section 5.16    Collateral Agent and Representative. It is understood and agreed that (i) the Credit Agreement Revolving Agent is entering into this Agreement in its capacity as an administrative agent to the Revolving Lenders under the Credit Agreement and the provisions of Article XI of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Credit Agreement Collateral Agent hereunder (ii) the Credit Agreement Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article XI of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Credit Agreement Collateral Agent hereunder and (iii) [ ] is entering into this Agreement in its capacity as [administrative agent][trustee] under [credit agreement][indenture] (the [“Additional Administrative Agent”][“Trustee”]) and the provisions of Article [ ] of such [credit agreement][indenture] applicable to the [Additional Administrative Agent][Trustee] thereunder shall also apply to the [Additional Administrative Agent][Trustee] hereunder.

[Remainder of page intentionally left blank - signature pages follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
JEFFERIES FINANCE LLC,

as Credit Agreement Collateral Agent
By:
Name:
Title:
JEFFERIES FINANCE LLC ,
as Authorized Representative for the Credit Agreement Secured Parties
By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,
as Credit Agreement Revolving Agent
By:
Name:
Title:
[ ],
as Additional Collateral Agent and as Initial Additional Authorized Representative
By:
Name:
Title:
[_____],
By:
Name:
Title:
[ADDITIONAL GRANTORS]
By:

Name:
Title:
Schedule 1
Grantors

Name	Jurisdiction/Type

ANNEX I
[FORM OF] JOINDER NO. [_______] dated as of [_______], 20[___] (this “Joinder”], to the Pari Passu INTERCREDITOR AGREEMENT dated as of [_________], 20[_____] (the “Pari Passu Intercreditor Agreement”), by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, Jefferies Finance LLC, as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), Keybank National Association, as administrative agent for the Credit Agreement Revolving Lenders (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Revolving Agent”), Jefferies Finance LLC, as Authorized Representative (as such term is defined below) for the Credit Agreement Secured Parties (as each such term is defined below), [________], acting in its capacity as the Additional Collateral Agent (as defined below), the Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.    In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
B.    As a condition to the ability of the Borrower to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement as First-Lien Obligations. Section 5.13 of the Pari Passu Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Pari Passu Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, respectively, upon the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the Pari Passu Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this

Joinder in accordance with the requirements of the Pari Passu Intercreditor Agreement and the First-Lien Security Documents.
Accordingly, the parties hereto agree as follows:
Section 1.    In accordance with Section 5.13 of the Pari Passu Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Representative. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.
Section 2.    The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent], under [describe new facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Additional First-Lien Secured Parties.
Section 3.    This Joinder may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.
Section 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 6.    If any provision of this Joinder is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Joinder and in the Pari Passu Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.
Section 8.    The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.
Section 9.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS JOINDER OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS JOINDER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[Remainder of page intentionally left blank - signature pages follow]

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Pari Passu Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as [_______] and as collateral agent for the holders of [_______],
By:
Name:
Title:
Address for notices:
Attention of:
Telecopy:
E-mail:

Acknowledged by:
JEFFERIES FINANCE LLC,
as the Credit Agreement Collateral Agent and Authorized Representative

By:
Name:
Title:
KEYBANK NATIONAL ASSOCATION,
as the Credit Agreement Revolving Agent
By:
Name:
Title:
[ ],
as the Initial Additional Authorized
Representative [and the Additional
Collateral Agent]
By:
Name:
Title:
[OTHER AUTHORIZED REPRESENTATIVES]
[_____],
By:
Name:
Title:

[THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,
By:
Name:
Title:]

[Schedule I to the

Joinder to the
Pari Passu Intercreditor Agreement
Grantors]

Name	Jurisdiction/Type

ANNEX II
SUPPLEMENT NO. [___] dated as of [        ], 20[ ] (this “Supplement”), to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [    ], 20[ ] (the “Pari Passu Intercreditor Agreement”), by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, Jefferies Finance LLC, as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), Keybank National Association, as administrative agent for the Credit Agreement Revolving Lenders (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Revolving Agent”), Jefferies Finance LLC, as Authorized Representative (as such term is defined below) for the Credit Agreement Secured Parties (as each such term is defined below), [________], acting in its capacity as the Additional Collateral Agent (as defined below), the Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.    If being executed and delivered by a successor or assign of any Grantor, revise to reflect [joinder to] [reaffirmation of] Pari Passu Intercreditor Agreement.
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
B.    The Grantors have entered into the Pari Passu Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional First-Lien Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Pari Passu Intercreditor Agreement. Section 5.16 of the Pari Passu Intercreditor Agreement provides that such Subsidiaries may become party to the Pari Passu Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and any other Secured Credit Documents.
Accordingly, each Authorized Representative and the New Grantor agree as follows:
Section 1.    In accordance with Section 5.16 of the Pari Passu Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Pari Passu Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Grantor. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

Section 2.    The New Grantor represents and warrants to each Authorized Representative and the other First-Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
Section 3.    This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed counterpart of a signature page of this Supplement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.
Section 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 6.    If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and in the Pari Passu Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Pari Passu Intercreditor Agreement.
Section 8.    The Borrower and the New Grantor each agree to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.
Section 9.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[Remainder of page intentionally left blank - signature page follows]

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the Pari Passu Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR]
By:
Name:
Title:
Acknowledged by:
JEFFERIES FINANCE LLC,
as the Credit Agreement Collateral Agent and Authorized Representative
By:
Name:
Title:
KEYBANK NATIONAL ASSOCATION,
as the Credit Agreement Revolving Agent
By:
Name:
Title:
[ ],
as the Initial Additional Authorized Representative [and the Additional
Collateral Agent]
By:
Name:
Title:
[OTHER AUTHORIZED REPRESENTATIVES]

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT
JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of [_____], by and among JEFFERIES FINANC LLC (“Jefferies”), as administrative agent and collateral agent under the First Lien Credit Agreement (as defined below), [___], as administrative agent and collateral agent under the Second Lien Credit Agreement (as defined below), Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) from time to time party hereto and each other Representative (as defined below) that becomes a party hereto in accordance with Section 5.7 and each Subsidiary of Holdings listed on Schedule I hereto or that becomes a party hereto pursuant to Section 8.18 below.
A.    Holdings, Intermediate Holdings, and the Borrower are party to the Credit and Guarantee Agreement, dated as of September 25, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time, the “First Lien Credit Agreement”), by and among the Borrower, the Subsidiaries of Borrower party thereto as guarantors, the lenders party thereto from time to time and Jefferies, as administrative agent and collateral agent.
B.    The Borrower is party to the [Second Lien Credit and Guarantee Agreement], dated as of [___________] (as amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time, the “Second Lien Credit Agreement”), by and among the [Borrower, the Subsidiaries of Holdings party thereto as guarantors, the lenders party thereto from time to time and [__], as administrative agent and collateral agent].
Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Definitions.
1.2Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Agreement” shall mean this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Bankruptcy Law” shall mean Title 11 of the United States Code or any similar United States’ Federal or state law for the relief of debtors, and any other foreign law for the relief of debtors.
“Borrower” shall have the meaning set forth in the preamble.
“Class Debt” shall have the meaning set forth in Section 5.7.
“Class Debt Parties” shall have the meaning set forth in Section 5.7.
“Class Debt Representatives” shall have the meaning set forth in Section 5.7.
“Closing Date” shall have the meaning set forth in the First Lien Credit Agreement.
“Common Collateral” shall mean, collectively, the Senior Lender Collateral and the Second Priority Collateral.

“Comparable Second Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any Senior Collateral Document, those Second Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.
“Contingent Second Priority Obligation” shall mean, at any time, Second Priority Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding the principal of, and interest and premium (to the extent payable as a result of acceleration of any Second Priority Secured Obligations or otherwise) on, and fees and expenses relating to, any Second Priority Secured Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Second Priority Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
“Contingent Senior Obligation” shall mean, at any time, Senior Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (to the extent payable as a result of acceleration of any Senior Secured Obligations or otherwise)) on, and fees and expenses relating to, any Senior Secured Obligation, (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit and (c) any Senior Secured Obligation relating to Swap Agreements (as defined in the First Lien Credit Agreement) or Cash Management Agreements (as defined in the First Lien Credit Agreement) that, at such time, are allowed by the applicable provider of such Swap Agreements or Cash Management Agreements to remain outstanding without being required to be repaid) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Senior Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
“Debt Facility” shall mean any Senior Debt Facility and any Second Priority Debt Facility.
“DIP Financing” shall have the meaning set forth in Section 6.1(a).
“Discharge” shall mean, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Secured Obligations or Second Priority Secured Obligations thereunder, as the case may be, (a) have been paid in full in cash (other than any Contingent Senior Obligations or Contingent Second Priority Obligations, as applicable) and are no longer secured by the Collateral pursuant to the terms of the documentation governing such Debt Facility, (b) any letters of credit issued under such Debt Facility have terminated or been cash collateralized (in an amount set forth in the applicable Senior Lender Document or otherwise reasonably satisfactory to each applicable Class Debt Representative) and (c) all commitments of the Senior Secured Parties or the Second Priority Secured Parties, as the case may be, under such Debt Facility have terminated. The term “Discharged” shall have a corresponding meaning.
“Discharge of Senior Lender Claims” shall mean the Discharge of all Obligations in respect of all outstanding Senior Lender Claims; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other Senior Lender Claims that constitute a Refinancing of such Obligations or Senior Lender Claims and which has been designated in writing by the First Lien Agent (under the First Lien Credit Agreement so refinanced) to each Senior Representative (if such Senior Representative is not such agent) and each Second Priority Representative, as the “First Lien Credit Agreement” for purposes of this Agreement. In the event the Senior Lender Claims are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Law, the Senior Lender Claims shall be deemed to be discharged when the final payment is made, in cash, in respect of such Obligations and any obligations pursuant to such new indebtedness shall have been satisfied.

“First Lien Agent” shall mean Jefferies Finance LLC, in its capacity as administrative agent and collateral agent for the Senior Secured Parties under the First Lien Credit Agreement, the First Lien Collateral Agreement and the other First Lien Documents entered into pursuant to the First Lien Credit Agreement, together with its successors and permitted assigns under the First Lien Credit Agreement exercising substantially the same rights and powers.
“First Lien Class Debt” shall have the meaning set forth in Section 5.7.
“First Lien Class Debt Parties” shall have the meaning set forth in Section 5.7.
“First Lien Class Debt Representative” shall have the meaning set forth in Section 5.7.
“First Lien Collateral Agreement” shall mean the Security Agreement, dated as of September 25, 2018, by and among Holdings, Intermediate Holdings, the Borrower, the other Grantors and the First Lien Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“First Lien Collateral Documents” shall mean the First Lien Collateral Agreement and any other document or instrument pursuant to which a Lien is granted by any Grantor to secure any Senior Lender Claims under the First Lien Credit Agreement or under which rights or remedies with respect to any such Lien are governed.
“First Lien Documents” shall mean (a) the First Lien Credit Agreement and the First Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any Obligations thereunder, as amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time.
“First Lien Lender Cash Management Obligations” shall mean “Secured Cash Management Obligations” as such term is defined in the First Lien Credit Agreement.
“First Lien Lender Hedging Obligations” shall mean obligations in respect of the “Secured Swap Agreements” as such term is defined in the First Lien Credit Agreement.
“First Lien Credit Agreement” shall have the meaning set forth in the recitals.
“First Lien Credit Agreement Secured Obligations” shall mean the “Obligations” as such term is defined in the First Lien Credit Agreement.
“First Lien Credit Agreement Secured Parties” shall mean, at any time, the “Secured Parties” as such term is defined in the First Lien Credit Agreement.
“Future Second Lien Indebtedness” shall mean Future Secured Indebtedness that is to be equally and ratably secured with the Second Priority Claims and is so designated by the Borrower at the time of incurrence thereof as Future Second Lien Indebtedness hereunder; provided that (a) such Indebtedness is not prohibited to be incurred, secured and guaranteed on such basis by this Agreement and by each Senior Lender Document and each Second Priority Document in effect at the time of such incurrence after giving effect thereto, (b) the Representative for the holders of such Indebtedness shall have become a party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.7 hereof and (c) the requirement herein for such Future Secured Indebtedness to be equally and ratably secured shall not have the effect of prohibiting “first loss” or “first out” tranches under any Second Priority Documents.

“Future Second Lien Indebtedness Facility” shall mean each indenture, credit agreement or other governing agreement with respect to any Future Second Lien Indebtedness.
“Future Second Lien Documents” shall mean with respect to any series, issue or class of Future Second Lien Indebtedness, the Future Second Lien Indebtedness Facility, any other document or instrument pursuant to which a Lien is granted by any Grantor to secure any Future Second Lien Indebtedness or under which rights or remedies with respect to any such Lien are governed, guarantees or other operative agreements evidencing or governing such Indebtedness.
“Future Second Lien Secured Obligations” shall mean with respect to any series, issue or class of Future Second Lien Indebtedness, (i) all principal of, and interest (including without limitation, any interest which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Future Second Lien Indebtedness, (ii) all other amounts payable to the related Future Second Lien Secured Parties under the related Future Second Lien Documents and (iii) any renewals or extensions of the foregoing.
“Future Second Lien Secured Parties” shall mean with respect to any series, issue or class of Future Second Lien Indebtedness, the holders of such Future Second Lien Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Future Second Lien Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Future Second Lien Documents.
“Future Secured Indebtedness” shall mean secured Indebtedness or Obligations (other than Senior Lender Claims contemplated by clause (i) of the definition of “Senior Lender Claims” and Second Priority Claims contemplated by clause (i) of the definition of “Second Priority Claims”) of Holdings and its Subsidiaries.
“Future Senior Indebtedness” shall mean Future Secured Indebtedness that is to be secured on a basis senior to the Second Priority Claims and is so designated by the Borrower at the time of incurrence thereof as Future Senior Indebtedness hereunder; provided that (a) such Indebtedness is not prohibited to be incurred, secured and guaranteed on such basis by this Agreement and by each First Lien Document and each Second Lien Document in effect at the time of such incurrence and (b) the Representative for the holders of such Indebtedness shall have become a party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.7 hereof.
“Future Senior Indebtedness Documents” shall mean with respect to any series, issue or class of Future Senior Indebtedness, the Future Senior Indebtedness Facility, security documents, guarantees or other operative agreements evidencing or governing such Indebtedness.
“Future Senior Indebtedness Facility” shall mean each indenture, credit agreement or other governing agreement with respect to any Future Secured Indebtedness.
“Future Senior Indebtedness Secured Obligations” shall mean with respect to any series, issue or class of Future Senior Indebtedness, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Future Senior Indebtedness, (b) all other amounts payable to the related Future Senior Indebtedness Secured Parties under the related Future Senior Indebtedness Documents and (c) any renewals or extensions of the foregoing.

“Future Senior Indebtedness Secured Parties” shall mean with respect to any series, issue or class of Future Senior Indebtedness, the holders of such Future Senior Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Future Senior Indebtedness Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Future Senior Indebtedness Documents.
“Grantors” shall mean Holdings, Intermediate Holdings, the Borrower and each of Holdings’ other Subsidiaries that has executed and delivered a Second Priority Collateral Document or a Senior Collateral Document as a “Grantor” or “Pledgor” (or equivalent thereof).
“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement or the Second Lien Credit Agreement.
“Intellectual Property” shall have the meaning set forth in the First Lien Credit Agreement.
“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.
“Jefferies” shall have the meaning set forth in the preamble.
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Annex I hereof required to be delivered by a Representative to each other Senior Representative and Second Priority Representative pursuant to Section 5.7 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for any Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“New York Courts” shall have the meaning set forth in Section 8.7.
“Obligations” shall mean, with respect to any Person, any payment, performance or other obligations of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, the Obligations of any Grantor under any Senior Lender Document or Second Priority Document include the obligations to pay principal, reimbursement obligations under letters of credit, interest (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for post-filing interest is allowed in such proceeding) or premium (to the extent payable as a result of acceleration of any Second Priority Secured Obligations or otherwise) on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Grantor to reimburse any amount in respect of any of the foregoing that any Senior Secured Party or Second Priority Secured Party, in its sole discretion, may elect to pay or advance on behalf of such Grantor.
“Officers’ Certificate” shall mean a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of Holdings by an authorized officer of Holdings, including:
(a)a statement that the Person making such certificate has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;
(c)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(d)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
“Person” shall mean an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Pledged Collateral” shall mean the Common Collateral in the possession of any Senior Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code.
“Recovery” shall have the meaning set forth in Section 6.4.
“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, restructure or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have corresponding meanings.
“Representatives” shall mean the Senior Representatives and the Second Priority Representatives.
“Second Lien Agent” shall mean [__], in its capacity as administrative agent and collateral agent for the Second Priority Secured Parties under the Second Lien Credit Agreement, the Second Lien Collateral Agreement and the other Second Lien Documents entered into pursuant to the Second Lien Credit Agreement, together with its successors and permitted assigns under the Second Lien Credit Agreement exercising substantially the same rights and powers.
“Second Lien Class Debt” shall have the meaning set forth in Section 5.7.
“Second Lien Class Debt Parties” shall have the meaning set forth in Section 5.7.
“Second Lien Class Debt Representative” shall have the meaning set forth in Section 5.7.
“Second Lien Collateral Agreement” shall mean the Second Lien Security Agreement, dated as of [__], 20[__], by and among the Borrower, the other Grantors and the Second Lien Agent, as amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time.

“Second Lien Collateral Documents” shall mean the Second Lien Collateral Agreement and any other document or instrument pursuant to which a Lien is granted by any Grantor to secure any Second Priority Claims under the Second Lien Credit Agreement or under which rights or remedies with respect to any such Lien are governed.
“Second Lien Documents” shall mean (a) the Second Lien Credit Agreement and the Second Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder, as amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time.
“Second Lien Credit Agreement” shall have the meaning set forth in the recitals.
“Second Lien Credit Agreement Obligations” shall mean the “Obligations” as such term is defined in the Second Lien Credit Agreement.
“Second Lien Credit Agreement Secured Parties” shall mean, at any time, the “Secured Parties” as such term is defined in the Second Lien Credit Agreement.
“Second Priority Claims” shall mean (i) the principal amount of all Indebtedness incurred under the Second Lien Credit Agreement to the extent such principal amount is not prohibited to be incurred, secured and/or guaranteed on such basis by the Second Priority Documents in effect at the time of such incurrence, together with any interest, fees, attorneys fees, costs, expenses and indemnities payable on account of such principal amount or otherwise in respect of, or arising under, the Second Lien Credit Agreement or the Second Lien Documents or any of them, including all fees and expenses of the Second Lien Agent thereunder, and (ii) the principal amount of all Future Second Lien Indebtedness plus any interest, fees, attorneys fees, costs, expenses and indemnities payable on account of such principal amount or otherwise in respect of, or arising under, the Second Priority Documents, including all fees and expenses of the collateral agent for any Future Second Lien Indebtedness, plus, in each case, all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Second Priority Documents whether or not the claim for such interest or expense is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.
“Second Priority Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Priority Claim.
“Second Priority Collateral Documents” shall mean the Second Lien Collateral Documents and any other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Second Priority Claims or under which rights or remedies with respect to such Liens are at any time governed.
“Second Priority Debt Facility” shall mean the Second Lien Credit Agreement and any Future Second Lien Indebtedness Facility.
“Second Priority Documents” shall mean the Second Lien Documents and any Future Second Lien Documents.
“Second Priority Representative” shall mean (a) in the case of the Second Lien Credit Agreement, the Second Lien Agent and (b) in the case of any Future Second Lien Indebtedness Facility and the Future Second Lien Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Future Second Lien Debt Facility that is named as the Representative in respect of such Future Second Lien Debt Facility in the applicable Joinder Agreement.
“Second Priority Secured Obligations” shall mean (a) the Second Lien Credit Agreement Obligations and (b) any Future Second Lien Secured Obligations.
“Second Priority Secured Parties” shall mean, at any time, (a) the Second Lien Credit Agreement Secured Parties and (b) any Future Second Lien Secured Parties.
“Senior Collateral Documents” shall mean the First Lien Collateral Documents and any other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Senior Lender Claims or under which rights or remedies with respect to such Liens are at any time governed.
“Senior Debt Facilities” shall mean the First Lien Credit Agreement and any Future Secured Debt Facilities.
“Senior Lender Claims” shall mean (i) the principal amount of all Indebtedness incurred under the First Lien Credit Agreement to the extent such principal amount is not prohibited to be incurred, secured and/or guaranteed on such basis by the Second Priority Documents in effect at the time of such incurrence, together with any interest, fees, attorneys fees, costs, expenses and indemnities payable on account of such principal amount or otherwise in respect of, or arising under, the First Lien Credit Agreement or the First Lien Documents or any of them, including all fees and expenses of the First Lien Agent thereunder, (ii) the principal amount of all Future Senior Indebtedness plus any interest, fees, attorneys fees, costs, expenses and indemnities payable on account of such principal amount or otherwise in respect of, or arising under, the Senior Lender Documents, including all fees and expenses of the collateral agent for any Future Senior Indebtedness, and (iii) First Lien Lender Cash Management Obligations and First Lien Lender Hedging Obligations (calculated, in the case of First Lien Lender Hedging Obligations at any given date, as the maximum aggregate amount, giving effect to any netting agreements, that would be required to be paid if all Hedge Agreements (as such term is defined in the First Lien Credit Agreement) underlying such First Lien Lender Hedging Obligations were terminated as of such date), plus, in each case, all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Senior Lender Document whether or not the claim for such interest or expense is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.
“Senior Lender Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Senior Lender Claim.
“Senior Lender Documents” shall mean (a) the First Lien Documents and (b) any Future Senior Indebtedness Documents.
“Senior Representative” shall mean (a) in the case of the First Lien Credit Agreement, the First Lien Agent and (ii) in the case of any Future Senior Indebtedness Facility and the Future Senior Indebtedness Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Future Senior Indebtedness Facility that is named as the Representative in respect of such Future Senior Indebtedness in the applicable Joinder Agreement.
“Senior Secured Obligations” shall mean, at any time, (a) the First Lien Credit Agreement Secured Obligations and (b) any Future Senior Indebtedness Secured Obligations.

“Senior Secured Parties” shall mean, at any time, (a) the First Lien Credit Agreement Secured Parties and (b) any Future Senior Indebtedness Secured Parties.
“Standstill Period” shall have the meaning assigned to such term in Section 3.1(e).
“Subsidiary” shall have the meaning assigned to such term in the First Lien Credit Agreement.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive. All capitalized terms not defined herein or by reference to another agreement shall have the meaning assigned to such term in the UCC.
Section 2.Lien Priorities.
2.1Subordination of Liens. Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Second Priority Secured Parties on the Common Collateral or of any Liens granted to the Senior Representatives or the Senior Secured Parties on the Common Collateral, (ii) any provision of the UCC, the Bankruptcy Law, or any applicable law or the Second Priority Documents or the Senior Lender Documents, (iii) whether any Senior Representative, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (iv) the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or (v) any other circumstance of any kind or nature whatsoever, each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any Senior Lender Claims now or hereafter held by or on behalf of any Senior Representative or any Senior Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second Priority Claims and (b) any Lien on the Common Collateral securing any Second Priority Claims now or hereafter held by or on behalf of the Second Lien Agent or any Second Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims. All Liens on the Common Collateral securing any Senior Lender Claims shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second Priority Claims for all purposes, whether or not such Liens securing any Senior Lender Claims are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.

2.2Prohibition on Contesting Liens. Each Second Priority Representative, for itself and on behalf of each applicable Second Priority Secured Party, and each Senior Representative, for itself and on behalf of each applicable Senior Secured Party, agrees that it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any Senior Lender Claims held (or purported to be held) by or on behalf of any Senior Representative or any of the Senior Secured Parties or any agent or trustee therefor in any Senior Lender Collateral or (b) a Lien securing any Second Priority Claims held (or purported to be held) by or on behalf of any Second Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any Senior Representative or any Senior Secured Party to enforce this Agreement (including the priority of the Liens securing the Senior Lender Claims as provided in Section 2.1) or any of the Senior Lender Documents.
2.3No New Liens. So long as the Discharge of Senior Lender Claims has not occurred, (i) each Second Priority Representative agrees, for itself and on behalf of each applicable Second Priority Secured Party, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, that it shall not acquire or hold any Lien on any assets of the Borrower or any other Grantor securing any Second Priority Claims that are not also subject to a Lien in respect of the Senior Lender Claims under the Senior Lender Documents and (ii) each Senior Representative agrees, for itself and on behalf of each applicable Senior Secured Party, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, that it shall not acquire or hold any Lien on any assets of the Borrower or any other Grantor securing any Senior Lender Claims that are not also subject to a Lien in respect of the Second Priority Claims under the Second Priority Documents, in each case with such Lien to be subject to the provisions of this Agreement. If a Second Priority Representative or any Second Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any collateral that is not also subject to a Lien in respect of the Senior Lender Claims under the Senior Lender Documents, then such Second Priority Representative shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Senior Representatives as security for the Senior Lender Claims (subject to the Lien priority and other terms hereof) and shall promptly notify the Senior Representatives in writing of the existence of such Lien and in any event take such actions as may be requested by the Senior Representatives to ensure that such Liens are also granted to the Senior Representatives (and/or their designees) as security for the applicable Senior Lender Claims. If a Senior Representative or any Senior Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any collateral that is not also subject to a Lien in respect of the Second Priority Claims under the Second Priority Documents, then such Senior Representative shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Second Priority Representatives as security for the Second Priority Claims (subject to the Lien priority and other terms hereof) and shall promptly notify the Second Priority Representatives in writing of the existence of such Lien and in any event take such actions as may be requested by the Second Lien Agents to ensure that such Liens are also granted to the Second Lien Agents (and/or their designees) as security for the Second Priority Claims.
2.3Perfection of Liens. Neither the Senior Representatives nor the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Priority Representatives and the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Secured Parties and shall not impose on the Senior Representatives, the Second Priority Representatives, the Second Priority Secured Parties or the Senior Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.
2.4Waiver of Marshalling. Until the Discharge of Senior Lender Claims, each Second Priority Representative, on behalf of itself and the applicable Second Priority Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.
Section 3.Enforcement.
3.1Exercise of Remedies.
a.So long as the Discharge of Senior Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) no Second Priority Representative or any Second Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Common Collateral or any other security in respect of any applicable Second Priority Claims, or exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral or any other collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Lender Claims, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Lender Claims under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second Priority Representative or any Second Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral or any other collateral under the Senior Lender Documents or otherwise in respect of Senior Lender Claims, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral in respect of Senior Lender Claims and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Second Priority Representative may file a proof of claim or statement of interest with respect to the applicable Second Priority Claims, (B) each Second Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the Senior Lender Claims, or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral, (C) subject to Section 3.1(e), the Second Priority Representatives and the other Second Priority Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Common Collateral after the termination of the Standstill Period and (D) any Second Priority Representative and any Second Priority Secured Party may credit bid on the Common Collateral in accordance with Section 363(k) of the Bankruptcy Law so long as any such credit bid provides for the immediate payment in full in cash of the Senior Lender Claims and causes a Discharge of Senior Lender Claims. In exercising rights and remedies with respect to the Senior Lender Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the uniform commercial code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
b.So long as the Discharge of Senior Lender Claims has not occurred, each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will not take or receive any Common Collateral or other collateral or any proceeds of Common Collateral or other collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Common Collateral or other collateral in respect of the applicable Second Priority Claims. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Lender Claims has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a) and in Section 3.1(e), the sole right of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Common Collateral or any other collateral is to hold a Lien on the Common Collateral or such other collateral in respect of the applicable Second Priority Claims pursuant to the Second Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Lender Claims has occurred.
c.Subject to the proviso in clause (ii) of Section 3.1(a) above and Section 3.1(e) below, (i) each Second Priority Representative, for itself and on behalf of each applicable Second Priority Secured Party, agrees that no Second Priority Representative or any Second Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by the Senior Representatives or the Senior Secured Parties with respect to the Common Collateral or any other collateral under the Senior Lender Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral or such other collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each applicable Second Priority Secured Party, hereby waives any and all rights it or any Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which any Senior Representative or the Senior Secured Parties seek to enforce or collect the Senior Lender Claims or the Liens granted in any of the Senior Lender Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or Senior Secured Parties is adverse to the interests of the Second Priority Secured Parties.
d.Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second Priority Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Lender Collateral as set forth in this Agreement and the Senior Lender Documents.
e.Each party hereto agrees that the Second Priority Representatives may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since the later of: (i) the date on which a Second Priority Representative declared the existence of an “Event of Default” under the applicable Second Lien Credit Agreement, accelerated (to the extent such amount was not already due and owing) the payment of the principal amount of all Obligations owing under the Second Lien Credit Agreement, and demanded payment thereof and (ii) the date on which the Senior Representatives have received notice thereof from such Second Priority Representatives; provided, further, however, that neither any Second Priority Representative nor any other Second Priority Secured Party shall exercise any rights or remedies with respect to the Common Collateral if, notwithstanding the expiration of such 180-day period, the Senior Representatives or the other Senior Secured Parties (A) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights, powers, or remedies with respect to all or any material portion of the Common Collateral (prompt written notice of such exercise to be given to the Second Priority Representatives), or (B) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (the period during which the Second Priority Representatives and the Second Priority Secured Parties may not pursuant to this Section 3.1 exercise any rights, powers, or remedies with respect to the Common Collateral, the “Standstill Period”).

f.Notwithstanding anything in this Agreement to the contrary, following (i) the acceleration of any Indebtedness constituting Senior Lender Claims or (ii) the commencement of an Insolvency or Liquidation Proceeding, the Second Priority Secured Parties may, at their sole expense and effort, upon notice to the Borrower and the applicable Senior Representative, require the Senior Secured Parties to transfer and assign to the Second Priority Secured Parties, without warranty or representation or recourse, all (but not less than all) of the Senior Lender Claims that have been accelerated; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) the Second Priority Secured Parties shall have paid to the applicable Senior Representative, for the account of the applicable Senior Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees plus all the other Senior Lender Claims under the applicable Senior Lender Documents then outstanding, plus any amounts required to cash collateralize outstanding Letters of Credit to the extent required under the applicable Senior Lender Documents. In order to effectuate the foregoing, the Senior Representatives shall calculate, upon the written request of the Second Priority Representatives from time to time, the amount in cash that would be necessary so to purchase the applicable Senior Lender Claims under the applicable Senior Lender Documents.
3.2Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a) and Section 3.1(e), each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, agrees that, unless and until the Discharge of Senior Lender Claims has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the applicable Second Priority Documents or otherwise in respect of the applicable Second Priority Claims relating to the Common Collateral.
3.3Actions Upon Breach. If any Second Priority Secured Party, in contravention of the terms of this Agreement, in any way takes, or attempts or threatens to take, any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create an irrebuttable presumption and admission by such Second Priority Secured Party that relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Senior Secured Parties, it being understood and agreed by the Second Priority Representatives on behalf of each applicable Second Priority Secured Party that (i) the Senior Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Grantors and/or the Senior Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
Section 4.Payments.
4.1Application of Proceeds. So long as the Discharge of Senior Lender Claims has not occurred, the Common Collateral and any other collateral in respect of the Second Priority Claims or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral or other collateral upon the exercise of remedies as a secured party, shall be applied by the Senior Representatives to the Senior Lender Claims in such order as specified in the relevant Senior Lender Documents until the Discharge of Senior Lender Claims has occurred. Upon the Discharge of Senior Lender Claims, subject to Section 5.6 hereof, the Senior Representatives shall deliver promptly to the Second Priority Representatives any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Priority Representatives ratably to the Second Priority Claims in such order as specified in the Second Priority Documents.
4.2Payments Over. So long as the Discharge of Senior Lender Claims has not occurred, and whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any Grantor, (a) any Common Collateral or other collateral in respect of the Second Priority Claims or proceeds thereof received by any Second Priority Representative or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) or any enforcement or realization of the Common Collateral (whether such enforcement or realization of is in accordance with or in contravention of this Agreement), or any payments or other amounts received in connection with the exercise of such enforcement in contravention of this Agreement and anything received in respect of any Second Priority Secured Party’s claim and (b) any distributions of any money or other property in respect of the Common Collateral or proceeds thereof or any other distribution of any kind whatsoever (including by way of setoff or recoupment) in respect of any obligations owed to any Second Priority Secured Party not permitted to be received by or distributed to any Second Priority Secured Party pursuant to this Agreement shall, in each case, be segregated and held in trust for the benefit of and forthwith paid over to the Senior Representatives (and/or their designees) for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Secured Party it represents, hereby irrevocably constitutes and appoints the Senior Representative and any officer or agent of the foregoing, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Senior Representative’s own name, from time to time in the Senior Representative’s discretion, for the purpose of carrying out the terms of this Section 4.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 4.1 including any endorsements or other instruments of transfer or release. This authorization is coupled with an interest and is irrevocable.
Section 5.Other Agreements.
5.1Releases.
a.If, at any time any Grantor or the holder of any Senior Lender Claim delivers notice to each Second Priority Representative that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) (including for such purpose, in the case of the sale of equity interests in any Subsidiary, any Common Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) is sold, transferred or otherwise disposed of:
i.by the owner of such Common Collateral in a transaction permitted under the First Lien Credit Agreement, each other Senior Lender Document (if any), the Second Lien Credit Agreement and each other Second Priority Document (if any); or
ii.during the existence of any Event of Default under (and as defined in) any Senior Lender Document by any Senior Representative in connection with the exercise of its rights or remedies under the applicable Senior Lender Document; or
iii.in connection with any sale or disposition of such Common Collateral free and clear of Liens or claims under Section 363 of the Bankruptcy Code, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second Priority Secured Parties upon such Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Collateral securing Senior Lender Claims are released and discharged. Upon delivery to each Second Priority Representative of a notice from the Senior Representatives stating that any release of Liens by the Senior Representatives securing or supporting the Senior Lender Claims has become effective (or shall become effective upon each Second Priority Representative’s release), each Second Priority Representative will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms at the expense of the Borrower. In the case of the sale of all or substantially all of the capital stock of a Grantor or any of its Subsidiaries, the guarantee in favor of the Second Priority Secured Parties, if any, made by such Grantor or Subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor or Subsidiary of Senior Lender Claims is released and discharged.

b.Each Second Priority Representative, for itself and on behalf of each applicable Second Priority Secured Party, hereby irrevocably constitutes and appoints the Senior Representatives and any officer or agent of the Senior Representatives, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second Priority Representative or such holder or in each Senior Representative’s own name, from time to time in each Senior Representative’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.
c.Unless and until the Discharge of Senior Lender Claims has occurred, each Second Priority Representative, for itself and on behalf of each applicable Second Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral to the repayment of Senior Lender Claims pursuant to the Senior Lender Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Secured Parties to receive proceeds in connection with the Second Priority Claims not otherwise in contravention of this Agreement.
5.2Insurance. Unless and until the Discharge of Senior Lender Claims has occurred, the Senior Representatives and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Lender Documents, to adjust settlement for any insurance policy covering the Common Collateral or any other collateral in respect of the Second Priority Claims in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral or such other collateral. Unless and until the Discharge of Senior Lender Claims has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral or such other collateral shall be paid, subject to the rights of the Grantors under the Senior Lender Documents, (a) first, prior to the occurrence of the Discharge of Senior Lender Claims, to the Senior Representatives for the benefit of Senior Secured Parties pursuant to the terms of the applicable Senior Lender Documents, (b) second, after the occurrence of the Discharge of Senior Lender Claims, to the Second Priority Representatives for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Documents and (c) third, if no Second Priority Claims are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Representatives in accordance with the terms of Section 4.2.
5.3Matters Relating to the Loan Documents.
a.The Senior Lender Documents may be amended, restated, amended and restated, waived, supplemented, otherwise modified or Refinanced from time to time in accordance with their terms, and the First Lien Credit Agreement may be replaced, renewed, extended or Refinanced, in each case without the prior written consent of any Second Priority Representative or Second Priority Secured Party; provided, however, that (x) the holders of such Refinancing debt bind themselves in writing to the terms of this Agreement and (y) any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall not, without the consent of the Second Priority Representatives, (1) prohibit the scheduled payment of principal or interest under the Second Lien Credit Agreement when due or (2) add any direct prohibition on the incurrence, securing or guaranteeing of Second Priority Secured Obligations that is more restrictive as to any Grantor than those contained in the Senior Lender Documents as of the date hereof.
b.The Second Priority Documents may be amended, restated, amended and restated, waived, supplemented, otherwise modified or Refinanced from time to time in accordance with their terms and the Second Lien Credit Agreement may be replaced, renewed, extended or Refinanced, in each case without the prior written consent of any Senior Representative or Senior Priority Secured Party; provided, however, that (x) the holders of such Refinancing debt bind themselves in writing to the terms of this

Agreement and (y) any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall not, without the consent of the Senior Representatives, (1) prohibit the scheduled payment of principal or interest under the First Lien Credit Agreement when due or (2) add any direct prohibition on the incurrence, securing or guaranteeing of Senior Secured Obligations that is more restrictive as to any Grantor than those contained in the Second Priority Documents as of the date hereof.
c.So long as the Discharge of Senior Lender Claims has not occurred, without the prior written consent of the Senior Representatives, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by any of the terms of this Agreement. Each Second Priority Representative agrees that each applicable Second Priority Collateral Document shall include the following language (or language to similar effect approved by the Senior Representatives):
“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the applicable Second Priority Representative pursuant to this agreement are expressly subject and subordinate to the liens and security interests granted to Jefferies Finance LLC, as collateral agent (and its permitted successors), for the benefit of the lenders referred to below, pursuant to the First Lien Collateral Agreement dated as of September [•], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) and the other Senior Representatives, if any from the Borrower and the other “Grantors” referred to therein, in favor of Jefferies Finance LLC, as collateral agent, and the other Senior Representatives, if any, pursuant to the below-defined Intercreditor Agreement, and (ii) the exercise of any right or remedy by the applicable Second Priority Representative hereunder is subject to the limitations and provisions of the [Intercreditor Agreement dated as of [_____] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Jefferies Finance LLC, as Senior Representative, [__________], as Second Lien Agent, and other agents, if any, the Borrower and the subsidiaries party thereto]. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this agreement, the terms of the Intercreditor Agreement shall govern.”
d.In the event that any Senior Representative or the Senior Secured Parties under the First Lien Credit Agreement or, if there is no First Lien Credit Agreement, any other Senior Secured Parties, enter into any amendment, waiver or consent in respect of or replace any of the Senior Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Lender Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Secured Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, that such amendment, waiver or consent may not materially adversely affect the rights of the Second Priority Secured Parties or the interests of the Second Priority Secured Parties in the Second Priority Collateral unless the rights and interests of all other creditors of the Borrower or such Grantor, as the case may be, that have a security interest in the affected collateral are affected in a like or similar manner (without regard to the fact that the Lien of such Senior Collateral Document is senior to the Lien of the Comparable Second Priority Collateral Document). The applicable Senior Representative shall give written notice of such amendment, waiver or consent to the Second Priority Representatives; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Priority Collateral Document as set forth in this Section 5.3(d).

5.4Rights As Unsecured Creditors. To the extent not in contravention of any express provision of this Agreement, and subject to the obligations of the Second Priority Representatives and Second Priority Secured Parties under Section 4.1, the Second Priority Representatives and the Second Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Borrower or any Subsidiary that has guaranteed the Second Priority Claims in accordance with the terms of the applicable Second Priority Documents and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. To the extent not in contravention of any express provision of this Agreement, nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by any Second Priority Representative or any Second Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or other collateral or (b) enforcement in contravention of this Agreement of any Lien in respect of Second Priority Claims held by any of them. In the event any Second Priority Representative or any Second Priority Secured Party becomes a judgment lien creditor or other secured creditor in respect of Common Collateral or other collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Claims or otherwise, such judgment or other lien shall be subordinated to the Liens securing Senior Lender Claims on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any Senior Representative or the Senior Secured Parties may have with respect to the Senior Lender Collateral.
5.5Senior Representatives as Gratuitous Bailees for Perfection.
a.Each of the Senior Representatives agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for each Second Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8‑106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC).
b.In the event that any Senior Representative (or its agent or bailee) has Lien filings against Intellectual Property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, such Senior Representative agrees to hold such Liens as gratuitous bailee for each Second Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.
c.Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of Senior Lender Claims has occurred, the Senior Representatives shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Senior Lender Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.
d.The Senior Representatives shall have no obligation whatsoever to any Second Priority Representative or any Second Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the Senior Representatives under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee for each Second Priority Representative for purposes of perfecting the Lien held by the Second Priority Secured Parties.
e.The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Secured Party and the Second Priority Representatives and the Second

Priority Secured Parties hereby waive and release the Senior Representatives from all claims and liabilities arising pursuant to each Senior Representative’s roles under this Section 5.5, as agent and gratuitous bailee with respect to the Common Collateral.
f.Upon the Discharge of Senior Lender Claims, the Senior Representatives shall deliver to the Second Priority Representatives, to the extent that they are legally permitted to do so, the remaining Pledged Collateral (if any) together with any necessary endorsements (or otherwise allow the Second Priority Representatives to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Senior Representatives for loss or damage suffered by any Senior Representative as a result of such transfer except for loss or damage suffered by a Senior Representative as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligation to follow instructions from any Second Priority Representative in contravention of this Agreement.
g.Neither the Senior Representatives nor the Senior Secured Parties shall be required to marshal any present or future collateral security for the Borrower’s or its Subsidiaries’ obligations to the Senior Representatives or the Senior Secured Parties under the Senior Lender Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.
5.6Reinstatement. If, at any time after the Discharge of Senior Lender Claims has occurred, the Borrower incur and designate any Senior Lender Claims, then such Discharge of Senior Lender Claims shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken by a Senior Representative or otherwise prior to the date of such designation as a result of the occurrence of such prior Discharge of Senior Lender Claims), and the applicable agreement governing such Senior Lender Claims shall automatically be treated as a Senior Lender Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the Senior Representatives of amendments, waivers and consents hereunder. Upon receipt of notice of such designation (including the identity of the new Senior Representative(s)), each Second Priority Representative shall promptly (i) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative(s) shall reasonably request in writing in order to provide the new Senior Representative(s) the rights of the Senior Representatives contemplated hereby and (ii) to the extent then held by any Second Priority Representative, deliver to the Senior Representative(s) the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such Senior Representative(s) to obtain possession or control of such Pledged Collateral); provided that any costs or other expenses incurred in connection therewith shall be the exclusive responsibility of the Grantors.
5.7Future Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Lender Documents and the Second Priority Documents, any Grantor may incur or issue and sell one or more series or classes of Future Senior Indebtedness and one or more series or classes of Future Second Lien Indebtedness. Any such additional class or series of Future Second Lien Indebtedness (the “Second Lien Class Debt”) may be secured by a Lien on the Second Priority Collateral, in each case under and pursuant to the relevant Second Priority Documents for such Second Lien Class Debt, if and subject to the condition that the Representative of any such Second Lien Class Debt (each, a “Second Lien Class Debt Representative”), acting on behalf of the holders of such Second Lien Class Debt (such Representative and holders in respect of any Second Lien Class Debt being referred to as the “Second Lien Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (a) through (c), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Future Senior Indebtedness (the “First Lien Class Debt”; and the First Lien Class Debt and Second Lien Class Debt, collectively, the “Class Debt”) may be secured by a Lien on the Senior Lender Collateral, in each case under and pursuant to the relevant Senior Lender Documents for such First Lien Class Debt, if and subject to the condition that the Representative of any such First Lien Class Debt (each, a “First Lien Class Debt Representative”; and the First Lien Class Debt Representatives and Second Lien Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such First Lien Class Debt (such Representative and holders in respect of any such First Lien Class Debt being referred to as the “First Lien Class Debt Parties”; and the First Lien Class Debt Parties and Second Lien Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (a) through (c), as applicable, of the immediately succeeding paragraph.
In order for a Class Debt Representative to become a party to this Agreement:
a.such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex I (with such changes as may be reasonably approved by each Senior Representative and Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;
b.Holdings shall have delivered to each Senior Representative an Officers’ Certificate designating such indebtedness as Future Senior Indebtedness or Future Second Lien Indebtedness hereunder, certifying that the incurrence of such indebtedness and its designation as such hereunder is permitted by each Senior Lender Document and each Second Priority Document, that the conditions set forth in this Section 5.7 are satisfied with respect to such Class Debt and, attaching true and complete copies of each of the Second Priority Documents or Senior Lender Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of Holdings; and
c.the Second Priority Documents or Senior Lender Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.
Section 6.Insolvency or Liquidation Proceedings.
6.1Financing Issues.
(a) If the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Senior Representatives shall move for the approval of the use of cash collateral or to permit the Borrower or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code (“DIP Financing”), then each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and, to the extent the Liens securing the Senior Lender Claims under the First Lien Credit Agreement or, if no First Lien Credit Agreement exists, under the other Senior Lender Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral and any other collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are subordinated to Liens securing Senior Lender Claims under this Agreement, (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Lender Claims made by any Senior Representative or any holder of Senior Lender Claims, (c) any lawful exercise by any holder of Senior Lender Claims of the right to credit bid Senior Lender Claims at any sale in foreclosure of Senior Lender Collateral, (d) any other request for judicial relief made in any court by any holder of Senior Lender Claims relating to the lawful enforcement of any Lien on Senior Lender Collateral or (e) any order relating to a sale of Senior Lender Collateral for which the Senior Representatives have consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Lender Claims and the Second Priority Claims will attach to the proceeds of the sale on the same basis of priority as the Liens securing the Senior Lender Collateral do to the Liens securing the Second Priority Collateral in accordance with this Agreement.

a.Notwithstanding the foregoing, the applicable provisions of Section 6.1(a) shall only be binding on the Second Priority Secured Parties with respect to any DIP Financing that is secured by Liens on the Common Collateral to the extent the amount of such DIP Financing does not exceed the sum of the aggregate amount of Senior Lender Claims outstanding under the Senior Lender Documents immediately prior to the commencement of the Insolvency or Liquidation Proceeding, including the face amount of any letters of credit issued (and unreimbursed drawings under letters of credit issued), plus any prepayment premium that becomes due and payable upon acceleration or commencement of the Insolvency or Liquidation Proceeding plus 20% of the amounts set forth in this Section 6.1(b).
6.2Relief from the Automatic Stay. Until the Discharge of Senior Lender Claims has occurred, each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or any other collateral, without the prior written consent of the Senior Representatives.
6.3Adequate Protection.
(a) Each Second Priority Representative, on behalf of itself and the applicable Second Priority Secured Parties, agrees that none of them shall be entitled to contest and none of them shall contest (or support any other Person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):
i.any request by any Senior Representatives or the Senior Secured Parties for adequate protection; or
ii.any objection by any Senior Representative or Senior Secured Party to any motion, relief, action or proceeding based on the Senior Representative or the other Senior Secured Party claiming a lack of adequate protection with respect to the Senior Lender Collateral.
(b)    Consistent with the foregoing provisions in this Section 6.3, and except as otherwise provided herein, in any Insolvency or Liquidation Proceeding no Second Priority Representative or Second Priority Secured Party shall be entitled (and each Second Priority Representative and Second Priority Secured Party shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):
iii.to seek or otherwise be granted any type of adequate protection with respect to its interests in the Senior Lender Collateral; provided, however, subject to this Section 6, the Second Priority Representatives and the Second Priority Secured Parties may seek and obtain adequate protection in the form of an additional or replacement Lien on Common Collateral so long as (i) the Senior Representatives and the Senior Secured Parties have been granted adequate protection in the form of a replacement lien on such Common Collateral, and (ii) any such Lien on Senior Lender Collateral (and on any Common Collateral granted as adequate protection for the Senior Representatives and the Senior Secured Parties in respect of their interest in such Senior Lender Collateral) is subordinated to the Liens of the Senior Representatives in such Common Collateral on the same basis as the other Liens of the Second Priority Representative on Senior Lender Collateral; and
iv.to seek or otherwise be granted any adequate protection payments with respect to its interests in the Common Collateral from Proceeds of Senior Lender Collateral.
(c)    Notwithstanding the foregoing, the applicable provisions of this Section 6.3 shall only be binding on the Second Priority Secured Parties with respect to any DIP Financing that is secured by Liens on the Common Collateral to the extent the amount of such DIP Financing does not exceed the sum of the aggregate amount of Senior Lender Claims outstanding under the Senior Lender Documents immediately prior to the commencement of the Insolvency or Liquidation Proceeding, including the face amount of any letters of credit issued (and unreimbursed drawings under letters of credit issued), plus any prepayment premium that becomes due and payable upon acceleration or commencement of the Insolvency or Liquidation Proceeding plus 15% of the amounts set forth in this Section 6.3(c).
(d)    The Second Priority Secured Parties agree that they will not request adequate protection or seek any other relief in connection therewith (except as expressly agreed in writing by the Senior Representatives or to the extent permitted by this Section 6.3).
6.4Avoidance Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto the Senior Lender Claims shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to a Discharge of Senior Lender Claims with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.
6.5Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Law, shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.
6.6Waivers. Until the Discharge of Senior Lender Claims has occurred, each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Law senior to or on a parity with the Liens securing the Senior Lender Claims for costs or expenses of preserving or disposing of any Common Collateral or other collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Law.
6.7Separate Grants of Liens. Each Senior Secured Party and each Second Priority Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Lender Documents and the Second Priority Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Senior Lender Claims are fundamentally different from the Second Priority Claims and must be separately classified in any plan of reorganization (or other plan of similar effect under any Bankruptcy Laws) proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Secured Parties and the Second Priority Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Senior Secured Parties and the Second Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Lender Claims and Second Priority Claims against the Grantors, with the effect being that, to the extent that the aggregate value of the Senior Lender Collateral or Second Priority Collateral is sufficient, the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Common Collateral for each of the Senior Secured Parties before any distribution is made in respect of the claims held by the Second Priority Secured Parties from such Common Collateral, with the Second Priority Secured

Parties hereby acknowledging and agreeing to turn over to the Senior Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.
6.8Post-Petition Interest. Neither the Second Priority Representative nor any other Second Priority Secured Party shall oppose or seek to challenge any claim by the Senior Representative or any Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Secured Obligations consisting of post-petition interest, fees or expenses.
6.9Plan of Reorganization. As set forth in Section 6.7, Each of the Senior Secured Parties and the Second Priority Secured Parties shall be entitled to vote as separate classes with respect to any plan of reorganization or arrangement in connection with any Insolvency or Liquidation Proceeding. The Second Priority Secured Parties, in such capacity, may only vote to accept a plan of reorganization in connection with any Insolvency or Liquidation Proceeding if such plan of reorganization is a consistent with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any plan of reorganization which is not consistent with this Agreement by any Second Priority Secured Party, in such capacity, shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Senior Representatives shall be entitled (and are hereby authorized by each Second Priority Secured Party) to have any such vote to and any such support of any such non-conforming plan of reorganization withdrawn.
6.10Reorganization Securities. In connection with a confirmed plan of reorganization, if in any Insolvency or Liquidation Proceeding, debt securities or obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor, or any equity securities in the reorganized debt, are distributed pursuant to such confirmed plan of reorganization or similar dispositive restructuring plan, then, the Second Priority Secured Parties shall be permitted to receive or retain such debt securities or obligations, or equity securities, of the Obligors to be distributed to them under any such confirmed plan of reorganization or other dispositive restructuring plan on account of or otherwise by virtue of the Common Collateral (collectively, a “Plan Distribution”), so long as any Lien granted on the Common Collateral (or any other assets of an Obligor) to secure such Plan Distributions to the Second Priority Secured Parties shall be junior in priority to any Lien granted on the Common Collateral to secure any Plan Distribution to the Senior Secured Parties under any such plan of reorganization or other dispositive restructuring plan to the same extent as the Lien on the Common Collateral securing Second Priority Claims is junior in priority to the Lien on the Common Collateral secured Senior Lender Claims and such Liens shall otherwise be subject to the terms and conditions of this Agreement (or an analogous agreement); provided, however, that absent the Discharge of Senior Lender Claims, any Plan Distribution received by a Second Priority Secured Party under a plan of reorganization which the class of Senior Lender Claims has voted to reject (and which was implemented despite such rejection), or which does not satisfy the criteria set forth in this Section 6.10 (in the case of debt securities or obligations), shall be turned over to the Senior Representative for application in accordance with Section 4.1 until the occurrence of the Discharge of Senior Lender Claims.
Section 7.Reliance; Waivers; etc.
7.1Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to Holdings or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, acknowledges that it and the applicable Second Priority Secured Parties are not entitled to rely on any credit decision or other decisions made by the Senior Representatives or any Senior Secured Party in taking or not taking any action under the applicable Second Priority Document or this Agreement.
7.2No Warranties or Liability. Neither the Senior Representatives nor any Senior Secured Party shall have been deemed to have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the

Senior Lender Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Lender Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Representative or any of the Second Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Senior Representatives nor any Senior Secured Party shall have any duty to any Second Priority Representative or any Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any Subsidiary thereof (including the Second Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Second Priority Claims, the Senior Lender Claims or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Borrower’ title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.
7.3Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives and the Senior Secured Parties, and the Second Priority Representatives and the Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:
a.any lack of validity or enforceability of any Senior Lender Documents or any Second Priority Documents;
b.any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Lender Claims or Second Priority Claims, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Lender Document or of the terms of the Second Lien Credit Agreement or any other Second Priority Document;
c.any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lender Claims or Second Priority Claims or any guarantee thereof;
d.the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or
e.any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the Senior Lender Claims, or of any Second Priority Representative or any Second Priority Secured Party in respect of this Agreement.
Section 8.Miscellaneous.
8.1Conflicts. Subject to Section 8.17, the event of any conflict between the provisions of this Agreement and the provisions of any Senior Lender Document or any Second Priority Document, the provisions of this Agreement shall govern.
8.2Continuing Nature of this Agreement; Severability. Subject to Section 5.6 and Section 6.4, this Agreement shall continue to be effective until the Discharge of Senior Lender Claims shall have occurred or such later time as all the Obligations in respect of the Second Priority Claims shall have been paid in full. This is a continuing agreement of lien subordination and the Senior Secured Parties may continue, at any time and without notice to any Second Priority Representative or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting Senior Lender Claims in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.3Amendments; Waivers.
(a) No amendment, modification or waiver of any of the provisions of this Agreement by any Second Priority Representative or any Senior Representative shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are affected.
a.Notwithstanding anything in this Section 8.3 to the contrary, this Agreement may be amended from time to time at the request of the Borrower, at the Borrower’s expense, and without the consent of any Second Priority Representative or any Senior Representative to (i) add other parties holding Future Second Lien Indebtedness or Future Senior Indebtedness (or any agent or trustee therefor) to the extent such Indebtedness (and the Liens thereon) are permitted by the terms of the First Lien Credit Agreement or the Second Lien Credit Agreement, including pursuant to Section 5.7 by delivery of a Joinder Agreement, (ii) in the case of Future Second Lien Indebtedness, (1) establish that the Lien on the Common Collateral securing such Future Second Lien Indebtedness shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Second Priority Claims, and (2) provide to the holders of such Future Second Lien Indebtedness (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the Senior Representatives) as are provided to the holders of Second Priority Claims under this Agreement and (iii) in the case of Future Senior Indebtedness, (1) provide that the holders of such Future Senior Indebtedness (or any agent or trustee thereof) shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Senior Lender Claims and provide the comparable rights and benefits as are provided to the holders of Senior Lender Claims under this Agreement and (2) establish that the Liens on the Common Collateral securing the Second Priority Claims shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any such Future Senior Indebtedness to the same extent that the Second Priority Claims are junior and subordinate to the Senior Lender Claims hereunder. Any such additional party and each Second Priority Representative shall be entitled to rely on the determination of officers of the Borrower that such modifications do not violate the First Lien Credit Agreement or the Second Lien Credit Agreement if such determination is set forth in an Officers’ Certificate delivered to such party, each Senior Representative and each Second Priority Representative; provided, however, that such determination will not affect whether or not the Borrower have complied with their undertakings in the First Lien Credit Agreement, the Senior Collateral Documents, the Second Lien Credit Agreement, the Second Priority Collateral Documents or this Agreement.
8.4Information Concerning Financial Condition of the Borrower and the Subsidiaries. Neither the Senior Representatives nor any Senior Secured Party shall have any obligation to the Second Priority Representatives or any Second Priority Secured Party to keep the Second Priority Representatives or any Second Priority Secured Party informed of, and the Second Priority Representatives and the Second Priority Secured Parties shall not be entitled to rely on the Senior Representatives or the Senior Secured Parties with respect to, (a) the financial condition of Holdings and the Subsidiaries and all endorsers and/or guarantors of the Second Priority Claims or the Senior Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Second Priority Claims or the Senior Lender Claims. The Senior

Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
8.5Subrogation. Each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Lender Claims has occurred.
8.6Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Lender Claims as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Lender Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, assents to any such extension or postponement of the time of payment of the Senior Lender Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Lender Claims and to the addition or release of any other Person primarily or secondarily liable therefor.
8.7Consent to Jurisdiction; Waivers. The parties hereto consent to the exclusive jurisdiction of any state or federal court located in New York, New York (the “New York Courts”), and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto in connection with the subject matter hereof. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction, except that each Grantor, each Second Priority Secured Party and each Second Priority Representative agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the holders of Senior Lender Claims and Second Priority Claims who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Second Priority Representative or any Grantor or any Second Priority Secured Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Grantor or such Second Priority Secured Party from asserting or seeking the same in the New York Courts.
8.8Notices. All notices to the Second Priority Secured Parties and the Senior Secured Parties permitted or required under this Agreement may be sent to the applicable Second Priority Representative or the applicable Senior Representative as provided in the relevant Senior Lender Documents or the relevant Second Priority Documents, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or postal service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (other than the Grantors) shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. With respect to the Grantors, for purposes hereof, the addresses of the Grantors shall be as set forth in the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable. Each Senior Representative hereby agrees to promptly notify each Second Priority Representative upon payment in full in cash of all Indebtedness under the applicable Senior Lender Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).
8.9Further Assurances. Each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, and each Senior Representative, on behalf of itself and each applicable Senior Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the Senior Representatives and the Senior Secured Parties such additional documents and instruments (in recordable form, if requested) as the Senior Representatives or the Senior Secured Parties may reasonably request, at the expense of the Borrower, to effectuate the terms of and the lien priorities contemplated by this Agreement.
8.10Governing Law. This Agreement has been delivered and accepted in and shall be deemed to have been made in New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.
8.11Specific Performance. The Senior Representatives may demand specific performance of this Agreement. Each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Senior Representatives.
8.12Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.
8.13Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document.
8.14No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of Senior Lender Claims, Second Priority Claims, the Borrower and the other Grantors. No other Person shall have or be entitled to assert rights or benefits hereunder; provided, however, that notwithstanding the foregoing, the Borrower and the other Grantors shall be deemed to be a third party beneficiary solely with respect to the amendments and waivers requiring the consent of the Borrower or such Grantor pursuant to Section 8.3(a) hereof and this Section 8.14. Without limiting the generality of the foregoing, any person to whom a Lender assigns or otherwise transfers all or any portion of the Senior Lender Claims or the Second Priority Claims, as applicable, shall become vested with all the rights and obligations in respect thereof granted to the Senior Secured Parties or Second Priority Secured Parties, respectively, without any further consent or action of the other Senior Secured Parties or Second Priority Secured Parties, respectively.
8.15Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

8.16First Lien Agent and Second Lien Agent. It is understood and agreed that (i) Jefferies is entering into this Agreement in its capacity as administrative agent under the First Lien Credit Agreement and the provisions of Article XI of the First Lien Credit Agreement applicable to Jefferies as administrative agent thereunder shall also apply to Jefferies as a Senior Representative hereunder and (ii) [____] is entering into this Agreement in its capacity as administrative agent under the Second Lien Credit Agreement and the provisions of [Article XI] of the Second Lien Credit Agreement applicable to [_____] as administrative agent thereunder shall also apply to [____] as a Second Priority Representative hereunder.
8.17Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, the Second Lien Credit Agreement or any other Senior Lender Document or Second Priority Document or permit Holdings, the Borrower or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other Senior Lender Document or the Second Lien Credit Agreement or any other Second Priority Document, (b) change the relative priorities of the Senior Lender Claims or the Liens granted under the Senior Lender Documents on the Common Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Common Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other Senior Lender Document or the Second Lien Credit Agreement or any other Second Priority Document.
8.18Supplements. Upon the execution by any Subsidiary of Holdings of a supplement hereto in form reasonably and substance satisfactory to the Senior Representatives, such Subsidiary shall be a party to this Agreement and shall be bound by (and receive the benefits of) the provisions hereof to the same extent as the Borrower and each other Grantor are so bound (or receive benefits therefrom).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[_____], as a Grantor
By:
Name:
Title:
[_____],
as the First Lien Agent
By:
Name:
Title:

[________________________],

as the Second Lien Agent
By:
Name:
Title:

SCHEDULE I

1.	[_____]

ANNEX I
[FORM OF] JOINDER NO. [__], dated as of [_________], 20[__] (this “Joinder Agreement”), to the INTERCREDITOR AGREEMENT dated as of [________], 2018 (the “Intercreditor Agreement”), by and among [_____] (the “Borrower”), certain Subsidiaries of Holdings, [_____], as First Lien Agent, [_____], as Second Lien Agent, and the additional Representatives from time to time party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
B.    As a condition to the ability of the Grantors to incur [Future [Senior/Second Priority] Indebtedness and to secure such [First/Second] Lien Class Debt (and guarantees thereof) with Liens, in each case under and pursuant to the applicable [Senior Lender/Second Priority] Documents, the [First/Second] Lien Class Representative in respect of such [First/Second] Lien Class Debt is required to become a Representative under, and such [First/Second] Lien Class Debt and the [First/Second] Lien Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.7 of the Intercreditor Agreement provides that such [First/Second] Lien Class Debt Representative may become a Representative under, and such [First/Second] Lien Class Debt and such [First/Second] Lien Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the [First/Second] Lien Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.7 of the Intercreditor Agreement. The undersigned [First/Second] Lien Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the applicable [Senior Lender/Second Priority] Documents.
Accordingly, each Senior Representatives and the New Representative agree as follows:
SECTION 1. In accordance with Section 5.7 of the Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related [First/Second] Lien Class Debt and [First/Second] Lien Class Debt Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such [First/Second] Lien Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a [Senior/Second Priority] Representative and to the [First/Second] Lien Class Debt Parties that it represents as [Senior/Second

Priority] Secured Parties. Each reference to a “Representative” or “[Senior/Second Priority] Lien Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Representative represents and warrants to the Senior Representatives and the other Senior Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Joinder Agreement and (c) the [Senior/Second Priority] Documents relating to such [First/Second] Lien Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the [First/Second] Lien Class Debt Parties in respect of such [First/Second] Lien Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as [First/Second] Lien Secured Parties.
SECTION 3. This Joinder Agreement may be executed by one or more of the parties to this Joinder Agreement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder Agreement signed by all the parties shall be lodged with the Borrower and each other Representative. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.
SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or in the Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
IN WITNESS WHEREOF, the New Representative and the First Lien Collateral Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [                                  ]

By:
Name:

Title:

[_____],
as the First Lien Agent

By:
Name:
Title:

[__________________________],
as the Second Lien Agent

By:
Name:
Title:

Acknowledged by:

[_____], as a Grantor
By:
Name:
Title:

[ADDITIONAL GRANTORS]

EXHIBIT L

FORM OF LC [REQUEST][EXTENSION][AMENDMENT]
[NAME OF L/C ISSUER], as Issuing Bank
under the Credit Agreement referred to below

Attention: [___________]

[_____], 20[__]

Re: Credit Agreement referred to below.

Reference is made to that certain Credit and Guarantee Agreement, dated as of September 25, 2018, by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), each of the other Subsidiary Guarantors from time to time party thereto, each of the Lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent (together with any successor Administrative Agent, the “Administrative Agent”), KeyBank National Association, as Revolving Agent (together with any successor Revolving Agent, the “Revolving Agent”), Swing Line Lender and Issuing Bank, and the other parties thereto (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein without definition are used as defined in the Credit Agreement.

[The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.01(f)(ii) of the Credit Agreement, of its request for your issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], [Address of Beneficiary], for the account of [Borrower][other Loan Party], in the amount of $[__________], to be issued on [_______], 20[__] (the “Issue Date”) with an expiration date of [_____], 20[__].]
[The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.01(f)(ii) of the Credit Agreement, of its request for an [extension][amendment] of the outstanding Letter of Credit number [_____], issued on [_______], 20[__] (the “Issue Date”), for the benefit of [Name of Beneficiary], [Address of Beneficiary], for the account of [Borrower][other Loan Party], in the amount of $[__________], with an expiration date of [_____], 20[__], to be [amended][extended] on [_______], 20[__] (the “[Amendment][Extension] Date”) for purpose of [Nature of Extension / Amendment]]

The undersigned hereby certifies, solely in a capacity as an officer and not in an individual capacity, that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and immediately after giving effect to the issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be issued on or before the Issue Date:

(i) the representations and warranties made by the Loan Parties in Article V of the Credit Agreement or in any other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material as of such earlier date;

(ii) the total Revolving Exposures of the Lenders do not exceed the Total Revolving Loan Commitment; and

(iii) at the time of and immediately after giving effect to the issuance of the Letter of Credit requested above, no Default or Event of Default shall have occurred and be continuing on the date hereof.

[Signature Page Follows]

IEA ENERGY SERVICES LLC

By:
Name:

Title:

INTERCOMPANY NOTE
September 25, 2018
FOR VALUE RECEIVED, each of the entities set forth on the signature pages hereto in its capacity as a borrower or obligor with respect to any loans and advances described below (together with their assigns, each a “Payor”), hereby severally, and not jointly, promises to pay to the order of each entity set forth on the signature pages hereto in its capacity as a lender or an obligee with respect to any loans of advance as described below (together with their assigns, each a “Payee”), in lawful money of the United States of America in immediately available funds, at such location as Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by Payee to or on behalf of the applicable Payor and such interest as the parties have determined and established on their respective books and records. Notwithstanding anything to the contrary contained herein, this Intercompany Note shall evidence all loans and advances from each Payee to each Payor (other than pursuant to that certain Promissory Note, dated as of the Closing Date (the “ACC Note”), by IEA Holdco 1, LLC in favor of American Civil Constructors LLC), regardless of whether evidenced by another note, instrument or writing. Unless otherwise defined herein or in Annex A hereto, all capitalized terms used herein or in Annex A and defined in the Credit Agreement (as defined below) referred to below shall be used herein (or in Annex A) as therein defined.
The principal balance of all loans and advances made by each Payee to each Payor, together with all accrued interest thereon, shall be due and payable in full on demand, unless otherwise agreed in writing by such Payor and Payee, as applicable. Each Payor may prepay all or any part of the principal or accrued interest at any time and from time to time, without premium or penalty. All partial prepayments shall be applied first to accrued and unpaid interest and then to the unpaid principal amount of the loans.
Upon the earlier to occur of (x) commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to any Payor and (y) any exercise of remedies pursuant to Article X of the Credit Agreement, the unpaid principal amount hereof with respect to the applicable Payor shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Intercompany Note.
All Payors and Payees acknowledge and agree that this Intercompany Note (“Intercompany Note”) is subject to the terms of the Credit Agreement and is to be pledged by each Payee that is a Loan Party pursuant to the Security Agreement. Each Payor hereby acknowledges and agrees that, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise all the rights and remedies provided in the Security Agreement to which it is a party with respect to this Intercompany Note.
Each Payee and Payor agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the true obligations of any Payor that is a Loan Party under this Intercompany Note, or against any of their respective properties, shall be expressly subordinate and junior in right of payment to all Senior Indebtedness on the terms and conditions set forth in Annex A hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety.
This Intercompany Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Intercompany Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, other than pursuant to the ACC Note, this Intercompany Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to Holdings or any of its Subsidiaries and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to Holdings or any of its Subsidiaries unless such replacement or modification is not prohibited under the Credit Agreement in each case, to the extent constituting

Collateral, such promissory note is delivered to the Collateral Agent pursuant to Section 7.08 of the Credit Agreement.
From time to time after the date hereof, additional subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Intercompany Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Intercompany Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.
As used herein, “Credit Agreement” shall mean that certain Credit and Guarantee Agreement, dated as of September 25, 2018, by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company, as Intermediate Holdings, IEA Energy Services LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, Jefferies Finance LLC, as the Administrative Agent, KeyBank National Association, as the Revolving Agent, Jefferies Finance LLC, as the Collateral Agent and each of the Lenders from time to time party thereto, as it may be amended, restated, refinanced, modified and/or supplemented from time to time.
As used herein, “Senior Indebtedness” shall mean: all Obligations (including, without limitation, (x) all interest accruing after the filing of a petition in bankruptcy or any other act which constitutes a default or event of default pursuant to Section 10.01(f) of the Credit Agreement, at the stated contract rate, regardless of whether allowed or allowable in the respective bankruptcy or other proceeding, and (y) Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon that are due and payable in accordance with the terms of the Credit Agreement) of each Loan Party (whether as obligor, guarantor or otherwise) to the Secured Parties under the Credit Agreement (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations), whether now existing or hereafter incurred under, arising out of or in connection with each Loan Document, Secured Swap Agreement and Secured Cash Management Agreement to which it is at any time a party (including, without limitation, all such obligations and liabilities of each Loan Party under the Credit Agreement (if a party thereto), and under any guarantee by it of obligations pursuant to the Credit Agreement) and the due performance and compliance by each Loan Party with the terms of each such Loan Document, Secured Swap Agreement and Secured Cash Management Agreement; and
All payments under this Intercompany Note shall be made without offset, counterclaim or deduction of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Intercompany Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Intercompany Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Intercompany Note.
THIS Intercompany NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
This Intercompany Note (including Annex A hereto) may not be amended or modified (except for the addition of Additional Parties as provided above) as to any Payor or Payee, in each case without the prior written consent in respect of such Payor and/or Payee and the Collateral Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, each Payor and Payee has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

IEA INTERMEDIATE HOLDCO, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA ENERGY SERVICES LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

WHITE CONSTRUCTION, INC.,
an Indiana corporation

By: _________________________________
Name:
Title:

WHITE CONSTRUCTION ENERGY SERVICES, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA CONSTRUCTORS, INC.,
a Wisconsin corporation

By: _________________________________
Name:
Title:

IEA ENGINEERING INC.,
a Michigan corporation

By: _________________________________
Name:
Title:

IEA ENGINEERING NORTH CAROLINA, INC.,
a North Carolina corporation

By: _________________________________
Name:
Title:

IEA EQUIPMENT MANAGEMENT, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

IEA MANAGEMENT SERVICES, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

WHITE ELECTRICAL CONSTRUCTORS, INC.,
a Delaware corporation

By: _________________________________
Name:
Title:

CONSOLIDATED CONSTRUCTION SOLUTIONS I LLC,
a Delaware limited liability company

By: _________________________________
Name:

Title:

CONSOLIDATED CONSTRUCTION SOLUTIONS II LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

MEADOW VALLEY PARENT CORP.,
a Delaware corporation

By: _________________________________
Name:
Title:

MEADOW VALLEY CORPORATION,
a Nevada corporation

By: _________________________________
Name:
Title:

MEADOW VALLEY CONTRACTORS, INC.,
a Nevada corporation

By: _________________________________
Name:
Title:

AMERICAN CIVIL CONSTRUCTORS LLC,
a Colorado limited liability company

By: _________________________________
Name:
Title:

AMERICAN CIVIL CONSTRUCTORS WEST COAST LLC,
a California limited liability company

By: _________________________________
Name:
Title:

SAIIA HOLDINGS LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

SAIIA CONSTRUCTION COMPANY LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA HOLDCO 1, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

H.B. WHITE CANADA CORP.,
a company organized under the laws of Nova Scotia

By: _________________________________
Name:
Title:

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to all of its right, title and interest in and to the Intercompany Note, dated September 25, 2018 (as amended, supplemented, extended, replaced or otherwise modified from time to time, the “Promissory Note”), made by Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company, IEA Energy Services LLC, a Delaware limited liability company, and each subsidiary of Holdings or any other person that becomes a signatory thereto, and payable to such undersigned.  This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Promissory Note.

From time to time after the date thereof, additional subsidiaries of the Loan Parties shall become signatories to the Promissory Note (each, an “Additional Payee”) and, if such subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and a counterpart signature page to this endorsement.  Upon delivery of such counterpart signature page(s) to the holder of the Promissory Note, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof.  Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder.  This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

Dated: ________________

[Signatures follow]
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,
a Delaware corporation
as a Payee

By: _________________________________
Name:
Title:

IEA INTERMEDIATE HOLDCO, LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

IEA ENERGY SERVICES LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

WHITE CONSTRUCTION, INC.,
an Indiana corporation
as a Payee

By: _________________________________
Name:
Title:

WHITE CONSTRUCTION ENERGY SERVICES, LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

IEA CONSTRUCTORS, INC.,
a Wisconsin corporation
as a Payee

By: _________________________________
Name:
Title:

IEA ENGINEERING INC.,
a Michigan corporation
as a Payee

By: _________________________________
Name:
Title:

IEA ENGINEERING NORTH CAROLINA, INC.,
a North Carolina corporation
as a Payee

By: _________________________________
Name:
Title:

IEA EQUIPMENT MANAGEMENT, INC.,
a Delaware corporation
as a Payee

By: _________________________________
Name:
Title:

IEA MANAGEMENT SERVICES, INC.,
a Delaware corporation
as a Payee

By: _________________________________
Name:
Title:

WHITE ELECTRICAL CONSTRUCTORS, INC.,
a Delaware corporation
as a Payee

By: _________________________________
Name:
Title:

CONSOLIDATED CONSTRUCTION SOLUTIONS I LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

CONSOLIDATED CONSTRUCTION SOLUTIONS II LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

MEADOW VALLEY PARENT CORP.,
a Delaware corporation
as a Payee

By: _________________________________
Name:
Title:

MEADOW VALLEY CORPORATION,
a Nevada corporation
as a Payee

By: _________________________________
Name:
Title:

MEADOW VALLEY CONTRACTORS, INC.,
a Nevada corporation
as a Payee

By: _________________________________
Name:
Title:

AMERICAN CIVIL CONSTRUCTORS LLC,
a Colorado limited liability company
as a Payee

By: _________________________________
Name:
Title:

AMERICAN CIVIL CONSTRUCTORS WEST COAST LLC,
a California limited liability company
as a Payee

By: _________________________________
Name:
Title:

SAIIA HOLDINGS LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

SAIIA CONSTRUCTION COMPANY LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

IEA HOLDCO 1, LLC,
a Delaware limited liability company
as a Payee

By: _________________________________
Name:
Title:

H.B. WHITE CANADA CORP.,
a company organized under the laws of Nova Scotia
as a Payee

By: _________________________________
Name:
Title:

ANNEX A
TO
INTERCOMPANY NOTE
Section 1.01.  Subordination of Liabilities. Each Payor that is a Loan Party (each a “Loan Party Payor”), for itself, its successors and assigns, covenants and agrees, and each Payee likewise covenants and agrees, that the payment of the principal of, and interest on, and all other amounts owing by any Loan Party Payor in respect of, the Intercompany Note (including all loans and advances at any time made to any Loan Party Payor by any Payee) and all other Subordinated Indebtedness (as defined below in Section 1.07) is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in the Intercompany Note). The provisions of this Annex A shall con-stitute a continuing offer to all Persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.
Section 1.02.  Loan Party Payors Not to Make Payments with Respect to Note in Certain Circumstances. (a)  Upon the maturity of any Senior Indebtedness (including interest there-on or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all such Senior Indebtedness then due and owing shall first be paid in full in cash before any payment of any kind or character (whether in cash, property, securities or otherwise) is made on account of the Subordinated Indebtedness. No Loan Party Payor may, directly or indirectly (and no Person or other entity on behalf of any Loan Party Payor may), make any payment of any Subordinated Indebtedness owing to any Person not a Loan Party and may not acquire all or any part of the Subordinated Indebtedness from any Person not a Loan Party for cash, property or securities until all Senior Indebtedness has been paid in full in cash if any Event of Default (each as defined below) is then in existence or would result therefrom. Each Payee that is not a Loan Party hereby agrees that, so long as any Event of Default exists, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of Subordinated Indebtedness from any Loan Party Payor. As used herein, the term “Event of Default” shall mean any Event of Default under and as defined in, the relevant documentation governing any Senior Indebtedness and in any event shall include any payment default with respect to any Senior Indebtedness.
(b)    In the event that, notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, any payment shall be made on account of the principal of, or interest on, or other amounts otherwise owing in respect of, the Subordinated Indebtedness, at a time when payment is not permitted by the terms of the Intercompany Note or by said subsection (a), such payment shall be held by the relevant Payee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modify-ing the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, the Loan Party Payors shall give the Payees prompt written notice of any Event of Default.
Section 1.03.  Note Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Loan Party Payor. Upon any distribution of assets of a Loan Party Payor upon any dissolution, winding up, liquidation or reorganization of such Loan Party Payor (whether in bank-ruptcy, insol-vency or receivership proceedings or upon an assign-ment for the benefit of creditors or otherwise):
(a)    the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before any Payee is entitled to receive any payment of any kind or character on account of the principal of or interest on or any other amount owing in respect of the Subordinated Indebtedness owing by such Loan Party Payor;
(b)    any payment or distribution of assets of such Loan Party Payor of any kind or character, whether in cash, property or securities, to which the Payee would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any con-current payment or distribution to the holders of such Senior Indebtedness; and
(c)    in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of such Loan Party Payor of any kind or character, whether in cash, property or securities, shall be received by any Payee on account of principal of, or interest or other amounts due on, the Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall forthwith be paid over to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebted-ness.
If any Payee does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introduction paragraph of this Section 1.03 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of such Payee.
Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Loan Party Payor shall give prompt written notice to the holder of the Note of any dissolu-tion, winding up, liquidation or reorganization of a Loan Party Payor (whether in bankruptcy, insolvency or receivership proceed-ings or upon assignment for the benefit of creditors or otherwise).
Section 1.04.  Subrogation. Subject to the prior payment in full in cash of all Senior Indebted-ness, the respective Payee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Payor ap-plicable to the Senior Indebtedness until all amounts owing on the Subordinated Indebtedness owing to such Payee shall be paid in full, and for the purpose of such subrogation no payments or distribu-tions to the holders of the Senior Indebtedness by or on behalf of the respective Loan Party Payor or by or on behalf of the respective Payee by virtue of this Annex A which otherwise would have been made to such Payee shall, as between the Loan Party Payor, its creditors other than the holders of Senior Indebtedness, and the respective Payee, be deemed to be payment by the Payor to or on account of the Senior Indebt-edness, it being understood that the provi-

sions of this Annex A are and are intended solely for the purpose of defining the relative rights of the Payees, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
Section 1.05.  Obligation of the Payor Uncondi-tional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the respective Loan Party Payor and the respective Payee, the obligation of the respective Loan Party Payor, which is absolute and unconditional, to pay to the respective Payee the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the respective Payee and creditors of the respective Loan Party Payor, other than the holders of the Senior Indebtedness, nor shall anything herein or therein, except as expressly provided herein, prevent the respective Payee from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Loan Party Payors received upon the exercise of any such remedy. Upon any distribution of assets of a Loan Party Payor referred to in this Annex A, the Payee shall be entitled to rely upon any order or decree made by any court of compe-tent jurisdiction in which such dissolution, winding up, liquidation or reorganization pro-ceedings are pending, or a certificate of the liquidat-ing trustee or agent or other Person making any distribu-tion to the Payee, for the purpose of ascer-taining the Per-sons entitled to participate in such distri-bution, the holders of the Senior Indebtedness and other indebtedness of the Loan Party Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.
Section 1.06.  Subordination Rights Not Impaired by Acts or Omissions of the Payor or Holders of Senior Indebtedness.  No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Payor or by any act or failure to act by any Payee, or by any noncompliance by any Payor with the terms and provisions of the Subordinated Indebtedness, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebted-ness may, without in any way affecting the obliga-tions of any Payee with respect thereto, at any time or from time to time and in their absolute discre-tion, change the manner, place or terms of payment of, change or extend the time of payment of, or re-new or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebted-ness or any other document re-ferred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collat-eral securing such Senior Indebted-ness, all without notice to or assent from the holder of the Note.
Section 1.07. Definitions. As used in this Annex, all capitalized terms used herein and not otherwise defined herein shall have the same meanings as provided in the Intercompany Note to which this Annex A is attached. As used in this Annex, the terms set forth below shall have the respective meanings provided below:
“Subordinated Indebtedness” shall mean all loans and advances owing by any Loan Party Payor to any Payee, including all amounts at any time owing by any Loan Party Payor pursuant to the Intercompany Note, and all related principal, interest, premiums, penalties, fees, indemnities and other liabilities and obligations (including any guarantee of the foregoing) payable with respect thereto or in connection therewith (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding, whether or not such interest is an allowed claim in such proceeding).
Section 1.08.  Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by any Payor or any other Person or entity is re-scinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganiza-tion of any Payor or such other Person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

PERFECTION CERTIFICATE

September 25, 2018

In connection with (i) that certain Credit and Guarantee Agreement (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), dated as of the date hereof, among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“Holdings”), IEA Intermediate Holdco, LLC, a Delaware limited liability company (“Intermediate Holdings”), IEA Energy Services LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, Jefferies Finance LLC (“Jefferies”), as Administrative Agent and Collateral Agent, KeyBank National Association as Revolving Agent, Swing Line Lender and Issuing Bank and each of the Lenders from time to time party thereto and (ii) that certain Security Agreement (the “Security Agreement”), dated as of the date hereof, among Holdings, Intermediate Holdings, the Borrower, Jefferies, as Collateral Agent, and the other parties from time to time party thereto, the _undersigned, solely in his capacity as an officer of each of the Loan Parties, and not individually, certifies as of the date hereof that:
1. (a) Each Loan Party is a registered organization, except as set forth below and the full and exact legal name (as it appears in each respective certificate or articles of incorporation or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), and the state or province organizational identification number and federal taxpayer identification number of the Loan Parties are as follows:

Name	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number	Federal Taxpayer Identification Number
Infrastructure and Energy Alternatives, Inc.	Corporation	Delaware	5797374	47-4787177
IEA Intermediate Holdco, LLC	Limited liability company	Delaware	6725286	47-4787177
IEA Energy Services LLC	Limited liability company	Delaware	6581368	45-2922106
White Construction, Inc.	Corporation	Indiana	194455-085	35-1111003
White Construction Energy Services, LLC	Limited liability company	Delaware	6134232	81-4499643
IEA Constructors, Inc.	Corporation	Wisconsin	1R13879	39-1444890
IEA Engineering Inc.	Corporation	Michigan	800370797	38-3403657
IEA Engineering North Carolina, Inc.	Corporation	North Carolina	0094869	56-1025109
IEA Equipment Management, Inc.	Corporation	Delaware	5259583	37-1709034
IEA Management Services, Inc.	Corporation	Delaware	5259597	90-0918745
White Electrical Constructors, Inc.	Corporation	Delaware	6508833	82-2479036
Consolidated Construction Solutions I LLC	Limited liability company	Delaware	5638885	47‐2320401
Consolidated Construction Solutions II LLC	Limited liability company	Delaware	5638955	47‐2323206
Meadow Valley Parent Corp.	Corporation	Delaware	4569803	80‐0222470
Meadow Valley Corporation	Corporation	Nevada	C14399-1994	88‐0328443
Meadow Valley Contractors, Inc.	Corporation	Nevada	C1649-1980	88‐0171959
American Civil Constructors LLC	Limited liability company	Colorado	19871284233	84‐0684692
American Civil Constructors West Coast LLC	Limited liability company	California	201600410056	68‐0148343
Saiia Holdings LLC	Limited liability company	Delaware	4809800	27‐2347262
Saiia Construction Company LLC	Limited liability company	Delaware	4812420	27‐2364115
IEA Holdco 1, LLC	Limited liability company	Delaware	7053787	83-1929864

(b) A complete and accurate list of all other names (including trade names or similar appellations) used by the Loan Parties, or any other business or organization to which such Loan Party became the successor by merger, consolidation, amalgamation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years, and if by reason of merger, consolidation, amalgamation, acquisition, change in form, nature or jurisdiction of organization or otherwise (each, an “Organizational Change”), the nature and date of such Organizational Change, is as follows:

Loan Party	Other Name(s)	Date
IEA Energy Services LLC	Infrastructure Energy Services, LLC; Wind Merger Sub II, LLC	March 26, 2018
IEA Equipment Management, Inc.	IES Equipment Services, Inc.	October 2, 2013
IEA Constructors, Inc.	RMT, Inc. IEA Renewable Energy, Inc.	January 2, 2014 May 17, 2018
IEA Engineering Inc.	RMT, Inc., Michigan	May 2, 2014
IEA Engineering North Carolina, Inc.	RMT North Carolina, Inc.	May 23, 2014
IEA Holdco 1, LLC	IEA Union Holdco, LLC	September 13, 2018
White Construction, Inc.	d/b/a White Construction of Indiana, Inc.; Indiana White Construction, Inc.; White Industrial and Electrical Construction, Inc.; White Industrial Constructors	N/A
Saiia Construction Company LLC	d/b/a Saiia Construction Company LLC, an ACC Company	N/A
Meadow Valley Parent Corp.	d/b/a American Civil Constructors	N/A
American Civil Constructors LLC	American Civil Constructors, Inc. d/b/a ACC Mountain West	December 31, 2015 N/A
American Civil Constructors West Coast LLC	American Civil Constructors West Coast, Inc. d/b/a ACC West Coast	February 3, 2016 N/A
Meadow Valley Contractors, Inc.	d/b/a ACC Southwest; Mt. Nebo Sand and Gravel; MVCI	N/A
Consolidated Construction Solutions I LLC	d/b/a The ACC Companies	N/A
Consolidated Construction Solutions II LLC	d/b/a ACC Companies	N/A
Saiia Construction Company LLC	d/b/a Saiia Construction Company LLC, an ACC Company	N/A
2. (a) Current Locations. The chief executive office address of the Loan Parties is as follows:

Name	Address of Chief Executive Office
Infrastructure and Energy Alternatives, Inc.	6325 Digital Way, Suite 460, Indianapolis, Indiana 46278
IEA Intermediate Holdco, LLC	2647 Waterfront Parkway East Drive, Suite 150, Indianapolis, Indiana 46214
IEA Energy Services LLC	2647 Waterfront Parkway East Drive, Suite 150, Indianapolis, Indiana 46214
White Construction, Inc.	3900 E. White Ave., Clinton, Indiana 47842
White Construction Energy Services, LLC	3900 E. White Ave., Clinton, Indiana 47842
IEA Constructors, Inc.	2647 Waterfront Parkway East Drive, Suite 150, Indianapolis, Indiana 46214
IEA Engineering Inc.	2647 Waterfront Parkway East Drive, Suite 150, Indianapolis, Indiana 46214
IEA Engineering North Carolina, Inc.	2647 Waterfront Parkway East Drive, Suite 150, Indianapolis, Indiana 46214
IEA Equipment Management, Inc.	3900 E. White Ave., Clinton, Indiana 47842
IEA Management Services, Inc.	2647 Waterfront Parkway East Drive, Suite 150, Indianapolis, Indiana 46214
White Electrical Constructors, Inc.	3900 E. White Ave., Clinton, Indiana 47842
Consolidated Construction Solutions I LLC	1400 Civic Place, Suite 250, Southlake, Texas 76092
Consolidated Construction Solutions II LLC	1400 Civic Place, Suite 250, Southlake, Texas 76092
Meadow Valley Parent Corp.	3333 East Camelback Road, Suite 240, Phoenix, Arizona 85018
Meadow Valley Corporation	3333 East Camelback Road, Suite 240, Phoenix, Arizona 85018
Meadow Valley Contractors, Inc.	3333 East Camelback Road, Suite 240, Phoenix, Arizona 85018
American Civil Constructors LLC	4901 South Windermere Street, Littleton, Colorado 80120
American Civil Constructors West Coast LLC	2990 Bay Vista Court, Suite D, Benicia, California 94510
Saiia Holdings LLC	4400 Lewisburg Road, Birmingham, Alabama 35207
Saiia Construction Company LLC	4400 Lewisburg Road, Birmingham, Alabama 35207
IEA Holdco 1, LLC	c/o IEA Energy Services LLC 2647 Waterfront Parkway East Drive, Suite 150, Indianapolis, Indiana 46214

(b) The following are all other locations not identified in Section 2(a) or 2(c) hereof in which the Loan Parties maintain any books or records relating to any of the Collateral:

None.

(c) The following are all other locations not identified above where any of the Collateral consisting of inventory in excess of $2,500,000 is located, other than inventory in-transit:

None.

(d)     The following is a list of all fee-owned and leased real property held by the Loan Parties:

Leased real property Name	Address/City/State/Zip Code

White Construction, Inc.	2647 Waterfront Parkway East Drive, Suite 100, Indianapolis, Indiana 46214
White Construction, Inc.	361 Ridgepoint Ave., Carmel, Indiana 46032
White Construction, Inc.	365 Ridgepoint Ave., Carmel, Indiana 46032
White Construction, Inc.	3900 East White Avenue, Clinton, Indiana 47842
White Construction, Inc.	2832 N. Vermillon Street, Danville, Illinois 61832
White Construction, Inc.	304 North Main, Everly, Iowa 51338
White Construction, Inc.	1111 East Main St., Attica, Indiana 47918
White Construction, Inc.	103 1/2 E. Perry St., Paulding, Ohio 45879
White Construction, Inc.	202 S. Washington St., Room #111 and #206, St. Ansgar, Iowa 50472
White Construction, Inc.	403 E. Main Street, Montezuma, Iowa 50171
White Construction, Inc.	107 S. Meridian St., Suite #2016, Lebanon, Indiana 46052
White Construction, Inc.	113 S. Meridian St., Lebanon, Indiana 46052
White Construction, Inc.	209 East 5th St., Fowler, Indiana 47944
White Construction, Inc.	Suite 23 Kenbell Plaza, 1400 E. Pugh Drive, Terre Haute, Indiana 47802
White Construction, Inc.	700 S. Rangelline Road, Carmel, Indiana 46032
White Construction, Inc.	11 E. 126th St., Carmel, Indiana 46032
White Construction, Inc.	511 East Main St., Everly, Iowa 51338
IEA Constructors, Inc. f/k/a IEA Renewable Energy, Inc.	408 F Great Oak Dr., Waite Park, Minnesota 56387
IEA Constructors, Inc. f/k/a IEA Renewable Energy, Inc.	2727 East 86th Street, Indianapolis, Indiana 46240
IEA Constructors, Inc. f/k/a IEA Renewable Energy, Inc.	607 Railroad Ave., Portland, Texas 78374
IEA Management Services, Inc.	8440 Woodfield Crossing Blvd., Suite 500, Indianapolis, Indiana 46240
American Civil Constructors LLC	1800 Colorado Boulevard, Unit #4, Idaho Spring, Colorado 80452
American Civil Constructors LLC	307 S 11th Street, Lamar, Colorado 81052
American Civil Constructors LLC	313 South Fifth Street, Lamar, Colorado 81502
American Civil Constructors LLC	111 East Maple, Lamar, Colorado 81052
American Civil Constructors LLC	Section 9, Township 5 South, Range 68 West, 6th Principal Meridian, Arapahoe County, Colorado
American Civil Constructors LLC	4901 South Windermere Street, Littleton, Colorado 80210 and 4851 and 4795 South Windermere Street, Englewood, Colorado 80210
American Civil Constructors LLC	1801 Miner Street, Idaho Springs, Colorado 80452
Meadow Valley Contractors, Inc.	3333 East Camelback Road, Suite 240, Phoenix, Arizona 85018
Meadow Valley Contractors, Inc.	4615 N. Lamb Blvd, Las Vegas, Nevada 89115
Meadow Valley Contractors, Inc.	4585 Copper Sage, Las Vegas, Nevada 89115
Meadow Valley Contractors, Inc.	4230 South 950 East, Suites A and B, St. George, Utah 84790
Meadow Valley Contractors, Inc.	1300 Lewis Ranch Road, Moapa, Nevada 89025
American Civil Constructors West Coast LLC	846 Railroad Avenue, Vallejo, California 94592
American Civil Constructors West Coast LLC	944 Underwood Road, Olyphant, Pennsylvania 18447
American Civil Constructors West Coast LLC	2990 Bay Vista Court, Benicia, California 94510
American Civil Constructors West Coast LLC	Freeway Lease Area No. 04-ALA-880-54, located adjacent to Fruitvale Avenue, Oakland, California
American Civil Constructors West Coast LLC	80 Orville Drive #100, Bohemia Drive, New York 11716

American Civil Constructors LLC	905 South 11th Street, Lamar, Colorado 81052
American Civil Constructors LLC	8480 County Road Vv, Lamar, Colorado 81052
American Civil Constructors West Coast LLC	557 Birch Creek Road, Greensboro, North Carolina 27301
Meadow Valley Contractors, Inc.	970 S. Main Street, St. George, Utah 84770
Saiia Construction Company LLC	35344 Highway 43 South, Gallion, Alabama 32342
American Civil Constructors LLC	6803 W. Alameda Avenue, Lakewood, Colorado 80226
American Civil Constructors LLC	393 S. Harlan Street, Lakewood, Colorado 80226
Meadow Valley Contractors, Inc.	4375 N. Las Vegas Boulevard, Suite 6, Las Vegas, Nevada
American Civil Constructors West Coast LLC	4650 E. Second Street, Suites B and C, Benicia, California 94510
American Civil Constructors West Coast LLC	30021 Tomas Street, Suite 300, Rancho Santa Margarita, California 92688
Fee-owned real property
Saiia Construction Company LLC	4400 Lewisburg Road, Birmingham, Alabama 35207
American Civil Constructors LLC	Lots 18, 24, 25 and 39 of The Amended Final Plat of the Valley at Winter Park Subdivision recorded March 8, 2001 at Reception No. 2001-002136 in Grand County, Colorado

(e) The following are the names and addresses of all persons or entities other than the Loan Parties, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of chattel paper, inventory or equipment:

None.

(f)    Set forth below is the information required by UCC §9-502(b)(3) and (b)(4) of each state in which any of the Collateral consisting of fixtures are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixtures are or are to be located would be recorded:

Grantor	Address/City/State/Zip Code	County
Meadow Valley Contractors, Inc.	3333 East Camelback Road, Suite 240, Phoenix, Arizona 85018	Maricopa
Meadow Valley Contractors, Inc.	4615 N. Lamb Boulevard, Las Vegas, Nevada 89115 and 4585 Copper Sage Street, Las Vegas, Nevada 89115 (both under same lease)	Clark
Meadow Valley Contractors, Inc.	1300 Lewis Ranch Road, Moapa, Nevada 89025	Clark
Meadow Valley Contractors, Inc.	4230 South 950 East, Suite B, St. George, Utah 84790	Washington
American Civil Constructors LLC	4901 South Windermere Street, Littleton, Colorado 80120 and 4795 and 4851 South Windermere Street, Englewood, Colorado, 80110	Arapahoe
American Civil Constructors LLC	Parcel located in Section 9, Township 5 South, Range 68 West, 6th Principal Meridian, County of Arapahoe, Colorado	Arapahoe
American Civil Constructors West Coast LLC	2990 Bay Vista Court, Suites C, D, E, F and G, Benicia, California 94510	Solano
Saiia Construction Company LLC	4224, 4230, 4400 and 4440 Lewisburg Road, Birmingham, Alabama 35207	Jefferson

3. Prior Locations. Set forth below is the information required by §2 with respect to each location at which, or other person or entity with which, any of the Collateral has been previously held, in each case, at any time during the past twelve months, other than:

None.

4. Intellectual Property. of each Loan Party’s Patents, Copyrights, and Trademarks (in each case, as defined in the Security Agreement), trade names and service marks, including, where applicable, the owner name, registration or application number, and registration or application date:

(a)(i)	Patents
None.
(a)(ii)    Trademarks

Trademark	Owner	State/Country	App. No.	App. Date	Reg. No.	Reg. Date	Status	Unreleased Security Interests
ACC WEST COAST	AMERICAN CIVIL CONSTRUCTORS WEST COAST LLC	Arizona			618305	27-MAR-2015	Registered	None
ACC MOUNTAIN WEST	AMERICAN CIVIL CONSTRUCTORS LLC	Nebraska			10207615	17-APR-2015	Registered	None
ACC MOUNTAIN WEST	AMERICAN CIVIL CONSTRUCTORS LLC	Wyoming			2015-000684117	02-APR-2015	Registered	None
ACC MOUNTAIN WEST	AMERICAN CIVIL CONSTRUCTORS LLC	Arizona			618303	27-MAR-2015	Registered	None
ACC MOUNTAIN WEST	AMERICAN CIVIL CONSTRUCTORS LLC	North Dakota			38738300	27-MAR-2015	Registered	None
AMERICAN CIVIL CONSTRUCTORS	AMERICAN CIVIL CONSTRUCTORS LLC	UNITED STATES	86487763	22-DEC-2014	4897365	09-FEB-2016	Registered	None
AMERICAN CIVIL CONSTRUCTORS	AMERICAN CIVIL CONSTRUCTORS LLC	UNITED STATES	86487825	22-DEC-2014	4897366	09-FEB-2016	Registered	None
ACC SOUTHWEST	MEADOW VALLEY CONTRACTORS, INC.	Wyoming			2015-000685233	20-APR-2015	Registered	None
ACC SOUTHWEST	MEADOW VALLEY CONTRACTORS, INC.	Arizona			618295	27-MAR-2015	Registered	None
ACC SOUTHWEST	MEADOW VALLEY CONTRACTORS, INC.	North Dakota			38738400	27-MAR-2015	Registered	None
Design Only	SAIIA CONSTRUCTION COMPANY LLC	UNITED STATES	78368904	17-FEB-2004	3072769	28-MAR-2006	Registered	None
EXCEPTIONAL EMPLOYEES. SUPERIOR PERFORMANCE. EXTRAORDINARY RESULTS.	SAIIA CONSTRUCTION COMPANY LLC	UNITED STATES	78388320	22-MAR-2004	2997364	20-SEP-2005	Registered	None
SAIIA	SAIIA CONSTRUCTION COMPANY LLC	UNITED STATES	78368872	17-FEB-2004	2997260	20-SEP-2005	Registered	None
ACC MOUNTAIN WEST	AMERICAN CIVIL CONSTRUCTORS LLC	Ohio			2382501	27-MAR-2015	Registered	None

SAIIA CONSTRUCTION COMPANY LLC, AN ACC COMPANY	SAIIA CONSTRUCTION COMPANY LLC OF DE	Louisiana	658031	27-MAR-2015	Registered	None
IEA ENGINEERING	IEA CONSTRUCTORS, INC.	Arizona	597693	09-MAY-2014	Registered	None
IEA ENGINEERING	IEA CONSTRUCTORS, INC.	North Dakota	36173400	05-MAR-2014	Registered	None
IEA ENGINEERING	IEA CONSTRUCTORS, INC.	Nebraska	10188706	21-FEB-2014	Registered	None
IEA ENGINEERING	IEA CONSTRUCTORS, INC.	Wyoming	2014-000658576	06-FEB-2014	Registered	None
IEA ENGINEERING	IEA CONSTRUCTORS, INC.	Wisconsin	N/A	29-JAN-2014	Registered	None

(a)(iii)	Copyrights
None.6. Investment Property: The following is a complete list of all stock, bonds, debentures, notes, commodity contracts and other securities, instruments and tangible chattel paper owned by the Loan Parties and all securities accounts and commodity accounts owned by the Loan Parties:
A.    Equity Interests. Set forth below is a list of all issued and outstanding stock, partnership interests, limited liability company membership interests or other Capital Stock owned by any Loan Party together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	Certificate No. (if uncertificated, please indicate so)
Infrastructure and Energy Alternatives, Inc.	IEA Intermediate Holdco, LLC	LLC	N/A	N/A	N/A
IEA Intermediate Holdco, LLC	IEA Energy Services LLC	LLC	N/A	N/A	N/A
IEA Energy Services LLC	White Construction, Inc.	Corporation	151.23	151.23	52
White Construction, Inc.	White Construction Energy Services, LLC	LLC	N/A	N/A	N/A
White Construction Energy Services, LLC	H.B. White Canada Corp.	Corporation	100	100	4
IEA Energy Services LLC	IEA Constructors, Inc.	Corporation	100	100	C-1
IEA Constructors, Inc.	IEA Engineering Inc.	Corporation	100	100	C-1
IEA Constructors, Inc.	IEA Engineering North Carolina, Inc.	Corporation	1000	1000	C-1
IEA Energy Services LLC	IEA Equipment Management, Inc.	Corporation	100	100	2
IEA Energy Services LLC	IEA Management Services, Inc.	Corporation	100	100	2
IEA Energy Services LLC	White Electrical Constructors, Inc.	Corporation	100	100	2
IEA Energy Services LLC	Consolidated Construction Solutions I LLC	LLC	N/A	N/A	N/A
Consolidated Construction Solutions I LLC	Consolidated Construction Solutions II LLC	LLC	N/A	N/A	N/A
Consolidated Construction Solutions II LLC	Meadow Valley Parent Corp.	Corporation	100	100	C-1
Meadow Valley Parent Corp.	Meadow Valley Corporation	Corporation	100	100	1
Meadow Valley Corporation	Meadow Valley Contractors, Inc.	Corporation	1000	1000	13
Meadow Valley Parent Corp.	American Civil Constructors LLC	LLC	N/A	N/A	N/A
Consolidated Construction Solutions II LLC	Saiia Holdings LLC	LLC	N/A	N/A	N/A
Saiia Holdings LLC	Saiia Construction Company LLC	LLC	N/A	N/A	N/A
IEA Energy Services LLC	IEA Holdco 1, LLC	LLC	N/A	N/A	N/A
IEA Holdco 1, LLC	American Civil Constructors West Coast LLC	LLC	N/A	N/A	N/A

B.     Deposit Accounts, Securities Accounts and Commodities Accounts. Set forth below is a list of all deposit accounts, securities accounts and commodities accounts (other than zero balance accounts) in which the Parent or any of its subsidiaries, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, customarily maintains securities or other assets:

Name	Bank	Account Number
Meadow Valley Contractors, Inc.	Regions Bank	0214627841
Meadow Valley Contractors, Inc.	Regions Bank	0214627868
Meadow Valley Contractors, Inc.	Regions Bank	0167290019
Meadow Valley Contractors, Inc.	Regions Bank	0167290027
American Civil Constructors West Coast LLC	Regions Bank	0214627825
American Civil Constructors West Coast LLC	Regions Bank	0214627833
American Civil Constructors LLC	Regions Bank	0214627876
American Civil Constructors LLC	Regions Bank	0214627884
Consolidated Construction Solutions I LLC	Regions Bank	0167290108
Consolidated Construction Solutions I LLC	Regions Bank	0167290094
Saiia Construction Company LLC	Regions Bank	0136944033
Saiia Construction Company LLC	Regions Bank	0136944084
Saiia Construction Company LLC	Regions Bank	5990018338
Saiia Construction Company LLC	Regions Bank	5990018346
Saiia Construction Company LLC	Regions Bank	0136944041
White Construction, Inc.	Wells Fargo	4122284714
White Construction, Inc.	Wells Fargo	4122284730
White Construction, Inc.	Wells Fargo	4122284722
White Construction, Inc.	Wells Fargo	9600171582
White Construction, Inc.	First Financial Bank	1500222917
H.B. White Canada Corp.	Wells Fargo	7775004661
IEA Engineering Inc.	Wells Fargo	4988605341
IEA Constructors, Inc.	Wells Fargo	9600020253
IEA Constructors, Inc.	Wells Fargo	98885133
IEA Constructors, Inc.	Wells Fargo	98885061
IEA Constructors, Inc.	Wells Fargo	4129115317
IEA Intermediate Holdco, LLC	Wells Fargo	4122214562
IEA Energy Services LLC	Wells Fargo	4000090902
IEA Management Services, Inc.	Wells Fargo	4000090910
IEA Equipment Management, Inc.	Wells Fargo	4000090928

C.     Instruments and Chattel Paper. Set forth below is a list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies, except to the extent that the amount of the items not identified below does not exceed, individually, $2,000,000, or in the aggregate, $3,000,000.
Promissory Note, dated as of the date hereof, by IEA Holdco 1, LLC in favor of American Civil Constructors LLC in an aggregate principal amount not to exceed $23,468,000.00.
7. Commercial Tort Claims. The following is a complete list of Commercial Tort Claims (as defined in the Security Agreement) held by any Loan Party, including a brief description thereof, with a reasonable anticipated value in excess of, individually, $2,500,000 or in the aggregate, $3,000,000:

None.
8. Letter-of-Credit Rights. The following is a complete list of all Letters of Credit (as defined in the

Security Agreement) issued in favor of any Loan Party, as beneficiary thereunder, except to the extent that the face amount, individually or in the aggregate, of all Letters of Credit not identified below does not exceed, individually, $2,000,000 or in the aggregate, $3,000,000:

None.
9.    Unusual Transactions. All of the Collateral has been originated by the Loan Parties in the ordinary course of the Loan Parties’ business or consists of goods which have been acquired by the Loan Parties in the ordinary course from a person in the business of selling goods of that kind, except for the following Collateral which was obtained outside the ordinary course of business, including, but not limited to, transactions involving bulk transfers:

None.
10. Timber, Extracted Collateral and Farm Products. The following are all of the locations in the United States of America in which the Loan Parties possesses any timber to be cut, any wellhead or minehead used in the extraction of minerals or any farm products as defined in UCC §9-102(34):

None.

IN WITNESS WHEREOF, each of the undersigned has caused this Perfection Certificate to be executed as of the date first above written by an Authorized Officer thereunto duly authorized.

Infrastructure and Energy Alternatives, Inc.,
a Delaware corporation

By: _________________________________
Name:
Title:

IEA Intermediate Holdco, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA Energy Services LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

White Construction, Inc.,
an Indiana corporation

By: _________________________________
Name:
Title:

White Construction Energy Services, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA Constructors, Inc.,
a Wisconsin corporation

By: _________________________________
Name:
Title:

IEA Engineering Inc.,
a Michigan corporation

By: _________________________________
Name:
Title:

IEA Engineering North Carolina, Inc.,
a North Carolina corporation

By: _________________________________
Name:
Title:

IEA Equipment Management, Inc.,
a Delaware corporation

By: _________________________________
Name:
Title:

IEA Management Services, Inc.,
a Delaware corporation

By: _________________________________
Name:
Title:

White Electrical Constructors, Inc.,
a Delaware corporation

By: _________________________________
Name:
Title:

Consolidated Construction Solutions I LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

Consolidated Construction Solutions II LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

Meadow Valley Parent Corp.,
a Delaware corporation

By: _________________________________
Name:
Title:

Meadow Valley Corporation,
a Nevada corporation

By: _________________________________
Name:
Title:

Meadow Valley Contractors, Inc.,
a Nevada corporation

By: _________________________________
Name:
Title:

American Civil Constructors LLC,

a Colorado limited liability company

By: _________________________________
Name:
Title:

American Civil Constructors West Coast LLC,
a California limited liability company

By: _________________________________
Name:
Title:

Saiia Holdings LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

Saiia Construction Company LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title:

IEA Holdco 1, LLC,
a Delaware limited liability company

By: _________________________________
Name:
Title: